Exhibit 10.5
CREDIT AND GUARANTY AGREEMENT
dated as of May 26, 2010
among
AURORA DIAGNOSTICS, LLC,
as Borrower,
AURORA DIAGNOSTICS HOLDINGS, LLC
AND CERTAIN SUBSIDIARIES AND AFFILIATES OF AURORA DIAGNOSTICS, LLC,
as Guarantors,
THE VARIOUS LENDERS PARTY HERETO,
BARCLAYS BANK PLC,
as Administrative Agent and Collateral Agent,
and
BARCLAYS CAPITAL, MORGAN STANLEY SENIOR FUNDING, INC.
AND UBS SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,
MORGAN STANLEY SENIOR FUNDING, INC.,
as Syndication Agent
and
UBS SECURITIES LLC,
as Documentation Agent

$335,000,000 Senior Secured Credit Facilities

Aurora — Credit Agreement

- i -

Aurora — Credit Agreement

- ii -

Aurora — Credit Agreement

- iii -

Aurora — Credit Agreement

- iv -

APPENDICES:	A-1	Tranche B Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	A	Consolidated Adjusted EBITDA Addbacks
	B	Baseline Earnout Amounts
	S	Seller Notes
	3.1	Local Counsel
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.4	No Conflict
	4.5	Governmental Consents
	4.11	Adverse Proceedings
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.21	Certain Fees
	4.26	Insurance
	4.31	Intellectual Property
	6.1(i)	Certain Indebtedness
	6.1(o)	Specified Earnouts
	6.2	Certain Liens
	6.6	Restrictions on Subsidiary Distributions
	6.7	Certain Investments
	6.9	Dispositions
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Tranche B Term Loan Note
	B-2	Revolving Loan Note
	B-3	Swing Line Note
	C	Compliance Certificate
	D	Opinions of Counsel
	E	Assignment Agreement
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Form of Subordination Provisions
	I	Pledge and Security Agreement
	J	Landlord Personal Property Collateral Access Agreement
	K	Joinder Agreement
	L	Affiliated Practice Pledge Agreement
	M	Collateral Assignment of Nominee Agreement
	N	Collateral Assignment of Purchase Agreement
	O	Collateral Assignment of Services Agreement
	P	Collateral Assignment of Management Agreement
Aurora — Credit Agreement

- v -

Q	TRA Form
R	Form of Affiliate Lender Assignment Agreement
S	Holdings Amended Limited Liability Company Agreement
T	Intercompany Subordination Agreement
Aurora — Credit Agreement

- vi -

CREDIT AND GUARANTY AGREEMENT
          This CREDIT AND GUARANTY AGREEMENT, dated as of May 26, 2010, is entered into by and among AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”), AURORA DIAGNOSTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”) and certain subsidiaries and affiliates of Borrower identified on the signature pages hereto as “Guarantors” (such subsidiaries and affiliates, together with Holdings, are referred to individually as a “Guarantor”, and collectively, jointly and severally, as “Guarantors”), the Lenders party hereto from time to time, BARCLAYS BANK PLC (“Barclays Bank”), as Administrative Agent (in such capacity, “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), BARCLAYS CAPITAL (a division of Barclays Bank), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”) and UBS SECURITIES LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
RECITALS:
          WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
          WHEREAS, Lenders have agreed to extend certain credit facilities to Borrower, in an aggregate amount not to exceed $335,000,000, consisting of (a) $225,000,000 aggregate principal amount of Tranche B Term Loans, and (b) $110,000,000 aggregate principal amount of Revolving Commitments, of which $50,000,000 of Revolving Commitments will be available on the Closing Date, and the remaining $60,000,000 of which will become available upon the occurrence of a Successful IPO (as defined herein). The proceeds of the Tranche B Term Loans will be used to repay the Existing Indebtedness (as defined herein), to redeem the Holdings Z Units and pay all accrued dividends and interest owing with respect thereto, and to pay fees and expenses associated with the transactions contemplated by this Agreement. The proceeds of the Revolving Loans (as defined herein) will be used to (i) fund Permitted Acquisitions, and (ii) finance the working capital needs and general corporate purposes of Borrower and its Subsidiaries.
          WHEREAS, Borrower has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Domestic Subsidiaries and 65% of all the Capital Stock of each of its direct Foreign Subsidiaries; and
          WHEREAS, Guarantors have agreed to guarantee the obligations of Borrower hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets, including a pledge of all of the Capital Stock of each of their respective Domestic Subsidiaries (including Borrower) and 65% of all the Capital Stock of each of their respective direct Foreign Subsidiaries;
Aurora — Credit Agreement

          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          SECTION 1. DEFINITIONS AND INTERPRETATION
          1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
          “Accounts” means all “accounts” (as defined in the UCC) of Borrower (or, if referring to another Person, of such Person), including, without limitation, accounts, accounts receivable, monies due or to become due and obligations in any form (whether arising in connection with contracts, contract rights, instruments, general intangibles, or chattel paper), in each case whether arising out of goods sold or services rendered or from any other transaction and whether or not earned by performance, now or hereafter in existence.
          “Act” as defined in Section 4.25.
          “Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the greater of (I) 2.00% per annum and (II) the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1.00%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being LIBOR01 page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1.00%) equal to the offered quotation rate to first class banks in the London interbank market by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
          “Administrative Agent” as defined in the preamble hereto.
          “Adverse Proceeding” means any action, suit, proceeding (whether administrative or judicial), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental
Aurora — Credit Agreement

Authority, domestic or foreign (including any Environmental Claims) or other regulatory body or any mediator or arbitrator, whether pending or, to the knowledge of an Authorized Officer of Holdings or the Borrower, threatened in writing against Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
          “Affected Lender” as defined in Section 2.18(b).
          “Affected Loans” as defined in Section 2.18(b).
          “Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling (including any member of the senior management group of such Person), Controlled by, or under common Control with, that Person.
          “Affiliate Lender” means each Lender who is an Equity Investor or an Affiliate of an Equity Investor; provided, that in no event shall Public Parent be an Affiliate Lender.
          “Affiliate Lender Assignment Agreement” as defined in Section 10.6(d).
          “Affiliated Practice” means any physician-owned professional organization, association, corporation, partnership, limited liability company or other legal entity the ownership of the Capital Stock of which is limited to licensed physicians or a revocable trust of which a licensed physician is a trustee, in each case, under applicable law.
          “Affiliated Practice Agreements” means each Management Agreement, Nominee Agreement and Services Agreement.
          “Affiliated Practice Pledge Agreement” means any Affiliated Practice Pledge Agreement executed and delivered by the applicable Credit Parties and the applicable Nominee in favor of Collateral Agent, substantially in the form of Exhibit L or such other form reasonably acceptable to Collateral Agent and Borrower.
          “Agent” means each of Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent; provided, that all references to “Agent” or “Agents” shall only refer to Administrative Agent when such reference involves the satisfaction of the Agents or the consent of the Agents.
          “Aggregate Amounts Due” as defined in Section 2.17.
          “Aggregate Payments” as defined in Section 7.2.
          “Agreement” means this Credit and Guaranty Agreement, dated as of May 26, 2010, as it may be amended, restated, supplemented or otherwise modified from time to time and any annexes, exhibits, schedules to any of the foregoing.
          “Applicable Margin” means (i) with respect to Tranche B Term Loans and Revolving Loans that are LIBOR Rate Loans, a percentage, per annum, equal to 4.25% and (ii) with respect to Tranche B Term Loans and Revolving Loans that are Base Rate Loans, a percentage, per annum, equal to 3.25%.
Aurora — Credit Agreement

          “Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
          “Applicable Revolving Commitment Fee Percentage” means, as at any date of determination for the applicable measurement period, (i) so long as the Average Daily Utilization is less than 50% of the average Revolving Commitments during such period, a rate per annum equal to 0.75% and (ii) so long as the Average Daily Utilization is greater than or equal to 50% of the average Revolving Commitments during such period, a rate per annum equal to 0.50%.
          “Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any Credit Party provides to Administrative Agent pursuant to any Credit Document or the transactions contemplated therein which is distributed to Agents or to Lenders by means of electronic communications pursuant to Section 10.1(b).
          “ARDX Sub” means ARDX Sub, Inc., a Delaware corporation and a Wholly Owned Subsidiary of Public Parent.
          “Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party which is not Holdings), in one transaction or a series of related transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Credit Party, (other than Holdings or Public Parent) other than (i) inventory (or other assets) sold or leased in the ordinary course of business, (ii) use and dispositions of Cash and Cash Equivalents in the ordinary course of business, (iii) dispositions of obsolete, worn out, surplus or uneconomical property, (iv) the granting of a Permitted Lien, (v) Investments made in accordance with Section 6.7, (vi) abandonment, license or sublicense of Intellectual Property in the ordinary course of business, (vii) leases, subleases, licenses and sublicenses of real or personal property in the ordinary course of business and (viii) discounts, cancellation or forgiveness of accounts receivable in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include the sale or other disposition for value of any contracts. In no event shall condemnation or casualty of property constitute an Asset Sale.
Aurora — Credit Agreement

          “Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.14(a).
          “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
          “Audited Financial Statements” means the (i) consolidated balance sheet of Holdings and its Subsidiaries for the fiscal years ended December 31, 2007, December 31, 2008 and December 31, 2009, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such years of Holdings and its Subsidiaries, including the notes thereto, and (ii) with respect to such consolidated financial statements a report thereon of McGladrey & Pullen.
          “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents, and such Person’s chief financial officer or treasurer.
          “Average Daily Utilization” means for any measurement period, the average of the difference on each day during such measurement period between (i) the Revolving Commitments as of each such day, and (ii) the aggregate principal amount of (A) all outstanding Revolving Loans as of each such day plus (B) the Letter of Credit Usage as of each such day.
          “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
          “Barclays Bank” has the meaning specified in the preamble hereto.
          “Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1.00% and (iii) the Adjusted LIBOR Rate that would be payable on such day for a LIBOR Rate Loan with a one-month Interest Period plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.
          “Baseline Earnout Amounts” means, for any period, with respect to (i) each acquisition consummated prior to the Closing Date, the Earnout Amount corresponding to such acquisition set forth on Schedule B and (ii) any other Permitted Acquisition, the unpaid portion of the Earnout Amount for all future periods payable pursuant to the agreement governing such Earnout Amount assuming that the EBITDA of the target used to establish the Earnout Amount by Borrower and any such seller under such agreement remains constant for the term of such Earnout Amount.
          “Beneficiary” means each Agent, Lender and Lender Counterparty.
Aurora — Credit Agreement

          “Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” as defined in the preamble hereto.
          “Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Florida or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Business Trade Secrets” as defined in Section 4.31.
          “CAP” means the College of American Pathologists.
          “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
          “Cash” means money, currency or a credit balance in any demand or Deposit Account.
          “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (c) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (d) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (e) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (i) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (ii) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; (f) shares of any money market mutual fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clauses (a) and (e) above, (ii) has net
Aurora — Credit Agreement

assets of not less than $500,000,000, and (iii) has the highest rating obtainable from either S&P or Moody’s and (g) demand deposit accounts maintained in the ordinary course of business with the financial institutions described in clause (e) above.
          “CHAMPUS” means the United States Department of Defense Civilian Health and Medical Programs of the United States or any successor thereto, including, without limitation, TRICARE.
          “Change of Control” means any event or circumstance after which: (i) Holdings shall cease to own and control, directly or indirectly, free and clear of all Liens (other than Liens in favor of the Collateral Agent for the benefit of Secured Parties and Liens permitted pursuant to Sections 6.2 (a), (b), (d) and (o)) (99% on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower, provided, that the remaining 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower shall be held by an employee or director of Borrower for tax structuring purposes, provided, further, that such employee or director executes a non-recourse pledge of such 1% ownership interest in favor of Collateral Agent, for the benefit of the Secured Parties; or (ii) if the Capital Stock of Holdings (or any direct or indirect parent of Holdings) is not traded on a nationally-recognized stock exchange, any one or more of the Permitted Investors (as defined below) shall cease to own and control, directly or indirectly, at least 50.1% on a fully diluted basis of the voting Equity Interest of Holdings in the aggregate; or (iii) if the Capital Stock of Holdings (or any direct or indirect parent of Holdings) is not traded on a nationally-recognized stock exchange, the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of the Borrower (or any direct or indirect parent of the Borrower) cease to be occupied by persons who either (A) were members of the board of directors of the Borrower (or any direct or indirect parent of the Borrower) on the Closing Date or (B) were nominated for election by the board of directors of the Borrower (or any direct or indirect parent of the Borrower), a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; or (iv) if the Capital Stock of Holdings (or any direct or indirect parent of Holdings) is traded on a nationally-recognized stock exchange, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act, but excluding any employee benefit plan of such person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than (x) the Sponsors, (y) any shareholders of Holdings who are directors, officers and other management employees of Holdings and its Subsidiaries, and (z) any other shareholders of Holdings who are shareholders of Holdings on the Closing Date (clauses (x) through (z) collectively, the “Permitted Investors”) shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 of the Securities Exchange Act) of more than 35% on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings (or any direct or indirect parent of Holdings) in the aggregate and the Permitted Investors do not own and control a greater amount than such other person or group. In no event shall the consummation of the Reorganization Transactions constitute a “Change of Control”.
          “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Revolving Exposure, and (c) Lenders having New Term Loan Exposure; and (ii) with respect to Loans,
Aurora — Credit Agreement

each of the following classes of Loans: (a) Tranche B Term Loans, (b) New Term Loans, and (c) Revolving Loans.
          “CLIA” means the Clinical Laboratory Improvement Amendment as set forth at 42 U.S.C 263a and the regulations promulgated thereunder, as amended.
          “Closing Date” means the date on which the initial Tranche B Term Loans are made.
          “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.
          “CMS” means the Centers for Medicare and Medicaid Services of HHS, any successor thereof and any predecessor thereof, including the HCFA.
          “Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.
          “Collateral Agent” as defined in the preamble hereto.
          “Collateral Assignment of Management Agreement” means any Collateral Assignment of Management Agreement, executed and delivered by a Credit Party and, except as otherwise approved by the Administrative Agent, the applicable Affiliated Practice in favor of Collateral Agent, substantially in the form of Exhibit P or such other form as may be reasonably acceptable to Collateral Agent and the Borrower.
          “Collateral Assignment of Nominee Agreement” means any Collateral Assignment of Nominee Agreement, executed and delivered by a Credit Party and, except as otherwise approved by the Administrative Agent, Nominee in favor of Collateral Agent, substantially in the form of Exhibit M or such other form as may be reasonably acceptable to Collateral Agent and Borrower.
          “Collateral Assignment of Purchase Agreement” means any collateral assignment of a purchase agreement, executed and delivered by the applicable Credit Parties (and, with respect to any purchase agreement entered into by the Credit Parties after the Closing Date, except as otherwise approved by the Administrative Agent, by the sellers under the applicable purchase agreement), in favor of Collateral Agent, substantially in the form of Exhibit N or such other form as may be reasonably acceptable to Collateral Agent and Borrower.
          “Collateral Assignment of Services Agreement” means any Collateral Assignment of Services Agreement, executed and delivered by the applicable Credit Parties and, except as otherwise approved by the Administrative Agent, the applicable Affiliated Practice in favor of Collateral Agent, substantially in the form of Exhibit O or such other form as may be reasonably acceptable to Collateral Agent and Borrower.
          “Collateral Documents” means the Pledge and Security Agreement, the Mortgages, any Collateral Assignment of Management Agreement, any Collateral Assignment of
Aurora — Credit Agreement

Nominee Agreement, any Collateral Assignment of Services Agreement, any Collateral Assignment of Purchase Agreement, any Affiliated Practice Pledge Agreement, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.
          “Collateral Questionnaire” means a perfection certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
          “Commitment” means any Revolving Commitment, Tranche B Term Loan Commitment, New Revolving Commitment or New Term Loan Commitment.
          “Commodities Account” shall have the meaning specified in the Pledge and Security Agreement.
          “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
          “Consolidated” means the consolidation of accounts in accordance with GAAP.
          “Consolidated Adjusted EBITDA” means, for any period prior to an IPO, an amount determined for Holdings and its Subsidiaries on a consolidated basis, and after an IPO, an amount determined for Public Parent and its Subsidiaries on a consolidated basis, in each case equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Net Income, plus (b) Consolidated Interest Expense, plus (c) Consolidated Tax Expense (including Tax Distributions to the extent deducted from Consolidated Net Income), plus (d) total depreciation expense, plus (e) total amortization expense, plus (f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), including, without limitation, any non-Cash charge required by GAAP related to changes in the “fair value” of any Earnout Amounts, plus (g) (1) management fees to Sponsors or any of their Affiliates in the amounts and the times specified in the Management Services Agreement, as in effect on the Closing Date and (2) consulting fees, advisory fees or similar fees to, and expenses of, Sponsors or any of their Affiliates pursuant to the terms of the Management Services Agreement, as in effect on the Closing Date, plus (h) costs, fees, expenses, charges, discounts and premiums incurred on the Closing Date in connection with the transactions contemplated by the Credit Documents, including, without limitation, any of the foregoing incurred with respect to the Existing Indebtedness, and costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date with respect to any increase in the Revolving Commitment, to any New Revolving Commitment, to any New Term Loan Commitment, or to any amendment, consent, waiver or other modification relating to the Credit Documents, plus (i) costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date in connection with transactions permitted by the Credit Documents (whether or not consummated and including Permitted Acquisitions, issuances of Indebtedness, Investments, dispositions of Assets and sales of Capital Stock) in an aggregate amount not to
Aurora — Credit Agreement

exceed $2,500,000 in any 12 month period, plus (j) fees and expenses payable to Haverford pursuant to the Consulting Agreement in effect on the Closing Date, plus (k) the cumulative effect of any Accounting Changes described in Section 1.2 and purchase price accounting principles, plus (l) letter of credit fees not to exceed $50,000 in the aggregate in any 12 month period plus (m) non-recurring, extraordinary or unusual expenses or charges (including non-recurring severance expenses (incurred in connection with a Permitted Acquisition or otherwise), and integration expenses and the amount of any restructuring charge or reserve, in each case incurred in connection with any Permitted Acquisition), in a total aggregate amount not to exceed $5,000,000 in any 12 month period (provided that, amounts in respect of the non-recurring charges described on Schedule A hereto that are added pursuant to this clause (m) shall not be included in the calculation of availability under the $5,000,000 limitation hereunder), plus (n) acquisition related costs expensed pursuant to FASB 141r that would otherwise have been capitalized under GAAP immediately prior to the effectiveness of FASB 141r, plus (o) any one-time expenses relating to enhanced accounting function, and other one-time costs and expenses associated with becoming a public company, including expenses incurred in connection with the Reorganization Transactions, plus (p) TRA Distributions (to the extent deducted from Consolidated Net Income), plus (q) any out-of-pocket costs or expenses incurred pursuant to the implementation, administration and management of any management equity plan or stock option plan or other management or employee benefit plan or agreement, any management or employee stock-based compensation agreement, or any stock subscription or shareholder agreement in an aggregate amount not to exceed $500,000 in each Fiscal Year, plus (r) any non-Cash expenses resulting from any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement of employees of any Credit Party; minus (ii) the sum, without duplication of the amounts for such period of (a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period or amortization of a prepaid cash item that was paid in a prior period), plus (b) interest income. Notwithstanding the foregoing, the Consolidated Adjusted EBITDA for the Fiscal Quarter ended (A) September 30, 2009 shall be deemed to be $17,923,000; (B) December 31, 2009 shall be deemed to be $16,387,000; and (C) March 31, 2010 shall be deemed to be $13,851,000; as such amounts may be further adjusted with respect to events after the Closing Date pursuant to Section 6.8(d). It is understood and agreed that any amounts incurred or attributable to events occurring prior to March 31, 2010 shall not be considered in computing capacity under any clause or sub-clause of this definition of “Consolidated Adjusted EBITDA”. It is further understood and agreed that any amount that is attributed to a specific sub-clause of this definition of “Consolidated Adjusted EBITDA” shall not be attributed to any other sub-clause of this definition; provided that such designation is set forth in a Compliance Statement delivered pursuant to Section 5.1(d); provided further that, in the event that a discrepancy exists between two or more Compliance Statements delivered during any applicable Fiscal Year, the designations set forth in the first applicable Compliance Statement shall govern.
          “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures, prior to an IPO, of Holdings and its Subsidiaries, and after an IPO, of Public Parent and its Subsidiaries, during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of
Aurora — Credit Agreement

Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable; provided, that (a) all expenditures of Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, during such period incurred in connection with the consummation of a Permitted Acquisition or of any acquisition occurring prior to the Closing Date, (b) all expenditures made with Asset Sale Reinvestment Amounts, or (c) expenditures made with Net Insurance/Condemnation Proceeds shall not be included as “Consolidated Capital Expenditures”.
          “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any amount not payable in Cash.
          “Consolidated Current Assets” means, as at any date of determination prior to an IPO, the total assets of Holdings and its Subsidiaries, and as of any date of determination after an IPO, the total assets of Public Parent and its Subsidiaries, on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents, deferred taxes, taxes receivable and deferred TRA Distributions.
          “Consolidated Current Liabilities” means, as at any date of determination prior to an IPO, the total liabilities of Holdings and its Subsidiaries, and as of any date of determination after an IPO, the total liabilities of Public Parent and its Subsidiaries, on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt, deferred taxes, taxes payable and deferred TRA Distributions.
          “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined, prior to an IPO, for Holdings and its Subsidiaries, and after an IPO, for Public Parent and its Subsidiaries, in each case on a consolidated basis equal to: (a) the sum without duplication, of (i) the amount of Consolidated Adjusted EBITDA for such period, (ii) the amount of any net increase in Consolidated Current Liabilities of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, for such period, and (iii) the amount of any net decrease in the Consolidated Current Assets of Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, for such period; minus (b) the sum, without duplication, of (i) Consolidated Cash Interest Expense during such period, (ii) the amount of any net decrease in Consolidated Current Liabilities of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, for such period, (iii) the amount of any net increase in the Consolidated Current Assets of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, for such period, (iv) Consolidated Tax Expense (including, in any event, Tax Distributions), (v) TRA Distributions, (vi) costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date in connection with transactions permitted by the Credit Documents (whether or not consummated and including Permitted Acquisitions, issuances of Indebtedness, Investments, dispositions of Assets and sales of Capital Stock) in an aggregate amount not to exceed $2,500,000 in any 12 month period, (vii) any other cash charges, cash expenses, cash losses or other cash items added to Consolidated Adjusted EBITDA, including, without limitation, such items specified in clauses (g) through (j), (l), (m), (o) and (q) thereof (viii) Consolidated Capital Expenditures made in cash during such period to the extent permitted hereunder, (xi) cash paid during such period for Permitted Acquisitions and other Investments to the extent permitted hereunder, and (x) scheduled payments of Indebtedness (including scheduled payments under the Tranche B Term Loan Facility and payments in respect of Earnout Amounts), in each case made during such period, in all cases set forth above in clauses (vi) and
Aurora — Credit Agreement

(viii) through (x), only to the extent paid in cash and not paid with (A) proceeds from any issuance or incurrence of Indebtedness or Capital Stock, or (B) proceeds from any Asset Sale, except to the extent included in the calculation of Consolidated Adjusted EBITDA.
          “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) prior to an IPO, of Holdings and its Subsidiaries, and after an IPO, of Public Parent and its Subsidiaries, on a consolidated basis with respect to all outstanding Consolidated Total Debt as determined in accordance with GAAP, including all interest expense with respect to the Earnout Amounts, commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.11(f) payable on or before the Closing Date. Notwithstanding the foregoing, (i) to the extent related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses (other than unused line fees) shall be excluded from the calculation of Consolidated Interest Expense and (ii) Consolidated Interest Expense shall be calculated after giving effect to Interest Rate Agreements, but excluding unrealized gains and losses with respect to Interest Rate Agreements.
          “Consolidated Liquidity” means, for any period an amount determined for, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, on a consolidated basis equal to the sum of (i) Cash-on-hand and Cash Equivalents, prior to an IPO, of Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, plus (ii)(a) the Revolving Commitments of all Lenders in the aggregate, minus (b) the Total Utilization of Revolving Commitments.
          “Consolidated Net Income” means, for any period, the net income (or loss) of Holdings and its Subsidiaries prior to an IPO, and of Public Parent and its Subsidiaries after an IPO, on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding therefrom (i) the income (or loss) of any Person (other than a Subsidiary of Holdings or Public Parent, as applicable) in which any other Person (other than Holdings or any of its Subsidiaries or Public Parent or any of its Subsidiaries, as applicable) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries or Public Parent or any of its Subsidiaries, as applicable, by such Person during such period,(ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or Public Parent, as applicable, or is merged into or consolidated with Holdings or any of its Subsidiaries or Public Parent or any of its Subsidiaries, as applicable, or that Person’s assets are acquired by Holdings or any of its Subsidiaries or by Public Parent or any of its Subsidiaries, as applicable, (iii) the income of any Subsidiary of Holdings or Public Parent, as applicable, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (iv) any after tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net extraordinary losses to the extent included in the calculation of net income.
Aurora — Credit Agreement

          “Consolidated Tax Expense” means, for any period, the tax expense of Holdings and its Subsidiaries prior to an IPO and of Public Parent and its Subsidiaries after an IPO, for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness, prior to an IPO, of Holdings and its Subsidiaries, and after an IPO, of Public Parent and its Subsidiaries, including, without duplication, all Indebtedness with respect to the Baseline Earnout Amounts and the Seller Notes (but excluding any other Indebtedness constituting Earnout Amounts), as determined on a consolidated basis in accordance with GAAP.
          “Consolidated Total Secured Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries (or, if higher, the par value or stated face amount of all such Indebtedness (other than zero coupon Indebtedness)), determined on a consolidated basis in accordance with GAAP which is secured by a Lien on the assets of Holdings or any Subsidiary thereof.
          “Consulting Agreement” means that certain Consulting Agreement, dated as of June 2, 2006, among Borrower, Holdings and Haverford, as amended and in effect on the Closing Date.
          “Contingent Obligation” shall mean, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business, (ii) any product warranties, and (iii) indemnities incurred in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
Aurora — Credit Agreement

          “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
          “Contributing Guarantors” as defined in Section 7.2.
          “Control” means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Controlled Account” means a Deposit Account, Commodities Account or Securities Account of a Credit Party which is subject to the control of Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.
          “Controlled Investment Affiliate” means, as to any Person, any other Person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such Person and is organized by such Person (or any Person Controlling such Person) primarily for making equity or debt investments in, prior to an IPO, Holdings, and after an IPO, Public Parent, or other portfolio companies.
          “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
          “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.
          “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.
          “Credit Date” means the date of a Credit Extension.
          “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Collateral Questionnaire, the Intercompany Subordination Agreement, each Counterpart Agreement and all other documents, instruments or agreements required to be delivered pursuant to this Agreement that are executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.
          “Credit Extension” means the making of a Loan or the issuance of a Letter of Credit.
          “Credit Party” means Borrower and Guarantors.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement,
Aurora — Credit Agreement

each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
          “Default Rate” means any interest payable pursuant to Section 2.10.
          “Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Revolving Commitment within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) notified Borrower, Administrative Agent or any Lender in writing, or has otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within three Business Days after receipt of a written request from Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Commitments, (d) otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that (i) Administrative Agent and Borrower may declare (A) by joint notice to the Lenders that a Defaulting Lender is no longer a “Defaulting Lender” or (B) that a Lender is not a Defaulting Lender, if in the case of both clauses (A) and (B) Administrative Agent and Borrower each determines, in its sole respective discretion, that (x) the circumstances that resulted in such Lender becoming a “Defaulting Lender” no longer apply or (y) it is satisfied that such Lender will continue to perform its funding obligations hereunder and (ii) a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of voting stock or any other equity interest in such Lender or a parent company thereof by a Governmental Authority or an instrumentality thereof.
          “Defaulting Revolving Lender” as defined in Section 2.22.
          “Delayed Revolving Loan Date” means, the date, if any, upon which a Successful IPO occurs.
          “Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.
          “Documentation Agent” as defined in the preamble hereto.
Aurora — Credit Agreement

          “Dollars” and the sign “$” mean the lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Earnout Amount” means, for any period, any contingent obligation (other than any working capital adjustment or similar purchase price adjustment) of any Credit Party to any Person (or an Affiliate of or successor to such Person) that is (or, prior to a determination of the amount thereof, was) based on the financial performance of any such Credit Party and that is in substance, an amount owing on account of the unpaid portion of the purchase price for (a) Capital Stock of any such Credit Party, or (b) assets comprising the business, or a portion thereof, of any such Credit Party which, in either case, was acquired from such Person or an Affiliate of such Person by any such Credit Party.
          “Eligible Assignee” means any Person other than a natural Person that is (i) a Lender, an Affiliate of any Lender or a Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), or (ii) a commercial bank, insurance company, investment or mutual fund or other entity that is an “Accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans in the ordinary course of business; provided, that neither any Credit Party nor any Affiliate thereof shall be an Eligible Assignee.
          “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is sponsored, maintained or contributed to by, or required to be contributed by, Holdings or any of its Subsidiaries or with respect to which any of them has liability (including on account of an ERISA Affiliate of any Credit Party).
          “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, alleging liability (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) otherwise pursuant to Environmental Law in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
          “Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) protection of public health and safety from environmental hazards, protection of the environment or other environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare from environmental hazards, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
Aurora — Credit Agreement

          “Equity Investors” means Sponsors, James C. New, all other management executives who own Capital Stock of Holdings, and Public Parent (if any).
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, in each case together with the regulations thereunder.
          “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member at any relevant time; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member at any relevant time; and (iii) solely for purposes of Section 303 of ERISA and Section 412 of the Code, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member.
          “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30 day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required material contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in material liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of material liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential material liability to Holdings or any of its Subsidiaries therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could reasonably give rise to the imposition on Holdings or any of its Subsidiaries of material fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in
Aurora — Credit Agreement

respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan that could reasonably be expected to have a Material Adverse Effect; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan; or (xii) the imposition of any material liability under Title IV of ERISA, other than the PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.
          “Event of Default” means each of the conditions or events set forth in Section 8.1.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Excluded Issuances” means (i) an IPO; and (ii) an issuance and sale of Capital Stock of Public Parent, ARDX Sub, Holdings, the Borrower or any Subsidiary of the Borrower (A) to any Equity Investor in exchange for Cash proceeds, (B) to directors, officers, or employees of Public Parent, ARDX Sub, Holdings or Borrower, to the extent such Capital Stock is (1) issued pursuant to any employee stock or stock option compensation plan, or (2) issued in connection with employment agreements in the ordinary course of business, or (C) to ARDX Sub, Holdings, the Borrower or any Subsidiary of the Borrower.
          “Excluded Subsidiary” means any Non-Wholly Owned Subsidiary that is prohibited from guaranteeing the Indebtedness of any other Person other than a Wholly Owned Subsidiary of such Non-Wholly Owned Subsidiary pursuant to (i) such Non-Wholly Owned Subsidiary’s organizational documents or (ii) any fiduciary obligation owing to the holders of any Capital Stock in such Non-Wholly Owned Subsidiary and imposed under applicable law.
          “Existing Indebtedness” means Indebtedness and other obligations outstanding under (i) that certain First Lien Credit and Guaranty Agreement, dated as of December 10, 2007, among Borrower and the other borrowers thereto, the guarantors thereto, the lenders party thereto and Wells Fargo Foothill, Inc., as Administrative Agent, as amended prior to the Closing Date and (ii) that certain Second Lien Credit and Guaranty Agreement, dated as of December 10, 2007, among Borrower and the other borrowers thereto, the guarantors thereto, the lenders party thereto and Goldman Sachs Specialty Lending Group, L.P., as Administrative Agent, as amended prior to the Closing Date.
          “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
          “Fair Share” as defined in Section 7.2.
Aurora — Credit Agreement

          “Fair Share Contribution Amount” as defined in Section 7.2.
          “FATCA” means Sections 1471-1474 of the Internal Revenue Code and any regulations promulgated thereunder.
          “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
          “Fee Letter” means, the Fee Letter, dated as of April 20, 2010 by and among Borrower, Barclays Capital, Barclays Bank, MSSF, UBS Securities, UBS Loan Finance LLC, Royal Bank of Canada and Bank of Montreal.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer or other principal financial officer of prior to an IPO, Holdings, and after an IPO, Public Parent, that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year end adjustments and the absence of footnotes.
          “Financial Plan” as defined in Section 5.1(i).
          “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
          “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
          “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on December 31st of each calendar year.
          “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
          “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
          “Funding Guarantors” as defined in Section 7.2.
Aurora — Credit Agreement

          “Funding Notice” means a notice substantially in the form of Exhibit A-1.
          “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.
          “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
          “Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
          “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
          “Grantor” as defined in the Pledge and Security Agreement.
          “Guaranteed Obligations” as defined in Section 7.1.
          “Guarantor” means prior to an IPO, each of Holdings and each Significant Domestic Subsidiary of Holdings (other than Borrower and any Excluded Subsidiaries of Holdings), and after an IPO, each of Public Parent, ARDX Sub, Holdings and each Significant Domestic Subsidiary of Public Parent (other than the Borrower and any Excluded Subsidiaries of Public Parent) and each other Subsidiary of Holdings or Public Parent, as the case may be, that shall be required to become a “Guarantor” pursuant to Section 5.10.
          “Guarantor Subsidiary” means prior to an IPO, each Guarantor other than Holdings, and after an IPO, each Guarantor other than Public Parent, Holdings and ARDX Sub.
          “Guaranty” means the guaranty of each Guarantor set forth in Section 7.
          “Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.
          “Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
Aurora — Credit Agreement

          “HCFA” means the United States Health Care Financing Administration and any successor thereto, including CMS.
          “HHS” means the United States Department of Health and Human Services and any successor statute thereof.
          “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
          “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, Pub. L. 104-191, Aug. 21, 1996, 110 Stat. 1936 and regulations promulgated thereunder, as amended from time to time.
          “Historical Financial Statements” means as of the Closing Date, (i) the internally prepared, unaudited financial statements of Holdings and its Subsidiaries, for the Fiscal Quarter ended March 31, 2010, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Quarter; (ii) to the extent available, additional internally prepared, unaudited financial statements for all material acquisitions of Holdings and its Subsidiaries which have occurred during the Fiscal Quarter ended March 31, 2010; and (iii) pro forma unaudited income statement data for the Fiscal Year ended December 31, 2009 (and, to the extent available, for the Fiscal Quarter ended March 31, 2010), and the pro forma balance sheet as of such date, which pro forma financial statements shall include all financial statements and financial data of the type required by Regulation S-X.
          “Holdings” as defined in the preamble hereto.
          “Holdings Limited Liability Company Agreement” means the Amended and Restated Limited Liability Company Agreement, dated as of June 12, 2009, as amended and in effect on the Closing Date.
          “Holdings Amended Limited Liability Company Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement, to become effective immediately following the Reorganization Transactions, which shall be substantially in the form attached hereto as Exhibit S, with such changes thereto as may have been reasonably approved by the Administrative Agent.
          “Holdings Z Units” means the interests in Holdings having the rights and obligations specified with respect to “Class Z Capital” under, and as defined in, the Holdings Limited Liability Company Agreement.
          “Increased Amount Date” as defined in Section 2.24.
          “Increased Cost Lenders” as defined in Section 2.23.
Aurora — Credit Agreement

          “Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (including, without limitation, the Baseline Earnout Amounts and the Seller Notes); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) all Contingent Obligations; (x) the LMC Deferred Compensation Payments; and (xi) all marked-to-market obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement and Currency Agreement be deemed “Indebtedness” for any purpose under Section 6.8. Notwithstanding the foregoing, (I) the amount of Indebtedness in which recourse is limited to an identified asset shall be equal to the lesser of (A) the amount of such obligation and (B) the fair market value of such asset, and (II) for the avoidance of doubt, in no event shall working capital adjustments or similar purchase price adjustments, or amounts payable under the TRA, constitute Indebtedness.
          “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, actual losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actual costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including any of the foregoing in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Credit Party, its Affiliates or any other Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees and expenses incurred by Indemnitees in enforcing this indemnity), whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the commitment letter delivered by any Lender to Borrower with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
Aurora — Credit Agreement

          “Indemnitee” as defined in Section 10.3.
          “Indemnitee Party” as defined in Section 9.6.
          “Initial Banks” means Barclays Bank PLC, MSSF, UBS Loan Finance LLC, Royal Bank of Canada and Bank of Montreal.
          “Installment” as defined in Section 2.12(a).
          “Installment Date” as defined in Section 2.12(a).
          “Intellectual Property” as defined in Section 4.31.
          “Intercompany Subordination Agreement” means that certain Intercompany Subordination Agreement, made by the Credit Parties and their Subsidiaries in favor of Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit T or in such other form that is reasonably acceptable to Administrative Agent.
          “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
          “Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each quarter, commencing on the first such date to occur after the Closing Date, and (b) the final maturity date of such Loan; and (ii) any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that, in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period.
          “Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two, three or six months (or, if agreed to by each affected Lender, nine or twelve months), as selected by Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar
Aurora — Credit Agreement

agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and (ii) not for speculative purposes.
          “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
          “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
          “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Credit Party); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any other Person (other than a Credit Party), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Subsidiaries to any other Person (other than a Credit Party), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales or the provision of services to that other Person in the ordinary course of business; provided that transactions between Credit Parties or Subsidiaries thereof, and Affiliated Practices, that are conducted in the ordinary course of business consistent with past practices and in accordance with the terms of applicable Affiliated Practice Agreements shall not constitute “Investments” hereunder. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, less all returns of principal, capital, dividends and other cash returns thereof.
          “IPO” means an initial underwritten public offering by a Public Parent of its Capital Stock, occurring after the Closing Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act.
          “Issuing Bank” means Barclays Bank PLC and/or any other Revolving Lender which agrees to issue Letters of Credit subject to the terms and conditions of this Agreement.
          “Joinder Agreement” means an agreement substantially in the form of Exhibit K.
          “Joint Bookrunners” as defined in the preamble hereto.
          “Joint Lead Arrangers” as defined in the preamble hereto.
          “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form in which, prior to the IPO, Holdings or any of its Subsidiaries, and after an IPO, Public Parent or any of its Subsidiaries, owns an interest with one or more Persons that are not Credit Parties.
          “JV Investor” means a physician or physician practice group or other holder of Capital Stock (other than Borrower or the Credit Parties) in any Joint Venture.
Aurora — Credit Agreement

          “Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Collateral Agent and Borrower.
          “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.
          “Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.
          “Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Interest Rate Agreement or Currency Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Agreement or Currency Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a Joinder Agreement with Collateral Agent.
          “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
          “Letter of Credit Application” means an application for a Letter of Credit, in such form as the applicable Issuing Bank may provide to the Borrower from time to time.
          “Letter of Credit Commitment” means the obligation of each Revolving Lender to participate in outstanding Letters of Credit pursuant to Section 2.4(e).
          “Letter of Credit Sublimit” means the lesser of (i) $15,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.
          “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day, to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial statements are available under Section 5.1).
          “LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.
          “Lien” means (i) any lien, mortgage, pledge, collateral assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title
Aurora — Credit Agreement

retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.
          “LMC Deferred Compensation Payments” means the obligations owed by the Credit Parties to certain retired pathologists of Laboratory Medicine Consultants, P.C., as more fully set forth in (i) the Stockholders’ Agreement, dated November 11, 1992, made by and among the stockholders of Laboratory Medicine Consultants, Ltd. (LMC), as amended prior to the date hereof; (ii) the Deferred Compensation and Settlement Agreement, dated March 31, 2006, made by and between Stacey Garry, M.D. and Laboratory Medicine Consultants, Ltd., as amended by the “Agreement” dated February 7, 2008, as further amended by the letter dated December 31, 2008 (in addition to that certain Consulting Agreement between Stacey Garry, M.D. and Laboratory Medicine Consultants, Ltd., dated March 31, 2006); and (iii) the Deferred Compensation and Settlement Agreement, dated December 31, 2006, made by and between Edith Schmidt, M.D. and Laboratory Medicine Consultants, Ltd, as amended by the “Agreement” dated February 7, 2008, and as further amended by the letter dated December 31, 2008 (in addition to that certain Consulting Agreement between Edith Schmidt, M.D. and Laboratory Medicine Consultants, Ltd. dated December 31, 2006), in each case, as in effect on the date hereof.
          “Loan” means a Tranche B Term Loan, a Revolving Loan, a Swing Line Loan and a New Term Loan.
          “Loan Account” means an account maintained hereunder by Administrative Agent on its books of account at the Payment Office, and with respect to Borrower, in which Borrower will be charged by Administrative Agent with all Loans made to, and all other Obligations with respect to the Loans incurred by, Borrower.
          “Management Agreement” means any Management Agreement entered into between any Credit Party and an Affiliated Practice.
          “Management Services Agreement” means the Aurora Diagnostics, LLC Management Services Agreement, originally dated as of June 2, 2006, as subsequently amended and restated, among Sponsors and Borrower, as in effect on the Closing Date.
          “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
          “Material Adverse Effect” means a material adverse effect on (i) the business operations, properties, assets or financial condition of, prior to an IPO, Holdings and its Subsidiaries taken as a whole, and after an IPO, Public Parent and its Subsidiaries, taken as a whole; (ii) the ability of the Credit Parties to fully and timely perform their Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under the Credit Documents.
Aurora — Credit Agreement

          “Material Contract” means (i) any TRA, and (ii) any other contract to which, prior to an IPO, Holdings or any of its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, together, as of the Closing Date, with those contracts and arrangements listed on Schedule 4.16 under the heading “Material Contracts”. For the avoidance of doubt, Material Contract shall not include any license agreements for commercially available off-the-shelf software.
          “Material Real Estate Asset” means any fee owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof.
          “Material Subsidiary” means any Subsidiary to which more than 10% of Consolidated Adjusted EBITDA (calculated as of the last day of the Fiscal Quarter most recently ended for which financial statements are available under Section 5.1, determined on a pro forma basis in accordance with Section 6.8(d) to give effect to any acquisition consummated in such period) is attributable.
          “Medicaid” means that entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria.
          “Medicaid Provider Agreement” means an agreement entered into between a state agency or other such entity administering the Medicaid program and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicaid patients in accordance with the terms of the agreement and Medicaid Regulations.
          “Medicaid Regulations” means, collectively, (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting Medicaid and any statutes succeeding thereto; (b) all applicable provisions of all federal rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (a) above; (c) all state statues and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (a) and (b) above; and (d) all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of all Governmental Authorities promulgated pursuant to or in connection with the statutes described in clause (c) above and all state administrative, reimbursement and other guidelines of all Governmental Authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (b) above, in each case as may be amended, supplemented or otherwise modified from time to time.
          “Medical Reimbursement Programs” means the Medicare, Medicaid, CHAMPUS and TRICARE programs and any other healthcare program operated by or financed in whole or in part by any foreign, domestic, federal, state or local government and any other non-government funded Third Party Payor Arrangements.
Aurora — Credit Agreement

          “Medicare” means that government-sponsored entitled program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals.
          “Medicare Provider Agreement” means an agreement entered into by CMS or such other entity administering the Medicare Program on behalf of CMS, and a health care provider or supplier under which the health care provider or supplier agrees to provide services for Medicare patients in accordance with the terms of the agreement and Medicare Regulations.
          “Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all Governmental Authorities (including, without limitation, the HHS, CMS, the OIG, or any Person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
          “Moody’s” means Moody’s Investor Services, Inc.
          “Mortgage” means a Mortgage in form and substance reasonably satisfactory to Collateral Agent and Borrower, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “MSSF” as defined in the preamble hereto.
          “Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.
          “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
          “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the corresponding period of the prior year and budget.
          “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs and expenses incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes estimated in good faith to be payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under
Aurora — Credit Agreement

the terms thereof as a result of such Asset Sale, (c) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations or purchase price adjustments associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liability and indemnification obligations associated with such Asset Sale and (d) any amount funded into an escrow established pursuant to the documents evidencing any such sale or disposition to secure or otherwise provide for any indemnification obligations or adjustments to the purchase price adjusted with any such sale or disposition; provided that, in any case, upon release of any such reserves or escrow, the amount released shall be considered Net Asset Sale Proceeds.
          “Net Cash Proceeds” means with respect to any issuance or incurrence of Indebtedness, the Cash proceeds thereof, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses.
          “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs and expenses incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof, (b) any bona fide direct costs and expenses incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith, and (c) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the assets in question and that is required to be repaid under the terms thereof as a result of receipt of such proceeds.
          “New Revolving Commitments” as defined in Section 2.24.
          “New Revolving Lender” as defined in Section 2.24.
          “New Revolving Loans” as defined in Section 2.24.
          “New Term Loan Commitments” as defined in Section 2.24.
          “New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Term Loans of such Lender.
          “New Term Loan Lender” as defined in Section 2.24.
          “New Term Loan Maturity Date” means the date that New Term Loans shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.
Aurora — Credit Agreement

          “New Term Loans” as defined in Section 2.24.
          “Nominee” means the Person who is the legal owner of the Capital Stock of an Affiliated Practice.
          “Nominee Agreement” means any Nominee Agreement entered into between a Credit Party and a Nominee.
          “Non-Public Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.
          “Non US Lender” as defined in Section 2.20(c).
          “Non-Wholly Owned Subsidiary” means a Subsidiary of a Person that is not a Wholly Owned Subsidiary.
          “Note” means a Tranche B Term Loan Note, a New Term Loan Note, a Revolving Loan Note, or a Swing Line Note.
          “Notice” means a Funding Notice or a Conversion/Continuation Notice.
          “Obligations” means all liabilities and obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Interest Rate Agreement and Currency Agreement (including, without limitation, with respect to an Interest Rate Agreement or Currency Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement or Currency Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Interest Rate Agreements or Currency Agreements, fees, expenses, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).
          “Obligee Guarantor” as defined in Section 7.7.
          “OIG” means the Office of Inspector General of HHS and any successor thereto.
          “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization or certificate of formation, as amended, and its operating agreement or limited liability company agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational
Aurora — Credit Agreement

Document” shall only be to a document of a type customarily certified by such governmental official.
          “Other Taxes” means any and all present or future stamp, registration, recording, transfer, documentary, excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to or in connection with, any Credit Document; provided that, for the avoidance of doubt, the taxes imposed by FATCA shall not be treated as “Other Taxes”.
          “Participant Register” as defined in Section 2.7(d).
          “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
          “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.
          “Permitted Acquisition” means any acquisition by the Borrower or any of its Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person that is located and organized or incorporated in the United States; provided:
     (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all material applicable Governmental Authorizations;
     (iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of such Person in connection with such acquisition shall be owned (beneficially or otherwise) 100% by the Borrower or a Guarantor Subsidiary thereof, and the Borrower shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Borrower, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable, required to be taken at such time (or such later time permitted pursuant to Sections 5.10 and/or 5.11, as applicable);
     (iv) prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, shall be in compliance with the financial covenants set forth in Sections 6.8(a) and 6.8(b) on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended for which financial statements are available under Section 5.1, (as determined in accordance with Section 6.8(d));
     (v) Borrower shall have delivered to Administrative Agent (A) at least five Business Days prior to such proposed acquisition, a compliance certificate evidencing compliance with Sections 6.8(a) and 6.8(b)as required under clause (iv) above, together
Aurora — Credit Agreement

with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Sections 6.8(a) and 6.8(b);
     (vi) any Person or assets or division as acquired in accordance herewith (A) shall be in same business or lines of business or reasonably related ancillary or complementary businesses in which the Borrower, its Subsidiaries and/or Affiliated Practices are engaged as of the Closing Date, (B) the property acquired in connection with any such transaction shall be made subject to the Lien of the Collateral Documents to the extent it would constitute Collateral in accordance with the Credit Documents, and shall be free and clear of any Liens, other than Permitted Liens, and (C) shall have generated positive pro forma EBITDA (calculated in a manner consistent with the definition of Consolidated Adjusted EBITDA), which may include pro forma adjustments for projected synergies and cost reductions, for the four-Fiscal Quarter period most recently ended prior to the date of such acquisition;
     (vii) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;
     (viii) no Credit Party shall, in connection with such transaction, assume or remain liable with respect to any Indebtedness of the related seller or the business, person or properties acquired, except to the extent permitted under Section 6.1;
     (ix) any Seller Notes issued in connection with such transaction shall be subject to subordination provisions substantially in the form of Exhibit H or otherwise reasonably satisfactory to Administrative Agent;
     (x) the terms of any Earnout Amounts issued in connection with such transaction shall (1) be subject to subordination provisions substantially in the form of Exhibit H or otherwise satisfactory to the Administrative Agent; and (2) not provide for any guaranteed Earnout Amount not based upon the EBITDA of the target unless such terms are substantially similar to the terms of Earnout Amounts in existence on or before the Closing Date or otherwise approved by the Administrative Agent; and
     (xi) the total consideration for such Permitted Acquisition (including all up-front payments and all Baseline Earnout Amounts and other deferred compensation) shall not cause the aggregate total consideration (including all up-front payments and all Baseline Earnout Amounts and other deferred compensation) for all Permitted Acquisitions made at a time during the trailing twelve-month period when the Borrower did not satisfy the criteria set forth in either clause (A) or clause (B) below, to exceed, during such twelve-month period, the sum of (a) $25,000,000 (net of any Cash, Cash Equivalents and Accounts acquired from the target in connection with Permitted Acquisitions) plus (b) the aggregate Cash proceeds received by Public Parent or Holdings from an IPO of Public Parent and/or from any other sales of, or capital contributions made with respect to, Capital Stock of Public Parent or Holdings in exchange for Cash proceeds, unless, on the date of such Permitted Acquisition (A)(1) the Secured Leverage
Aurora — Credit Agreement

Ratio as of the last day of the Fiscal Quarter most recently ended is less than 3.25:1.00 and (2) Consolidated Liquidity is greater than $10,000,000 (in each case, on pro forma basis after giving effect to such Permitted Acquisition), or (B) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period most recently ended (determined on a pro forma basis after giving effect to such Permitted Acquisition) is equal to or greater than $100,000,000.
          “Permitted Capital Expenditure Amount” as defined in Section 6.8(c).
          “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
          “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures (whether in corporate, partnership or other legal form), associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
          “Platform” as defined in Section 5.1(l).
          “Pledge and Security Agreement” means the Pledge and Security Agreement executed by Borrower and each Guarantor in favor of Collateral Agent, substantially in the form of Exhibit I, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Prime Rate” means the rate of interest publicly announced from time to time by Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Principal Office” means, for Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 745 Seventh Avenue, New York, NY 10019 (or such other location as Administrative Agent may from time to time designate in writing to Borrower and each Lender).
          “Projections” as defined in Section 4.8.
          “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender, by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender or any Letters of Credit issued or participations purchased therein by any Lender or any participations in any Swing Line Loans purchased by any Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders; and
Aurora — Credit Agreement

(iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender, by (b) the aggregate New Term Loan Exposure of all Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.
          “Public Parent” means Aurora Diagnostics, Inc., a Delaware corporation.
          “Public Parent Prospectus” means the prospectus contained in the registration statement on Form S-1 with respect an initial public offering of Capital Stock of Public Parent on file the Securities and Exchange Commission on the Closing Date with such changes as are permitted under Section 6.20.
          “Real Estate Asset” means, at any time of determination, any fee interest then owned by any Credit Party in any real property.
          “Refunded Swingline Loans” as defined in Section 2.3(b)(iv).
          “Register” as defined in Section 2.7(b).
          “Registered Loan” as defined in Section 2.7(b).
          “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          “Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act.
          “Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
          “Reorganization Transactions” means the transactions referenced as the “Reorganization Transactions” in the Public Parent Prospectus.
          “Replacement Lender” as defined in Section 2.23.
Aurora — Credit Agreement

          “Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.22, (i) for the Class of Lenders having Tranche B Term Loan Exposure, Lenders holding more than 50% of the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders, and (iii) for each Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Class; provided, that the commitments and exposure of any Defaulting Lender shall not be included for purposes of determining “Requisite Class Lenders”.
          “Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) the aggregate Revolving Exposure of all Lenders; and (iii) the aggregate New Term Loan Exposure of all Lenders; provided, that the commitments and exposure of any Defaulting Lender shall not be included for purposes of determining “Requisite Lenders”.
          “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of, prior to an IPO, Holdings or Borrower now or hereafter outstanding, and after an IPO, Public Parent, ARDX Sub, Holdings or Borrower now or hereafter outstanding, in each case, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of, prior to an IPO, Holdings or Borrower now or hereafter outstanding, and after an IPO, Public Parent, ARDX Sub, Holdings or Borrower now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of, prior to an IPO, Holdings or Borrower now or hereafter outstanding, and after an IPO, Public Parent, ARDX Sub, Holdings or Borrower now or hereafter outstanding; (iv) management or similar fees payable to any Sponsor or any Equity Investor or any of their Affiliates (other than with respect to payments in the ordinary course of business in their capacity as directors, employees or officers of Public Parent, ARDX Sub, Holdings or Borrower); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.
          “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth in the appropriate column on Appendix A-2 (as of the Closing Date, the appropriate column shall be “Column 1”) or in the applicable Assignment Agreement or Joinder Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments (i) is, as of the Closing Date, $50,000,000, and (ii) if a Successful IPO shall have occurred, shall be, up to $110,000,000; provided, that (A) upon the occurrence of a Successful IPO with respect to each Revolving Lender, the amount of such Revolving Lender’s Revolving Commitment, shall be the amount with respect to such Lender set forth in “Column 2” on Appendix A-2 hereto, and (B) whether a Successful IPO has occurred
Aurora — Credit Agreement

with respect to each Revolving Lender shall be determined individually with respect to each such Revolving Lender.
          “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
          “Revolving Commitment Termination Date” means the earliest to occur of (i) the fourth anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.13(b) and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.1.
          “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by Issuing Bank (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swing Line Lender, the aggregate outstanding principal amount of all Swing Line Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swing Line Loans.
          “Revolving Lender” means any Lender that has a Revolving Commitment, as set forth on Appendix A-2 hereto and/or in the applicable Assignment Agreement or Joinder Agreement.
          “Revolving Loan” means a Loan made by a Lender to Borrower pursuant to Section 2.2(a) and/or Section 2.24.
          “Revolving Loan Note” means a promissory note substantially in the form of Exhibit B-2, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Companies, Inc.
          “Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.
          “Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
Aurora — Credit Agreement

          “Securities Account” shall have the meaning specified in the Pledge and Security Agreement.
          “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
          “Seller Note” means (i) any subordinated promissory note made by a Credit Party in favor of a Person for an amount which is owed by any Credit Party to such Person (or any Affiliate of or successor to such Person) on account of the unpaid portion of the purchase price for (a) Capital Stock of any Credit Party, or (b) assets comprising the business, or a portion thereof, of any Credit Party which, in either case, was acquired from such Person or an Affiliate of such Person by any Credit Party and (ii) each of the promissory notes set forth on Schedule S.
          “Senior Secured Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Secured Debt as of such day, to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial statements are available under Section 5.1).
          “Services Agreement” means any Services Agreement entered into between any Credit Party and an Affiliated Practice.
          “Significant Domestic Subsidiary” means any Domestic Subsidiary that is also a Significant Subsidiary.
          “Significant Subsidiary” means any Subsidiary (a) to which more than 5.0% of Consolidated Adjusted EBITDA (calculated as of the last day of the Fiscal Quarter most recently ended for which financial statements are available under Section 5.1, determined on a pro forma basis in accordance with Section 6.8(d) to give effect to any acquisition consummated in such period) is attributable (determined on a consolidated basis), or (b) the Consolidated Adjusted EBITDA attributable to which (determined on a consolidated basis), when added to the Consolidated Adjusted EBITDA attributable to all other Subsidiaries (each determined on a consolidated basis) (other than Excluded Subsidiaries) who are not Guarantors, would exceed 10% of the total Consolidated Adjusted EBITDA (calculated as of the last day of the Fiscal Quarter most recently ended for which financial statements are available under Section 5.1, determined on a pro forma basis in accordance with Section 6.8(d) to give effect to any acquisition consummated in such period).
          “Social Security Act” means the Social Security Act as set forth in Title 42 of the United States Code, as amended and any successor statute thereof as in effect from time to time. References to sections of the Social Security Act shall be construed also to refer to any successor sections.
Aurora — Credit Agreement

          “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit F-2.
          “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets (on a going concern basis); (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (ii) the present fair saleable value of the assets of such Credit Party is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Sponsors” means Summit Partners, L.P. and KRG Capital Partners, LLC, and each of their respective Controlled Investment Affiliates, including without limitation, Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners Private Equity Fund VII-A, L.P., and Summit Partners Private Equity Fund VII-B, L.P.
          “Subject Transaction” as defined in Section 6.8(f).
          “Subordinated Indebtedness” means Indebtedness of any Credit Party which has been expressly subordinated in right of payment to all Indebtedness of such Credit Party under the Credit Documents (i) pursuant to subordination provisions substantially in the form of Exhibit H or otherwise in form and substance reasonably satisfactory to Administrative Agent, or (ii) otherwise on subordination terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) reasonably satisfactory to Administrative Agent, provided, that to the extent any such Indebtedness is Indebtedness permitted pursuant to clauses (ix) and (x) of the definition of “Permitted Acquisition”, such Indebtedness shall be deemed to have satisfied all the conditions of “Subordinated Indebtedness”; provided, however, that the term “Subordinated Indebtedness” shall not include any subordinated intercompany Indebtedness among the Credit Parties which is permitted to be incurred pursuant to Section 6.1(b) and which is made in the form of subordinated intercompany notes issued pursuant to, and subject to the terms and provisions of, the Intercompany Subordination Agreement.
          “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture (whether in corporate, partnership or other legal form) or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers,
Aurora — Credit Agreement

trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding; provided, further, that notwithstanding anything to the contrary contained herein, an Affiliated Practice shall not constitute a Subsidiary for purposes hereunder or in any other Credit Document except with respect to (i) the definition of “Senior Secured Leverage Ratio”, “Interest Coverage Ratio”, “Leverage Ratio”, “Consolidated Adjusted EBITDA” and “Consolidated Capital Expenditures”, (ii) each other defined term used in the terms “Senior Secured Leverage Ratio”, “Interest Coverage Ratio”, “Leverage Ratio”, “Consolidated Adjusted EBITDA” or “Consolidated Capital Expenditures”, (iii) calculating compliance with Section 6.8, and (iv) Sections 8.1(b), (f), (g) and (h) of this Agreement so long as, if applicable, (1) the Borrower or any other Credit Party has entered into a Nominee Agreement with the holder of the Capital Stock of such Affiliated Practice in form reasonably acceptable to Administrative Agent and a Services Agreement with such Affiliated Practice in form reasonably acceptable to Administrative Agent, (2) commencing 45 days after the Closing Date (or such later date as the Administrative Agent may agree to in its reasonable discretion), Collateral Agent has received a valid Collateral Assignment of Management Agreement, Collateral Assignment of Nominee Agreement and Collateral Assignment of Services Agreement with respect to such Credit Party’s rights under such Management Agreement, Nominee Agreement and Services Agreement and Collateral Assignment of Purchase Agreement with respect to any acquisition or similar agreement pursuant to which such Affiliated Practice has been acquired, acknowledged in each case by such holder of Capital Stock and/or such Affiliated Practice, as applicable, and (3) the Borrower shall have used commercially reasonable efforts to obtain a valid non-recourse pledge of the Capital Stock of such Affiliated Practice pursuant to a Affiliated Practice Pledge Agreement.
          “Successful IPO” means the receipt by Borrower, Holdings and/or Sponsors, collectively, of not less than $125,000,000 of aggregate gross primary and secondary proceeds from an IPO, which IPO (a) shall have been consummated, and the proceeds therefrom received, on or prior to February 26, 2011, and (b) (i) in the case of the Revolving Commitment of MSSF set forth in “Column 2” on Appendix A-2 hereto, shall have been consummated with Morgan Stanley & Co. Incorporated acting in the capacity and receiving the economics ascribed to it under the Engagement Letter, dated as of April 20, 2010, by and among the Borrower, Holdings, and the affiliates of the Lenders that are party thereto (the “Engagement Letter”), and (ii) in the case of each Revolving Commitment of each other Revolving Lender (each a “Non-MSSF Revolving Lender”) set forth in “Column 2” on Appendix A-2 hereto, shall have been consummated (A) to the extent that such Non-MSSF Revolving Lender was a Revolving Lender as of the Closing Date, with such Non-MSSF Revolving Lender or its respective securities affiliates, each acting in the capacity and receiving the economics ascribed to it under the Engagement Letter, or (B) pursuant to an engagement letter with one or more reputable investment banking institutions of national prominence, each of which investment banking institutions is reasonably acceptable to such Non-MSSF Revolving Lender.
          “Swing Line Commitment” means the obligation of each Lender having a Revolving Commitment to participate in Swing Line Loans pursuant to Section 2.3.
Aurora — Credit Agreement

          “Swing Line Lender” means Barclays Bank in its capacity as Swing Line Lender hereunder, together with its permitted successors and assigns in such capacity.
          “Swing Line Loan” means a Loan made by Swing Line Lender to Borrower pursuant to Section 2.3.
          “Swing Line Note” means a promissory note in the form of Exhibit B-3, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Swing Line Sublimit” means the lesser of (i) $5,000,000 and (ii) the aggregate unused amount of Revolving Commitments then in effect.
          “Syndication Agent” as defined in the preamble hereto.
          “Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed and all interest, penalties, additions to tax or other liabilities with respect thereto.
          “Tax Distributions” means (i) for any period during which Borrower or any Guarantor (other than Holdings) is treated as a partnership or other pass-through entity (including a disregarded entity) for federal, state and/or local income tax purposes, the payment of distributions by Borrower or any Guarantor (other than Holdings) in respect of the income tax liabilities of the members or partners of such Borrower or Guarantor (other than Holdings) with respect to the Credit Parties solely as a result of such Borrower or Guarantor (other than Holdings) (including, without duplication, amounts sufficient to allow Holdings to make the distributions permitted pursuant to clause (ii) below) being a partnership or pass-through entity (including a disregarded entity) for federal, state and/or local income tax purposes, in an amount to each member or partner not to exceed the taxable income allocated to such member, calculated in accordance with applicable law, of Borrower or any Guarantor (other than Holdings) multiplied by the highest combined federal, state and/or local income tax rate applicable to such member and (ii) for any period during which Holdings is treated as a partnership or other pass-through entity for federal, state and/or local income tax purposes, the payment of distributions by Holdings to its members in order to pay federal, state or local taxes incurred by such members (or their direct or indirect owners) on income or gains of Holdings in an amount equal to the required distributions (and at the required times) pursuant to, prior to an IPO, Section 4.1(a) of the Holdings Limited Liability Company Agreement, and after an IPO, Section 5.2 of the Holdings Amended Limited Liability Company Agreement.
          “Tax On The Net Income” of a Person means a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located.
          “Tax Receivable Entity” means the entity owned and controlled by certain Equity Investors that will receive payments from Public Parent under the TRA.
          “Term Loan” means a Tranche B Term Loan or a New Term Loan.
Aurora — Credit Agreement

          “Term Loan Commitment” means the Tranche B Term Loan Commitment or the New Term Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
          “Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date and the New Term Loan Maturity Date.
          “Terminated Lender” as defined in Section 2.23.
          “Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (d) the Foreign Terrorism Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Act (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.
          “Third Party Payor” means any Medical Reimbursement Program and any quasi-public agency, Blue Cross, Blue Shield and any management care plans and organizations, including health maintenance organizations and preferred provider organizations and private commercial insurance companies and any similar third party arrangements, plans or programs for payment or reimbursement in connection with health care services, products or supplies.
          “Third Party Payor Arrangement” means any arrangement, plan or program for payment or reimbursement by any Third Party Payor in connection with the provision of healthcare services, products or supplies.
          “Total Utilization of Revolving Commitments” means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of repaying any Refunded Swing Line Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate amount of all outstanding Swing Line Loans, and (iii) the Letter of Credit Usage.
          “TRA” means the Tax Receivable Agreement which will be entered into by Public Parent, ARDX Sub, Holdings, and Tax Receivable Entity in conjunction with an IPO, which Tax Receivable Agreement shall be in a form substantially similar to Exhibit Q hereto.
          “TRA Distributions” means, for any period, the payment of distributions by Holdings to each of Holdings’ members (including ARDX Sub) pursuant to Section 5.3 of the Holdings Amended Limited Liability Company Agreement.
          “Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to Borrower pursuant to Section 2.1(a).
Aurora — Credit Agreement

          “Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $225,000,000.
          “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender.
          “Tranche B Term Loan Facility” means, at any time, the aggregate amount of the Tranche B Term Loan Lenders’ Tranche B Term Loan Commitments at such time.
          “Tranche B Term Loan Lender” means any Lender that has a Tranche B Term Loan Commitment or Tranche B Term Loan Exposure.
          “Tranche B Term Loan Maturity Date” means the earlier of (i) the sixth anniversary of the Closing Date, and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
          “Tranche B Term Loan Note” means a promissory note substantially in the form of Exhibit B-1, as it may be amended, restated, supplemented or otherwise modified from time to time.
          “Transaction Costs” means the fees, costs and expenses payable by Holdings, Borrower or any of Borrower’s Subsidiaries in connection with the transactions contemplated by the Credit Documents on the Closing Date.
          “Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date, including (a) the execution, delivery and performance of this Agreement, (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing, (c) refinancing of the Existing Indebtedness.
          “TRICARE” means the United States Department of Defense health care program for service families, including, but not limited to, TRICARE Prime, TRICARE, Extra and TRICARE Standard, any successor to or predecessor thereof (including, without limitation, CHAMPUS).
          “Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.
          “UBS Securities” as defined in the preamble hereto.
          “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.
Aurora — Credit Agreement

          “Unadjusted LIBOR Rate Component” means that component of the interest costs to Borrower in respect of a LIBOR Rate Loan that is based upon the rate obtained pursuant to clause (II)(i) of the definition of Adjusted LIBOR Rate.
          “Wholly Owned Subsidiary” means any Subsidiary of a Person all of the equity securities or other ownership interests (other than in the case of a corporation, directors’ qualifying shares) of which are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.
          1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Except as otherwise expressly provided herein (including, without limitation, as set forth in Section 5.1(a) and Section 6.8(d)), all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time, and all financial covenants and terms of an accounting or financial nature shall be determined, construed and interpreted in accordance with GAAP as in effect on the date hereof unless otherwise agreed to by Borrower and the Requisite Lenders; provided, that in the event that any “Accounting Change” as defined below shall occur and such change results in a change in the method of calculation of financial covenants or terms in this Agreement, then Borrower and the Requisite Lenders agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Change with the desired result that the criteria for evaluating Borrower’s financial condition shall be the same after such Accounting Change as if such Accounting Change had not occurred; provided, that provisions of this Agreement in effect on the date of such Accounting Change shall remain in effect until the effective date of any such Amendment. “Accounting Change” refers to any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the Securities and Exchange Commission or successors thereto or agencies with similar functions.
          1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other documents as from time to time amended, restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,”
Aurora — Credit Agreement

“hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (f) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.
          SECTION 2. LOANS
          2.1 Term Loans.
               (a) Loan Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to Borrower in an amount equal to such Lender’s Tranche B Term Loan Commitments. Borrower may make only one borrowing under the Tranche B Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13(a) and 2.14, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Tranche B Term Loan Commitment on such date.
               (b) Borrowing Mechanics for Term Loans.
               (i) Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than (A) one Business Day prior to the Closing Date in the case of Base Rate Loans, and (B) three Business Days prior to the Closing Date in the case of LIBOR Rate Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.
               (ii) Each Lender shall make its Tranche B Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Tranche B Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Borrower.
          2.2 Revolving Loans.
               (a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make Revolving Loans to Borrower in an aggregate amount up to but not exceeding such Lender’s
Aurora — Credit Agreement

Revolving Commitment; provided that, after giving effect to the making of any Revolving Loans, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period without premium and penalty. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.
               (b) Borrowing Mechanics for Revolving Loans.
               (i) Except pursuant to Section 2.4(d), Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining unused Revolving Commitments).
               (ii) Whenever the Borrower desires that Lenders make Revolving Loans, Borrower shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than (A) for Revolving Loans made on the Closing Date (1) one Business Day prior to the Closing Date with respect to Revolving Loans that are Base Rate Loans, and (2) three Business Days prior to the Closing Date with respect to Revolving Loans that are LIBOR Rate Loans, made on the Closing Date and (B) following the Closing Date, 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith. Administrative Agent and Lenders may act without liability upon the basis of written notice believed by Administrative Agent in good faith to be from Borrower (or from any Authorized Officer thereof designated in writing purportedly from Borrower to Administrative Agent). Administrative Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer’s authority to request a Revolving Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary. Administrative Agent and Lenders shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.
               (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 12:00 p.m. (New York City time)) not later than 4:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from Borrower.
Aurora — Credit Agreement

               (iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Borrower at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Borrower.
          2.3 Swing Line Loans.
               (a) Swing Line Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Swing Line Lender may, from time to time in its discretion, agree to make Swing Line Loans to Borrower in the aggregate amount up to but not exceeding the Swing Line Sublimit; provided, that after giving effect to the making of any Swing Line Loan, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect. Amounts borrowed pursuant to this Section 2.3 may be repaid and reborrowed during the Revolving Commitment Period. Swing Line Lender’s Revolving Commitment, under which any Swing Line Loans are made, shall expire on the Revolving Commitment Termination Date. All Swing Line Loans and all other amounts owed hereunder with respect to the Swing Line Loans shall be paid on the earlier of (i) the date which is five Business Days after the incurrence thereof and (ii) the Revolving Commitment Termination Date.
               (b) Borrowing Mechanics for Swing Line Loans.
               (i) Swing Line Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.
               (ii) Whenever Borrower desires that Swing Line Lender make a Swing Line Loan, Borrower shall deliver to Administrative Agent a Funding Notice no later than 11:00 a.m. (New York City time) on the proposed Credit Date.
               (iii) Swing Line Lender shall make the amount of its Swing Line Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Swing Line Loans available to Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swing Line Loans received by Administrative Agent from Swing Line Lender to be credited to the account of Borrower at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by Borrower.
Aurora — Credit Agreement

               (iv) With respect to any Swing Line Loans which have not been voluntarily prepaid by Borrower pursuant to Section 2.13, Swing Line Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to Borrower), no later than 11:00 a.m. (New York City time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to Borrower on such Credit Date in an amount equal to the amount of such Swing Line Loans (the “Refunded Swing Line Loans”) outstanding on the date such notice is given which Swing Line Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (A) the proceeds of such Revolving Loans made by the Lenders other than Swing Line Lender shall be immediately delivered by Administrative Agent to Swing Line Lender (and not to Borrower) and applied to repay a corresponding portion of the Refunded Swing Line Loans and (B) on the day such Revolving Loans are made, Swing Line Lender’s Pro Rata Share of the Refunded Swing Line Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by Swing Line Lender to Borrower, and such portion of the Swing Line Loans deemed to be so paid shall no longer be outstanding as Swing Line Loans and shall no longer be due under the Swing Line Note of Swing Line Lender but shall instead constitute part of Swing Line Lender’s outstanding Revolving Loans to Borrower and shall be due under the Revolving Loan Note issued by Borrower to Swing Line Lender.
               (v) If for any reason Revolving Loans are not made pursuant to Section 2.3(b)(iv) in an amount sufficient to repay any amounts owed to Swing Line Lender in respect of any outstanding Swing Line Loans on or before the third Business Day after demand for payment thereof by Swing Line Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swing Line Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from Swing Line Lender, each Lender holding a Revolving Commitment shall deliver to Swing Line Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Swing Line Lender. In order to evidence such participation each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of Swing Line Lender in form and substance reasonably satisfactory to Swing Line Lender. In the event any Lender holding a Revolving Commitment fails to make available to Swing Line Lender the amount of such Lender’s participation as provided in this paragraph, Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Swing Line Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
               (vi) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swing Line Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid Swing Line Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not
Aurora — Credit Agreement

be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swing Line Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, that such obligations of each Lender are subject to the condition that Swing Line Lender had not received prior notice from Borrower or the Requisite Lenders that any of the conditions under Section 3.2 to the making of the applicable Refunded Swing Line Loans or other unpaid Swing Line Loans were not satisfied at the time such Refunded Swing Line Loans or unpaid Swing Line Loans were made; and (2) Swing Line Lender shall not be obligated to make any Swing Line Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) it does not in good faith believe that all conditions under Section 3.2 to the making of such Swing Line Loan have been satisfied or waived by the Requisite Lenders or (C) if any of the Lenders is a Defaulting Lender but, in the case of this clause (C) only to the extent that (x) Defaulting Lender’s participation in such Swing Line Loan may not be reallocated pursuant to clause (a) of Section 2.22 or (y) other arrangements satisfactory to it and Borrower to eliminate such Swing Line Lender’s risk with respect to Defaulting Lender’s participation in such Swing Line Loan (including cash collateralization by Borrower of such Defaulting Lender’s pro rata share of the outstanding Swing Line Loans) have not been entered into.
          2.4 Issuance of Letters of Credit and Purchase of Participations Therein.
               (a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of Borrower in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, that (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of Revolving Commitments exceed the Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (A) five Business Days prior to the Revolving Commitment Termination Date and (B) the date which is one year from the date of issuance of such standby Letter of Credit; and (vi) in no event shall any commercial Letter of Credit (x) have an expiration date later than the earlier of (A) the Revolving Commitment Termination Date and (B) the date which is 180 days from the date of issuance of such commercial Letter of Credit or be issued if such commercial Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit shall automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period, and provides notice to the Borrower of such non-renewal at least 90 days (or such lesser period as may have been agreed by the Issuing Bank and the beneficiary of such Letter of Credit at the time such Letter of Credit was issued) prior to the scheduled expiry date of such standby Letter of Credit; provided,
Aurora — Credit Agreement

that Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, that in the event there is a Defaulting Lender, Issuing Bank shall not be required to issue, renew or extend any Letter of Credit to the extent (x) the Defaulting Lender’s Pro Rata Share of Letter of Credit Commitment may not be reallocated pursuant to Section 2.22(a) or (y) Issuing Bank has not otherwise entered into arrangements satisfactory to it and Borrower to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
               (b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent a Letter of Credit Application no later than 12:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or five Business Days (in the case of commercial letters of credit), or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or an amendment or modification to a Letter of Credit, Issuing Bank shall promptly notify Administrative Agent and Administrative Agent shall notify each Revolving Lender of such issuance, which notice shall be accompanied by the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).
               (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers
Aurora — Credit Agreement

hereunder. Without limiting the foregoing and in furtherance thereof, no action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower shall retain any and all rights it may have against Issuing Bank for any liability to the extent arising solely out of the gross negligence or willful misconduct of Issuing Bank.
               (d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify Borrower and Administrative Agent, and Borrower shall reimburse Issuing Bank (i) if Issuing Bank shall have notified the Borrower prior to 12:00 p.m. (New York City time), on the same day as such drawing is honored, or (ii) if Issuing Bank shall have notified the Borrower after 12:00 p.m. (New York City time), on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”), in each case, in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, that anything contained herein to the contrary notwithstanding, (i) unless Borrower shall have notified Administrative Agent and Issuing Bank prior to 10:00 a.m. (New York City time) on the date such drawing is honored that Borrower intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders with Revolving Commitments to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, without regard to the minimum amounts and multiples specified in Section 2.2(b)(i) for the principal amount of Base Rate Loans, and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders with Revolving Commitments shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; provided, further, that if for any reason proceeds of Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, Borrower shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.4(d) shall be deemed to relieve any Lender with a Revolving Commitment from its obligation to make Revolving Loans on the terms and conditions set forth herein, and Borrower shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.4(d).
               (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Issuing Bank as provided in Section 2.4(d), Issuing Bank shall promptly notify each Lender with a Revolving
Aurora — Credit Agreement

Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the Revolving Commitments. Each Lender with a Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of Issuing Bank specified in such notice, (i) if Issuing Bank shall have notified such Lender prior to 12:00 p.m. (New York City time), on the same day, or (ii) if Issuing Bank shall have notified the Borrower after 12:00 p.m. (New York City time), not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Bank is located) after the date notified by Issuing Bank. In the event that any Lender with a Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender with a Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.
               (f) Obligations Absolute. The obligation of Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not strictly comply with the terms of such Letter of Credit, so long as it substantially complies with the drawing requirements of such Letter of Credit; (v) any adverse change in the business, general affairs, assets, liabilities, operations, management, condition (financial or otherwise), stockholders’ equity, results of operations or value of any Credit Party; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) the fact that an
Aurora — Credit Agreement

Event of Default or a Default shall have occurred and be continuing; or (viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; provided that in each case payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
               (g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
          2.5 Pro Rata Shares; Availability of Funds.
               (a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.
               (b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower in writing and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments
Aurora — Credit Agreement

hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
          2.6 Intentionally Omitted.
          2.7 Evidence of Debt; Register; Lenders’ Books and Records; Notes.
               (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any applicable Loans; provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
               (b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register (the “Register”) for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (and stated interest thereon) (the “Registered Loan”). The Register shall be available for inspection by Borrower. Administrative Agent shall record, or cause to be recorded, in the Register the Revolving Commitments and the Loans (and stated interest thereon), and each repayment or prepayment in respect of the principal amount of the Loans (and stated interest thereon), and any such recordation shall be conclusive and binding for all purposes, absent manifest error; provided, that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Borrower’s Obligations in respect of any Loan. Borrower hereby designates the entity serving as Administrative Agent to serve as Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees”.
               (c) Notes. If so requested by any Lender by written notice to Borrower (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan, New Term Loan, Revolving Loan or Swing Line Loan, as the case may be.
               (d) Participant Register. In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan which is the subject of the participation (the “Participant Register”). A Registered Loan may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall
Aurora — Credit Agreement

expressly so provide). Any participation of such Registered Loan may be effected only by the registration of such participation on the Participant Register. The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable prior notice.
          2.8 Interest on Loans.
               (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
               (i) in the case of Tranche B Term Loans and Revolving Loans:
               (1) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or
               (2) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin;
               (ii) in the case of Swing Line Loans, at the Base Rate plus the Applicable Margin; and
               (iii) in the case of New Term Loans, at the rate set forth in the applicable Joinder Agreement.
               (b) The basis for determining the rate of interest with respect to any Loan (except a Swing Line Loan which shall only be made and maintained as a Base Rate Loan), and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Borrower and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
               (c) In connection with LIBOR Rate Loans there shall be no more than ten Interest Periods outstanding at any time. In the event Borrower fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a LIBOR Rate Loan) shall be automatically converted into a Base Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Borrower shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties to this Agreement) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing) to Borrower and each Lender.
Aurora — Credit Agreement

               (d) Interest payable pursuant to Section 2.8(a) shall be computed (i) in the case of Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Term Loan, the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.
               (e) Except as otherwise set forth herein, interest on each Loan (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of such Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid (other than voluntary prepayments of Revolving Loans); and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity of such Loan, including final maturity of such Loan; provided, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.
               (f) The Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower, including reimbursement of the Issuing Bank made by a funding of Revolving Loans in accordance with Section 2.7, at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans and (ii) thereafter, a rate which is 2.00% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
               (g) Interest payable pursuant to Section 2.8(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(f), Issuing Bank shall distribute to each Revolving Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Revolving Lenders for all or any portion of such honored
Aurora — Credit Agreement

drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by such Lenders for the period from the date on which Issuing Bank was so reimbursed by such Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower. Notwithstanding anything to the contrary set forth herein, the Borrower shall not be required to pay interest on any unreimbursed drawing to the extent Issuing Bank has been repaid with the proceeds of Revolving Loans and any reimbursement made to the Issuing Bank with proceeds of Revolving Loans shall be deemed to satisfy the Borrower’s obligation to reimburse the Issuing Bank therefor.
          2.9 Conversion/Continuation.
               (a) Subject to Section 2.18 and so long as no Default or Event of Default shall have occurred and then be continuing, Borrower shall have the option:
               (i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, that a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Borrower shall pay all amounts due under Section 2.18(c) in connection with any such conversion; or
               (ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $500,000 and integral multiples of $100,000 in excess of that amount as a LIBOR Rate Loan.
               (b) Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 12:00 p.m. (New York City time) at least three Business Days in advance of the proposed conversion/continuation date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith. Administrative Agent shall promptly give each Lender written notice of receipt of a Conversion/Continuation Notice and the matters covered by such Conversion/Continuation Notice
          2.10 Default Interest. (a) Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (c) (in the case of a failure to perform or comply with any term or condition contained in Section 6.8), (f) or (g) and, (b) at the request of the Requisite Lenders, upon the occurrence or during the continuance of any other Event of Default, and in the case of this clause (b), after Administrative Agent or the Requisite Lenders have provided written notice to Borrower, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (retroactive to the date of the first occurrence of such Event of Default) (including post petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum
Aurora — Credit Agreement

in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
          2.11 Fees.
               (a) The Borrower agrees to pay to Lenders having Revolving Exposure:
               (i) commitment fees equal to (A) the Average Daily Utilization, multiplied by (B) the Applicable Revolving Commitment Fee Percentage; provided, that (1) any commitment fee accrued with respect to any of the Revolving Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be payable by Borrower so long as such commitment fee shall otherwise have been due and payable by Borrower prior to such time of such Lender becoming a Defaulting Lender and (2) no commitment fee shall accrue on any of the Revolving Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender; and
               (ii) letter of credit fees equal to (A) the Applicable Margin for Revolving Loans that are LIBOR Rate Loans, multiplied by (B) the average aggregate daily maximum amount available to be drawn under all then-outstanding Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination); provided, that (1) any letter of credit fee accrued for the account of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall be payable by Borrower so long as such letter of credit fee shall otherwise have been due and payable by Borrower prior to such time of such Lender becoming a Defaulting Lender and (2) subject to Section 2.22(c), no letter of credit fee shall accrue for the account of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent as set forth in Section 2.16(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender that has Revolving Exposure its Pro Rata Share thereof.
               (b) Borrower agrees to pay directly to Issuing Bank, for its own account, the following fees:
               (i) a fronting fee equal to 0.125%, per annum, multiplied by the average aggregate daily maximum amount available to be drawn under all Letters of
Aurora — Credit Agreement

Credit issued by such Issuing Bank (determined as of the close of business on any date of determination); and
               (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
               (c) All fees referred to in Section 2.11(a) and 2.11(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
               (d) Borrower agrees to pay on the Closing Date to each Lender party to this Agreement as a Lender on the Closing Date, as fee compensation for the funding of such Lender’s Tranche B Term Loan and such Lender’s Revolving Commitments (if any), a closing fee in an amount equal to 1.50% of the stated principal amount of such Lender’s Tranche B Term Loan, and 2.00% of the stated principal amount of such Lender’s funded and unfunded Revolving Commitments as of the Closing Date (which shall include the face amount of any issued and undrawn Letters of Credit), payable to such Lender from the proceeds of its Tranche B Term Loan as and when funded on the Closing Date. Such closing fee shall be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter.
               (e) Borrower agrees to pay on the Delayed Revolving Loan Date to each Revolving Lender that (x) is a party to this Agreement as a Revolving Lender on such Delayed Revolving Loan Date and (y) increases its Revolving Commitment as of such date following its determination that a successful IPO has occurred, as fee compensation for such Revolving Commitment increase, a fee in an amount equal to 2.00% of the actual increase in the stated principal amount of such Lender’s funded and unfunded Revolving Commitments on such Delayed Revolving Loan Date. Such closing fee shall be in all respects fully earned, due and payable on the Delayed Revolving Loan Date and non-refundable and non-creditable thereafter.
               (f) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.
          2.12 Scheduled Payments. The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment” in the aggregate amounts set forth below on the dates set forth below (each, an “Installment Date”) commencing September 30, 2010:

Tranche B Term Loan
Amortization Date	Installments
September 30, 2010	$562,500
December 31, 2010	$562,500
Aurora — Credit Agreement

Tranche B Term Loan
Amortization Date	Installments
March 31, 2011	$562,500
June 30, 2011	$562,500
September 30, 2011	$562,500
December 31, 2011	$562,500
March 31, 2012	$562,500
June 30, 2012	$562,500
September 30, 2012	$562,500
December 31, 2012	$562,500
March 31, 2013	$562,500
June 30, 2013	$562,500
September 30, 2013	$562,500
December 31, 2013	$562,500
March 31, 2014	$562,500
June 30, 2014	$562,500
September 30, 2014	$562,500
December 31, 2014	$562,500
March 31, 2015	$562,500
June 30, 2015	$562,500
September 30, 2015	$562,500
December 31, 2015	$562,500
March 31, 2016	$562,500
May 26, 2016	$212,062,500
New Term Loans shall be repaid in accordance with the amortization schedule for such New Term Loans in the applicable Joinder Agreement, which amortization schedule shall be set at the same percentage that is applicable to the Tranche B Term Loans.
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.13 and 2.14, as applicable and the application of such prepayments in accordance with Section 2.15; and (y) the Tranche B Term Loans and any New Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.
          2.13 Voluntary Prepayments/Commitment Reductions.
                 (a) Voluntary Prepayments.
Aurora — Credit Agreement

               (i) Any time and from time to time:
               (1) with respect to Term Loans that are Base Rate Loans, Borrower may prepay any such Loans on any Business Day, without premium or penalty, in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining outstanding principal amount of such Loan);
               (2) with respect to Term Loans that are LIBOR Rate Loans, Borrower may prepay any such Loans only on the last day of the applicable interest period without premium or penalty (or on any other Business Day so long as Borrower pays any related breakage costs, as specified in Section 2.18(c)), in whole or in part in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining outstanding principal amount of such Loan);
               (3) with respect to Revolving Loans that are Base Rate Loans, Borrower may prepay such Loan on any Business Day, without premium or penalty, in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining outstanding principal amount of such Loan);
               (4) with respect to Revolving Loans that are LIBOR Rate Loans, Borrower may prepay any such Loans only on the last day of the applicable interest period without premium or penalty (or on any other Business Day so long as Borrower pays any related breakage costs, as specified in Section 2.18(c)), in whole or in part in an aggregate minimum amount of $100,000 and integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining outstanding principal amount of such Loan); and
               (5) with respect to Swing Line Loans, Borrower may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $100,000 in excess of that amount (or such other amount if it constitutes the remaining outstanding principal amount of such Loan).
               (ii) All such prepayments shall be made:
               (1) upon not less than one Business Days’ prior written notice in the case of Base Rate Loans;
               (2) upon not less than three Business Days’ prior written notice in the case of LIBOR Rate Loans; and
               (3) upon not less than one Business Day’s prior written notice, in the case of Swing Line Loans,
Aurora — Credit Agreement

in each case given to Administrative Agent (or Swing Line Lender, as the case may be) by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such original notice for Term Loans or Revolving Loans, as the case may be, by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.
          (b) Voluntary Commitment Reductions.
               (i) Borrower may, upon not less than three Business Days’ prior written notice confirmed in writing to Administrative Agent (which original written notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, that any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.
               (ii) Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
          2.14 Mandatory Prepayments/Commitment Reductions.
               (a) Asset Sales. No later than the third Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $1,000,000 in the aggregate in any Fiscal Year, Borrower shall prepay the Loans as set forth in Section 2.15(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, that so long as no Default or Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Borrower shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in (1) assets useful in the business of Borrower or any of its Subsidiaries if such assets are purchased or constructed within 180 days following receipt of such Net Asset Sale Proceeds (or a binding contract to purchase such assets is entered into within such 180 day period, and such purchase is consummated within 90 days of the end of the aforementioned 180 day period) or (2) Permitted Acquisitions if (x) a definitive purchase agreement with respect to such Permitted Acquisition is executed within one 180 days following receipt of such Net Asset Proceeds and (y) the transaction contemplated by such purchase agreement is consummated within 90 days of the end of the aforementioned 180 day period; provided further, pending any such reinvestment all Asset Sale Reinvestment Amounts may, at the option of Borrower, be applied to prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments), and if Borrower elects to prepay Revolving Loans, to the extent such Asset Sale
Aurora — Credit Agreement

Reinvestment Amounts exceed the amount required to prepay all such Revolving Loans, the balance thereof, or if Borrower elects not to prepay Revolving Loans, the Asset Sale Reinvestment Amount, shall be held at all times prior to such reinvestment, in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Borrower prior to the earliest of (i) the last day of such 180 day period (if a definitive purchase agreement with respect to the purchase of assets useful in the business of the Borrower, or a Permitted Acquisition has not been executed in accordance with the other provisions of this Agreement), (ii) the last day of such 90 day period (if a definitive purchase agreement with respect to a Permitted Acquisition, has been executed but the transactions contemplated thereby have not been consummated in accordance with the other provisions of this Agreement), and (iii) the date of the occurrence of an Event of Default, Administrative Agent shall apply such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.15(b). Notwithstanding the foregoing, if a Default shall have occurred and be continuing at the time Borrower is required to prepay the Loans as set forth in Section 2.15(b), Borrower may (i) prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and if Borrower elects to prepay Revolving Loans, to the extent such Net Asset Sale Proceeds exceed the amount required to prepay all such Revolving Loans, the balance thereof, or if Borrower elects not to prepay Revolving Loans, the Net Asset Sale Proceeds, shall be held at all times prior to the cure or waiver of such Default, in an escrow account in form and substance reasonably acceptable to Administrative Agent, in each case, together with the establishment of a reserve against the Revolving Commitments in an amount equal to the amount of such Net Asset Sale Proceeds that are so applied by Borrower and (ii) after the cure or waiver of such Default, reinvest such Net Asset Sale Proceeds pursuant to this Section 2.14(a), at which time the Administrative Agent shall release the reserve against the Revolving Commitments.
               (b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by any Credit Party, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Borrower shall prepay the Loans in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds in the aggregate in any Fiscal Year do not exceed $2,000,000, Borrower shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within 180 days of receipt thereof in assets useful in the business of Holdings and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof (or to enter into a binding contract to purchase such assets within such 180 day period, so long as such purchase is consummated within 90 days of the end of the aforementioned 180 day period); provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, Borrower may prepay Revolving Loans to the extent outstanding (without a reduction in Revolving Commitments), and if Borrower elects not to prepay Revolving Loans, Net Insurance/Condemnation Proceeds shall be held prior to such investment in a Controlled Account. Notwithstanding the foregoing, if a Default shall have occurred and be continuing at the time Borrower are required to prepay the Loans as set forth in Section 2.15(b), Borrower may (i) prepay Revolving Loans to the extent then outstanding (without a reduction in Revolving Commitments) and, to the extent such Net Insurance/Condemnation Proceeds exceed the amount required to prepay all such Revolving Loans, the balance thereof shall be held at all times prior to the cure or waiver of such Default, in an escrow account in form and substance reasonably
Aurora — Credit Agreement

acceptable to Administrative Agent, in each case, together with the establishment of a reserve against the Revolving Commitments in an amount equal to the amount of such Net Insurance/Condemnation Proceeds that are so applied by Borrower and (ii) after the cure or waiver of such Default, reinvest such Net Insurance/Condemnation Proceeds pursuant to this Section 2.14(b), and the Administrative Agent shall release the reserve against the Revolving Commitments.
               (c) Issuance of Equity Securities. Within three Business Days of receipt by any Credit Party of any Net Cash Proceeds from a capital contribution to, or the issuance of any Capital Stock of, any Public Parent, or Holdings or any of its Subsidiaries (other than Excluded Issuances), Borrower shall prepay the Loans in an aggregate amount equal to 50% of such Net Cash Proceeds.
               (d) Issuance or Incurrence of Debt. Within three Business Days of receipt by any Public Parent, any Credit Party or any Subsidiary of a Credit Party, of any Net Cash Proceeds from the issuance or incurrence of any Indebtedness of any Public Parent, any Credit Party or any Subsidiary of a Credit Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Borrower shall prepay the Loans in an aggregate amount equal to 100.0% of such Net Cash Proceeds.
               (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2011), Borrower shall, no later than 120 days after the end of such Fiscal Year, prepay the Loans in an aggregate amount equal to (i) 50% of such Consolidated Excess Cash Flow if the Leverage Ratio at the end of such Fiscal Year is greater than or equal to 2.75:1.00 or (ii) 25% of such Consolidated Excess Cash Flow if the Leverage Ratio at the end of such Fiscal Year is less than 2.75:1.00, in each case, minus the amount equal to any voluntary prepayment of any Tranche B Term Loans or New Term Loans. Any amounts prepaid pursuant to this Section 2.14(e) with respect to any Fiscal Year in excess of 50% or 25%, as applicable, of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.13(a).
               (f) Revolving Loans. Borrower shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.
               (g) Prepayment Certificate. Concurrently with any prepayment of the Loans pursuant to Sections 2.14(a) through (e), Borrower shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow. In the event that Borrower shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Borrower shall promptly make an additional prepayment of the Loans in an amount equal to such excess, and Borrower shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
               (h) Prepayments. For the avoidance of doubt, in connection with any mandatory prepayment made by Borrower pursuant to Sections 2.14(a) through 2.14(f), Borrower shall only be required to make a mandatory prepayment under one sub-clause of
Aurora — Credit Agreement

Section 2.14 in the event the action or event giving rise to such mandatory prepayment could be construed as falling under more than one sub-clause of Section 2.14 and Borrower shall not be required to make any duplicative payments to the Agents and the Lenders in connection with such action or event.
          2.15 Application of Prepayments/Reductions.
               (a) Application of Voluntary Prepayments of Loans. Any prepayment of any Revolving Loan pursuant to Section 2.13 shall be applied to repay outstanding Revolving Loans to the full extent thereof. Any prepayment of any Term Loan pursuant to Section 2.13 shall be applied as directed by the Borrower.
               (b) Application of Prepayments by Type of Loans. Any mandatory prepayment of any Loan pursuant to Section 2.14, and any voluntary prepayments of Term Loans pursuant to Section 2.13 with respect to which Borrower fails to specify the Loans to which such prepayment shall be applied, shall be applied as follows:
          first, to the payment of all fees, and all expenses specified in Section 10.2 to the extent then due and payable and, to the full extent thereof;
          second, to the payment of any accrued interest at the Default Rate then due and payable, if any;
          third, to the payment of any accrued interest (other than Default Rate interest);
          fourth, to prepay the Swing Line Loans to the full extent thereof;
          fifth to prepay Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to reduce the remaining scheduled Installments of principal of the Term Loans; and
          sixth, to prepay the Revolving Loans to the full extent thereof (without a corresponding permanent reduction in the Revolving Commitments).
               (c) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to Section 2.18(c).
          2.16 General Provisions Regarding Payments.
               (a) All payments by any Credit Party of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s
Aurora — Credit Agreement

Principal Office for the account of Lenders. For purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by such Credit Party on the next succeeding Business Day.
               (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.
               (c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.
               (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
               (e) Subject to the provisos set forth in the definition of “Interest Period” as they may apply to Revolving Loans, whenever any payment to be made hereunder with respect to any Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, with respect to Revolving Loans only, such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees hereunder.
               (f) Intentionally Omitted.
               (g) Administrative Agent shall deem any payment by or on behalf of any Credit Party hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non conforming. Any non conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). If such non conforming payment is a payment of principal and constitutes an Event of Default in accordance with Section 8.1(a), interest shall continue to accrue on any principal as to which a non conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate, determined pursuant to Section 2.10, from the date such principal amount was due and payable until the date such principal amount is paid in full.
Aurora — Credit Agreement

               (h) If an Event of Default shall have occurred and not otherwise been cured or waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Interest Rate Agreement or Currency Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) to the extent no longer contingent and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders (in accordance with Section 2.15(b)) and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.
          2.17 Ratable Sharing. Lenders hereby agree among themselves, that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of any Credit Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Each Credit Party expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by such Credit Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. The provisions of this Section 2.17 shall not be construed to apply to (i) any payment made by Borrower pursuant to and in accordance with the express terms
Aurora — Credit Agreement

of this Agreement or (ii) any payment obtained by any Lender as consideration for the assignment or sale of a participation in any of its Loans or other Obligations owed to it in accordance with the express terms of this Agreement.
          2.18 Making or Maintaining LIBOR Rate Loans.
               (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
               (b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). If Administrative Agent receives a notice from (x) any Affected Lender pursuant to clause (i) of the preceding sentence or (y) a notice from Lenders constituting the Requisite Lenders pursuant to clause (ii) of the preceding sentence, then (1) the obligation of the Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender or Affected Lenders, as applicable, (2) to the extent such determination by an Affected Lender or Affected Lenders, as applicable, relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lenders (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender) shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Lenders’ (or, in the case of any notice pursuant to clause (i) of the preceding sentence, such Affected Lender’s) obligation to maintain their respective outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Borrower shall pay accrued interest on the amount
Aurora — Credit Agreement

so converted and all amounts due under Section 2.18(c) in accordance with the terms thereof due to such conversion. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, Borrower shall have the option, subject to the provisions of Section 2.18(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender).
               (c) Compensation for Breakage or Non Commencement of Interest Periods. Borrower shall compensate each Lender, within ten Business Days upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable actual losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower.
               (d) Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to or for the account of any of its branch offices or the office of an Affiliate of such Lender.
               (e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.18 and under Section 2.19 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, that, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.18 and under Section 2.19.
          2.19 Increased Costs; Capital Adequacy.
               (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule,
Aurora — Credit Agreement

regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax On The Net Income of such Lender or any Tax imposed as a result of such Lender’s failure to comply with the requirements of FATCA to establish an exemption from withholding thereunder) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or acquiring participations in, issuing or maintaining Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit, to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in,
Aurora — Credit Agreement

applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.
               (c) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.18 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.18 for any increased costs incurred or reductions suffered more than 180 days prior to the date such Lender notifies Borrower of the change in law giving rise to such increased costs or reductions and such Lender’s intention to claim compensation therefore (except that, if the change in law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).
          2.20 Taxes; Withholding, Etc.
               (a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a (i) Tax On The Net Income of any Lender or (ii) any Tax imposed as a result of such Lender’s failure to comply with the requirements of FATCA to establish an exemption from withholding thereunder) imposed, levied, collected, withheld or assessed by any Governmental Authority.
               (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding for or on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) under any of the Credit Documents: (i) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Holdings or any of its Subsidiaries becomes aware of it; (ii) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Borrower shall deliver to Administrative Agent and such Lender evidence satisfactory to the other affected parties of such deduction,
Aurora — Credit Agreement

withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, that, with respect to any Tax imposed, levied, collected, withheld or assessed by or pursuant to the laws of the United States of America or any political subdivision thereof or therein, no such additional amount shall be required to be paid to any Lender (other than a Lender that becomes a Lender pursuant to Section 2.23) under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, that additional amounts shall be payable to a Lender to the extent such Lender’s assignor was entitled to receive such additional amounts.
          (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally entitled to do so, deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (i) two (2) original copies of Internal Revenue Service Form W-8BEN, W-8ECI and/or W-8IMY (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status together with two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to establish that such Lender is not subject to (or is subject to a reduced rate of) deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) and is not an exempt recipient within the meaning of Treasury Regulation Section 1.6049-4(c) shall deliver to Administrative Agent and Borrower on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two (2) original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.20(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change
Aurora — Credit Agreement

in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Borrower two (2) new original copies of Internal Revenue Service Form W-8BEN, W-8ECI, W-8IMY and/or W-9 (or, in each case, any successor form), or a Certificate re Non-Bank Status and two (2) original copies of Internal Revenue Service Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Borrower to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence. Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under Section 2.20(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence required by in the first sentence of this Section 2.20(c) or (2) to notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, that if such Lender shall have satisfied the requirements of the first sentence of this Section 2.20(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.20(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant this Section 2.20 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
               (d) Without limiting the provisions of Section 2.20(b), Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. Borrower shall deliver to Administrative Agent official receipts or other evidence of such payment reasonably satisfactory to Administrative Agent in respect of any Other Taxes payable hereunder promptly after payment of such Other Taxes.
               (e) Borrower and Holdings shall jointly and severally indemnify Administrative Agent and any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(e)) for the full amount of Taxes for which additional amounts are required to be paid pursuant to Section 2.20(b) and Other Taxes, in each case arising in connection with this Agreement or any other Credit Document (including any such Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.20) paid by Administrative Agent or Lender or any of their respective Affiliates and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Credit Party shall be conclusive absent manifest error. Such payment shall be due within 30 days of such Credit Party’s receipt of such certificate.
          2.21 Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause
Aurora — Credit Agreement

such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.18, 2.19 or 2.20, it shall, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.18, 2.19 or 2.20 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, that such Lender shall not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental costs and out-of-pocket expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Borrower (with a copy to Administrative Agent) shall be conclusive absent manifest error.
          2.22 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Swing Line Commitment or Letter of Credit Commitment exists at the time a Lender having a Revolving Commitment becomes a Defaulting Lender (such Lender, a “Defaulting Revolving Lender”) then:
          (a) all or any part of such Swing Line Commitment and Letter of Credit Commitment shall be reallocated among the non-Defaulting Revolving Lenders in accordance with their respective Pro Rata Share of such Swing Line Commitment and/or Letter of Credit Commitment but only to the extent (i) the sum of the non-Defaulting Revolving Lenders’ Pro Rata Shares of the Total Utilization of Revolving Commitments plus such Defaulting Revolving Lender’s Pro Rata Share of Revolving Exposure do not exceed the total of all non-Defaulting Revolving Lenders’ Revolving Commitments and (ii) the conditions set forth in Section 3.2 are satisfied at such time;
          (b) if the reallocation described in clause (a) above cannot, or can only partially, be effected, Borrower shall (i) first, within one Business Day following notice by Administrative Agent, prepay any outstanding Swing Line Loans to the extent the Swing Line Commitments related thereto have not been reallocated pursuant to clause (a) above and (ii) second, within three Business Days following notice by Administrative Agent, cash collateralize such Defaulting Revolving Lender’s Pro Rata Share of the Letter of Credit Commitment (after giving effect to any partial reallocation pursuant to clause (a) above) for so long as such Letter of Credit Commitment is outstanding; and
          (c) if the Letter of Credit Commitment of the non-Defaulting Revolving Lenders is reallocated pursuant to clause (a) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.11(a)(ii) shall be adjusted in accordance with such non-Defaulting Revolving Lenders’ Pro Rata Shares.
Aurora — Credit Agreement

          2.23 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Borrower that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within three Business Days after Borrower’s request for such withdrawal; or (b) any Lender shall become a Defaulting Lender and such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within three Business Days after Borrower’s written request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non Consenting Lender (the “Terminated Lender”), Borrower may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender, Defaulting Lender or a Non-Consenting Lender; provided, that (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings on Letters of Credit that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (2) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19 or 2.20; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender; provided, that Borrower may not make such election with respect to any Terminated Lender that is also Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, that any rights of such Terminated Lender to indemnification for losses occurring prior to such termination hereunder shall survive as to such Terminated Lender. Each Lender agrees that if Borrower exercises its option hereunder to cause an assignment by such Lender as a Non-Consenting Lender or Terminated Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.6. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one Business Day after receipt of such notice, each Lender hereby authorizes and directs Administrative Agent to execute and deliver such documentation as may be required to give effect to an assignment in accordance with Section
Aurora — Credit Agreement

10.06 on behalf of a Non-Consenting Lender, Terminated Lender or Defaulting Lender and any such documentation so executed by Administrative Agent shall be effective for purposes of documenting an assignment pursuant to Section 10.6.
          2.24 New Facilities. Borrower may by written notice to Administrative Agent elect to request (A) prior to the Revolving Commitment Termination Date, an increase in the existing Revolving Commitments (any such increase, the “New Revolving Commitments”) and/or (B) prior to the Tranche B Term Loan Maturity Date, the establishment of one or more new term loan commitments (the “New Term Loan Commitments”), by an amount not in excess of $50,000,000 in the aggregate and not less than $10,000,000 individually, and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify the date (an “Increased Amount Date”) on which Borrower proposes that the New Revolving Commitments or New Term Loan Commitments, as applicable, shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent. Upon receipt of such notice, Administrative Agent may, in its reasonable discretion, in consultation with Borrower, or Borrower may, arrange a syndicate of lenders to provide the New Revolving Loans and/or New Term Loans, which syndicate shall consist of existing Lenders or any other Persons that are Eligible Assignees (each, a “New Revolving Loan Lender” or “New Term Loan Lender”, as applicable) to whom Borrower proposes any portion of such New Revolving Loans or New Term Loan Commitments, as applicable, be allocated and the amounts of such allocations; provided that (i) Administrative Agent and/or Borrower must first offer the New Revolving Commitments and New Term Loan Commitments to the existing Lenders within one Business Day after receipt of such notice and (ii) any Lender approached to provide all or a portion of the New Revolving Commitments or New Term Loan Commitments, as applicable, may elect or decline, in its sole discretion, to provide a New Revolving Commitment or New Term Loan Commitment, as applicable, by providing written notice within five Business days of receipt of such offer of its decision to accept or decline such offer. If a Lender fails to provide written notice of its decision to accept or decline the offer to provide such New Revolving Commitment or New Term Loan Commitment, as applicable, within five Business days of receipt of such offer, such Lender shall be deemed to have declined such offer.
          Any such New Revolving Commitments or New Term Loan Commitments that may be made available to Borrower shall become effective, as of such Increased Amount Date; provided that (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving pro forma effect to any borrowings of Revolving Loans on the Increased Amount Date made pursuant to the New Revolving Commitments or the borrowings of the New Term Loans made pursuant to New Term Loan Commitments, as applicable; (ii) each of the conditions set forth in Section 3.2 shall be satisfied or waived; (iii) New Term Loan Lenders have committed in writing to provide the amounts of such New Term Loan Commitment; (iv) prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, shall be in pro forma compliance with each of the covenants set forth in Section 6.8 (a) and (b) (calculated in accordance with 6.8(d)) as of the last day of the most recently ended Fiscal Quarter for which financial statements are available under Section 5.1, after giving effect to any borrowings of Revolving Loans on the Increased Amount Date pursuant to such New Revolving Commitments or New Term Loans pursuant to the New Term Loan Commitments, including any acquisitions consummated, or payments of Indebtedness made, with the proceeds thereof or dispositions after the last day of the most recently ended Fiscal Quarter but prior to or
Aurora — Credit Agreement

simultaneous with the borrowing of such Revolving Loans on the Increased Amount Date pursuant to the New Revolving Commitments or New Term Loans pursuant to the New Term Loan Commitments, as applicable; (v) the Senior Secured Leverage Ratio for the most recently ended four Fiscal Quarters for which financial statements are available under Section 5.1, in each case after giving effect to any borrowing of Revolving Loans on the Increased Amount Date pursuant to such New Revolving Commitment or Term Loans pursuant to the New Term Loan Commitments, including any acquisitions consummated, or payments of Indebtedness made, with the proceeds thereof or dispositions after the last day of the most recently ended Fiscal Quarter for which financial statements are available under Section 5.1 but prior to or simultaneous with the borrowing of any Revolving Loans on the Increased Amount Date pursuant to such New Revolving Commitments or Term Loans pursuant to New Term Loan Commitments, as applicable, shall be less than or equal to 3.50:1.00; (vi) any New Term Loan Commitments, shall be effected pursuant to one or more Joinder Agreements executed and delivered by Borrower, Guarantors, Administrative Agent and each New Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20(c); (vi) Borrower shall make any payments required pursuant to Section 2.18(c) in connection with the New Term Loan Commitments; (vii) all fees and expenses owing to Administrative Agent, Collateral Agent and the Lenders in respect of such New Revolving Commitments or New Term Loan Commitments shall have been paid; (viii) all New Revolving Commitments or New Term Loans, as applicable, shall share pari passu in the Guaranty and Collateral; and (ix) Borrower shall deliver or cause to be delivered any legal opinions or other documents (including modifications of Mortgages and title insurance endorsements or policies, if any) reasonably requested by Administrative Agent in connection with any such transaction.
          On any Increased Amount Date on which New Revolving Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) each of the Revolving Lenders shall assign to each of the New Revolving Loan Lenders, and each of the New Revolving Loan Lenders shall purchase from each of the Revolving Loan Lenders, at the principal amount thereof (together with accrued interest), such interests in the Revolving Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans will be held by existing Revolving Loan Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Commitments after giving effect to the addition of such New Revolving Commitments to the Revolving Commitments, (b) each New Revolving Commitment shall be deemed for all purposes a Revolving Commitment and each Loan made thereunder (a “New Revolving Loan”) shall be deemed, for all purposes, a Revolving Loan and (c) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Commitment and all matters relating thereto.
          On any Increased Amount Date on which any New Term Loan Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, (ii) the total New Term Loan Commitment shall be permanently reduced immediately and without further action on the date of funding of each New Term Loan in an amount equal to such funded New Term Loan, (iii) each Lender’s New Term Loan Commitment shall be permanently reduced immediately and without further action on the date of funding of each New Term Loan in an amount equal to the New Term Loan funded by such
Aurora — Credit Agreement

Lender and (iv) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto. Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders, as applicable.
          The terms and provisions of the New Term Loans and New Term Loan Commitments shall be, except as otherwise set forth herein or as agreed between Borrower and the Lenders providing such New Term Loans and as set forth in the applicable Joinder Agreement, identical to the existing Term Loans. The terms and provisions of the New Revolving Loans shall be identical to the Revolving Loans and such New Revolving Loan will be documented solely as an increase to the Revolving Commitments, without any change in terms other than any change which is otherwise permitted under this Credit Agreement, and to which the Borrower, the Administrative Agent and the applicable New Lenders shall have agreed, that is more favorable to the Revolving Lenders and applies to all loans and commitments under the Revolving Loans (it being understood that Administrative Agent shall be empowered to, on behalf of all Revolving Lenders, execute an amendment to the definitive documentation relating to Revolving Loans in order to give effect to such a change more favorable to Revolving Lenders).
          The terms and provisions of the New Term Loans and New Term Loan Commitments shall be set forth in an amendment to this Agreement and/or the applicable Joinder Agreement, which shall not require the consent of the Requisite Lenders; provided that (i) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans, (ii) the applicable New Term Loan Maturity Date shall be no shorter than the later of final maturity of the Revolving Loans and the Tranche B Term Loans, and (iii) if the initial all-in “yield” (for purposes of this Section 2.24, the all-in “yield” with respect to any Loan shall be reasonably determined by Administrative Agent, but in any event such determination shall include the sum of the Applicable Margin for LIBOR Rate Loan on the relevant Loan plus any original issue discount or up-front fees in lieu of original issue discount) (based on an assumed four-year average life for the applicable credit facilities (e.g., 100 basis points in original issue discount or up-front fees equals 25 basis points of interest rate margin))) relating to the New Term Loans exceeds the all-in “yield” then in effect with respect to the existing Term Loans by more than 0.25%, then the Applicable Margin relating to the existing Term Loans shall be adjusted so that the yield relating to such New Term Loans does not exceed the rate applicable to the existing Term Loans, by more than 0.25%. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of Administrative Agent, to effect the provisions of this Section 2.24.
          SECTION 3. CONDITIONS PRECEDENT
          3.1 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
Aurora — Credit Agreement

               (a) Credit Documents. Administrative Agent shall have received a number of copies reasonably determined by Administrative Agent of each Credit Document required to be executed and delivered by each applicable Credit Party on the Closing Date.
               (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation, and for Borrower, Holdings and each Material Subsidiary, in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date.
               (c) Existing Indebtedness. On the Closing Date, Administrative Agent shall have received evidence reasonably satisfactory to it that, Holdings and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation, backstop or cash collateralization of any letters of credit outstanding thereunder.
               (d) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case that are necessary in connection with the transactions contemplated by the Credit Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent (or otherwise waived as a condition by Administrative Agent). All applicable waiting periods shall have expired without any action being taken or threatened by any competent Government Authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
               (e) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:
               (i) evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security
Aurora — Credit Agreement

Agreement and the other Collateral Documents (including, without limitation, their obligations to execute, if applicable, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing the “control” (as defined in the UCC) of deposit and/or securities accounts as provided therein);
               (ii) a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed, if applicable, by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and
               (iii) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) commercially reasonable efforts to obtain a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party (other than with respect to the draw centers, any leased location that does not have a formal written lease and the leased locations at which less than $20,000 of Collateral is located, in each case, with respect to C.H.C. Labs, Inc.) and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.
               (f) Intentionally Omitted.
               (g) Financial Statements; Projections. Lenders shall have received from Holdings the Historical Financial Statements.
               (h) Evidence of Insurance. Collateral Agent shall have received a certificate from Borrower’s insurance broker or other reasonable evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.
               (i) Opinions of Counsel. Lenders and their respective counsel shall have received originally executed copies of (i) a written opinion of Alston and Bird LLP, counsel for Holdings, Borrower and Guarantors as to such matters as Administrative Agent may reasonably request, and (ii) written opinions of local counsel with respect to Material Subsidiaries reasonably satisfactory to Administrative Agent, as specified on Schedule 3.1, each dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and Borrower hereby instructs such counsel to deliver such opinions to Agents and Lenders).
Aurora — Credit Agreement

               (j) Fees. Borrower shall have paid to Syndication Agent, Administrative Agent, Documentation Agent and Lenders, the fees earned, due and payable on the Closing Date, including the fees referred to in Section 2.11(d) and in the Fee Letter.
               (k) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Holdings dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance reasonably satisfactory to Administrative Agent, certifying that after giving effect to the Credit Extensions to be made on the Closing Date, Holdings and its Subsidiaries (taken as a whole) are and will be Solvent.
               (l) Closing Date Certificate. Each Credit Party shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
               (m) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in writing in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent, singly or in the aggregate, materially impairs any of the transactions contemplated by the Credit Documents or that could reasonably be expected to have a Material Adverse Effect.
               (n) Default Under Other Agreements. As of the Closing Date, no event shall have occurred and be continuing or would result from the consummation of the Credit Extensions to be made on the Closing Date that would constitute a Default or Event of Default under any of the Credit Documents or breach or default with respect to any other material term of other Indebtedness with an aggregate principal amount of $1,000,000 or more that will remain in place after the Closing Date.
               (o) Maximum Leverage Ratio. The pro forma income statement of Holdings and its Subsidiaries as at March 31, 2010 (prepared with respect to any acquisition, asset sale and/or payment of indebtedness occurring prior to the Closing Date, as described in Section 6.8(d) for Permitted Acquisitions and Asset Sales) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that the Leverage Ratio net of Cash and Cash Equivalents held by the Borrower (after giving pro forma effect to the consummation of the transactions contemplated by the Credit Documents and any Credit Extensions to be made on the Closing Date (including the payment of all Transaction Costs required to be paid in Cash)) shall not be greater than 4.50:1.00.
               (p) Collateral Assignment Documents. Administrative Agent shall have received a copy of each Collateral Assignment of Management Agreement, Collateral Assignment of Nominee Agreement, Collateral Assignment of Purchase Agreement and Collateral Assignment of Services Agreement reasonably required by Collateral Agent, duly executed by the parties thereto.
Aurora — Credit Agreement

               (q) No Material Adverse Change. Since December 31, 2009, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
               (r) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to any Agent or any Lender.
               (s) Cash Management. Agents shall have received such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance reasonably satisfactory to Agents, as Agents may request with respect to the cash management system of Holdings and its Subsidiaries and Agents shall be satisfied in their reasonable discretion with the cash management system of Holdings and its Subsidiaries. The Administrative Agent agrees that the cash management systems of Holdings and its Subsidiaries in existence on the Closing Date are acceptable.
               (t) Credit Ratings. (i) Borrower shall have received a corporate family rating from Moody’s and a corporate credit rating from S&P, and (ii) the credit facilities contemplated by this Agreement shall have received a credit rating from each of Moody’s and S&P.
               (u) Bank Regulatory Information. At least ten days prior to the Closing Date, each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act.
          3.2 Conditions to Each Credit Extension. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
               (a) Administrative Agent shall have received a fully executed and delivered Funding Notice executed by an Authorized Officer;
               (b) after making the Credit Extensions requested on such Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
               (c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date; and
               (d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.
Aurora — Credit Agreement

          SECTION 4. REPRESENTATIONS AND WARRANTIES
          In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct in all material respects, except to the extent such representations and warranties relate to a specific earlier date, and in such case are true and correct in all material respects as of such earlier date; provided, that to the extent any such representation or warranty is already qualified by materiality or Material Adverse Effect, such representation or warranty shall be true and correct in all respects:
          4.1 Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries, or following an IPO, each of Public Parent and its Subsidiaries, (a) is duly organized, validly existing and in good standing, if applicable, under the laws of its jurisdiction of organization, (b) has all requisite corporate power and authority to own and operate its material properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the financing transactions contemplated thereby and, in the case of Borrower, to make the borrowings hereunder, and (c) is qualified to do business and in good standing in every jurisdiction where it is required to be so qualified, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
          4.2 Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries, or following an IPO, each of Public Parent and its Subsidiaries, has been duly authorized and validly issued and is fully paid and non assessable, if applicable. Except as set forth on Schedule 4.2, as of the Closing Date, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. As of the Closing Date, Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date.
          4.3 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary corporate action on the part of each Credit Party that is a party thereto.
          4.4 No Conflict. Except as set forth on Schedule 4.4, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any material law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or following an IPO,
Aurora — Credit Agreement

Public Parent and its Subsidiaries, or any material order, judgment or decree of any court or other agency of government binding on Holdings or any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries; (b) require the approval or consent of any other Person (other than approvals or consents which have been obtained), or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default, under any Material Contract of Holdings or any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties, and any Permitted Liens); (d) result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties, except which could not reasonably be expected to have a Material Adverse Effect or (e) require any approval of stockholders, members or partners, except for such approvals or consents which will be obtained on or before the Closing Date or are disclosed in writing to Lenders.
          4.5 Governmental Consents. Except as set forth on Schedule 4.5, the execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except (i) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date or such other date as permitted by the Credit Documents, (ii) for filings and recordations to release existing Liens on the Closing Date, and (iii) any filings or disclosures required by the Securities and Exchange Commission with respect to the Reorganization Transactions and/or an IPO.
          4.6 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid.
          4.7 Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is required to be, but is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and any of its Subsidiaries taken
Aurora — Credit Agreement

as a whole (other than the Obligations, the Earnout Amounts and Seller Notes incurred on or after the Closing Date).
          4.8 Projections. On and as of the Closing Date, the Projections of Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, for the period of Fiscal Year 2010 through and including Fiscal Year 2015, including quarterly projections for each quarter during the Fiscal Year in which the Closing Date takes place, (the “Projections”) are based on good faith estimates and assumptions believed by the senior management of Holdings to be reasonable as of the Closing Date; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable.
          4.9 No Material Adverse Change. Since December 31, 2009, no event, circumstance or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.
          4.10 Intentionally Omitted.
          4.11 Adverse Proceedings, etc. Except as set forth on Schedule 4.11, there are no Adverse Proceedings, individually or in the aggregate, that (a) as of the Closing Date, relate to any Credit Document or the transactions contemplated hereby or thereby or (b) could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, (i) is in violation of any applicable laws (including Environmental Laws), which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, have paid in full all sums owing or claimed for labor, materials, supplies, personal property, and services of kind and character used, furnished or installed in or on any Real Estate Asset that are now due and owing and no claim for same exists or will be permitted to be created, except such claims or sums as may arise in the ordinary course of business and that are not yet past due or such claims or sums in which the failure to promptly pay could not reasonably be expected to result in a Material Adverse Effect or which are being disputed in good faith and proper reserves in such amounts as are required under GAAP have been established on Holdings’ and its Subsidiaries’, or after the IPO, Public Parent’s and its Subsidiaries’, books and records.
          4.12 Payment of Taxes. Except as otherwise permitted under Section 5.3, all federal and other material tax returns and reports of Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, required to be filed by any of them have been timely filed (including all extensions), and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, and upon their respective properties, assets,
Aurora — Credit Agreement

income, businesses and franchises which are due and payable have been paid when due and payable.
          4.13 Properties.
               (a) Title. Each of Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to or rights to use (in the case of all other personal property), all of their respective material properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and as of the Closing Date or thereafter in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 5.4. All such properties and assets are in working order and condition, ordinary wear and tear, condemnation and casualty excepted, and except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
               (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all owned Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) with respect to each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment, and the termination date and annual base rent under each of them. As of the Closing Date, each material agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and no Authorized Officer of Holdings has knowledge of any default that has occurred and is continuing thereunder which could cause the loss or forfeiture thereof, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
               (c) Flood Zone Properties. No Mortgage encumbers improved real property that is a Flood Hazard Property (except any such property as to which flood insurance has been obtained and is in full force and effect as required by this Agreement).
          4.14 Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law the subject matter of which could reasonably be expected to have a Material Adverse Effect. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its
Aurora — Credit Agreement

Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. To each of Holdings and its Subsidiaries knowledge, neither Holdings nor any of its Subsidiaries nor any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including without limitation any noncompliance with any Environmental Law or any failure to maintain a permit, license or other authorization required pursuant to any Environmental Law, which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
          4.15 No Defaults. No Default has occurred and is continuing.
          4.16 Material Contracts and Affiliated Practice Agreements. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts and Affiliated Practice Agreements in effect on the Closing Date. At any time following the Closing Date, there shall be no Material Contracts in effect that are not (x) listed on Schedule 4.16, (y) disclosed in the updates provided by Borrower to Administrative Agent pursuant to Section 5.1(n), or (z) publicly filed by Public Parent pursuant to its Exchange Act disclosure requirements. As of the Closing Date, all Material Contracts are in full force and effect. No Credit Party is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any Material Contract or other Contractual Obligation, in each case, the default of which could reasonably be expected to have a Material Adverse Effect.
          4.17 Governmental Regulation. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, is subject to regulation under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
          4.18 Margin Stock. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.
          4.19 Employee Matters. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, has been or is engaged in any unfair
Aurora — Credit Agreement

labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries, or following an IPO, Public Parent or any of its Subsidiaries, or to the best knowledge of any Authorized Officer of Holdings, or Public Parent, as applicable, or any of its Subsidiaries, threatened in writing against any of them, (b) no labor dispute, strike, lockout, slowdown or work stoppage in existence or threatened in writing against, involving or affecting Holdings or any of its Subsidiaries, or following an IPO, Public Parent or any of its Subsidiaries, and (c) to the best knowledge of any Authorized Officer of Holdings and each of its Subsidiaries, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of any Authorized Officer of Holdings and each of its Subsidiaries, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
          4.20 Employee Benefit Plans. Holdings and each of its Subsidiaries, or following an IPO, Public Parent and each of its Subsidiaries, and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified or is in the form of a pre-approved prototype or volume submitter plan and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates, except as could not reasonably be expected to have a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that could reasonably be expected to have a Material Adverse Effect. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws or as could not reasonably be expected to have a Material Adverse Effect, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings or any of its Subsidiaries, or following an IPO, Public Parent or any of its Subsidiaries, or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan by an amount that could reasonably be expected to have a Material Adverse Effect. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings and each of its Subsidiaries, or following an IPO, Public Parent and each of its Subsidiaries, and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer
Aurora — Credit Agreement

Plans, based on information available pursuant to Section 4221(e) of ERISA is not in an amount that could reasonably be expected to have a Material Adverse Effect. Holdings and each of its Subsidiaries, or following an IPO, Public Parent and each of its Subsidiaries, and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, except as could not reasonably be expected to have a Material Adverse Effect.
          4.21 Certain Fees. Except as set forth on Schedule 4.21, on the Closing Date, no broker’s or finder’s fee or commission will be payable by the Credit Parties with respect hereto or any of the transactions contemplated hereby.
          4.22 Solvency. The Credit Parties (taken as a whole) are and, upon the incurrence of any Credit Extension by such Credit Parties, on any date on which this representation and warranty is made, will be, Solvent.
          4.23 Compliance with Statutes, etc. Each of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including, without limitation, compliance with (i) all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries, or Public Parent or its Subsidiaries, as applicable, and (ii) HIPAA, Medicaid Regulations and Medicare Regulations), except such non compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, as applicable, nor, to the knowledge of any Authorized Officer of Holdings, or following an IPO, Public Parent, as applicable, or any of its Subsidiaries, any individual employed by Holdings or any of its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, as applicable, has been, or may reasonably be expected to be, excluded or suspended from participation in any Medical Reimbursement Program for their corporate or individual actions or failures to act. To the knowledge of any Authorized Officer of Holdings, or following an IPO, of Public Parent, as applicable, here is no member of management continuing to be employed by Holdings or any of its Subsidiaries or following an IPO, Public Parent or any of its Subsidiaries, as applicable, who has been, or may reasonably be expected to have, individual criminal culpability for healthcare matters under investigation by any Governmental Authority unless such member of management has been, with a reasonable period of time after discover of such actual or potential culpability, either suspended or removed from positions of responsibility related to those activities under challenge by the Governmental Authority. Current billing policies, arrangements, protocols and instructions are administered by properly trained personnel and comply with all material requirements of Medical Reimbursement Programs, including without limitation, 42 U.S.C. Section 1395g(c) and Section 1395u(b). Current medical director compensation arrangements and other arrangements with referring physicians comply with state and federal self-referral and anti-kickback laws, including without limitation, 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) and 42 U.S.C. Section 1395nn. To the knowledge of Holdings (or following an IPO, of Public Parent, as applicable) and its
Aurora — Credit Agreement

Subsidiaries, no Person having a “financial relationship” with any Credit Party, as that term is defined in 42 U.S.C. Section 1395nn, is in a position, directly or indirectly, to refer patients or services to any Credit Party, other than referrals which comply with (or are exempt from) the requirements of 42 U.S.C. Section 1395nn and the regulations promulgated pursuant thereto.
          4.24 Disclosure. None of the written reports, financial statements or any other documents, certificates or written statements (other than projections, forward looking statements, budgets, estimates or general market data) furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries, or following an IPO, Public Parent or any of its Subsidiaries about Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, for use in connection with the transactions contemplated hereby contains (when taken as a whole) any untrue statement of a material fact or omits to state a material fact (known to Holdings or any of its Subsidiaries, or Public Parent or any of its Subsidiaries, as applicable, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not materially misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by senior management of Holdings or any of its Subsidiaries, or following an IPO, Public Parent and any of its Subsidiaries, to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material. There are no agreements, instruments and corporate or other restrictions to which any Credit Party is subject and there are no facts known to Holdings or any of its Subsidiaries, or Public Parent or any of its Subsidiaries, as applicable (other than matters of a general economic nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.
          4.25 Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act of 2001) (the “Act”). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
          4.26 Insurance. The properties of Holdings and each of its Subsidiaries, or following an IPO, Public Parent and each of its Subsidiaries, are adequately insured with financially sound and reputable insurers and in such amounts, with such deductibles and covering such risks and otherwise on terms and conditions as are customarily carried or maintained by Persons of similar size and engaged in similar businesses at similar locations and such insurance complies with the requirements of Section 5.5. Schedule 4.26 sets forth a list of
Aurora — Credit Agreement

all insurance maintained by or on behalf of the Credit Parties and each of their Subsidiaries as of the Closing Date and, as of the Closing Date, all premiums in respect of such insurance have been paid to the extent then due and owing.
          4.27 Security Interest in Collateral. Subject to any laws restricting the enforceability against a Governmental Authority of an assignment of Accounts arising under Medicare and Medicaid, the provisions of this Agreement and the other Credit Documents create legal, valid and enforceable Liens on all the Collateral in favor of Collateral Agent, for the benefit of Collateral Agent and the Lenders (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforceability of creditors’ rights and subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid), and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule I to the Collateral Questionnaire (along with the payment of appropriate fees), (ii) upon the taking of possession or control by Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to Collateral Agent to the extent possession or control by Collateral Agent is required by the Pledge and Security Agreement), and (iii) upon registration of Collateral Agent’s Lien with respect to certificates of title (which shall only be required to the extent required by the Pledge and Security Agreement), such Liens constitute perfected and continuing First Priority Liens on the Collateral to the extent such perfection is required by the Credit Documents and may be perfected under the UCC in effect at the relevant time in the relevant jurisdiction, securing the Obligations only to the extent a Lien can be perfected and the appropriate filings have been made, enforceable against the applicable Credit Party (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforceability of creditors’ rights and subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts arising under Medicare and Medicaid and except to the extent that availability of the remedy of specific performance or injunctive relief is granted by the court before which any proceeding therefore may be brought), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of Collateral Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title), control or notation to the extent Collateral Agent has not obtained or does not maintain possession, control of, or notation on, such Collateral.
          4.28 Permits, Etc. Each Credit Party has, and is in compliance with, all permits, licenses, authorizations, approvals, entitlements and accreditations (including, but not limited to CAP) required for such Person lawfully to own, lease, manage or operate, or to acquire, each business currently owned, leased, managed or operated, or to be acquired, by such Person, which, if not obtained, or if not complied with, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party or Subsidiary that operates a clinical laboratory has (i) obtained and maintains CLIA certification and (ii) entered into and maintains in good standing its Medicare Provider Agreements and its Medicaid Provider Agreements, if any. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal
Aurora — Credit Agreement

of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect, except, to the extent any such condition, event or claim could not be reasonably be expected to have a Material Adverse Effect.
          4.29 Reimbursement from Third Party Payors. The accounts receivable of Holdings and its Subsidiaries, or following an IPO, Public Parent and its Subsidiaries, have been and will continue to be adjusted to reflect the reimbursement policies required by all applicable requirements of law and other Third Party Payor Arrangements to which Holdings, or Public Parent, as applicable, or such Subsidiary is subject, and do not exceed in any material respect amounts such Person is entitled to receive under any capitation arrangement, fee schedule, discount formula, cost-bases reimbursement or other adjustment or limitation to usual charges. All billings by Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, pursuant to any Third Party Payor Arrangements have been made in compliance with all applicable requirements of law, except where the failure to comply would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. There has been no intentional or material over-billing or over-collection by Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, pursuant to any Third Party Payor Arrangements, other than as created by routine adjustments and disallowances made in the ordinary course of business by the Third Party Payors with respect to such billings (including, without limitation, pursuant to recoupment letters).
          4.30 Common Enterprise. The successful operation and condition of each of the Credit Parties is dependent on the continued successful performance of the functions of the group of the Credit Parties as a whole and the successful operation of each of the Credit Parties is dependent on the successful performance and operation of each other Credit Party. Each Credit Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (i) successful operations of each of the other Credit Parties and (ii) the credit extended by the Lenders to the Credit Parties hereunder, both in their separate capacities and as members of the group of companies. Each Credit Party has determined that execution, delivery, and performance of this Agreement and any other Credit Documents to be executed by such Credit Party is within its purpose, will be of direct and indirect benefit to such Credit Party, and is in its best interest.
          4.31 Intellectual Property. Each Credit Party and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property (“Intellectual Property”) necessary to its business as currently conducted except where the failure to own or license could not reasonably be expected to result in a Material Adverse Effect. A correct and complete list of all registered Intellectual Property, or Intellectual Property for which an application to register has been filed, owned by each Credit Party or one of its Subsidiaries (the “Credit Party Intellectual Property”) as of the date of this Agreement is set forth on Schedule 4.31. To the best knowledge of each Credit Party, the use of Credit Party Intellectual Property by the Credit Parties and its Subsidiaries does not infringe in any material respect upon the Intellectual Property rights of any other Person. As of the Closing Date, the Credit Parties’ rights to Credit Party Intellectual Property are not subject to any licensing agreement or similar arrangement, except to the extent scheduled on Schedule 4.31. Each Credit Party has taken commercially reasonable measures to protect the secrecy, confidentiality and
Aurora — Credit Agreement

value of all trade secrets used in, and material to, its business (collectively, the “Business Trade Secrets”). To the best knowledge of each Credit Party, none of the Business Trade Secrets has been disclosed to any Person other than employees or contractors of the Credit Parties or other Persons who had a need to know and use such Business Trade Secrets in the ordinary course of employment or contract performance.
          4.32 Sanctioned Persons and Anti-Money Laundering. None of Holdings nor any of its Subsidiaries, or following an IPO, Public Parent nor any of its Subsidiaries, nor, to the knowledge of any Authorized Officer of Borrower, any director, officer, agent, employee or Affiliate of Holdings or any Subsidiary, or Public Parent or any Subsidiary, as applicable, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.
          SECTION 5. AFFIRMATIVE COVENANTS
          Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than indemnification obligations for which no claim has been made), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
          5.1 Financial Statements and Other Reports. Unless otherwise provided below, Holdings will deliver to Administrative Agent (for further delivery to the Lenders):
               (a) Intentionally Omitted;
               (b) Quarterly Financial Statements. As soon as available, and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including, prior to an IPO, the fourth Fiscal Quarter), the consolidated balance sheets of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, for the 3 months ended of such Fiscal Quarter and the related consolidated statements of income for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter and stockholders’ equity and cash flows of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification with respect thereto (and, if prior to an IPO, the Public Parent Prospectus has been withdrawn or allowed to lapse, a Narrative Report with respect thereto); provided, that with respect to any Subsidiary acquired or formed pursuant to a Permitted Acquisition, the financial information included for such Subsidiary can be (i) prepared on a cash basis for any periods occurring prior to such Permitted Acquisition and (ii) in the form of estimates (which may be on a cash basis) for the first three months after the consummation of such Permitted Acquisition; however, commencing on the fourth month following any such Permitted Acquisition, all post-acquisition financial information for such Permitted Acquisition
Aurora — Credit Agreement

shall be prepared without giving effect to this clause (ii) (such estimates to be accompanied by a certificate from the chief financial officer of Holdings certifying that the estimates contained therein are based upon good faith estimates and assumptions believed by senior management of Public Parent or Holdings, as applicable, to be reasonable at the time made and at the time of delivery thereof) (it being understood that the information required by the first sentence in this clause (b) may be furnished in the form of a Form 10-Q and such information shall be deemed delivered when (x) posted via Edgar or any successor internet site and (y) notice is provided to Administrative Agent of such posting);
               (c) Annual Financial Statements. As soon as available, and in any event within 90 days after the end of each Fiscal Year, (i) the consolidated balance sheets of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, for such Fiscal Year, setting forth in each case, in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification with respect thereto (and, if prior to an IPO, the Public Parent Prospectus has been withdrawn or allowed to lapse, a Narrative Report with respect thereto) (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K and such information shall be deemed delivered when (x) posted via Edgar or any successor internet site and (y) notice is provided to Administrative Agent of such posting); and (ii) with respect to the consolidated financial statements for that Fiscal Year a report thereon of McGladrey & Pullen, or another independent certified public accountants of recognized national standing selected by Holdings or Public Parent, as applicable, or other independent certified public accountant selected by Borrower, and in each case, reasonably satisfactory to Administrative Agent (which report shall be without any qualification, exception or explanation as to going concern and scope of audit), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards);
               (d) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
               (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable, delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of
Aurora — Credit Agreement

such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;
               (f) Notice of Default. Promptly upon any Authorized Officer of Holdings or Borrower obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default; or (ii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, event or condition, and what action Borrower has taken, is taking and proposes to take with respect thereto;
               (g) Notice of Litigation. Promptly upon any Authorized Officer of Holdings or Borrower obtaining knowledge of (i) the institution of, or non frivolous written threat of, any Adverse Proceeding not previously disclosed in writing by Borrower to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Borrower to enable Administrative Agent and its counsel to evaluate such matters;
               (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, where there is any potential material liability to Holdings or any of its Subsidiaries as a result thereof, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness after request from Administrative Agent, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates with the Employee Benefit Security Administration with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;
               (i) Financial Plan. As soon as practicable and in any event no later than 60 days after the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and cash flow statement and forecasted consolidated and consolidating statements of income of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, for such Fiscal Year and an explanation of the principal assumptions on which such forecasts are based, and (ii) a forecasted consolidated balance sheet and consolidated statements of income and cash flows of Holdings and its Subsidiaries or, following the occurrence of an IPO, of Public Parent and its Subsidiaries, for each quarter of the Fiscal Year in which the Financial Plan is delivered, together, in each case, with an explanation of the principal
Aurora — Credit Agreement

assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents. All projections contained in each Financial Plan shall be based upon good faith estimates and assumptions believed by senior management of Holdings or Public Parent or, as applicable, to be reasonable at the time made and at the time of delivery thereof;
               (j) Insurance Report. Together with each delivery of financial statements pursuant to Sections 5.1(b) and 5.1(c), a report or certificate outlining all material insurance coverage maintained by Holdings, or after an IPO, Public Parent, and its Subsidiaries as of the date of such report or certificate;
               (k) Management Letters. Promptly after review and approval by the audit committee (or other board designees) of any “management letter” received by Holdings, or Public Parent, as applicable, or Borrower or any of their respective Subsidiaries from its certified public accountants a copy of such “management letter” and the management’s response thereto;
               (l) Certification of Public Information. Holdings and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material Non-Public Information with respect to, prior to an IPO, Holdings, its Subsidiaries or their securities, and following an IPO, Public Parent, its Subsidiaries and their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that Holdings has indicated contains Non-Public Information shall not be posted on that portion of the Platform designated for such public-side Lenders. Holdings agrees to clearly designate all Information provided to Administrative Agent by or on behalf of Holdings which is suitable to make available to such public-side Lenders. If Holdings has not indicated whether a document or notice delivered pursuant to this Section 5.1 contains Non-Public Information, Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material Non-Public Information with respect to prior to an IPO, Holdings, its Subsidiaries or their securities, and following an IPO, Public Parent, its Subsidiaries and their securities;
               (m) Intentionally Omitted;
               (n) Notices Regarding Material Contracts. Prior to an IPO, promptly and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that could reasonably be expected to have a Material Adverse Effect, (ii) after an Authorized Officer of any Credit Party becomes aware of a default or event of default under any Material Contract that could reasonably be expected to have a Material Adverse Effect, or (iii) after any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(n)), and an explanation of any actions being taken with respect thereto;
Aurora — Credit Agreement

               (o) Environmental Permits, Reports and Audits. Promptly upon receipt, copies of all environmental permits, audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries the contents of which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
               (p) Intentionally Omitted;
               (q) Intentionally Omitted;
               (r) Intentionally Omitted;
               (s) Violations of Terrorism Laws. Promptly (i) if any Authorized Officer of any Credit Party obtains knowledge that any Credit Party or any Person which owns, directly or indirectly, any Capital Securities of any Credit Party, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, such Credit Party will notify Administrative Agent and (ii) upon the request of any Lender, such Credit Party will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Act; and
               (t) Other Information. (i) Promptly upon their becoming available, copies of (A) after the occurrence of an IPO, all financial statements, reports, notices and proxy statements sent or made available generally by Public Parent to its security holders, (B) all regular, periodic and current reports and all registration statements and prospectuses, if any, filed by Public Parent or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (ii) promptly upon receipt thereof, copies of all final financial reports submitted to any Credit Party by its auditors in connection with any audit of the books thereof and (iii) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent (other than information subject to confidentiality obligations with a third party or attorney-client privilege or the sharing of which information is prohibited by applicable law). Notwithstanding anything to the contrary contained herein, it being understood that any public information required by this clause (t) may be furnished in the form of a public filing with the Securities and Exchange Commission and such information shall be shall be deemed delivered when (x) posted via Edgar or any successor internet site and (y) notice is provided to Administrative Agent of such posting.
          5.2 Existence. Except as otherwise permitted under Sections 6.7 and 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and governmental authorizations, qualifications, franchises, licenses and permits material to its business and to conduct its business in each jurisdiction in which its business is conducted except where the failure to preserve and keep in full force and effect any rights, governmental authorizations, qualifications, franchises, licenses and permits could not reasonably be expected to result in a Material Adverse Effect; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or governmental authorizations, qualifications, franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no
Aurora — Credit Agreement

longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
          5.3 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid (a) if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim, (b) in the case of unpaid Taxes, the aggregate amount of all such unpaid Taxes is not in excess of $500,000 at any time or (c) in the case of non-Tax claims, such non-Tax claims, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will (a) withhold from each payment made to any of its past or present employees, officers or directors, and to any non resident of the country in which it is resident, the amount of all Taxes and other deductions required to be withheld therefrom and pay the same to the proper tax or other receiving officers within the time required under any applicable laws and (b) collect from all Persons the amount of all Taxes required to be collected from them and remit the same to the proper tax or other receiving officers within the time required under any applicable laws, in each case, other than Taxes, together with the Taxes described in clause (ii)(b) above, not reasonably expected to have a Material Adverse Effect. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than, prior to an IPO, Holdings or any of its Subsidiaries and after an IPO, Public Parent and its Subsidiaries).
          5.4 Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in satisfactory repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided, that nothing in this Section 5.4 shall prevent (i) sales or dispositions of property, consolidations, mergers, liquidations or dissolutions by or involving any Credit Party or their Subsidiaries in accordance with Section 6.7 or 6.9; (ii) the withdrawal by any Credit Party of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Credit Party or their respective Subsidiaries of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such Person reasonably determines are not useful to its business or no longer commercially desirable.
          5.5 Insurance. Holdings and each of its Subsidiaries, or following an IPO, Public Parent and each of its Subsidiaries, will maintain or cause to be maintained, with financially sound and reputable insurers, business interruption insurance, casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities,
Aurora — Credit Agreement

losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries, or Public Parent and its Subsidiaries, as applicable, as may customarily be carried or maintained under similar circumstances by Persons engaged in similar businesses at similar locations, in each case in such amounts (giving effect to self insurance which comports with the requirements of this Section and provided that adequate reserves therefore are maintained in accordance with GAAP), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall, if applicable, (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides that the insurer will endeavor to provide at least 30 days’ prior written notice to Collateral Agent of any modification or cancellation of such policy and that no act or default of Holdings or any other Person shall affect the right of Collateral Agent to recover under such policy or policies in each case of loss or damage. The Lenders and the Agents agree that the insurance maintained by Holdings and its Subsidiaries as of the Closing Date satisfy this Section 5.5.
          5.6 Books and Records; Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, (a) keep adequate books of records and account in which full, true and correct (in all material respects) entries are made of all dealings and transactions in relation to its business and activities and (b) permit any authorized representatives designated by Administrative Agent (including employees of Administrative Agent or any consultants, accountants, lawyers and appraisers retained by Administrative Agent) to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and with independent public accountants and auditors, so long as Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both Borrower and Administrative Agent), all upon reasonable prior notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested and by this provision the Credit Parties authorize such accountants, to discuss with Administrative Agent and such representatives, the affairs, finances and accounts of Holdings, or Public Parent, as applicable, and its Subsidiaries, so long as Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both Borrower and Administrative Agent). The Credit Parties acknowledge that Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the
Aurora — Credit Agreement

Lenders certain reports pertaining to the Credit Parties’ assets for internal use by Administrative Agent and the Lenders. After the occurrence and during the continuance of any Event of Default, each Credit Party shall provide Administrative Agent with access to its customers and suppliers to the extent not prohibited by applicable law.
          5.7 Lenders Meetings. Holdings and its Subsidiaries will, upon the reasonable request of Administrative Agent or Requisite Lenders, participate in a meeting or conference call of Administrative Agent and Lenders once during each Fiscal Year to be held at such location as may be agreed to by Holdings and Administrative Agent (or, if agreed to by Administrative Agent, via teleconference) once in any Fiscal Year.
          5.8 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Subsidiaries, to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, (i) all Environmental Laws and (ii) HIPAA, Medicare Regulations and Medicaid Regulations), except for such noncompliance with which could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Credit Party shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto. Each Credit Party will, and will take all reasonable steps to cause each of its Subsidiaries to, ensure that (i) billing policies, arrangements, protocols and instructions will comply with reimbursement requirements under Medicare, Medicaid and other Medical Reimbursement Programs and will be administered by properly trained personnel; (ii) compensation arrangements and other arrangements with referring physicians will comply with applicable state and federal self-referral and anti-kickback laws, including, without limitation, 42 U.S.C. Section 1320a-7b(b)(1)-(b)(2) 42 U.S.C. and 42 U.S.C. Section 1395nn; and (iii) no event or related events occur that results in the exclusion of Holdings or any of its Subsidiaries from participation in any Medical Reimbursement Program, except for any such exclusion which could not reasonably be expected to have a Material Adverse Effect. Each Credit Party will, and will cause each of its Subsidiaries to, make commercially reasonable efforts to implement policies that are consistent with HIPAA on or before the date that any Credit Party or its Subsidiaries is required to comply therewith.
          5.9 Environmental.
               (a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:
               (i) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material
Aurora — Credit Agreement

Adverse Effect, and (3) Holdings or Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
               (ii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity, the liability associated with which could reasonably be expected to result in a Material Adverse Effect;
               (iii) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that could have a Material Adverse Effect; and
               (iv) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
               (b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
          5.10 Subsidiaries; Guarantors.
               (a) In the event that any Person (other than an Excluded Subsidiary) becomes a Significant Domestic Subsidiary of, prior to an IPO, Holdings, and following an IPO, Public Parent, Holdings or Public Parent, as applicable, shall (i) within ten Business Days (or in the case of any Permitted Acquisition, within five Business Days) of such Person becoming a
Aurora — Credit Agreement

Subsidiary of Holdings cause such Significant Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement, and (ii) take all such actions and execute and deliver, or cause to be executed and delivered, subject to Section 6.17, all such documents, instruments, agreements, and certificates as reasonably requested by Collateral Agent, including, without limitation, those documents that are similar to those described in Sections 3.1(b) and 3.1(e). With respect to each such Subsidiary, Holdings or Public Parent, as applicable, shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings or Public Parent, as applicable, and (ii) all of the data required to be set forth in Schedule 4.2 with respect to all Subsidiaries of Holdings or Public Parent, as applicable; provided, such written notice shall be deemed to supplement Schedule 4.2 for all purposes hereof. The Borrower, at its sole cost and expense, may also elect to make any Subsidiary not otherwise required to be made a Guarantor hereunder a Guarantor upon making the deliveries required pursuant to clauses (i) and (ii) in this Section 5.10(a).
               (b) In the event that any Person (other than an Excluded Subsidiary) becomes a Foreign Subsidiary of, prior to an IPO, Holdings, and following an IPO, Public Parent, and the ownership interests of such Foreign Subsidiary are owned by Holdings (or Public Parent, as applicable) or any other Guarantor, Holdings or Public Parent, as applicable, shall, or shall cause such Guarantor to take, all of the actions referred to in Section 3.1(e)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of such ownership interests.
               (c) Borrower may, by giving written notice to Administrative Agent, request that any Subsidiary of Public Parent or Holdings, as applicable, that is at such time a Guarantor but which at such time is no longer required to be a Guarantor pursuant to Section 5.10(a), be released from its guaranty of the Obligations and released as a Grantor under the Pledge and Security Agreement. Such written notice shall be accompanied by a certificate of an Authorized Officer of Borrower demonstrating to the reasonably satisfaction of Administrative Agent that such Subsidiary is not required to be a Significant Subsidiary pursuant to the terms hereof (including, without limitation, the terms of the definition of “Significant Subsidiary”), and Administrative Agent shall, within 10 Business Days of receipt of such written notice and certificate, at the sole cost and expense of Borrower, execute such documents, agreements and instruments, and take such further actions as may be required to release such Subsidiary from its obligations as a Guarantor hereunder and a Grantor under the Pledge and Security Agreement. For the avoidance of doubt, any Subsidiary of Borrower which has been released as a Guarantor pursuant to this clause (c) shall again become a Guarantor if it is subsequently required to become a Guarantor pursuant to Section 5.10(a) and the definition of “Significant Subsidiary”.
               (d) No later than five Business Days following the occurrence of an IPO and consummation of the Reorganization Transactions, each of Public Parent and ARDX Sub shall (i) become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent a Counterpart Agreement and (ii) take all actions and execute and deliver all documents, instruments, agreements and certificates as reasonably requested by Collateral Agent, including those documents that are similar to those described in Sections 3.1(b) and 3.1(e).
Aurora — Credit Agreement

          5.11 Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset after the Closing Date or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, within 45 days of acquiring such Material Real Estate Asset (or such later date agreed to by Collateral Agent), or promptly after a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, the following documents with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets:
               (a) Mortgages, duly executed by the appropriate Credit Party, together with:
               (i) evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Closing Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of Collateral Agent for the benefit of Secured Parties and that all filing and recording taxes and fees have been paid,
               (ii) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount acceptable to Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Credit Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as Administrative Agent may deem necessary or desirable,
               (iii) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the Closing Date, certified to Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to Administrative Agent,
Aurora — Credit Agreement

               (iv) estoppel and consent agreements, in form and substance satisfactory to Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 4.13 hereto, along with (x) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, (y) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest or (z) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to Administrative Agent,
               (v) estoppel certificates executed by all tenants of the leased real properties listed on Schedule 4.13 hereto,
               (vi) evidence of the insurance required by the terms of the Mortgages,
               (vii) an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989, which appraisals shall be from a Person acceptable to the Lender Parties and otherwise in form and substance satisfactory to the Lender Parties, and
               (viii) such other consents, agreements and confirmations of lessors and third parties as Administrative Agent may deem necessary or desirable and evidence that all other actions that Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.
          In addition to the foregoing, Borrower shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.
          5.12 Interest Rate Protection. No later than 120 days following the Closing Date, Borrower shall maintain, or caused to be maintained, in effect for a period of at least two years one or more Interest Rate Agreements for a term of not less than two years (which may be satisfied by one year consecutive contracts) and otherwise in form and substance reasonably satisfactory to Administrative Agent, which Interest Rate Agreements shall effectively limit the Unadjusted LIBOR Rate Component of the interest costs to Borrower with respect to an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Tranche B Term Loans outstanding from time to time (based on the assumption that such notional principal amount was a LIBOR Rate Loan with an Interest Period of three months).
          5.13 Intentionally Omitted.
Aurora — Credit Agreement

          5.14 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21 (subject in each case to confidentiality obligations of the Credit Parties and their Subsidiaries owed to third parties and attorney-client confidentiality requirements or is otherwise prohibited by applicable law). In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by the Collateral of the Credit Parties and all of the outstanding Capital Stock of Borrower and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).
          5.15 Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:
               (a) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements. The Administrative Agent agrees that the cash management systems of Holdings and its Subsidiaries in existence on the Closing Date are acceptable.
               (b) Conduct of Business. Holdings and its Subsidiaries shall continue to engage in businesses of the same general type as now conducted by them and businesses reasonably related, ancillary or complementary thereto.
               (c) Enforcement of Certain Obligations. Each Credit Party shall enforce the obligations of all Affiliated Practices under, and in accordance with, the Management Agreements and Nominee Agreements to which each such Affiliated Practice shall be a party from time to time, in all cases a manner consistent with the reasonable business judgment of the applicable Credit Party regarding such enforcement.
          5.16 Use of Proceeds. The Borrower shall apply the proceeds of the Tranche B Term Loans and any Revolving Loans made on the Closing Date to fund the repayment of the Existing Indebtedness, to redeem the Holdings Z Units and pay all accrued dividends and interest owing with respect thereto, and to pay fees and expenses incurred in connection with the foregoing. The Borrower shall apply the proceeds of the Revolving Loans, Swing Line Loans and Letters of Credit made after the Closing Date for working capital and general corporate purposes of the Credit Parties and their Subsidiaries, including Permitted Acquisitions. The Borrower shall apply the proceeds of the New Term Loans, if any, for general corporate purposes of the Credit Parties and their Subsidiaries, including Permitted Acquisitions. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.
Aurora — Credit Agreement

          5.17 Compliance Program. Holdings (i) has appointed a corporate compliance officer and formed a compliance committee, and (ii) will maintain its existing compliance programs and practices, the scope and breadth of such programs which have been determined by the compliance committee to reflect industry standards, including the Compliance Program Guidance for Clinical Laboratories issued by the OIG, as amended from time to time; provided, that Holdings shall be entitled to modify any such compliance program in accordance with industry standards and their Authorized Officer’s reasonable business judgment.
          5.18 Maintenance of Ratings. In the case of Borrower, at all times use commercially reasonable efforts to maintain public ratings issued by Moody’s and S&P with respect to itself as an entity, and with respect to the Loans made hereunder.
          SECTION 6. NEGATIVE COVENANTS
          Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than indemnification obligations for which no claim has been made), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
          6.1 Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain liable with respect to any Indebtedness, except:
               (a) the Obligations;
               (b) subject to the provisions of Section 6.7, where applicable, (i) Indebtedness of any Credit Party owed to any other Credit Party, and Indebtedness of any Subsidiary that is not a Credit Party owed to any Credit Party, provided, that (A) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, (B) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes and/or the Intercompany Subordination Agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (C) any payment by any Guarantor under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Guarantor to the Borrower or to any of its Subsidiaries for whose benefit such payment is made; (ii) Indebtedness of Credit Parties owed to any Subsidiary that is not a Credit Party; and (iii) Indebtedness of any Subsidiary that is not a Credit Party to any other Subsidiary that is not a Credit Party;
               (c) [Intentionally Omitted];
               (d) unsecured Subordinated Indebtedness (i) incurred prior to the Closing Date, or (ii) permitted to be incurred pursuant to the definition of “Permitted Acquisition”, in each case, including without limitation, Indebtedness with respect to the Earnout Amounts and the Seller Notes (and guaranties by the Credit Parties and/or their Subsidiaries thereof);
Aurora — Credit Agreement

               (e) Indebtedness incurred by, prior to an IPO, Holdings or any of its Subsidiaries, and after an IPO, Public Parent or any of its Subsidiaries, arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of, prior to an IPO, Holdings or any such Subsidiaries, and after an IPO, Public Parent or any such Subsidiaries, pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of, prior to an IPO, Holdings or any of its Subsidiaries, and after an IPO, Public Parent or any of its Subsidiaries, permitted hereunder;
               (f) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business and bankers acceptances, completion guaranties or similar instruments issued for the account of any Credit Party or any of its Subsidiaries in the ordinary course of business, including guarantees or obligations of any Credit Party or any of its Subsidiaries with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);
               (g) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
               (h) guaranties of Indebtedness permitted to be incurred pursuant to this Section 6.1;
               (i) Indebtedness described in Schedule 6.1(i), but not any extensions, renewals, refinancings or replacements of such Indebtedness except extensions, renewals, refinancings and replacements of any such Indebtedness if the terms and conditions thereof, including those relating to amortization, maturity, collateral and subordination, taken as a whole, are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended (other than market interest rates and fees) and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount, the Indebtedness being renewed, extended or refinanced plus the amount of any accrued and unpaid interest and premiums required to be paid thereon and reasonable fees, costs and expenses associated therewith, or (C) be incurred, created or assumed if any Event of Default has occurred and is continuing or would result therefrom;
               (j) Indebtedness in an aggregate amount not to exceed at any time $5,000,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;
Aurora — Credit Agreement

               (k) unsecured Indebtedness, in an amount not to exceed $1,000,000 at any one time outstanding, consisting of promissory notes issued to current or former directors, consultants, managers, officers and employees or their spouses or estates of any of its Subsidiaries to purchase or redeem Capital Stock of Holdings, or if after an IPO, Public Parent, issued to such director, consultant, manager, officer or employee;
               (l) unsecured Indebtedness in the form of obligations under indemnification, incentive, non-compete, consulting, deferred compensation, earn-out, or other similar arrangements incurred by it in connection with an Investment; provided, that Indebtedness permitted under this clause (l) shall not include any Earnout Amounts or Seller Notes;
               (m) Indebtedness incurred in connection with the financing of insurance premiums;
               (n) other Indebtedness of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, in an aggregate amount not to exceed at any time $5,000,000, provided, that not more than $500,000 of such Indebtedness may be secured Indebtedness;
               (o) Indebtedness with respect to the Earnout Amounts incurred in connection with the acquisition of the entities listed on Schedule 6.1(o) hereto;
               (p) Indebtedness permitted by Section 6.7;
               (q) standby or documentary letters of credit (excluding Letters of Credit) issued on behalf of Holdings and its Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time;
               (r) Indebtedness of any Person that becomes a Subsidiary after the date hereof in an aggregate amount not to exceed $500,000 at any time; provided, that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary;
               (s) Indebtedness incurred pursuant to Interest Rate Agreements or Currency Agreements;
               (t) Indebtedness with respect to the LMC Deferred Compensation Payments;
               (u) other unsecured Indebtedness incurred by any Joint Venture, in an aggregate amount not to exceed at any time $5,000,000; and
               (v) Indebtedness of any Joint Venture that is not a Guarantor to any Credit Party or any Subsidiary thereof that is permitted to be incurred pursuant to Section 6.7; provided, that such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement;
Aurora — Credit Agreement

provided, that no Indebtedness otherwise permitted by clauses (i), (j), (k), (l), (n), (o), (u) or (v) shall be assumed, created or otherwise refinanced if an Event of Default has occurred or would result therefrom.
          6.2 Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Credit Party or its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
               (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
               (b) Liens for Taxes to the extent the obligations secured by such Liens are not required to be paid under Section 5.3;
               (c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (and not for borrowed money) to the extent the obligations secured by such Liens are not required to be paid under Section 5.3;
               (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
               (e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not materially interfere with the value or use of the property to which such Lien is attached or with the ordinary conduct of the business of a Credit Party or any of its Subsidiaries;
               (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;
               (g) Liens solely on any cash earnest money deposits made by a Credit Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
               (h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
Aurora — Credit Agreement

               (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
               (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property, in each case which do not and will not interfere with or adversely affect in any material respect the use, value or operations of any Material Real Estate Asset or the ordinary conduct of the business of a Credit Party or Subsidiary;
               (k) licenses and sublicenses of Intellectual Property granted by a Credit Party or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of a Credit Party or such Subsidiary;
               (l) Liens described in Schedule 6.2 and any Lien granted as a replacement or substitute therefore; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.1, does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date;
               (m) Liens securing purchase money Indebtedness or Capital Leases permitted pursuant to Section 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness or subject to such Capital Lease;
               (n) bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts or securities accounts maintained by any Credit Party or its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank, banks, securities intermediary or securities intermediaries with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account agreements, including those involving pooled accounts and netting arrangements or securities accounts maintained with such securities intermediary; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness for borrowed money; and
               (o) attachments, judgments and other similar Liens (other than any judgment that is described in Section 8.1(h) which constitutes an Event of Default thereunder), arising in connection with court proceedings;
               (p) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Credit Party or any of its Subsidiaries in the ordinary course of business in accordance the past practices of a Credit Party or its Subsidiaries;
               (q) Liens attaching solely to cash earnout money deposits in connection with Investments permitted by Section 6.7;
               (r) Liens deemed to exist in connection with Investments permitted under Section 6.7 that constitute repurchase obligations, and in connection with setoff rights;
Aurora — Credit Agreement

               (s) Liens solely on cash collateral securing reimbursement obligations in respect of standby or documentary letters of credit permitted by Section 6.1(q);
               (t) Liens incurred by any Credit Party or their Subsidiaries relating to non-assignment provisions under service contracts;
               (u) Leases and subleases of real property, in each case entered into in the ordinary course of such Persons’ business do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Credit Party or its Subsidiaries or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
               (v) other Liens securing Indebtedness or other obligations in an aggregate amount not to exceed $3,000,000 at any time outstanding;
               (w) Liens incurred in connection with Indebtedness permitted by Section 6.1(m) (limited to such financed insurance policies, the unearned premiums thereunder and proceeds thereof);
               (x) Liens consisting of deposits to secure statutory obligations or public utility agreements; and
               (y) Liens arising by operation of Article 2 of the UCC in favor of a reclaiming seller of goods or buyer of goods.
          6.3 Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens or other Liens permitted by the Requisite Lenders, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.
          6.4 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale or other dispositions permitted under Section 6.9, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) this Agreement and the other Credit Documents, (d) any prohibition or limitation that (i) exists pursuant to applicable requirements of law, or (ii) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.9 pending the consummation of such sale, (e) restrictions with respect to (i) subletting or assignment of any lease governing a leasehold interest of a Credit Party or a Subsidiary thereof or (ii) licensing or sublicensing property of a Credit Party or a Subsidiary thereof, (f) restrictions as set forth on Schedule 6.2, or (g) restrictions is imposed by any
Aurora — Credit Agreement

amendments or refinancings (otherwise permitted by the Credit Documents) of the contracts, instruments or obligations referred to in clause (d) or (e)(i), no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
          6.5 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that Credit Parties and their Subsidiaries may (i) prior to an IPO, make Restricted Junior Payments to Holdings, and after an IPO, make Restricted Junior Payments to Public Parent, ARDX Sub and Holdings, in each case to the extent necessary to, prior to an IPO, permit Holdings, and after an IPO, to permit Holdings, ARDX Sub and Public Parent to pay general administrative and corporate costs and expenses (and to consummate transactions by Holdings, ARDX Sub and Public Parent otherwise permitted herein), provided that, prior to the occurrence of an IPO, such Restricted Junior Payments made under this clause (i) shall not exceed an aggregate amount of $2,500,000 in any Fiscal Year; (ii) prior to an IPO, make Restricted Junior Payments to Holdings to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings and its Subsidiaries, and after an IPO, make Restricted Junior Payments to Holdings, ARDX Sub, and Public Parent to the extent necessary to permit Holdings, ARDX Sub, and Public Parent to discharge the consolidated tax liabilities of Public Parent and its Subsidiaries; (iii) make Tax Distributions by Borrower, Holdings or ARDX Sub to the holders of its Capital Stock; (iv) so long as (A) the Credit Parties shall have collectively received at least $50,000,000 of net proceeds from an IPO, (B) no Default shall have occurred and be continuing or shall be caused thereby, and (C) Public Parent, shall be in pro forma compliance with each of the covenants set forth in Sections 6.8(a) and (b) as of the last day of the most recently ended Fiscal Quarter for which financial statements are available under Section 5.1 after giving effect thereto, make distributions to Holdings such that Holdings may make (and Holdings shall be permitted to make) TRA Distributions, which TRA Distribution received by ARDX Sub, ARDX Sub may distribute to Public Parent to allow Public Parent to make payments to the Tax Receivable Entity pursuant to the terms of the TRA, which payments Public Parent may make, including payments made by Public Parent under or in respect of Section 7.13 of the TRA, provided, however that such payments under Section 7.13 of the TRA may be made solely to the extent that amounts used to fund such payments are proceeds of TRA Distributions permitted hereunder; (v) redeem or purchase any Capital Stock of, prior to an IPO, Holdings, and after an IPO, Public Parent and its Subsidiaries, in exchange for, or out of the proceeds of the issuance and sale of, Capital Stock; (vi) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, repurchase Capital Stock of, prior to an IPO, Holdings, and after an IPO, Public Parent and its Subsidiaries, deemed to occur upon the exercise of stock options if the Capital Stock represents the exercise price thereof; (vii) make any payments made by Holdings or Borrower (including any payments made by Borrower to Holdings) in connection with the Transactions on the Closing Date; (viii) pay dividends in the form of common Capital Stock; (ix) redeem Subordinated Indebtedness of any Credit Party or any of its Subsidiaries in exchange for, or out of the proceeds of the incurrence of, Subordinated Indebtedness permitted to be incurred under Section 6.1 or in exchange for Capital Stock; (x) so long as no Event of Default shall have occurred and be continuing or shall be caused thereby, redeem Capital Stock, prior to an IPO, of Holdings, and after an IPO, of Public Parent and/or Holdings held by employees, officers and
Aurora — Credit Agreement

directors upon termination of their employment (including by death or incapacity) in an amount not to exceed $1,000,000 in any Fiscal Year; (xi) subject to Section 6.20, make Restricted Junior Payments in connection with the consummation of the “Reorganization Transactions”; (xii) make dividends and distributions to any JV Investor, provided that (1) the percentage of the amount of any such dividend or distribution paid to a JV Investor shall not be more than the aggregate pro rata percentage ownership of such JV Investor in the applicable Joint Venture and (2) each Credit Party and/or Subsidiary of any Credit Party that has an ownership interest in such Joint Venture shall receive no less than the percentage of the amount of such dividend or distribution than its aggregate pro rata percentage ownership of such Joint Venture; and (xiii) make scheduled payments of principal, and interest payments with respect to Subordinated Indebtedness in accordance with the subordination provisions applicable to such Subordinated Indebtedness, and in the case of clauses (i), (ii), (v), (vi) and (x) above, so long as the applicable Credit Party applies the amount of any such Restricted Junior Payment for such purpose. The payment of any management or similar fee to Sponsors or the Equity Investors shall be permitted under this Section 6.5 to the extent such payment is also permitted under Section 6.12. Notwithstanding the foregoing, the Credit Parties shall not make any Restricted Junior Payments with respect to the Earnout Amounts and the Seller Notes unless the making of such payments is permitted by the applicable subordination provisions governing such Earnout Amounts or Seller Notes, as applicable.
          6.6 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Borrower or any other Subsidiary of Borrower, (b) repay or prepay any Indebtedness owed by such Subsidiary to Borrower or any other Subsidiary of Borrower, (c) make loans or advances to Borrower or any other Subsidiary of Borrower, or (d) transfer any of its property or assets to Borrower or any other Subsidiary of Borrower other than restrictions (i) in agreements evidencing purchase money Indebtedness (including Capital Leases) permitted by Section 6.1(j) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) customary provisions restricting assignment or pledge of any agreement entered into by a Credit Party or a Subsidiary in the ordinary course of business, (v) any holder of a Lien permitted by Section 6.2 restricting the transfer of the property subject thereto, (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.9 pending the consummation of such sale, (vii) restrictions on Cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into the ordinary course of business, (viii) in the case of any Joint Venture which is not a Credit Party, restrictions in such Persons’ Organizational Documents or pursuant to any joint venture agreement or stockholders agreement solely to the extent of the Capital Stock of or property held in the subject joint venture or other entity, (ix) restrictions and conditions existing on the date hereof identified on Schedule 6.6, (x) restrictions and conditions in service contracts restricting the assignment or pledge of any interest therein, or (xi) restrictions imposed by applicable law. No Credit Party shall, nor shall it permit its Subsidiaries to, enter
Aurora — Credit Agreement

into any Contractual Obligation which would prohibit a Subsidiary of Borrower from becoming a Credit Party.
          6.7 Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
               (a) Investments in Cash and Cash Equivalents;
               (b) Investments owned as of the Closing Date in any Subsidiary of Holdings;
               (c) Investments (i) in any securities or other assets received in satisfaction or partial satisfaction thereof from financially troubled account debtors or trade creditors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and its Subsidiaries;
               (d) Indebtedness constituting an Investment to the extent permitted under Section 6.1;
               (e) Consolidated Capital Expenditures;
               (f) loans and advances to employees of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $250,000;
               (g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;
               (h) Investments described on Schedule 6.7;
               (i) Investments made by, prior to an IPO, Holdings or any Subsidiary, and after an IPO, Public Parent or any of its Subsidiaries, as a result of consideration received in connection with an asset sale made in compliance with the terms of this Agreement (including, without limitation, Investments in the non-cash consideration received in connection with Asset Sales permitted pursuant to Section 6.9);
               (j) Investments consisting of earnest money required in connection with a Permitted Acquisition;
               (k) Investments consisting of the creation or acquisition of a new Subsidiary so long as such Subsidiary has complied with Section 5.10, to the extent required by the terms thereof and the definition of “Significant Subsidiary”;
               (l) (i) any Credit Party or any Subsidiary may capitalize or forgive any Indebtedness owed to them by any Credit Party and (ii) any Subsidiary that is not a Credit
Aurora — Credit Agreement

Party may capitalize or forgive Indebtedness owed to it by any other Subsidiary that is not a Credit Party;
               (m) any Credit Party or any Subsidiary may cancel, forgive, set-off, or accept prepayments with respect to debt, other obligations and/or equity securities to the extent not otherwise prohibited by the terms of this Agreement;
               (n) any Credit Party or any Subsidiary may hold Investments to the extent such Investments reflect an increase in the value of the Investments;
               (o) the Credit Parties and their Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customer terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business, or (iv) make lease, utility and other similar deposits or any other deposit permitted under Section 6.2 in the ordinary course of business;
               (p) loans and advances to directors, employees and officers of Borrower and its Subsidiaries (i) for bona fide business purposes, in an aggregate amount not to exceed $250,000 at any time outstanding and (iii) to the extent such loans or advances are non-cash, to purchase Capital Stock of Holdings;
               (q) other Investments in an aggregate amount not to exceed at any time $1,000,000;
               (r) any Credit Party or any Subsidiary thereof may make a loan or an Investment that could otherwise be made as a distribution permitted under Section 6.5 (with a commensurate reduction of its ability to make additional distributions under such Section 6.5);
               (s) Investments in Interest Rate Agreements or Currency Agreements;
               (t) discount, cancellation or set off of accounts receivable in the ordinary course of business to the extent constituting an Investment;
               (u) (i) Investments in Joint Ventures, and (ii) Investments by Credit Parties in Subsidiaries that are not Credit Parties; provided, that the aggregate principal amount of all Investments made pursuant to this Section 6.7(u) shall not at any time exceed $12,000,000; and
               (v) Investments by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties;
Notwithstanding the foregoing, no Investment otherwise permitted by clause (f), (g), (i), (j), (k), (l), (m), (p), (q), (u) or (v) of this Section 6.7 shall be made if any Event of Default has occurred and is continuing or would result therefrom.
          6.8 Financial Covenants.
Aurora — Credit Agreement

               (a) Interest Coverage Ratio. Holdings shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2010, to be less than the correlative ratio indicated:

Fiscal	Interest Coverage
Quarter	Ratio
September 30, 2010	3.50:1.00
December 31, 2010	3.50:1.00
March 31, 2011	3.75:1.00
June 30, 2011	3.75:1.00
September 30, 2011	3.75:1.00
December 31, 2011	3.75:1.00
March 31, 2012	4.00:1.00
June 30, 2012	4.00:1.00
September 30, 2012	4.00:1.00
December 31, 2012	4.00:1.00
March 31, 2013	4.00:1.00
June 30, 2013	4.25:1.00
September 30, 2013	4.25:1.00
December 31, 2013	4.25:1.00
March 31, 2014	4.25:1.00
June 30, 2014	4.25:1.00
September 30, 2014	4.25:1.00
December 31, 2014 and thereafter	4.25:1.00
               (b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2010, to exceed the correlative ratio indicated:

Fiscal	Leverage
Quarter	Ratio
September 30, 2010	5.25:1.00
December 31, 2010	5.00:1.00
March 31, 2011	4.75:1.00
June 30, 2011	4.50:1.00
September 30, 2011	4.50:1.00
December 31, 2011	4.25:1.00
March 31, 2012	4.00:1.00
June 30, 2012	4.00:1.00
September 30, 2012	3.75:1.00
December 31, 2012	3.75:1.00
March 31, 2013	3.50:1.00
June 30, 2013	3.50:1.00
September 30, 2013	3.25:1.00
December 31, 2013	3.25:1.00
Aurora — Credit Agreement

Fiscal	Leverage
Quarter	Ratio
March 31, 2014	3.00:1.00
June 30, 2014	3.00:1.00
September 30, 2014	3.00:1.00
December 31, 2014 and thereafter	3.00:1.00
               (c) Maximum Consolidated Capital Expenditures. Holdings shall not make or incur Consolidated Capital Expenditures in any Fiscal Year in an aggregate amount for the Credit Parties and their Subsidiaries that exceeds an amount equal to 3.00% (the “Permitted Capital Expenditure Amount”) of the total net revenues (as reflected on a consolidated statement of operations) for such Fiscal Year ended; provided that for any Fiscal Year, the Permitted Capital Expenditure Amount shall be increased by the amount, if any, by which the Permitted Capital Expenditure Amount for the immediately preceding Fiscal Year exceeded the actual amount of Consolidated Capital Expenditures made or incurred by the Credit Parties and their Subsidiaries in such preceding Fiscal Year (“Permitted Carryover Amount”) (provided, that any such excess amount shall be used solely in the immediately following Fiscal Year, and shall be used prior to the Permitted Capital Expenditure Amount allocated for such following Fiscal Year).
               (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in Sections 6.8(a) and 6.8(b) (including, without limitation, for purposes of determining pro forma compliance with such financial covenants pursuant to any other section hereof and for purposes of determining the Senior Secured Leverage Ratio hereunder, Consolidated Adjusted EBITDA shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis (x) consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges or (y) otherwise reasonably acceptable to the Administrative Agent, which pro forma adjustments shall be certified by the chief financial officer of Holdings (or of Public Parent following an IPO)) using the historical financial statements, audited or as otherwise reasonably acceptable to the Administrative Agent, of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements, prior to an IPO, of Holdings and its Subsidiaries, and following an IPO, of Public Parent and its Subsidiaries, which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period. For purposes of determining compliance with the financial covenants set forth in Sections 6.8(a) and 6.8(b) (including without limitation, for purposes of determining pro forma compliance with such financial covenants pursuant to any other section hereof) and for purposes of determining the Senior Leverage Ratio hereunder, Consolidated Adjusted EBITDA (other than to the extent expressly set forth in such definition) shall be calculated with respect to such period on a pro forma basis giving effect to any Permitted Acquisition using the financial information prepared on a cash basis for any periods occurring prior to such Permitted Acquisition.
Aurora — Credit Agreement

          6.9 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and capital expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
               (a) (i) any Guarantor may be merged with and into Borrower (ii) any Guarantor may be merged with and into any other Guarantor, (iii) any Subsidiary that is not a Credit Party may be merged with and into any other Subsidiary that is not a Credit Party, (iv) any Subsidiary that is not a Credit Party may be merged with and into any Credit Party or (v) a Person may be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of related transactions, to the Borrower from a Guarantor, to a Guarantor from another Guarantor, to a Credit Party from a Subsidiary that is not a Credit Party or to a Subsidiary that is not a Credit Party from another Subsidiary that is not a Credit Party; provided, in the case of such a merger, the Borrower, such Guarantor Subsidiary, such Credit Party or such Subsidiary that is not a Credit Party, as applicable shall be the continuing or surviving Person;
               (b) sales, leases or other dispositions of assets that do not constitute Asset Sales;
               (c) Asset Sales, the proceeds of which when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $2,500,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Borrower (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.14(a);
               (d) disposals of obsolete or worn out property;
               (e) a condemnation or casualty event;
               (f) Permitted Acquisitions;
               (g) Investments made in accordance with Section 6.7;
               (h) dispositions set forth on Schedule 6.9;
               (i) issuances and sale of Capital Stock of Holdings, and after an IPO, Capital Stock of Public Parent;
Aurora — Credit Agreement

               (j) transactions involving Affiliated Practices conducted in the ordinary course of business consistent with past practices, and in accordance with the terms of the applicable Affiliated Practice Agreements; and
               (k) dispositions permitted by Section 6.10.
          6.10 Disposal of Subsidiary Interests. Except for any sale of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9 and except for any Permitted Liens, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law; provided, that Holdings shall be permitted to transfer to another Person up to 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower solely for tax structuring purposes; provided, further, that such Person executes a non-recourse pledge of such 1% ownership interest in favor of Collateral Agent, for the benefit of the Secured Parties.
          6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.
          6.12 Transactions with Shareholders and Affiliates. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings; provided, that the foregoing restrictions shall not apply to (a) any transaction between a Credit Party and any other Credit Party or an Affiliated Practice in the ordinary course of business consistent with past practices; (b) reasonable and customary fees paid and indemnities provided to members of the board of directors (or similar governing body) of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries; (c) compensation arrangements (including bonuses and other benefits and indemnities) for officers and other employees of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, entered into in the ordinary course of business; (d) transactions described in Schedule 6.12; (e) (i) the reimbursement of costs and expenses of the Equity Holders (in such capacity) and (iii) indemnities of the Equity Holders (in such capacity); (f) transactions otherwise permitted pursuant to Sections 6.1(b), 6.1(d), 6.1(h), 6.1(k), 6.1(l), 6.1(v), 6.5, 6.7(b), 6.7(f), 6.7(h), 6.7(k), 6.7(l), 6.7(p), 6.7(u), 6.9(a) and 6.10 (solely with respect to the transfer to another Person of up to 1% of beneficial ownership and control on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower solely for tax structuring purposes); (g) payments to Haverford pursuant to the
Aurora — Credit Agreement

Consulting Agreement as in effect on the Closing Date; (h) Excluded Issuances; and (i) until such time as an IPO of a Public Parent shall have occurred (or, solely with respect to management or similar fees which have accrued but remain unpaid with respect to periods occurring prior to such IPO, simultaneously with such IPO), the payment of management or similar fees to the Sponsors and the Equity Investors under the Management Services Agreement as in effect on the Closing Date (including, for the avoidance of doubt, unpaid amounts owing with respect to the Fiscal Year ended December 31, 2009), so long as (x) no Event of Default has occurred and is continuing, (y) after giving effect to such payment, the aggregate amount of all such payments to the Sponsors and the Equity Investors made with respect to any Fiscal Year does not exceed the amounts set forth in the Management Services Agreement as in effect on the Closing Date for such Fiscal Year (including the Fiscal Year ended December 31, 2009), and (z) prior to an IPO, Holdings, and after an IPO, Public Parent, shall be in pro forma compliance with each of the covenants set forth in Sections 6.8(a) and (b) as of the last day of the most recently ended Fiscal Quarter for which financial statements are available under Section 5.1, giving pro forma effect to such payment; provided, that at such time as any such Event of Default, or non-compliance with Sections 6.8(a) and (b), as the case may be, prohibiting such payments is cured or waived, any amounts accrued shall become immediately payable.
          6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date or reasonably related, ancillary or corollary thereto.
          6.14 Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Credit Documents and agreements governing Permitted Acquisitions (other than Seller Notes); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Borrower; (ii) performing its obligations and activities incidental or related thereto under the Credit Documents, and to the extent not inconsistent therewith, agreements governing Permitted Acquisitions (other than Seller Notes); and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of any of its Subsidiaries except as otherwise expressly provided herein; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Borrower; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
          6.15 Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, make any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or
Aurora — Credit Agreement

increase any grace period related thereto) more restrictive in a manner which is adverse to the Lenders, change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders. Notwithstanding the foregoing, the Credit Parties shall be permitted to make payments on Subordinated Indebtedness, Earnout Amounts and Seller Notes to the extent expressly permitted in this Agreement.
          6.16 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from December 31st.
          6.17 Controlled Accounts. No Credit Party shall establish or maintain a Deposit Account, Securities Account or Commodities Account that is not a Controlled Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account; provided, that (i) no Credit Party shall be required to establish a Controlled Account with respect to any Deposit Account in which Government Receivables (as defined in the Pledge and Security Agreement) are deposited so long as the cash amounts on deposit therein are transferred to a Controlled Account or any other account permitted to be so utilized under this Section 6.17 as required pursuant to the terms of the Pledge and Security Agreement, (ii) the Credit Parties shall have up to 120 days (or such later date as the Administrative Agent may agree to in its reasonable discretion) after the consummation of a Permitted Acquisition (or with respect to acquisitions consummated prior to the Closing Date, up to 120 days (or such later date as the Administrative Agent may agree to in its reasonable discretion) after the Closing Date) to establish Controlled Accounts with respect to each Deposit Account acquired in such Permitted Acquisition (or in such acquisition consummated prior to the Closing Date); provided, that if the Credit Parties are not able to establish Controlled Accounts as required pursuant to this Section 6.17 within such 120 day period (or such later date as the Administrative Agent may agree to in its reasonable discretion) after using commercially reasonable efforts, within 120 days (or such later date as the Administrative Agent may agree to in its reasonable discretion) after the expiration of such 120 day period (or such later date as the Administrative Agent may agree to in its reasonable discretion) such Credit Party shall (1) close such Deposit Account, and (2) in the event such Credit Party moves such Deposit Account to another bank, establish a Controlled Account therewith, (iii) each Credit Party may (w) maintain zero-balance accounts for the purpose of managing local disbursements and collections and may maintain payroll, withholding tax and other fiduciary accounts, and (iv) the Credit Parties shall not be required to establish Controlled Accounts with respect to any account in which the account balance is not in excess of $75,000 at any time, or any disbursement account, payroll, trust, tax and employee benefit accounts.
          6.18 Amendments to Organizational Agreements, Material Contracts and Affiliated Practice Agreements. No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents, except (i) in the case of any provision of any Organizational Document which provides for or relates to any distribution of funds pursuant to or in respect of any TRA, only to the extent that such amendment would not be adverse to the Administrative Agent or the Lenders, and (ii) in the case any other provision of any
Aurora — Credit Agreement

Organizational Document, any amendments that either, individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect; (b) amend or permit any amendments to any Affiliated Practice Agreements, except any amendments that either, individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect; or (c) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract, if such amendment, termination, or waiver, (i) in the case of any TRA, would be adverse to Administrative Agent or the Lenders, and (ii) in the case any other Material Contract, could reasonably be expected to have a Material Adverse Effect.
          6.19 Prepayments of Subordinated Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Subordinated Indebtedness prior to its scheduled maturity, other than payments and redemption of Subordinated Indebtedness in exchange for, or out of the proceeds of the incurrence of Subordinated Indebtedness permitted in accordance with Section 6.5.
          6.20 Public Parent Prospectus; Reorganization Transactions. No Credit Party shall, or shall permit any other Person to, materially change, materially amend or otherwise materially modify the “Reorganization Transactions” as such transactions are described in the Public Parent Prospectus in the sections thereof entitled “Prospectus Summary — Reorganization Transactions” and “Organizational Structure” (for the avoidance of doubt, inserting required data into currently incomplete provisions regarding share amounts, allocation and pricing shall not be considered to be a change to the Reorganization Transactions for the purpose hereof); provided, however, the “Reorganization Transactions” as described in the Public Parent Prospectus may be changed, amended or otherwise modified (i) as required or requested by the Securities and Exchange Commission, or as otherwise may be required or advisable (as such advisability may be reasonably determined by the Credit Parties’ legal counsel) under applicable law or (ii) as approved by the Administrative Agent in its reasonable discretion. As long as the Credit Parties are in compliance with the immediately preceding sentence then, notwithstanding any other provision of this Agreement or any other Credit Document to the contrary, the Credit Parties may consummate the Reorganization Transactions and the IPO contemplated by the Public Parent Prospectus, and such consummation shall not constitute or result in a breach of, or a Default under, any provisions of this Agreement or any other Credit Document. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 6.18 above, the consummation of the Reorganization Transactions shall include the execution and delivery of the Holdings Amended Limited Liability Company Agreement by the members of Holdings, so long as such agreement is executed and delivered in substantially the form attached hereto as Exhibit S (subject to such changes as may reasonably be approved by the Administrative Agent).
          6.21 Certain TRA Obligations. No Credit Party shall be required to make any payments of principal, interest or other amounts under or with respect to any obligations incurred by any Credit Party under Section 7.13 of the TRA, on or prior to the date that is 90 days after the Tranche B Term Loan Maturity Date; provided that voluntary payments with respect to such amounts may be made solely to the extent permitted by Section 6.5 and the terms of the definition of “TRA Distributions”. Public Parent further agrees that (a) it shall not exercise its right to voluntarily terminate the TRA, pursuant to Section 4.1 of the TRA, if such termination
Aurora — Credit Agreement

would require the payment of any “Early Termination Payment” (as defined in the TRA), and (b) in the event of an acceleration of the obligations of any Credit Party pursuant to Article IV or Section 7.13 of the TRA, Public Parent shall exercise its option under the applicable section of the TRA to defer payment of any lump sum obligations otherwise payable under the TRA (provided, that this Section 6.21 shall not prohibit Public Parent from subsequently making payments to reduce the principal or interest of such deferred amount to the extent permitted under Section 6.5(iv) of this Agreement), and also defer interest payable on any such lump sum obligations to the extent that payment of such interest would not be permitted under Section 6.5 hereof.
          SECTION 7. GUARANTY
          7.1 Guaranty of the Obligations.
               (a) Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”). The parties hereto hereby agree that on the date the Obligations (other than indemnification obligations for which no claim has been made) have been paid in full in cash, the Guarantors obligations hereunder shall terminate, except those provisions that expressly survive termination of this Agreement.
               (b) To the extent otherwise reimbursable under Section 10.2, each Guarantor indemnifies each Beneficiary immediately on demand against any costs, loss or liability suffered by that Beneficiary if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Beneficiary would otherwise have been entitled to recover.
          7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under
Aurora — Credit Agreement

Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
          7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon written demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then due and owing to Beneficiaries as aforesaid.
          7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees, to the extent permitted by applicable law, as follows:
               (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
               (b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;
Aurora — Credit Agreement

               (c) the obligations of each Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;
               (d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
               (e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on or principal amount of the Guaranteed Obligations resulting from the extension of additional credit to any Credit Party or any of their Subsidiaries or otherwise, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case in accordance with the Credit Documents or the applicable Interest Rate Agreement and Currency Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair, reduce, release, extinguish or otherwise adversely affect any right of reimbursement or subrogation or other right or remedy of any Guarantor against any other Credit Party or any other Person or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements and Currency Agreements; and
               (f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity,
Aurora — Credit Agreement

regardless of whether considered in a proceeding in equity or at law) and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement or Currency Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or Currency Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or Currency Agreements or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or Currency Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury (other than payment of the Guaranteed Obligations); (viii) any failure of any Beneficiary to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known to such Beneficiary (each Guarantor waiving any duty on the part of the Beneficiaries to disclose such information); and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
          7.5 Waivers by Guarantors. To the extent permitted by applicable law, each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any
Aurora — Credit Agreement

defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or Currency Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof. Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and the waivers set forth in this Section 7 are knowingly made in contemplation of such benefits.
          7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations (other than indemnification obligations for which no claim has been made) shall have been paid in full in cash and the Revolving Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations (other than indemnification obligations for which no claim has been made) shall have been paid in full in cash and the Revolving Commitments shall have terminated, each Guarantor shall not exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of
Aurora — Credit Agreement

subrogation, reimbursement or indemnification such Guarantor may have against Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor until payment in full in cash of the Obligations (other than indemnification obligations for which no claim has been made). If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations (other than indemnification obligations for which no claim has been made) shall not have been paid in full in cash, such amount shall be held for the benefit of Administrative Agent on behalf of Beneficiaries and shall promptly be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations in accordance with the terms hereof.
          7.7 Subordination of Other Obligations. Any Indebtedness of Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held for the benefit of Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof; provided, that the Obligee Guarantor shall not be required to make any duplicative payments hereunder.
          7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than indemnification obligations for which no claim has been made) shall have been paid in full in cash and the Revolving Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          7.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          7.10 Financial Condition Borrower. Any Credit Extension may be made to Borrower or continued from time to time, and any Interest Rate Agreements or Currency Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Borrower at the time of any such grant or continuation or at the time such Interest Rate Agreement or Currency Agreements is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Borrower. Each Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements and Currency Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances
Aurora — Credit Agreement

bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.
          7.11 Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower or any other Guarantor or admit in writing or in any legal proceeding that it is unable to pay its debt as they become due. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or any other Guarantor or by any defense which Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
               (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any bankruptcy case or proceeding of Borrower or other Guarantor (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced to the extent permitted by applicable law.
               (c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
          7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
Aurora — Credit Agreement

          7.13 Taxes. The provisions of Section 2.20 shall apply, mutatis mutandi, to the Guarantors and payments thereby.
          SECTION 8. EVENTS OF DEFAULT
          8.1 Events of Default. If any one or more of the following conditions or events shall occur:
               (a) Failure to Make Payments When Due. Failure by Borrower or any other Credit Party to pay (i) the principal of any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (iii) when due any interest on any Loan or any fee or any other amount due hereunder and, in the case of this subclause (iii), such default shall continue unremedied for a period of three Business Days; or
               (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due (after giving effect to any applicable notice, grace and cure periods) any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) with an aggregate principal amount of (A) $20,000,000 or more in the case of Indebtedness with respect to Baseline Earnout Amounts and (B) $5,000,000 or more in the case of all other such Indebtedness; or (ii) breach or default by any Credit Party or any of their respective Subsidiaries with respect to any other material term of (A) Indebtedness in the aggregate principal amount referred to in clause (i) above, or (B) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness, in each case, beyond the grace period or cure period and after giving effect to any amendments or waivers thereof, if any, provided therefor, if the effect of such breach or default is to cause, or permit any holder of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) or to require the prepayment, redemption, repurchase or defeasance of, or to cause Holdings or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease such Indebtedness prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or
               (c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Sections 5.2, 5.3, 5.16 or Section 6; or
               (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
               (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and (x) with respect to Section 5.1 or Section 5.15, such default shall not have been remedied or
Aurora — Credit Agreement

waived within ten Business Days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default and (y) with respect to all other instances, such default shall not have been remedied or waived within 30 days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default, or (ii) receipt by Borrower of notice from Administrative Agent or any Lender of such default; or
               (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Holdings or any of its Material Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Holdings or any of its Material Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Holdings or any of its Material Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Holdings or any of its Material Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Holdings or any of its Material Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days without having been dismissed, bonded or discharged; or
               (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Holdings or any of its Material Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Holdings or any of its Material Subsidiaries shall make a general assignment for the benefit of creditors; or (ii) Holdings or any of its Material Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Holdings or any of its Material Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or
               (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $5,000,000 (to the extent not covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage or there exists a third party indemnity that is cash collateralized or supported by a letter of credit in form and substance and issued by a commercial bank, in each case, reasonably acceptable to the Administrative Agent) shall be entered or filed against Holdings or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than the date that actual enforcement proceedings shall have been
Aurora — Credit Agreement

commenced by any creditor upon such judgment order or five days prior to the date of any proposed sale thereunder); or
               (i) Dissolution. Except as otherwise permitted herein, any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of 45 days; or
               (j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303 (k) of ERISA; or
               (k) Change of Control. A Change of Control shall occur; or
               (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations (other than indemnification obligations for which no claim has been made), shall cease to be in full force and effect (other than in accordance with its terms or as permitted by the terms of Section 5.10(c)) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations (other than indemnification obligations for which no claim has been made) in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral (other than Collateral with an aggregate fair market value of $1,000,000 at any time) purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall (other than as permitted by Section 5.10(c)) contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party; or
               (m) Intentionally Omitted; or
               (n) Proceedings. The indictment of any Credit Party under any criminal statute, or commencement of criminal proceedings against any Credit Party pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person; or
               (o) Intentionally Omitted; or
               (p) Affiliated Practice Indebtedness. At any time, the aggregate principal amount of all Indebtedness for borrowed money incurred by all Affiliated Practices, and which is secured by one or more Liens on the assets of such Affiliated Practices, exceeds $5,000,000; or
Aurora — Credit Agreement

               (q) Subordinated Indebtedness. Subordinated Indebtedness of the Credit Parties with an aggregate principal amount of (i) $20,000,000 or more, in the case of Indebtedness incurred with respect to all Baseline Earnout Amounts, or (ii) $5,000,000 or more, in the case of all other such Subordinated Indebtedness, shall cease to be validly subordinated to the Obligations as provided in the agreements evidencing such Subordinated Indebtedness, in each case, to the extent that such failure has been determined by a court of competent jurisdiction;
THEN, (i) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (ii) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Borrower by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments, the obligation of Issuing Bank to issue any Letters of Credit and the obligation of Swing Line Lender to make any Swing Line Loans shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case to the extent permitted by applicable law without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, that the foregoing shall not affect in any way the obligations of Lenders under Section 2.3(b)(v) or Section 2.4(e); (C) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Administrative Agent shall direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Sections 8.1(f) and (g) to pay) to Administrative Agent such additional amounts of cash as reasonably requested by Issuing Bank, to be held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding; and (E) Administrative Agent and/or Collateral Agent may exercise on behalf of themselves, the Lenders, Issuing Bank and the other Secured Parties all rights and remedies available to Administrative Agent, Collateral Agent, Lenders and Issuing Bank under the Credit Documents or under applicable law or in equity.
          SECTION 9. AGENTS
          9.1 Appointment of Agents. Barclays Bank is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Barclays Bank to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Morgan Stanley Senior Funding, Inc. is hereby appointed the Syndication Agent hereunder, and each Lender hereby authorizes Morgan Stanley Senior Funding, Inc. to act as the Syndication Agent in accordance with the terms hereof and the other Credit Documents. UBS Securities LLC is hereby appointed the Documentation Agent hereunder, and each Lender hereby authorizes UBS Securities LLC to act as the Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The
Aurora — Credit Agreement

provisions of this Section 9 (other than as expressly provided herein) are solely for the benefit of the Agents and the Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions of this Section 9 (other than as expressly provided herein). In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of the Syndication Agent and the Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, each of the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent and the Joint Bookrunners are named as such for recognition purposes only, and in their respective capacities as such shall have no duties, responsibilities or liabilities with respect to this Agreement or any other Credit Document; it being understood and agreed that each of the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent and the Joint Bookrunners shall be entitled to all indemnification and reimbursement rights in favor of the Agents provided herein and in the other Credit Documents and all of the other benefits of this Section 9. Without limitation of the foregoing, neither the Joint Lead Arrangers, the Syndication Agent, the Documentation Agent nor the Joint Bookrunners in their respective capacities as such shall, by reason of this Agreement or any other Credit Document, have any fiduciary relationship in respect of any Lender, Credit Party or any other Person. Each Lender hereby acknowledges that it has not relied, and will not rely, on Syndication Agent, Documentation Agent or any Joint Lead Arranger in deciding to enter into this Agreement and each other Credit Document to which it is a party or in taking or not taking action hereunder or thereunder
          9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. In the event that any obligations (other than the Obligations) are permitted to be incurred hereunder and secured by Liens permitted to be incurred hereunder on all or a portion of the Collateral, each Lender authorizes Administrative Agent to enter into intercreditor agreements, subordination agreements and amendments to the Collateral Documents to reflect such arrangements on terms acceptable to Administrative Agent. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship or other implied duties in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement and in the other Credit Documents with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under the agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
Aurora — Credit Agreement

          9.3 General Immunity.
               (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document, or for the creation, perfection or priority of any Lien, or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party or to any Agent or Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or as to the value or sufficiency of any Collateral or as to the satisfaction of any condition set forth in Section 3 or elsewhere herein (other than confirm receipt of items expressly required to be delivered to such Agent) or to inspect the properties, books or records of Holdings or any of its Subsidiaries or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
               (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders (i) for any action taken or omitted by any Agent (A) under or in connection with any of the Credit Documents or (B) with the consent or at the request of the Requisite Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction or (ii) for any failure of any Credit Party to perform its obligations under this Agreement or any other Credit Document. No Agent shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose or be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by such Agent or any of its Affiliates in any capacity. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions and shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper
Aurora — Credit Agreement

Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
               (c) Delegation of Duties. Each of Administrative Agent and Collateral Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each of Administrative Agent, Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the Affiliates of Administrative Agent or Collateral Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent, as applicable. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent or Collateral Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges relating directly to the rights, benefits of sub-agent hereunder (including exculpatory rights and rights to indemnification), as assumed by such sub-agent upon its acceptance of its appointment, shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent
               (d) Notice of Default. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to such Agent by a Credit Party or a Lender. In the event that Administrative Agent shall receive such a notice, Administrative Agent shall give notice thereof to the Lenders, provided that failure to give such notice shall not result in any liability on the part of Administrative Agent.
          9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder in its capacity as a Lender as any other Lender and may exercise the same as if it were not
Aurora — Credit Agreement

performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders. The Lenders acknowledge that pursuant to such activities, the Agents or their Affiliates may receive information regarding any Credit Party or any Affiliate of any Credit Party (including information that may be subject to confidentiality obligations in favor of such Credit Party or such Affiliate) and acknowledge that the Agents and their Affiliates shall be under no obligation to provide such information to them.
          9.5 Lenders’ Representations, Warranties and Acknowledgment.
               (a) Each Lender hereby acknowledges that no Agent has made any representation or warranty to it, and that no act by any Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries or Public Parent and its Subsidiaries, as applicable. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
               (b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or a Joinder Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Revolving Loans or New Term Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Term Loans.
          9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, Issuing Bank and Swing Line Lender, and their respective Affiliates and officers, partners, directors, trustees, employees, representatives and agents (each, an “Indemnitee Party”), to the extent that such Indemnitee Party shall not have been reimbursed by any Credit Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Party in exercising its powers, rights and remedies or performing its duties hereunder or under
Aurora — Credit Agreement

the other Credit Documents or otherwise in its capacity as such Indemnitee Party in any way relating to or arising out of this Agreement or the other Credit Documents; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Indemnitee Party’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to any Indemnitee Party for any purpose shall, in the opinion of such Indemnitee Party be insufficient or become impaired, such Agent, Issuing Bank or Swing Line Lender, as applicable, may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, that in no event shall this sentence require any Lender to indemnify any Indemnitee Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence. The undertaking in this Section with respect to any Section with respect to any Agent shall survive the payment of all Obligations hereunder and the resignation or replacement of such Agent.
          9.7 Successor Administrative Agent, Collateral Agent and Swing Line Lender.
               (a) Administrative Agent shall have the right to resign at any time by giving prior written notice thereof to the Lenders and Borrower. Administrative Agent shall have the right to appoint a financial institution to act as Administrative Agent and/or Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders, and Administrative Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Administrative Agent by Borrower and the Requisite Lenders or (ii) the 30th day after such notice of resignation. Upon any such notice of resignation, if a successor Administrative Agent has not already been appointed by the retiring Administrative Agent, Requisite Lenders shall have the right, upon five Business Days’ notice to Borrower, to appoint a successor Administrative Agent. If neither Requisite Lenders nor Administrative Agent have appointed a successor Administrative Agent, then the Requisite Lenders shall be deemed to have succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided, that until a successor Administrative Agent is so appointed by Requisite Lenders or Administrative Agent, Administrative Agent, by notice to Borrower and Requisite Lenders, may retain its role as Collateral Agent under any Collateral Document. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring
Aurora — Credit Agreement

Administrative Agent shall be discharged from its duties and obligations hereunder. Except as provided above, any resignation of Barclays Bank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of Barclays Bank or its successor as Collateral Agent. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. If Barclays Bank or its successor as Administrative Agent pursuant to this Section has resigned as Administrative Agent but retained its role as Collateral Agent and no successor Collateral Agent has become Collateral Agent pursuant to the immediately preceding sentence, Barclays Bank or its successor may resign as Collateral Agent upon notice to Borrower and Requisite Lenders at any time.
               (b) In addition to the foregoing, Collateral Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Grantors. Administrative Agent shall have the right to appoint a financial institution as Collateral Agent hereunder, subject to the reasonable satisfaction of Borrower and the Requisite Lenders and Collateral Agent’s resignation shall become effective on the earlier of (i) the acceptance of such successor Collateral Agent by Borrower and the Requisite Lenders or (ii) the 30th day after such notice of resignation. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Administrative Agent, to appoint a successor Collateral Agent. Upon the acceptance of any appointment as Collateral Agent hereunder by a successor Collateral Agent, that the successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement and the Collateral Documents, and the retiring Collateral Agent under this Agreement shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held hereunder or under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement and the Collateral Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Collateral Agent shall be discharged from its duties and obligations under this Agreement and the Collateral Documents. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Agreement and the Collateral Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the Collateral Documents while it was Collateral Agent hereunder
               (c) Any resignation of Barclays Bank or its successor as Administrative Agent pursuant to this Section shall also constitute the resignation of Barclays Bank or its successor as Swing Line Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swing Line Lender for all purposes hereunder. In such event (a) Borrower shall prepay any outstanding Swing Line Loans made by the retiring Administrative Agent in its capacity as Swing Line Lender, (b) upon such prepayment, the retiring Administrative Agent and Swing Line Lender shall surrender any
Aurora — Credit Agreement

Swing Line Note held by it to Borrower for cancellation and (c) Borrower shall issue, if so requested by successor Administrative Agent and the Swing Line Lender, a new Swing Line Note to the successor Administrative Agent and Swing Line Lender, in the principal amount of the Swing Line Loan Sublimit then in effect and with other appropriate insertions.
          9.8 Collateral Documents and Guaranty.
               (a) Agents under Collateral Documents and Guaranty. Each Secured Party hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guaranty, the Collateral and the Collateral Documents; provided, that, except as expressly set forth herein, neither Administrative Agent nor Collateral Agent shall owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure or any other obligation whatsoever to any holder of Obligations. Subject to Section 10.5, without further written consent or authorization from any Secured Party, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) in connection with a sale or disposition of assets permitted by this Agreement, release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
               (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale or other disposition.
               (c) No Interest Rate Agreement or Currency Agreement shall create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Guarantor under the Credit Documents except as expressly provided in Section 10.5(c)(vii) of this Agreement and Section 8 of the Pledge and Security Agreement. By accepting the benefits of the Collateral, such Lender Counterparty shall be deemed to have appointed Collateral Agent
Aurora — Credit Agreement

as its agent and agreed to be bound by the Credit Documents as a Secured Party, subject to the limitations set forth in this clause (c).
               (d) Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than contingent indemnification obligations not yet due and payable) have been paid in full, all Commitments have terminated or expired or been cancelled and no Letter of Credit shall be outstanding (or if any Letter of Credit remains outstanding, each such Letter of Credit shall have been backstopped or cash collateralized to the satisfaction of Issuing Bank), upon request of Borrower, Administrative Agent and Collateral Agent shall (without notice to, or vote or consent of, any Lender or any Lender Counterparty) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Credit Document. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.
          9.9 Withholding Taxes. To the extent required by any applicable law, Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason other than a failure to withhold such Taxes resulting from Administrative Agent’s bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction, such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.
          9.10 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under the Bankruptcy Code or other applicable law or any other judicial proceeding relative to Borrower, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the other Secured Parties (including fees, disbursements and other expenses of counsel) allowed in such judicial proceeding and (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same. Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each
Aurora — Credit Agreement

Lender and other Secured Party to make such payments to Administrative Agent. Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or other Secured Party to authorize Administrative Agent to vote in respect of the claim of such Person or in any such proceeding.
          SECTION 10. MISCELLANEOUS
          10.1 Notices Generally(a) . (a) Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Swing Line Lender, Issuing Bank or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, that no notice to any Agent shall be effective until received by such Agent; provided, further, that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.
          (b) Electronic Communications.
          (i) Notices and other communications to Lenders and Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
Aurora — Credit Agreement

          (ii) Each Credit Party understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution.
          (iii) The Platform and any Approved Electronic Communications are provided “as is” and “as available”. None of the Agents nor any of their respective officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications. Each party hereto agrees that no Agent has any responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Approved Electronic Communication or otherwise required for the Platform. In no event shall any Agent nor any of the Agent Affiliates have any liability to any Credit Party, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including (a) direct losses or expenses (whether in tort, contract or otherwise) arising out of any Credit Party’s or any Agent’s transmission of communications through the internet, except to the extent the liability of any such Person if found in a final ruling by a court of competent jurisdiction to have resulted from such Person’s gross negligence or willful misconduct and (b) indirect, special, incidental or consequential damages.
          (iv) Each Credit Party, each Lender, Issuing Bank and each Agent agrees that Administrative Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with Administrative Agent’s customary document retention procedures and policies.
          (v) All uses of the Platform shall be governed by and subject to, in addition to this Section 10.1, separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.
          (vi) Any notice of Default or Event of Default from an Agent may be provided by telephonic notice if confirmed within one Business Day thereafter by delivery of written notice thereof (which written notice may be delivered by telefacsimile).
          (c) Change of Address. Any party hereto may changes its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto.
          10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay, without duplication, promptly after receipt of an invoice
Aurora — Credit Agreement

that sets forth such costs and expenses in reasonable detail, (a) all Administrative Agent’s actual and reasonable out-of-pocket costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto, including the charges of IntraLinks or SyndTrak; (b) all the reasonable fees, out-of-pocket expenses and disbursements of counsel to Administrative Agent and Collateral Agent (including one primary firm of legal counsel and one firm of local counsel in each applicable jurisdiction (but limited to one local counsel in each applicable jurisdiction), in each case, to Administrative Agent and Collateral Agent) in connection with the syndication of the credit facilities contemplated hereunder and the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by any Credit Party; (c) all the actual costs and reasonable out-of-pocket expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, out-of-pocket expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, out-of-pocket expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (d) all Administrative Agent’s actual costs and reasonable fees, out-of-pocket expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external (subject to the provisions of Section 5.6) incurred by Administrative Agent; (e) all the actual costs and reasonable out-of-pocket expenses (including the reasonable fees, out-of-pocket expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (f) all other actual and reasonable costs and out-of-pocket expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and all other actual and reasonable costs and out-of-pocket expenses incurred by the Administrative Agent in connection with the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (g) after the occurrence of a Default or an Event of Default, all costs and out-of-pocket expenses, including reasonable attorneys’ fees (including the reasonable fees, disbursements and other charges of counsel of one primary firm of legal counsel and one firm of local counsel in each applicable jurisdiction, in each case, without duplication, to the Arrangers, Agents and the Lenders (and, in the case of an actual or perceived conflict of interest where the indemnified person affected by such conflict informs you of such conflict and thereafter, retains its own counsel, of another firm of legal counsel for each such affected indemnified person)) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.
          10.3 Indemnity.
               (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold
Aurora — Credit Agreement

harmless, each Agent, Joint Lead Arranger, Joint Bookrunner, Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
               (b) To the extent permitted by applicable law, each party hereto shall not assert, and each party hereto hereby waives, any claim against the other parties hereto and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party and each Indemnitee (other than to the extent of the indemnification of such Indemnitee as a result of third party claims against such Indemnitee hereunder) hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
          10.4 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, and their respective Affiliates is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived to the extent permitted by applicable law, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) (other than payroll, petty cash, trust, employee benefit or tax accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party due and owing to such Lender hereunder, irrespective of whether or not (a) such Lender shall have made any demand hereunder, or (b) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.
          10.5 Amendments and Waivers.
Aurora — Credit Agreement

               (a) Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders; provided, however that, with respect to a requested Credit Extension occurring after the Closing Date, the conditions to such Credit Extension set forth in Section 3.2 may, solely with respect to such requested Credit Extension, be waived upon the receipt by the Administrative Agent of the written consent of Lenders holding more than 50% of the aggregate Revolving Exposure then outstanding, for the purpose of permitting such Credit Extension to be made (and for no other purpose).
               (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than in the case of clause (viii) below, any Equity Investor and its Affiliates and Related Funds) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
               (i) extend the scheduled final maturity of any Loan or Note;
               (ii) waive, reduce or postpone any scheduled repayment (which term shall in no event include any prepayment);
               (iii) reduce the rate of interest on any Loan of such Lender (other than any amendment to the definition of “Default Rate” or waiver of an Event of Default, Default or default interest (which may be affected by consent of the Requisite Lenders) and any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;
               (iv) extend the time for payment of any such interest or fees;
               (v) reduce or forgive the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
               (vi) amend, modify, terminate or waive any provision of Section 2.16(c), Section 2.17, this Section 10.5(b) or Section 10.5(c);
               (vii) amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
               (viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or
               (ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.
Aurora — Credit Agreement

               (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
               (i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default or default interest shall constitute an increase in any Revolving Commitment of any Lender;
               (ii) amend, modify, terminate or waive any provision hereof relating to the Swing Line Sublimit or the Swing Line Loans without the consent of Swing Line Lender;
               (iii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date; provided, further, that notwithstanding the foregoing, the New Term Loans shall be subject to the terms and provisions of Section 2.24;
               (iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.15 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;
               (v) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent;
               (vi) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit, as provided in Section 2.4(e) without the written consent of Administrative Agent and Issuing Bank;
               (vii) amend, modify or waive this Agreement or the Pledge and Security Agreement so as to alter the ratable treatment of Obligations arising under the Credit Documents and Obligations arising under any Interest Rate Agreements and/or Currency Agreements or the definition of “Lender Counterparty”, “Interest Rate Agreement, “Currency Agreement”, “Obligations” or “Secured Obligations” (as defined in any applicable Collateral Document) in each case in a manner adverse to any Lender Counterparty with Obligations then outstanding without the written consent of any such
Aurora — Credit Agreement

Lender Counterparty or release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents, without the written consent of each Lender Counterparty with Obligations then outstanding; or
               (viii) amend, modify, terminate or waive any provision of Section 2.2 without the consent of the Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders.
Notwithstanding anything to the contrary contained herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, modification, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, (B) the principal amount or interest payable with respect to any Loans of such Lender shall not be reduced without the consent of such Lender and (C) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any such Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
               (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.
               (e) Technical Amendments. Notwithstanding anything to the contrary contained in Section 10.5, if Administrative Agent and the Credit Parties shall have jointly identified an error of a technical nature in any provision of the Credit Documents, then Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within three Business Days following receipt of notice thereof.
          10.6 Successors and Assigns; Participations.
               (a) Generally. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders (and any attempted assignment or transfer by any Credit Party without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Parties under Section 9.6 and Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of
Aurora — Credit Agreement

the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
               (b) Register. Credit Parties, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only, Administrative Agent shall be deemed to be acting in a non-fiduciary capacity on behalf of the Credit Parties.
               (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations:
               (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee”, upon the giving of notice to Borrower and Administrative Agent; and
               (ii) to any Person otherwise constituting an Eligible Assignee with the consent of (A) Administrative Agent, (B) other than during the occurrence or continuance of an Event of Default, Borrower, which consent shall be deemed to have been provided in the event that Borrower has not objected to any proposed assignment within five Business Days notice thereof and (C) Issuing Bank and Swing Line Lender, provided that the consent of Issuing Bank and Swing Line Lender shall not be required in the case of assignments consisting solely of Term Loans; provided, that, each of the foregoing consents shall not be unreasonably withheld or delayed; provided further, that in the case of any assignments made by any of the Initial Banks or their respective Affiliates within the 45 Business Day period following the Closing Date (in consultation with the Borrower), no consent by Administrative Agent, Borrower, Issuing Bank and/or Swing Line Lender shall be required.
Each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Borrower and Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan or New Term Loans of the assigning Lender) with respect to the assignment of Term Loans.
Aurora — Credit Agreement

               (d) Affiliate Lenders. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or any portion of its Term Loans to any Affiliate Lender in accordance with Sections 10.6(c) and (e); provided that:
               (i) no Default or Event of Default has occurred or is continuing, or would result therefrom;
               (ii) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit R hereto (an “Affiliate Lender Assignment Agreement”) in lieu of an Assignment Agreement;
               (iii) whenever an Affiliate Lender shall either acquire or assign a Term Loan, it shall, as of the date of such acquisition or assignment, represent and warrant to the relevant assigning Lender or assignee, as the case may be, that such Affiliate Lender has no material non-public information with respect to Holdings (or, following an IPO, with respect to Public Parent) or any of its direct or indirect Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings (or following an IPO, with respect to Public Parent) or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to (A) the market price of the applicable Term Loan, or (B) the decision of an assigning Lender to sell, or of an assignee to purchase, such Term Loan;
               (iv) for the avoidance of doubt, Lenders shall not assign any Revolving Commitments or Revolving Loans to any Affiliate Lender;
               (v) no Term Loan may be assigned to a Affiliate Lender pursuant to this Section 10.6(d), if after giving effect to such assignment, Affiliate Lenders in the aggregate would own in excess of 20% of all Term Loans then outstanding; and
               (vi) Affiliate Lenders will be subject to the restrictions specified in Section 10.27.
               (e) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c) or if assigning to an Affiliate Lender, an Affiliate Lender Assignment Agreement. In addition, unless waived by Administrative Agent, the assigning Lender or the assignee shall have paid to Administrative Agent, for Administrative Agent’s separate account, a processing fee in the amount of $3,500 (except the payment of such fee shall not be required in connection with an assignment by a Lender to a Lender, an Affiliate of such Lender or a Related Fund of such Lender).
Aurora — Credit Agreement

               (f) Registration of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register and shall maintain a copy of such Assignment Agreement.
               (g) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control).
               (h) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the date such Person is recorded on the Register as a Lender: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto); provided, that anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Borrower shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Revolving Commitments and/or outstanding Loans of the assignee and/or the assigning Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply the requirements of this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.6(g). Any assignment by a Lender pursuant to this Section 10.6 shall not in any way constitute or be deemed to
Aurora — Credit Agreement

constitute a novation, discharge, rescission, extinguishment or substitution of the Indebtedness hereunder, and any Indebtedness so assigned shall continue to be the same obligation and not a new obligation.
               (i) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default, Event of Default or default interest or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Each Credit Party agrees that each participant shall be entitled to the benefits of Sections 2.18(c), 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Borrower’s prior written consent or as permitted in clause (ii) below, and (ii) a participant that would be a Non US Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Borrower is notified of the participation sold to such participant at the time such participant directly requests the benefits of Section 2.20 and such participant agrees, for the benefit of Credit Parties, to comply with Section 2.20 as though it were a Lender as of such time. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.
               (j) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Credit Parties and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment, pledge and/or grant of security interest, provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take
Aurora — Credit Agreement

any action hereunder and provided further, that any assignment shall comply with Section 10.6(b).
               (k) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
          10.8 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, Sections 2.18(c), 2.19, 2.20, 10.2, 10.3, 10.4, and 10.10 and Sections 2.17, 9.3(b) and 9.6 shall survive the payment of the Loans.
          10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements and Currency Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
          10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent, or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be
Aurora — Credit Agreement

satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
          10.11 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
          10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 9.8, each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
          10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
          10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
          10.15 CONSENT TO JURISDICTION. (a) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY
Aurora — Credit Agreement

RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
          (b) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.
          10.16 WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
          10.17 Confidentiality. Each Lender shall hold all information regarding, prior to an IPO, Holdings and its Subsidiaries, and after an IPO, Public Parent and its Subsidiaries, and their businesses confidential in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by each Credit Party that, in any event, a Lender may make (a) disclosures of such information to Affiliates of such Lender and to their directors, officers, employees, agents and advisors (and to other Persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) involved in
Aurora — Credit Agreement

this transaction on a need to know basis, (b) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements and Currency Agreements (provided, such counterparties and advisors are advised of and agree to comply with the provisions of this Section 10.17), (c) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (d) disclosures to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and agrees to be bound by this Section 10.17, (e) disclosure of information which (i) becomes publicly available other than as a result of a breach of this Section 10.17 or (ii) becomes available to Administrative Agent or any Lender on a non-confidential basis from a source other than a Credit Party, and (f) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Borrower of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue (after providing prior notice to Borrower) news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”). No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent (such approval not to be unreasonably withheld or delayed).
          10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which
Aurora — Credit Agreement

constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
          10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of a counterpart via facsimile or electronic mail shall constitute delivery of an original.
          10.20 Effectiveness; Entire Agreement; No Third Party Beneficiaries. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written notification of such execution and authorization of delivery thereof. This Agreement and the other Credit Documents represent the entire agreement of Holdings and its Subsidiaries, the Agents, Issuing Bank, Swing Line Lender, the Joint Lead Arrangers, the Joint Bookrunners and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by any Credit Party, Agent, Issuing Bank, Swing Line Lender, Joint Lead Arranger, Joint Bookrunner or Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein or in the other Credit Documents. Nothing in this Agreement or in the other Credit Documents, express or implied, shall be construed to confer upon any Person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders, holders of participations in all or any part of a Lender’s Commitments, Loans or in any other Obligations, and the Indemnitees) any rights, remedies, obligations, claims or liabilities under or by reason of this Agreement or the other Credit Documents. In the event of any conflict between the provisions of this Agreement and those of any other Credit Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of any Agent, Issuing Bank or the Lenders in any other Credit Document shall not be deemed a conflict with this Agreement.
          10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Act.
          10.22 Disclosure. Each Credit Party and each Lender hereby acknowledges and agrees that Administrative Agent and/or its Affiliates from time to time may hold investments in, and make other loans to, or have other relationships with any of the Credit Parties and their respective Affiliates.
Aurora — Credit Agreement

          10.23 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of Administrative Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than Administrative Agent) obtain possession of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or otherwise deal with such Collateral in accordance with Administrative Agent’s instructions.
          10.24 Advertising and Publicity. No Credit Party shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by Lenders pursuant to this Agreement and the other Credit Documents without the prior written consent of Administrative Agent. Nothing in the foregoing shall be construed to prohibit any Credit Party from making any submission or filing which it is required to make by applicable law, including filings with the Securities and Exchange Commission, or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law or judicial process and (b) unless specifically prohibited by applicable law or court order, Borrower shall promptly notify Administrative Agent of the requirement to make such submission or filing and provide Administrative Agent with a copy thereof unless such filing is made with the Securities and Exchange Commission.
          10.25 Borrower as representative for Credit Parties. Holdings and each other Guarantor hereby designates Borrower to act as its representative and agent on its behalf for giving and receiving all notices and consents hereunder or under any of the other Credit Documents and taking all other actions on behalf of the Credit Parties under the Credit Documents. The Administrative Agent and each Lender may regard any notice or other communication pursuant to any Credit Document from Borrower as a notice or communication from each applicable Credit Party. It is understood that the handling of the Collateral of the Credit Parties in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrower, and that neither the Agents nor the Lenders shall incur liability to Borrower as a result hereof. Each Credit Party expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Credit Party is dependent on the continued successful performance of the integrated group. To induce the Agents and the Lenders to do so, and in consideration thereof, each Credit Party hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Collateral of Borrower as herein provided, (b) the Agents and the Lenders relying on any instructions of the Borrower, or (c) any other action taken by any Agent or any Lender hereunder or under the other Credit Documents, except in each case any liability, expense, loss or claim resulting from any Indemnitee’s gross negligence or willful misconduct (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).
Aurora — Credit Agreement

          10.26 No Fiduciary Duty. Each Agent, each Lender, each Joint Lead Arranger, each Joint Bookrunner, Issuing Bank, Swing Line Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of Borrower, its stockholders and/or its Affiliates. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and Borrower, its stockholders or its Affiliates, on the other. The Credit Parties acknowledge and agree that (a) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and Borrower, on the other, and (b) in connection therewith and with the process leading thereto, (i) no Lender has assumed an advisory or fiduciary responsibility in favor of Borrower, its stockholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise Borrower, its stockholders or its Affiliates on other matters) or any other obligation to Borrower except the obligations expressly set forth in the Credit Documents and (ii) each Lender is acting solely as principal and not as the agent or fiduciary of Borrower, its management, stockholders, creditors or any other Person. The Borrower acknowledges and agrees that Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to Borrower, in connection with such transaction or the process leading thereto.
          10.27 Affiliate Lenders.
               (a) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Credit Parties are not invited, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Credit Party or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent, the Collateral Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Credit Documents.
               (b) Notwithstanding anything in Section 10.5 or the definitions of “Requisite Lenders” or “Requisite Class Lenders” to the contrary, for purposes of determining whether the “Requisite Lenders” or “Requisite Class Lenders” have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the
Aurora — Credit Agreement

Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by any Affiliate Lender shall be deemed to be not outstanding for all purposes of calculating whether the Requisite Lenders or Requisite Class Lenders have taken any actions.
               (c) Additionally, the Credit Parties and each Affiliate Lender hereby agree that if a case under Title 11 of the United States Code is commenced against any Credit Party, such Credit Party shall seek (and each Affiliate Lender shall consent) to provide that the vote of any Affiliate Lender (in its capacity as a Lender) with respect to any plan of reorganization of such Credit Party shall not be counted except that such Affiliate Lender’s vote (in its capacity as a Lender) may be counted to the extent any such plan of reorganization proposes to treat the Obligations held by such Affiliate Lender in a manner that is less favorable in any material respect to such Affiliate Lender than the proposed treatment of similar Obligations held by Lenders that are not Affiliates of the Borrower or any Equity Investor. Each Affiliate Lender hereby irrevocably appoints the Administrative Agent (such appointment being coupled with an interest) as such Affiliate Lender’s attorney-in-fact, with full authority in the place and stead of such Affiliate Lender and in the name of such Affiliate Lender, from time to time in the Administrative Agent’s discretion to take any action and to execute any instrument that the Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]
Aurora — Credit Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER: AURORA DIAGNOSTICS, LLC
By:	/s/ Gregory A. Marsh
	Name:	Gregory A. Marsh
	Title:	Vice President, Chief Financial Officer & Treasurer

HOLDINGS: AURORA DIAGNOSTICS HOLDINGS, LLC
By:	/s/ Gregory A. Marsh
	Name:	Gregory A. Marsh
	Title:	Vice President, Chief Financial Officer & Treasurer

Aurora — Credit Agreement

[SIGNATURE PAGE]

GUARANTORS:

AURORA GREENSBORO, LLC
AURORA LMC, LLC
AURORA MASSACHUSETTS, LLC
AURORA MICHIGAN, LLC
AURORA NEW HAMPSHIRE, LLC
BERNHARDT LABORATORIES, INC.
C R COLLECTIONS, LLC
COVENANT HEALTHCARE LAB, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
GREENSBORO PATHOLOGY, LLC
HARDMAN PATHOLOGY ADX, LLC
LABORATORY OF DERMATOPATHOLOGY ADX, LLC
MARK & KAMBOUR, LLC
MARK & KAMBOUR HOLDINGS, INC.
PATHOLOGY SOLUTIONS, LLC
SEACOAST PATHOLOGY, INC.
TWIN CITIES DERMATOPATHOLOGY, LLC

By:	/s/ Gregory A. Marsh
	Name:	Gregory A. Marsh
	Title:	Vice President, Chief Financial Officer & Treasurer
Aurora — Credit Agreement

[SIGNATURE PAGE]

BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and Lender
By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

Aurora — Credit Agreement

[SIGNATURE PAGE]

MORGAN STANLEY SENIOR FUNDING, INC., as Lender
By:	/s/ Peter Zippelius
Name: Peter Zippelius
Title: Authorized Signatory

Aurora — Credit Agreement

[SIGNATURE PAGE]

UBS LOAN FINANCE LLC, as Lender
By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

Aurora — Credit Agreement

[SIGNATURE PAGE]

ROYAL BANK OF CANADA, as Lender
By:	/s/ Mustafa S. Toplwalla
Name: Mustafa S. Toplwalla
Title: Authorized Signatory

Aurora — Credit Agreement

[SIGNATURE PAGE]

BANK OF MONTREAL, as Lender
By:	/s/ Bryan J. Rolfe
Name: Bryan J. Rolfe
Title: Managing Director

[SIGNATURE PAGE]		Aurora — Credit Agreement

APPENDIX A-1
TO CREDIT AND GUARANTY AGREEMENT
TRANCHE B TERM LOAN COMMITMENTS

	Tranche B	Pro
Lender	Term Loan Commitment	Rata Share
BARCLAYS BANK PLC	$225,000,000	100.0%

TOTAL	$225,000,000	100.0%
Aurora — Credit Agreement

Appendix A-1

APPENDIX A-2
TO CREDIT AND GUARANTY AGREEMENT
REVOLVING COMMITMENTS

				Pro Rata
	Revolving Commitment			Share
Lender	Column 1	Column 2	Total	(%)
BARCLAYS BANK PLC	$10,454,545	$12,545,455	$23,000,000	20.91%
MORGAN STANLEY SENIOR FUNDING, INC.	$15,909,091	$19,090,909	$35,000,000	31.82%
UBS LOAN FINANCE LLC	$12,727,272	$15,272,728	$28,000,000	25.45%
ROYAL BANK OF CANADA	$5,454,546	$6,545,454	$12,000,000	10.91%
BANK OF MONTREAL	$5,454,546	$6,545,454	$12,000,000	10.91%

TOTAL	$50,000,000	$60,000,000	$110,000,000	100.00%
Aurora — Credit Agreement

Appendix A-2

APPENDIX B
TO CREDIT AND GUARANTY AGREEMENT
NOTICE ADDRESSES
AURORA DIAGNOSTICS HOLDINGS, LLC AND ITS SUBSIDIARIES
11360 North Jog Road, Suite 103
Palm Beach Gardens, Florida 33418
Attention: James C. New, Chief Executive Officer
Telephone: 561-626-5512
Telecopier: 561-626-4530
in each case, with a copy to:
SUMMIT PARTNERS, L.P.
222 Berkeley Street
Boston, Massachusetts 02116
Attention: Peter Connolly
Telephone: 617-824-1100
Telecopier: 617-824-1187
and
KRG CAPITAL PARTNERS, LLC
KRG Capital Partners
1515 Arapahoe St.
Tower I, Suite 1500
Denver, CO 80202
Attention: Christopher J. Bock
Telephone: 303-390-5020
Telecopier: 303-390-5015
and
ALSTON & BIRD LLP
Alston & Bird LLP
1201 West Peachtree Street
Atlanta, Georgia 30309
Attention: Deanna L. Kashdan
Telephone: 404-881-7782
Telecopier: 404-253-8299
Aurora — Credit Agreement

Appendix B

BARCLAYS BANK PLC,
as Administrative Agent, Collateral Agent, Swing Line Lender, Issuing Bank and a Lender
745 Seventh Avenue
New York, NY 10019
Attention: Diane Rolfe
Telephone: 212-526-1109
Telecopier: 212-526-5115
Email: diane.rolfe@barcap.com
MORGAN STANLEY SENIOR FUNDING, INC.,
as a Lender
1000 Lancaster Street
Baltimore, MD 21202
Attention: Morgan Stanley Loan Servicing
Telephone: 443-627-4355
Telecopier: 718-233-2140
Email: msloanservicing@morganstanley.com
UBS LOAN FINANCE LLC,
as a Lender
UBS Loan Finance, LLC
677 Washington Blvd.
Stamford, CT 06901
Attention: Jenny E. Milioti
Telephone: 203-719-5993
Telecopier: 203-719-3888
Email: jenny.milioti@ubs.com
ROYAL BANK OF CANADA,
as a Lender
Loans Administration
One Liberty Plaza
4th Floor
New York, NY 10006-1404
Attention: Manager
Telephone: 877-332-7455
Telecopier: 212-428-2372
Aurora — Credit Agreement

Appendix B

BANK OF MONTREAL,
as a Lender
115 S. LaSalle Street
Chicago, IL 60603
Attention: Shequitis Booker
Telephone: 312-461-7602
Email: shequitis.booker@harrisbank.com
Aurora — Credit Agreement

Appendix B

Schedule A-1
Consolidated Adjusted EBITDA Addbacks
1. Non-recurring charges relating to the settlement and related legal fees with respect to the dispute between Aurora Diagnostics, LLC on behalf of its subsidiary Laboratory Medicine Consultants, Ltd. (“LMC”) with HealthCare Partners of Nevada (“HCPN”) regarding HCPN’s request for recoupment from LMC for clinical professional fees that HCPN asserts were paid in error to LMC which payments took place in the calendar years 2008 and 2009.
2. Non-recurring charges relating to the settlement and related legal fees with respect to the dispute between Mark & Kambour M.D. PA (“M&K”) with the Florida Department of Corrections (“FDOC”) regarding FDOC’s claim for recoupment of fees paid to M&K for professional pathology services.

Schedule B
Baseline Earnout Amounts
ADX
Schedule B-l — Baseline Earnout Amounts

	Total	2009	2010	2011	2012	2013	2014	2015

Cunningham	$9,000	$—	$3,000	$3,000	$3,000	$—	$—	$—
Kent	1,387	—	1,387		—	—	—	—
Greensboro Pathology	13,200	—	—	4,400	4,400	4,400	—	—
Mark & Kambour Pathology Associates	2,000	—	—	2,000	—	—	—	—
Laboratory Medicine Consultants	7,380	—	—	2,460	2,460	2,460	—	—
CHC Labs	—	—	—	—	—	—	—	—

Subtotal Contingent Notes (includes Guaranteed Notes)	32,967	—	4,387	11,860	9,860	6,860	—	—

Twin Cities	4,848	—	2,424	2,424	—	—	—	—
South Texas	2,600	—	867	867	867	—	—	—
Bernhardt	2,676	—	—	892	892	892	—	—
Path Solutions	11,500	—	—	3,833	3,833	3,833	—	—
Pinkus	3,000	—	—	600	600	600	600	600

Total	$57,591	$—	$7,678	$20,476	$16,052	$12,185	$600	$600

Schedule S
Seller Notes
None.

Schedule 3.1
Local Counsel
Nevada opinion from Lionel Sawyer & Collins P.C. counsel for Aurora LMC, LLC
Florida opinion from Gunster, Yoakley & Stewart P.A. counsel for Mark and Kambour LLC, Mark & Kambour Holdings Inc. and Bernhardt Laboratories, Inc.
Michigan opinion from Warner, Norcross & Judd LLP counsel for Aurora Michigan, LLC

Schedule 4.1
Jurisdictions of Organization and Qualification

States where Qualified to
Company Name	State of Organization	do Business
Aurora Diagnostics, LLC	Delaware	Florida

Aurora Diagnostics Holdings, LLC	Delaware	N/A

Hardman Pathology ADX, LLC	Georgia	N/A

Aurora Michigan, LLC	Michigan	N/A

Aurora New Hampshire, LLC	New Hampshire	N/A

Laboratory of Dermatopathology ADX, LLC	New York	N/A

Cunningham Pathology, L.L.C.	Delaware	Alabama

C R Collections, LLC	Alabama	N/A

Seacoast Pathology, Inc.	New Hampshire	N/A

Mark & Kambour, LLC	Florida	N/A

Aurora Greensboro, LLC	North Carolina	N/A

Greensboro Pathology, LLC	North Carolina	N/A

Aurora LMC, LLC	Nevada	N/A

Covenant Healthcare Lab, LLC	Florida	N/A

Twin Cities Dermatopathology, LLC	Minnesota	N/A

Aurora Massachusetts, LLC	Delaware	Massachusetts

States where Qualified to
Company Name	State of Organization	do Business
Connecticut
Florida
Georgia
Maryland
New York
Pathology Solutions, LLC	New Jersey	North Carolina
Ohio
Pennsylvania
South Carolina
Virginia

Bernhardt Laboratories, Inc.	Florida	N/A

Mark & Kambour Holdings, Inc.	Florida	N/A

Schedule 4.2
Capital Stock and Ownership

		Certificate	No. Shares/	Percent
Record Owner - Grantor	Current Legal Entity	No.	Interest	Pledged
Aurora Diagnostics Holdings, LLC	Aurora Diagnostics, LLC	C-1	1000 Units / 100%	100%
Aurora Diagnostics, LLC	Hardman Pathology ADX, LLC	C-2	1000 Units / 100%	100%
Aurora Diagnostics, LLC	Aurora Michigan, LLC	C-1	1000 Units / 100%	100%
Aurora Diagnostics, LLC	Aurora New Hampshire, LLC	C-1	1000 Units / 100%	100%
Aurora Diagnostics, LLC	Laboratory of Dermatopathology ADX, LLC	C-2	1000 Units / 100%	100%
Aurora Diagnostics, LLC	Cunningham Pathology, L.L.C.	N/A	100%	100%
Aurora Diagnostics, LLC	Aurora Greensboro, LLC	N/A	N/A	100%
Aurora Diagnostics, LLC	Mark & Kambour, LLC	N/A	N/A	100%
Cunningham Pathology, L.L.C.	C R Collections, LLC	N/A	100%	100%
Aurora New Hampshire, LLC	Seacoast Pathology, Inc.	4	300 Shares / 100%	100%
Aurora Greensboro, LLC	Greensboro Pathology, LLC	N/A	N/A	100%
Aurora Diagnostics, LLC	Aurora LMC, LLC	N/A	N/A	100%
Aurora Diagnostics, LLC	Covenant Healthcare Lab, LLC	N/A	N/A	100%
Aurora Diagnostics, LLC	Twin Cities Dermatopathology, LLC	N/A	N/A	100%

		Certificate	No. Shares/	Percent
Record Owner - Grantor	Current Legal Entity	No.	Interest	Pledged
Aurora Diagnostics, LLC	Skin Pathology ADX, LLC[1]	N/A	N/A	100%
Aurora Diagnostics, LLC	Aurora Massachusetts, LLC	N/A	N/A	100%
Aurora Diagnostics, LLC	Pathology Solutions, LLC	N/A	N/A	100%
Mark & Kambour, LLC	Mark & Kambour Holdings, Inc.	1	100 Shares/100%	100%
Mark & Kambour Holdings, Inc.	Bernhardt Laboratories, Inc.	4	500 Shares/100%	100%
There is no outstanding option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and any membership interest or other Capital Stock of Holdings or any of its Subsidiaries, which upon conversion or exchange requires, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries.

[1]	Skin Pathology ADX, LLC was formed as an acquisition vehicle for Aurora Diagnostics, LLC in March 2008, but has not been capitalized.

Schedule 4.4
No Conflict
None.

Schedule 4.5
Governmental Consents
None.

Schedule 4.11
Adverse Proceedings
None.

Schedule 4.13
Real Estate Assets

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Aurora Diagnostics, LLC	11025 RCA Center Drive, Ste. 300, Palm Beach Gardens, FL 33410	Leasehold	Lease Agreement, dated September 4, 2007, by and between PGA Development Associates, LLC and Aurora Diagnostics, LLC	2/28/13	$195,546.00 + 4% increase per year

Mark & Kambour, LLC, as successor to Aurora Florida, LLC	Freepath 4412 West Osborne Ave Tampa, FL 33614	Leasehold	Commercial Lease Agreement, dated September 1, 2006, by and between Pathway Investments, L.L.C. and Mark & Kambour, LLC (as successor to Aurora Florida, LLC)	8/31/11	$60,000 per year

Hardman Pathology ADX, LLC (formerly known as Aurora Georgia, LLC)	Hardman Pathology 110 Trinity Place Athens, GA 30607	Leasehold	Lease Agreement, dated March 21, 2007, by and between M, B, & H, L.L.C. and Hardman Pathology ADX, LLC (f/k/a Aurora Georgia, LLC)	3/21/12	$28,000 + 3% increase

Seacoast Pathology, Inc.	1 Hampton Rd, Ste. 208 & 302 Exeter, NH 03833	Leasehold	Commercial Lease Agreement, dated March 2004, by and between Brooks Properties II, LLC and Seacoast Pathology, Inc. (as successor in interest to Seacoast Pathology P.A.)	4/30/13	Suite 208: $54,800 + fixed increase Suite 302: $47,068 Four year extension is 85,200 per year

[2]	Include all amendments, modifications, supplements, renewals or extensions of any lease, sublease or assignment listed.

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Laboratory of Dermatopathology ADX, LLC (formerly known as Aurora New York, LLC)	2 North Plandome Rd Port Washington, NY 11050	Leasehold	Agreement of Lease, dated October 1, 2006, by and between The Brownstein Family Limited Partnership and Laboratory of Dermatopathology ADX, LLC (f/k/a Aurora New York, LLC)	9/30/11	$180,000 + 2.25% increase per year

Cunningham Pathology, L.L.C.	924 Montclair Rd, Ste. 200 Birmingham, AL 35213	Leasehold	Indenture of Lease, dated April 30, 2007, by and between Cunningham Investment Group LLC and Cunningham Pathology, LLC	4/30/17	$284,862 + fixed increase

Mark & Kambour, LLC	4665 Ponce de Leon Blvd Coral Gables, FL 33146	Leasehold	Lease, dated 2007, by and between Coury Investments, Limited and Mark & Kambour, LLC (as assignee of Mark & Kambour, M.D., P.A.)	09/20/12	$115,702 + 4% increase per year

Greensboro Pathology, LLC	706 Green Valley Rd, Ste 104 & 105 Greensboro, NC 27408	Leasehold	Lease Agreement, dated August 13, 2001, by and between Friendly Associates Limited Partnership XXII, Starmount Company and Greensboro Pathology LLC, (as successor in interest to Greensboro Pathology Associates, PA), as amended by that certain Amendment of Lease Agreement dated January 30, 2002 and that certain Second Amendment of Lease Agreement dated April 16, 2009, as assigned to SEBR 706, LLC.	12/31/19	Rental amount $0 during 4/1/2009-12/31/2012; beginning 1/1/2013 annual rent of $87,786 + 1.5% annual increase

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Covenant Healthcare Lab, LLC	3824 E US HWY 90 Lake City, FL 32055	Leasehold	Lease, dated April 15, 2002, by and between Covenant Healthcare Lab, LLC (formerly CHC Labs, Inc.) and City of Lake City, Florida	8/31/11	$535 per month

Covenant Healthcare Lab, LLC	4134 W HWY 90, Ste 115 Lake City, FL 32024	Leasehold	Commercial Lease Agreement, dated September 1, 2005, by and between Covenant Healthcare Lab, LLC (formerly CHC Labs, Inc.) and Accurate Realty Investments, LLLP	Month-to-month	$600 per month

Covenant Healthcare Lab, LLC	2126 North Young Blvd Chiefland, FL 32626	Leasehold	Commercial Lease Agreement, dated May 12, 2006, by and between Covenant Healthcare Lab, LLC (formerly CHC Labs, Inc.) and Frank Drummond	Month-to-month	$600 per month

Covenant Healthcare Lab, LLC	5106 Ohio Ave Live Oak, FL 32060	Leasehold	Lease for premises located at 5106 Ohio Ave., Live Oak, Florida 32060, with Covenant Healthcare Lab, LLC, as tenant and Healthcore / Ken Watson as landlord	Month-to-month	$250 per month

Covenant Healthcare Lab, LLC	404 N.W. Hall of Fame Dr Lake City, FL 32055	Leasehold	Lease Agreement, dated October 2, 2007, by and among Covenant Healthcare Lab, LLC (formerly CHC Labs, Inc.), Lake City MOB Assoc. LLC and PRS-Springwood, LLC	9/30/2010	$2,490 per year

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Covenant Healthcare Lab, LLC	Clyde Morris Medical & Professional Center 305 Clyde Morris Boulevard, Units 20, 21 and 22, Bldg A Ormond Beach, FL 32174	Fee	N/A	N/A	N/A

Covenant Healthcare Lab, LLC	15260 NW 147th Dr., Ste. 300, Alachua, FL 32615	Leasehold	Lease, dated January 16, 2008, by and between Covenant Healthcare Lab, LLC (formerly CHC Labs, Inc.), and Dr. James McCauley	Month-to-month	$750 per month

Twin Cities Dermatopathology, LLC	9909 South Shore Dr., Ste. 1A, Plymouth, NH 55441	Leasehold	Lease, dated April 12, 1990, by and between Medicine Lake Properties of Plymouth and Twin Cities Dermatopathology, LLC (as successor in interest to Twin Lakes Dermatopathology, P.A.), together with that certain Addendum, dated April 12, 1990, together with that certain Lease Amendment dated February 2, 1992, that certain Lease Amendment dated July 26, 1994, that certain Lease Amendment dated February 28, 1996, that certain Lease Amendment dated January 29, 1999, that certain Lease Amendment dated August 22, 2002, that certain Lease Extension dated July 24, 1995, that certain Lease Extension dated June 30, 2005, and that certain Lease Extension dated April 2006	05/31/2011	$51,687 + fixed per year increase

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Pathology Solutions, LLC	246 Industrial Way Eatontown, NJ 07724	Leasehold	Lease Agreement, dated as of April 7, 2009, between Pathology Solutions, LLC and Industrial Way Complex, L.L.C.	04/30/2012	$119,592.00 annual rent

Bernhardt Laboratories, Inc.	5008 Mustang Road Jacksonville, FL 32216	Leasehold	Amended and Restated Lease Agreement, dated as of January 1, 2010, between Bernhardt Laboratories, Inc. and Regina T. Bernhardt.	12/31/2014	$8,800 per month plus sales tax

Covenant Healthcare Lab, LLC	801 Pinewood Street Live Oak, FL 62064	Leasehold	Oral lease for between Covenant Healthcare Lab, LLC as tenant and Dr. Janusek as landlord	Month-to-month	$300 per month

Covenant Healthcare Lab LLC	11 South Blvd. Macclenny, FL 32063	Leasehold	Commercial Lease Agreement, dated October 9, 2008, by and between St. Mary’s Realty Corporation and CHC LABS	11/30/2010	$1,050 per month

Aurora Massachusetts, LLC	1 Center Plaza, Ste. 270 Boston, MA 02108	Leasehold	Office Lease Agreement, dated January 21, 2010, between Aurora Massachusetts, LLC and Ma-Center Plaza, L.L.C.	07/31/2015	$63,043.56 months 1-16; $65,110.56 months 17-28; $67,177.56 months 29-40; $69,244.56; 41-52 months 53-64

		Leasehold	Name of Lease, Sublease or	Lease	Annual Base
Company	Location	or Fee	Assignment[2]	Expiration	Rent
Cunningham Pathology, L.L.C.	902 5th Ave. East Tuscaloosa, AL 35401	Leasehold	Lease Agreement, dated May 1, 1999, by and between K & H Realty and Cunningham Pathology, LLC	Month-to-month	$10,040 per year

Cunningham Pathology, L.L.C.	2010 Brookwood Medical Center Drive Birmingham, AL 35209	Leasehold	Sublease Agreement, dated July 22, 2004, by and between Laboratory Corporation of America Holdings, Cunningham Pathology, L.L.C. and Brookwood Medical Center	Month-to-month	$1232.42 per month

Cunningham Pathology, L.L.C.	2720 University Blvd. Birmingham, AL 35233	Leasehold	Sublease Agreement, dated May 30, 2002, by and between Birmingham Outpatient Surgery Center, Ltd., and Cunningham Pathology, LLC, as amended by that certain First Amendment to Sublease Agreement, June 1, 2003, that certain Second Amendment to Sublease Agreement, dated May 1, 2004, and that certain Third Amendment to Sublease Agreement, dated March 8, 2007	04/30/2014	$636.03 per month

Schedule 4.16
Material Contracts and Affiliated Practice Agreements
Material Contracts
Medicare Provider Agreements for each of the following entities: Bernhardt Laboratories, Inc., Covenant Healthcare Lab, LLC, Greensboro Pathology, LLC, Cunningham Pathology, L.L.C., Laboratory of Dermatopathology ADX, LLC, Pathology Solutions, LLC, Aurora Massachusetts, LLC, Twin Cities Dermatopathology, LLC and Seacoast Pathology, Inc.
Affiliated Practice Agreements
Services Agreement, dated November 17, 2006, by and among Aurora Michigan, LLC and Hilbrich Dermatopathology Laboratory, PLLC.
Services Agreement, dated February 2, 2007, by and among Aurora Michigan, LLC and Pathology Laboratory, P.C.
Services Agreement, dated April 30, 2007, by and between Cunningham Pathology, LLC and The Cunningham Group LLC.
Services Agreement, dated May 31, 2007, by and among Aurora Michigan, LLC, Kent Pathology Laboratory, PLLC and Kent Pathologists, PLLC.
Services Agreement, dated October 4, 2007, by and between Greensboro Pathology, LLC and Greensboro Pathology Services, PLLC.
Services Agreement, dated March 7, 2008, by and between Twin Cities Dermatopathology, LLC and Twin Cities Pathologists, PLLC.
Laboratory Services Letter Agreement, dated December 31, 2009, between Mark & Kambour, M.D., P.A. and Bernhardt Laboratories, Inc.
Amended and Restated Nominee Agreement, dated May 26, 2010, by and between John Pui, M.D. and Aurora Michigan, LLC.
Amended and Restated Nominee Agreement, dated March 23, 2009, by and among Kim A. Mills, M.D., Aurora Michigan, LLC and Aurora Diagnostics, LLC.
Amended and Restated Nominee Agreement, dated May 26, 2010, by and among John Pui, M.D., Aurora Michigan, LLC and Aurora Diagnostics, LLC.

Amended and Restated Nominee Agreement, dated November 6, 2008, by and among Aurora Greensboro LLC, Aurora Diagnostics, LLC, Ernest A. Andree, M.D. and Wain L. White, M.D.
Non-alienation Agreement, dated May 13, 2008, by and among Mark & Kambour, LLC, Aurora Diagnostics, LLC, Thomas M. Mark, M.D., Michael T. Kambour, M.D. and Ana L. Viciana, M.D.
Nominee Agreement, dated March 7, 2008, by and between Aurora Diagnostics, LLC and Valda Kaye, M.D.
Non-Alienation Agreement, dated April 2009, by and between Aurora Diagnostics, LLC, Hardman Pathology ADX, LLC and William J. Hardman, III, M.D.
Nominee Agreement, dated November 20, 2009, by and between Aurora LMC, LLC and Thomas L. Davis, M.D.
Nominee Agreement dated December 31, 2009, by and between Aurora LMC, LLC and David A. Mehregan, M.D.
Management Agreement, dated October 4, 2007, by and between Aurora Diagnostics, LLC and Greensboro Pathology Services, PLLC.
Amended and Restated Management Agreement, effective March 31, 2009, by and among Mark & Kambour, LLC, Aurora Diagnostics, LLC and Mark & Kambour, M.D., P.A.
Management Agreement, dated December 10, 2007, by and among Aurora Diagnostics, LLC, Aurora LMC, LLC and Laboratory Medicine Consultants, Ltd.
Management Agreement, dated March 7, 2008, by and between Aurora Diagnostics, LLC and Twin Cities Pathologists, PLLC.
Management Agreement, dated April 2009, by and between Aurora Diagnostics, LLC, Hardman Pathology ADX, LLC and William J. Hardman, III, M.D., P.C.
Management Agreement, dated November 20, 2009, by and between Aurora LMC, LLC and South Texas Dermatopathology Lab, P.A.
Management Agreement, dated December 31, 2009, by and between Aurora LMC, LLC and Pinkus Dermatopathology Laboratory, P.C.

Schedule 4.21
Certain Fees
None.

Schedule 4.26
Insurance

Insured	Insurer	Type of Policy	Policy #
All of the Credit Parties	Wausau Business Insurance Company	General Liability	TBJZ91453225019

All of the Credit Parties	Wausau Business Insurance Company	Excess/Umbrella Liability	THCZ91453225039

All of the Credit Parties	Wausau Underwriters Insurance Company	Workers Compensation	Z91453225029

All of the Credit Parties	Great Northern Insurance Company	Commercial Auto	73559872

Insured	Insurer	Type of Policy	Policy #
All of the Credit Parties	Great Northern Insurance Company	Property	35881832
Comments: Commercial property insurance, “All Risk” Special Form, including theft
[Continued on Next Page]

Insured	Insurer	Type of Policy	Policy #
Aurora Diagnostics Holdings, LLC	XL Specialty Insurance Company	Management Liability Package	ELU11146009
Comments: $5,000,000 Aggregate Limit for Management Liability and Company Reimbursement (D&O); $10,000,000 Aggregate Limit for Employment Practices Liability; $5,000,000 Aggregate Limit for Fiduciary Liability; subject to a maximum policy aggregate limit of $15,000,000 for all liability coverage parts; $1,000,000 Limit for Crime Coverage part.

Insured	Insurer	Type of Policy	Policy #
Aurora Diagnostics Holdings, LLC	Doctors Company Insurance Group	Medical Professional Liability	0346428
Comment: Shared limits of $1,000,000 per claim, $10,000,000 aggregate for the following Credit Parties: Aurora Diagnostics Holdings, LLC, Aurora Diagnostics, LLC; Mark & Kambour, LLC; Aurora Michigan, LLC; Aurora New Hampshire, LLC; Hardman Pathology ADX, LLC; Aurora Greensboro, LLC; Greensboro Pathology, LLC; C R Collections, LLC; Aurora LMC, LLC; Aurora Massachusetts, LLC; Twin Cities Dermatopathology, LLC; Bernhardt Laboratories, Inc.; Mark & Kambour Holdings, Inc. and Seacoast Pathology, Inc.
Separate limits of $250,000 per claim, $750,000 aggregate apply to the following insured physicians: Raymond Barnhill, MD; Patricia Delgado, MD; Michael Kambour, MD; Thomas Mark, MD; Ana Viciana, MD; and Senan Rodriguez, MD
Separate limits of $1,000,000 per claim, $3,000,000 aggregate apply to the following insured physicians: Summa Rathore, MD; Charles Perniciaro, MD; Philip Tisdale, MD; Maurice Fremont-Smith, MD; Mark Tulecke, MD; Heather Crowley, MD; Laura Harris, MD; David Donsker, MD; Anil Dewan, MD; Alan Freedman, MD, Susan Lenahan, MD; Kirit Patel, MD; Su Xu, MD; Wiliam Hardman, MD; John Pui, MD; Christopher Schwimer, MD; Won Lee, MD; Kenneth Machiorlatti, MD; Marcus Earling, MD, Jonathan Hughes, MD; Ronald Knoblock, MD; Juanito Lim, MD; David Marmaduke, MD; Paul Michaels, MD; David Miller, MD; Todd Murry, MD; Amanda Rivera-Begeman, MD: June Sigman, MD; James Unger, MD; Noel Yumiaco, MD; Joel Bentz, MD; David Coon, MD; Bert Dougherty, MD; Peter Paterson, MD; Albert Mason, MD; Viktor Goncharuk, MD; Darius Mehregan, MD; David Mehregan, MD; Jean Thomas, MD; Charles Stevens, MD; Thomas Davis, MD; Lester Libow, MD; Valda Kaye, MD; Mark Wilke, MD; and Andrew Larson, MD.
Separate limits of $2,000,000 per claim, $6,000,000 aggregate apply to the following insured physicians: Anne Allan, MD and Timothy R. Quinn, MD
Separate limits of $3,000,000 per claim, $5,000,000 aggregate apply to the following insured physicians: Russell A. Ball, MD; Natalie Depick Smith, MD; Muammar A. Arida, MD; Joshua B. Kish, MD; John D. Patrick, MD; Jo Ann Shaw, MD; Jason Reuter, MD; Hong C Li, MD; Ernest Andree, MD; Donald Pulitzer, MD; Benjamin Stahr, MD; Bassam Smir, MD; Wain White, MD, and Robert Gay, MD.

Insured	Insurer	Type of Policy	Policy #
Aurora Diagnostics Holdings, LLC, Laboratory of Dermatopathology ADX LLC	Landmark American Ins. Co.	Medical Professional Liability	LHM724257

Schedule 4.31
Intellectual Property
Registered Trademarks

			App. Date/
Mark	Country	Status	Reg. Date	App. No./ Reg. No.	Owner
AURORA DIAGNOSTICS	US	Registered	6/10/2008	3446899	Aurora Diagnostics, LLC

aurora diagnostics

CAREDX	US	Pending	3/14/2010	77/958,561	Aurora Diagnostics, LLC

CONNECTDX THE INFORMATION GATEWAY	US	Registered	4/7/2009	3,601,123	Aurora Diagnostics, LLC

DERMDX	US	Registered	5/11/2010	3,787,236	Aurora Diagnostics, LLC

GASTRODX	US	Pending	2/16/2010	77/936,186	Aurora Diagnostics, LLC

ORALDX	US	Pending	3/14/2010	77/958,560	Aurora Diagnostics, LLC

TREATMENTDX	US	Pending	11/6/2009	77/866,993	Aurora Diagnostics, LLC

URODX	US	Registered	5/11/2010	3,787,237	Aurora Diagnostics, LLC

			App. Date/
Mark	Country	Status	Reg. Date	App. No./ Reg. No.	Owner
WOMEN’SDX	US	Registered	5/11/2010	3,787,239	Aurora Diagnostics, LLC

CUNNINGHAM PATHOLOGY ASSOCIATES P.A.	US	Registered	9/29/1981	1171727	Cunningham Pathology, LLC

Design Only	US State Alabama	Registered	7/8/2003	105-093	Cunningham Pathology, LLC

Patents: None.
Copyrights:

Company	Copyright Title	Registration Number	Registration Date	Registration Type
PATHOLOGY SOLUTIONS, LLC	Tiger TCPC	TX0006919076	December 3, 2007	Computer File
Licensing and Other Similar Agreements: None.

Schedule 6.1(i)
Certain Indebtedness
Capital Leases:
Equipment Lease Agreement, dated July 28, 2009 (as amended), by and between Aurora Diagnostics, LLC and Heartland Business Credit pursuant to which Aurora Diagnostics, LLC makes sixty (60) monthly payments in the amount of $3,319.23 for certain equipment.
Five (5) Year Lease Agreement, dated September 8, 2009, by and between Greensboro Pathology, LLC and bioMerieux, Inc. pursuant to which Greensboro Pathology, LLC makes sixty (60) monthly payments in the amount of $2654.07 for certain equipment.

Schedule 6.1(o)
Specified Earnouts

Entity	Date Acquired	Maturity Date
Cunningham Pathology, L.L.C.	04/30/07	04/28/12
Greensboro Pathology, LLC	10/03/07	10/04/12
Twin Cities Dermatopathology, LLC	03/07/08	03/07/11
Kent Pathology Laboratory, PLLC	05/31/07	05/31/10
Laboratory Medicine Consultants, Ltd.	12/10/07	12/09/12
Mark & Kambour Pathology Associates	10/11/07	10/10/10

Schedule 6.2
Certain Liens
Lien created pursuant to Five (5) Year Lease Agreement, dated September 8, 2009, by and between Greensboro Pathology, LLC and bioMerieux, Inc.

Secured
		UCC Type	Party/
Debtor	Jurisdiction	File # and File Date	Plaintiff	Collateral Description
Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200202081611 9/4/02	Bankers/Softech Divisions of EAB Leasing Corp.	Equipment Lease; continued 4/13/07 (precautionary filing)

Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200000111522—7 5/12/00	Bankers/Softech/Mid-States, a division of EAB Leasing	Equipment Lease; continued 11/16/04; lapse date 5/12/10 (precautionary filing)

Bernhardt Laboratories, Inc.	Florida, State	UCC-1 #200706884920 10/29/07	Becton, Dickenson and Company	Equipment Lease (precautionary filing)

Bernhardt Laboratories, Inc.	Florida, State	UCC-1 #200900246969 3/26/09	Caterpillar Financial Services Corporation	Equipment Lease (precautionary filing)

Seacoast Pathology, Inc.	New Hampshire, State	UCC-1 #20060009834C 4/26/06	CM Financial Corporation	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20060037541K 4/13/06	Cytyc Limited Partnership	Equipment (precautionary filing)

Bernhardt Laboratories, Inc.	Florida, State	UCC-1 #200408162196 10/26/04	Cytyc Limited Partnership	Equipment Lease - lapse date 10/26/09 (precautionary filing)

Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200500119609 7/7/05	Dade Behring, Inc.	Equipment Lease (precautionary filing)

Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200601818901 2/3/06	Dade Behring, Inc.	Equipment Lease (precautionary filing)

Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200706131906 7/25/07	Dade Behring, Inc.	Equipment Lease (precautionary filing)

Seacoast Pathology, Inc.	New Hampshire, State	UCC-1 #20060001857M 1/24/06	DeLage Landen Financial Services, Inc.	Equipment Lease (precautionary filing)

Secured
		UCC Type	Party/
Debtor	Jurisdiction	File # and File Date	Plaintiff	Collateral Description
Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200900141989 3/9/09	Dell Financial Services L.L.C.	Equipment Lease (precautionary filing)

Aurora Diagnostics, LLC	Delaware, State	UCC-1 #2007 3849378 10/12/07	Heartland Business Credit	Capital Lease of a Benchmark XT Mobile

Bernhardt Laboratories, Inc.	Florida, State	UCC-1 #200900996526 8/7/09	Hologic Limited Partnership	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20050055887A 6/13/05	Marlin Leasing Corp	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20080088029J 9/30/08	Marlin Leasing Corp	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20080097300M 10/31/08	Marlin Leasing Corp	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20060031295K 3/29/06	Republic Bank	Equipment Lease (precautionary filing)

Greensboro Pathology, LLC	North Carolina, State	UCC-1 #20090069359C 9/3/09	Siemen’s Financial Services, Inc.	Equipment Lease; assigned by Siemen’s Diagnostics Finance Co. LLC 9/10/09 (precautionary filing)

Covenant Healthcare Lab, LLC	Florida, State	UCC-1 #200807934419 3/24/08	Siemens Healthcare Diagnostics, Inc.	Equipment Lease (precautionary filing)

Seacoast Pathology, Inc.	New Hampshire, State	UCC-1 #20060027468G 11/15/06	Tripath Imaging, Inc.	Equipment Lease (precautionary filing)

Aurora Diagnostics, LLC	Delaware, State	UCC-1 #2008 3016126 9/5/08	US Bancorp	Equipment Lease (precautionary filing)

Seacoast Pathology, Inc.	New Hampshire, State	UCC-1 #20050027536A 11/22/05	US Bank National Association	Equipment Lease; assigned by Leasing Associates of Barrington, Inc, 3/15/06 (precautionary filing)

Schedule 6.6
Restrictions on Subsidiary Distributions
None.

Schedule 6.7
Certain Investments
Investments as of the Closing Date in any Affiliated Practice.

Schedule 6.9
Dispositions
None.

Schedule 6.12
Certain Affiliate Transactions
Management Rights Agreement, dated June 2, 2006, by and among Summit Ventures VI-A, L.P., SV VI-B Aurora Holdings, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners Private Equity Fund VII-A, L.P., SPPE VII-B Aurora Holdings, L.P. , Summit Partners Private Equity Fund VII-B, L.P. and Aurora Diagnostics Holdings, LLC.
Management Rights Letter Agreement, dated June 12, 2009, by and among Aurora Diagnostics Holdings, LLC, KRG Capital Partners, L.L.C. and KRG Aurora Blocker, Inc.
Amended and Restated Registration Agreement, dated June 12, 2009, by and among Aurora Diagnostics Holdings, LLC and the “Securityholders” named therein.
Management Services Agreement

EXHIBIT A-1 TO
CREDIT AND GUARANTY AGREEMENT
FUNDING NOTICE
     Reference is made to that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     Pursuant to Section 2 of the Credit Agreement, the Borrower desires that Lenders make the following Loans to the Borrower in accordance with the applicable terms and conditions of the Credit Agreement on [mm/dd/yy] (the “Credit Date”):
     1. Tranche B Term Loans

☐	Base Rate Loans:	$[___,___,___]

☐	LIBOR Rate Loans, with an Initial Interest Period of Month(s):	$[___,___,___]
     2. Revolving Loans

☐	Base Rate Loans:	$[___,___,___]

☐	LIBOR Rate Loans, with an Initial Interest Period of Month(s):	$[___,___,___]
     3. Swing Line Loans

☐	Base Rate Loans:	$[___,___,___]

☐	LIBOR Rate Loans, with an Initial Interest Period of Month(s):	$[___,___,___]

EXHIBIT A-1-1

     The Borrower hereby certifies that:
     (i) after making the Loans requested on the Credit Date, the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect;
     (ii) as of the Credit Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of such Credit Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and
     (iii) as of the Credit Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.
Date: [mm/dd/yy]

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT A-1-2

EXHIBIT A-2 TO
CREDIT AND GUARANTY AGREEMENT
CONVERSION/CONTINUATION NOTICE
     Reference is made to that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     Pursuant to Section 2.9 of the Credit Agreement, the Borrower desires to convert or to continue the following Loans, each such conversion and/or continuation to be effective as of [mm/dd/yy]:
     1. Tranche B Term Loans:

$[___,___,___]	LIBOR Rate Loans to be continued with Interest Period of ___ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of ___ month(s)

$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans
     2. Revolving Loans:

$[___,___,___]	LIBOR Rate Loans to be continued with Interest Period of ___ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of ___ month(s)

$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans

EXHIBIT A-2-2

     3. Swing Line Loans:

$[___,___,___]	LIBOR Rate Loans to be continued with Interest Period of ___ month(s)

$[___,___,___]	Base Rate Loans to be converted to LIBOR Rate Loans with Interest Period of ___ month(s)

$[___,___,___]	LIBOR Rate Loans to be converted to Base Rate Loans
     The Borrower hereby certifies that as of the date hereof, no event has occurred and is continuing or would result from the consummation of the conversion and/or continuation contemplated hereby that would constitute an Event of Default or a Default.
Date: [mm/dd/yy]

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT A-2-2

EXHIBIT B-1 TO
CREDIT AND GUARANTY AGREEMENT
TRANCHE B TERM LOAN NOTE

$[1][___,___,___] [2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”), promises to pay [to the order of][NAME OF LENDER] (“Payee”) or its registered permitted assigns the principal amount of [1][DOLLARS] ($[___,___,___][1]) in the installments referred to below.
     The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full (except for indemnification obligations for which no claim has been made), at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     Borrower shall make scheduled principal payments on this Note as set forth in Section 2.12 of the Credit Agreement.
     This Note is one of the “Tranche B Term Loan Notes” with a maximum aggregate principal amount of $225,000,000 and is issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Term Loan evidenced hereby was made and is to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement

[1]	Lender’s Tranche B Term Loan Commitment

[2]	Date of Issuance

EXHIBIT B-1-1

effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
     The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and in each case the right to plead any statute of limitations as a defense to any demand hereunder to the full extent permitted by applicable law.

EXHIBIT B-1-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT B-1-3

TRANSACTIONS ON
TRANCHE B TERM NOTE

	Amount of	Amount of	Outstanding
	Loan Made	Principal Paid	Principal	Notation
Date	This Date	This Date	Balance This Date	Made By

EXHIBIT B-2 TO
CREDIT AND GUARANTY AGREEMENT
REVOLVING LOAN NOTE

$[1][___,___,___] [2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”) promises to pay [to the order of][NAME OF LENDER] (“Payee”) or its registered permitted assigns, on or before [mm/dd/yy], the lesser of (a) [1][DOLLARS] ($[1][___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Revolving Loans under the Credit Agreement referred to below.
     The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     This Note is one of the “Revolving Loan Notes” and is issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and

[1]	Lender’s Revolving Credit Commitment

[2]	Date of Issuance

EXHIBIT B-2-1

the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
     The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and in each case the right to plead any statute of limitations as a defense to any demand hereunder to the full extent permitted by applicable law.

EXHIBIT B-2-2

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON
REVOLVING LOAN NOTE

	Amount of	Amount of	Outstanding
	Loan Made	Principal Paid	Principal	Notation
Date	This Date	This Date	Balance This Date	Made By

EXHIBIT B-3 TO
CREDIT AND GUARANTY AGREEMENT
SWING LINE NOTE

$[1][___,___,___] [2][mm/dd/yy]	New York, New York
     FOR VALUE RECEIVED, AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”) promises to pay [to the order of][NAME OF LENDER] (“Payee”) or its registered permitted assigns, on or before [mm/dd/yy], the lesser of (a) [1][DOLLARS] ($[1][___,___,___]) and (b) the unpaid principal amount of all advances made by Payee to Borrower as Swing Line Loans under the Credit Agreement referred to below.
     The Borrower also promises to pay interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     This Note the “Swing Line Note” and is issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby were made and are to be repaid.
     All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds at the Principal Office of Administrative Agent or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement. Unless and until an Assignment Agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been accepted by Administrative Agent and recorded in the Register, the Borrower, the Administrative Agent and Lenders shall be entitled to deem and treat Payee as the owner and holder of this Note and

[1]	Lender’s Revolving Credit Commitment

[2]	Date of Issuance

EXHIBIT B-2-1

the obligations evidenced hereby. Payee hereby agrees, by its acceptance hereof, that before disposing of this Note or any part hereof, it will make a notation hereon of all principal payments previously made hereunder and of the date to which interest hereon has been paid; provided, the failure to make a notation of any payment made on this Note shall not limit or otherwise affect the obligations of the Borrower hereunder with respect to payments of principal of or interest on this Note.
     This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.
     THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.
     Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued and unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.
     The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement.
     No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
     The Borrower promises to pay all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees, all as provided in the Credit Agreement, incurred in the collection and enforcement of this Note. The Borrower and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand notice of every kind and in each case the right to plead any statute of limitations as a defense to any demand hereunder to the full extent permitted by applicable law.

EXHIBIT B-2-2

     IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

AURORA DIAGNOSTICS, LLC
By:
Name:
Title:

EXHIBIT B-2-3

TRANSACTIONS ON
SWING LINE NOTE

	Amount of	Amount of	Outstanding
	Loan Made	Principal Paid	Principal	Notation
Date	This Date	This Date	Balance This Date	Made By

EXHIBIT B-2-1

EXHIBIT C TO
CREDIT AND GUARANTY AGREEMENT
COMPLIANCE CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the Chief Financial Officer of Aurora Diagnostics Holdings, LLC (“Holdings”).
     2. I have reviewed the terms of that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Holdings and certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”), and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”), and I have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.
     3. The examination described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail, the nature of the condition or event, the period during which it has existed and the action which the applicable Credit Party has taken, is taking, or proposes to take with respect to each such condition or event.
     4. The financial statements attached hereto fairly present, in all material respects, the financial condition of [Holdings and its Subsidiaries/Public Parent and its Subsidiaries] (taken as a whole) as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnotes.
     5. [Except as provided on Annex B attached hereto, I have no knowledge of any change in the board of directors (or similar governing body) of [Holdings or any of its

EXHIBIT C-A-1

Subsidiaries/Public Parent or any of its Subsidiaries] during the most recently completed fiscal year.]1
     6. [Attached hereto as Annex C are updated Schedules I, III (solely with respect to the column entitled “Chief Executive Office”) and V to the Collateral Questionnaire, each of which is true and correct as of the date hereof.]2
     7. Attached hereto as Annex D is a schedule of all payments made in respect of any Earnout Amounts by the Borrower and each of its Subsidiaries during the most recently ended Fiscal Quarter; provided, that such Annex D may only be posted for review by Lenders who wish to receive material Non-Public Information.
[Signatures Begin on Next Page]

[1]	To be used on annual compliance certificate.

[2]	To be used on annual compliance certificate.

EXHIBIT C-A-2

     The foregoing certifications, together with the computations set forth in the Annex A hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered [mm/dd/yy] pursuant to Section 5.1(d) of the Credit Agreement.

AURORA DIAGNOSTICS HOLDINGS, LLC
By:
Title: Chief Financial Officer

EXHIBIT C-A-1

ANNEX A TO
COMPLIANCE CERTIFICATE
FOR THE FISCAL [QUARTER] [YEAR] ENDING [mm/dd/yy].1

1. Consolidated Adjusted[2] EBITDA: (i) — (ii) =	$[___,___,___][___][3][___][4]

(i)	(a)	Consolidated Net Income:	$[___,___,___]

	(b)	Consolidated Interest Expense:	$[___,___,___]

	(c)	Consolidated Tax Expense [*]:	$[___,___,___]

	(d)	total depreciation expense:	$[___,___,___]

	(e)	total amortization expense:	$[___,___,___]

	(f)	other non-Cash items reducing Consolidated Net Income[**]:	$[___,___,___]

(g)
(1) management fees to Sponsors or any of their Affiliates in the amounts and the times specified in the Management Services Agreement, as in effect on the Closing Date and (2) consulting fees, advisory fees or similar fees to Sponsors or any of its Affiliates pursuant to the terms of the Management Services Agreement, as in effect on the Closing Date
$[___,___,___]

(h)
costs, fees, expenses, charges, discounts and premiums incurred on the Closing Date in connection with the transactions contemplated by the Credit Documents, including, without limitations, any of the foregoing incurred with respect to Existing Indebtedness, and costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date with respect to any increase in the Revolving Commitment, to any New Revolving Commitment, to any New Term Loan Commitment, or to any amendment, consent, waiver or other modification relating to the Credit Documents
$[___,___,___]

[1]	As adjusted pursuant to Section 6.8(d) of the Credit Agreement.

[2]	With respect to any period identified on Schedule C-1 of the Credit Agreement, the amount shown on Schedule C-1 as the Consolidated Adjusted EBITDA for that period shall be used herein for all purposes.

[3]	September 30, 2009

[4]	December 31, 2009

[*]	Including Tax Distributions to the extent deducted from Consolidated Net Income.

[**]	Excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period, including, without limitation, any non-cash charge required by GAAP related to changes in the “fair value” of any Earnout Amounts.

EXHIBIT C-A-2

(i)
costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date in connection with the transactions contemplated by the Credit Documents (whether or not consummated and including Permitted Acquisitions, issuances of Indebtedness, Investments, dispositions of Assets and sales of Capital Stock) in an aggregate amount not to exceed $2,5000,000 in any 12 month period
$[___,___,___]

(j)	fees and expenses payable to Haverford pursuant to the Consulting Agreement in effect on the Closing Date	$[___,___,___]

(k)	the cumulative effect of any Accounting Changes described in Section 1.2 of the Credit Agreement and purchase price accounting principles	$[___,___,___]

(l)	letter of credit fees not to exceed $50,000 in the aggregate in any 12 month period	$[___,___,___]

(m)
non-recurring, extraordinary or unusual expenses or charges (including non-recurring severance expenses (incurred in connection with a Permitted Acquisition or otherwise), and integration expenses and the amount of any restructuring charge or reserve, in each case incurred in connection with any Permitted Acquisition), in a total aggregate amount not to exceed $5,000,000 in any twelve month period (provided that, amounts in respect of the non-recurring charges described on Schedule A-1 to the Credit Agreement that are added pursuant to this clause (m) shall not be included in the calculation of availability under the $5,000,000 limitation)
$[___,___,___]

(n)	acquisition related costs expensed pursuant to FASB 141r that would otherwise have been capitalized under GAAP immediately prior to the effectiveness of FASB 141r	$[___,___,___]

(o)
any one-time expenses relating to enhanced accounting function, or one-time costs and expenses associated with becoming a public company, including expenses incurred in connection with the Reorganization Transactions
$[___,___,___]

(p)	TRA Distributions (to the extent deducted from Consolidated Net Income)	$[___,___,___]

EXHIBIT C-A-3

(q)
any out-of-pocket costs or expenses incurred pursuant to the implementation, administration and management of any management equity plan or stock option plan or other management or employee benefit plan or agreement, any management or employee stock-based compensation agreement, or any stock subscription or shareholder agreement in an aggregate amount not to exceed $500,000 in each Fiscal Year
$[___,___,___]

(r)
any non-Cash expenses resulting from any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement of employees of any Credit Party
$[___,___,___]

(ii)	(a)	other non-Cash items increasing Consolidated Net Income[**]	$[___,___,___]

	(b)	interest income	$[___,___,___]

2. Consolidated Capital Expenditures:	$[___,___,___]

3. Consolidated Cash Interest Expense:	$[___,___,___]

4. Consolidated Current Assets:	$[___,___,___]

5. Consolidated Current Liabilities:	$[___,___,___]

6. Consolidated Excess Cash Flow: (a) — (b) =	$[___,___,___]

(a)	(i)	Consolidated Adjusted EBITDA:	$[___,___,___]

	(ii)	net increase in Consolidated Current Liabilities	$[___,___,___]

	(iii)	net decrease in Consolidated Current Assets	$[___,___,___]

(b)	(i)	Consolidated Cash Interest Expense	$[___,___,___]

	(ii)	net decrease in Consolidated Current Liabilities	$[___,___,___]

	(iii)	net increase in Consolidated Current Assets	$[___,___,___]

	(iv)	Consolidated Tax Expense (including Tax Distributions to the extent added in the calculation of Consolidated Adjusted EBITDA)	$[___,___,___]

[**]	Excluding any such non-Cash item to the extent that it represents the reversal of an accrual or reserve for potential Cash item in any prior period.

EXHIBIT C-A-4

(v)	TRA Distributions	$[___,___,___]

(vi)
costs, fees, expenses, charges, discounts and premiums incurred after the Closing Date in connection with transactions permitted by the Credit Documents (whether or not consummated and including Permitted Acquisitions, issuances of Indebtedness, Investments, dispositions of Assets and sales of Capital Stock) in an aggregate amount not to exceed $2,500,000 in any 12 month period
$[___,___,___]

(vii)	any other cash charges, cash expenses, cash losses, or other cash items added to Consolidated Adjusted EBITDA	$[___,___,___]

(viii)	Consolidated Capital Expenditures made in cash	$[___,___,___]

(ix)	cash paid for Permitted Acquisitions and other Investments	$[___,___,___]

(x)	scheduled payments of Indebtedness (including scheduled payments under the Tranche B Term Loan Facility and payments in respect of Earnout Amounts)	$[___,___,___]

7. Consolidated Interest Expense:	$[___,___,___]

8. Consolidated Net Income: (i) — (ii) =	$[___,___,___]

(i)	the net income (or loss) of Holdings and its Subsidiaries prior to an IPO, and of Public Parent and its Subsidiaries after an IPO, on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP:	$[___,___,___]

(ii)	(A)
the income (or loss) of any Person (other than a Subsidiary of Holdings or Public Parent, as applicable) in which any other Person (other than Holdings or any of its Subsidiaries or Public Parent or any of its Subsidiaries, as applicable) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period:
$[___,___,___]

(B)
the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or Public Parent, as applicable, or is merged into or consolidated with Holdings or any of its Subsidiaries or Public Parent or any of its Subsidiaries, as applicable, or that Person’s assets are acquired by Holdings or any of its Subsidiaries or by Public Parent or any of its Subsidiaries, as applicable:
$[___,___,___]

EXHIBIT C-A-5

(C)
the income of any Subsidiary of Holdings or Public Parent, as applicable, to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary:
$[___,___,___]

(D)	any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan:	$[___,___,___]

(E)	to the extent not included in clauses (ii)(A) through (D) above, any net extraordinary gains or net non-cash extraordinary losses:	$[___,___,___]

9. Consolidated Total Debt:	$[___,___,___]

10. Consolidated Total Secured Debt:	$[___,___,___]

11. Interest Coverage Ratio: (i)/(ii) =

(i)	Consolidated Adjusted EBITDA	$[___,___,___]

(ii)	Consolidated Cash Interest Expense	$[___,___,___]

	Actual:	_.___:1.00
	Required:	_.___:1.00

12. Leverage Ratio: (i)/(ii) =

(i)	Consolidated Total Debt	$[___,___,___]

(ii)	Consolidated Adjusted EBITDA[7] for the four-Fiscal Quarter period then ended:	$[___,___,___]

	Actual:	_.___:1.00
	Required:	_.___:1.00

13. Consolidated Capital Expenditures

	Actual:	$[___,___,___]
	Permitted:	$[___,___,___]

[1]	As adjusted pursuant to Section 6.8(d) of the Credit Agreement.

EXHIBIT C-A-6

EXHIBIT D TO
CREDIT AND GUARANTY AGREEMENT
OPINIONS OF COUNSEL

EXHIBIT D-1

Alston & Bird llp
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia 30309-3424
404-881-7000
Fax: 404-881-7777
www.alston.com
May 26, 2010
Barclays Bank PLC,
   as Administrative Agent
   and Collateral Agent
745 Seventh Avenue
New York, NY 10019
Each of the Lenders party to the Credit and
   Guaranty Agreement referred to below
   as of the date hereof
Ladies and Gentlemen:
     We have acted as special counsel to Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), and those Subsidiaries of Borrower identified as “Guarantors” on Schedule 1 attached hereto (the “Guarantors”; together with Borrower and Holdings, each a “Credit Party” and collectively, the “Credit Parties”) in connection with that certain Credit and Guaranty Agreement dated as of the date hereof (the “Credit and Guaranty Agreement”), by and among the Credit Parties, the Lenders from time to time party thereto (the “Lenders”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”) and the other parties thereto. Each of Borrower and the other Credit Parties that are identified on Schedule 1 attached hereto as “Opinion Parties” are also sometimes referred to herein individually as an “Opinion Party” and collectively as the “Opinion Parties”. Capitalized terms used herein but not otherwise defined herein have the respective meanings given to such terms in the Credit and Guaranty Agreement. This opinion is being delivered at the request of the Credit Parties pursuant to Section 3.1(i) of the Credit and Guaranty Agreement.
     In rendering this opinion, we have reviewed executed copies of the following documents each dated, or dated as of, the date hereof (unless otherwise noted):
(a)	the Credit and Guaranty Agreement;

(b)	each of the Notes listed on Schedule 2 attached hereto (the “Notes”);

(c)	the Pledge and Security Agreement;
Atlanta • Charlotte • Dallas • Los Angeles • New York • Research Triangle • Silicon Valley • Ventura County • Washington, D.C.

May 26, 2010

(d)	the Grant of Security Interest — Trademarks (the “Trademark Security Agreement”) made by Borrower and Cunningham Pathology, L.L.C. in favor of the Collateral Agent;

(e)	the Grant of Security Interest — Copyrights (the “Copyright Security Agreement”) made by Pathology Solutions, LLC in favor of the Collateral Agent;

(f)	each of the Deposit Account Control Agreements listed on Schedule 2 attached hereto (each a “Deposit Account Control Agreement” and together the “Deposit Account Control Agreements”); and

(g)	each of the unfiled financing statements on Form UCC-1 naming an Opinion Party identified as “Debtor” on Schedule 3 attached hereto, as debtor, and the Collateral Agent, as secured party, copies of which are attached hereto as Exhibit A (the “Financing Statements”), to be filed in the office (the “Filing Office”) of the applicable state identified on Schedule 3 attached hereto (the “Filing Jurisdiction”).
The documents referred to in (a) through (f) above are referred to herein as the “Credit Documents”.
     In addition to the foregoing, we have reviewed the (i) certificates of incorporation and certificates or articles of formation, as the case may be, of each Opinion Party certified by the respective Secretary of State of the state of formation or incorporation, as the case may be, of each Opinion Party, (ii) the bylaws, operating agreement or limited liability company agreement, as the case may be, of each Opinion Party, (iii) the resolutions or other consent actions, as the case may be, of the board of directors, members or managers, as the case may be, of each Opinion Party with respect to the transactions contemplated by the Credit Documents (the immediately preceding items (i) through (iii) collectively, the “Organizational Documents”), and (iv) certificates of public officials concerning the legal existence and good standing of each Opinion Party. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, and other instruments, and made such further legal and factual examinations, as we have deemed necessary for the purposes of expressing the opinions set forth herein.
     As to certain factual matters relevant to the opinions set forth herein, we have conclusively relied on the representations and warranties made in the Credit Documents by the parties thereto and certificates or comparable documents of officers or other representatives of the Credit Parties, and of public officials, as we have deemed appropriate as a basis for the opinions set forth herein.
     Whenever an opinion that is based, in whole or in part, on factual matters is qualified by the phrase “to our knowledge,” or words to that effect, it is intended to indicate that we have no actual knowledge that such factual matters are inaccurate; and further that any such statement is limited to the current actual knowledge of Deanna L. Kashdan, Jessica Royko, Ginger R. Burton

May 26, 2010

and Emilee Terry, the primary lawyer group involved in our representation of the Credit Parties in connection with the matters described herein. No inference as to our knowledge shall be drawn from our representation of any of the Credit Parties or any of their respective affiliates in connection with this or any other matter. We have not undertaken any factual investigation, other than as expressly stated herein, or any review or search of dockets or records of any court or other governmental agency or a review of any contracts or agreements to which the Credit Parties are a party or by which they are bound.
     In making the examinations described above and in rendering the opinions expressed herein, we have assumed the following:
     (a) the genuineness of all signatures;
     (b) the legal capacity of natural persons;
     (c) the authenticity of all documents submitted to us as originals;
     (d) the conformity to original documents of all documents submitted to us as certified, conformed, telefacsimile, electronic or photostatic copies and the authenticity of the originals of such documents;
     (e) each Credit Party (other than the Opinion Parties) is validly existing as a corporation or limited liability company and is in good standing under the laws of the state of its incorporation or formation;
     (f) the due authorization, execution and delivery of the Credit Documents by all of the parties thereto (other than that of any Opinion Party with respect to any Credit Document to which it is a party);
     (g) the Credit Documents are enforceable against all parties thereto (other than the Credit Parties);
     (h) all parties to the Credit Documents (other than the Opinion Parties) have the full power, authority and legal right to perform their respective obligations under the Credit Documents;
     (i) all representations and warranties made by the Credit Parties in the Credit Documents are true and correct as to factual matters;
     (j) the execution and delivery by each party thereto (other than the Opinion Parties) of the Credit Documents to which it is a party does not, and if such person were to perform its obligations under such Credit Documents such performance would not, violate the organizational documents of such person;

May 26, 2010

     (k) other than certain other Credit Documents, there are no agreements or understandings between or among the Administrative Agent, the Collateral Agent, any Issuing Bank, the Swing Line Lender or any Lender (collectively, the “Lender Parties”), or third parties which expand, modify or otherwise affect the terms of the Credit Documents or the respective rights or obligations of the parties thereunder and that the Credit Documents correctly and completely set forth the intent of all parties thereto;
     (l) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with the documents examined by us;
     (m) the terms of the Credit Documents have not been amended, modified or qualified directly or indirectly by any other agreements or understandings (written or oral) of the parties thereto, or by any course of dealing or trade custom or usage, in any manner affecting the opinions expressed herein;
     (n) to the extent applicable law requires that the Lender Parties act in accordance with duties of good faith and fair dealing, in a commercially reasonable manner, or otherwise in compliance with applicable legal requirements (including, without limitation, federal and state securities laws) in exercising their respective rights and remedies under the Credit Documents and the other documents executed and delivered in connection therewith, the Lender Parties will fully comply with such legal requirements, notwithstanding any provisions of the Credit Documents or other documents executed and delivered in connection therewith that purport to grant any of the Lender Parties the right to act or fail to act in a manner contrary to such legal requirements, or based on its sole judgment or in its sole discretion or provisions of similar import;
     (o) the execution and delivery of the Credit Documents, and the performance of the Credit Documents by each Credit Party that is a party thereto, will not (i) require any consent, approval or authorization of, or filing with, any Governmental Authority of any jurisdiction (other than, with respect to the Opinion Parties, the United States of America and the States of New York, Delaware and North Carolina) required to be obtained or made by or on behalf of each such Credit Party in connection with each such Credit Party’s execution, delivery and performance of the Credit Documents, except for such consents, approvals, authorizations or other actions as have been obtained or made or (ii) violate or otherwise contravene any statute, rule or regulation of any jurisdiction (other than, with respect to the Opinion Parties, the United States of America and the States of New York, Delaware and North Carolina);
     (p) that the deposit accounts subject to a Deposit Account Control Agreement are each a “deposit account” as defined in Section 9-102(a)(29) of the New York UCC (as defined below);
     (q) each depository bank party to a Deposit Account Control Agreement is a “bank” within the meaning of the New York UCC and each Opinion Party that is a party to a Deposit Account Control Agreement is the only “customer” within the meaning of the New York UCC; and

May 26, 2010

     (r) the jurisdiction of each depository bank party to a Deposit Account Control Agreement for purposes of Section 9-304 of the New York UCC is the State of New York.
     Based upon the foregoing, and subject to the qualifications, exceptions and limitations stated herein, we are of the opinion that:
     1. Each Opinion Party is validly existing as a limited liability company and is in good standing under the laws of the state of its formation.
     2. Each Opinion Party has the limited liability company power and authority to execute and deliver each Credit Document to which it is a party and to perform its obligations under each Credit Document to which it is a party.
     3. The execution, delivery and performance by each Opinion Party of the Credit Documents to which it is a party have been duly authorized by all necessary limited liability company action of such Opinion Party. Each Opinion Party has duly executed and delivered each Credit Document to which it is a party.
     4. Each Credit Document constitutes a legal, valid and binding obligation of each Credit Party party thereto, enforceable against such Credit Party in accordance with its terms.
     5. The execution and delivery by each Opinion Party of the Credit Documents to which it is a party do not, and if such Opinion Party were now to perform its obligations under such Credit Documents, such performance would not:
     (a) violate the Organizational Documents of such Opinion Party; or
     (b) violate any existing constitutional provision, statute or regulation of the United States of America or the States of New York, Delaware or North Carolina.
     6. No consent, approval, authorization, or other action by, or filing with, any Governmental Authority of the United States of America or the States of New York, Delaware or North Carolina is required in connection with (a) the execution and delivery by any Opinion Party of any of the Credit Documents to which it is a party, (b) the consummation of the transactions contemplated thereby, or (c) the performance by any Opinion Party of its obligations thereunder, except for (i) the filings referred to in paragraphs 8 and 13 below with respect to the UCC Collateral and Trademarks, as each are referred to in such paragraphs, (ii) other filings and other actions as may be necessary to perfect the Collateral Agent’s Liens in any of the other Collateral, (iii) consents, approvals, authorizations, actions by and filings with Governmental Authorities as may be required under laws relating to securities in connection with the exercise by the Collateral Agent of remedies with respect to any securities that constitute Collateral and (iv) other consents, approvals, authorizations, actions and filings which have been obtained.

May 26, 2010

     7. The Pledge and Security Agreement is effective to create, under Article 9 of the Uniform Commercial Code (the “UCC”) as currently in effect in the State of New York (the “New York UCC”), in favor of the Collateral Agent, a valid security interest in all right, title and interest of the Credit Parties in those items and types of “Collateral” (as such term is defined in the Pledge and Security Agreement) in which a security interest may be created under Article 9 of the New York UCC (such collateral, the “UCC Collateral”).
     8. Upon the filing of each Financing Statement naming an Opinion Party as debtor in the applicable Filing Office set forth on Schedule 3 attached hereto and the payment of all applicable filing fees, the security interest granted by each Opinion Party under the Pledge and Security Agreement in the UCC Collateral will be perfected to the extent a security interest therein may be perfected by the filing of a financing statement in the Filing Jurisdiction corresponding to each such Opinion Party on Schedule 3 attached hereto.
     9. Assuming that the Collateral Agent has taken and is retaining possession of the certificates evidencing equity interests of each “Issuer” identified on Schedule 4 attached hereto (the “Pledged Collateral”) in the State of New York, together with a stock power properly endorsed in blank by each Credit Party identified as a “Holder” on such Schedule, the Collateral Agent’s security interest granted in the Pledge and Security Agreement in the Pledged Collateral will be perfected. Assuming that the Collateral Agent (a) does not have notice of any “adverse claim” (as defined in Section 8-102(a)(1) of the New York UCC) to the Pledged Collateral, and (b) takes delivery of the certificates evidencing the Pledged Collateral together with undated transfer powers executed in blank as required by the Pledge and Security Agreement, the Collateral Agent will acquire such security interest in the Pledged Collateral free of any “adverse claim” (as defined in Section 8-102(a)(1) of the New York).
     10. No Credit Party is an “investment company” or a person controlled by a company required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
     11. The consummation of the transactions contemplated by the Credit and Guaranty Agreement, including, without limitation, the use of the proceeds of any Loan made to Borrower pursuant to the terms of the Credit and Guaranty Agreement, will not violate Regulation T, U or X of the Board of Governors of the Federal Reserve System.
     12. Under the New York UCC, execution and delivery of each Deposit Account Control Agreement is sufficient to perfect the security interest of the Collateral Agent, granted pursuant to the Pledge and Security Agreement, in each deposit account of an Opinion Party subject to such Deposit Account Control Agreement.
     13. The Trademark Security Agreement is in appropriate form for filing in the United States Patent and Trademark Office which, together with the filing of the Financing Statements in the Filing Offices, are all of the offices in which filings are required to perfect the security interests of the Collateral Agent with respect to Trademarks (as such terms are defined in the Trademark Security Agreement), and no further filing or recording of any document or

May 26, 2010

instrument (other than the due completion and filing of an accompanying United States Patent and Trademark Office Form PTO-1594) or other action will be required to perfect the security interest in such Trademarks, to the extent that such a security interest can be perfected by such filings or recordings.
     Our opinions herein are subject to the following further exceptions, qualifications and limitations:
     (a) The enforceability of the Credit Documents, the obligations of the Credit Parties, and the availability of certain rights and remedial provisions provided for in the Credit Documents are subject to (i) bankruptcy, fraudulent conveyance or fraudulent transfer, insolvency, reorganization, moratorium, liquidation, conservatorship, and similar laws, and limitations imposed under judicial decisions, related to or effecting creditors’ rights and remedies generally, (ii) general equitable principles, regardless of whether the issue of enforceability is considered in a proceeding in equity or at law, and principles limiting the availability of the remedy of specific performance, (iii) concepts of good faith, fair dealing, materiality and reasonableness, (iv) impracticability or impossibility of performance, (v) the effect of obstruction or failure to perform or otherwise act in accordance with an agreement by any person other than the Credit Parties, (vi) unconscionability and (vii) the possible unenforceability under certain circumstances of provisions providing for indemnification or contribution that are contrary to public policy.
     (b) We express no opinion with respect to the possible unenforceability of provisions that determinations by a party or a party’s designee are conclusive.
     (c) We express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party.
     (d) Notwithstanding certain language of the Credit Documents, the Lender Parties may be limited in recovery of fees, costs and expenses to recovering only reasonable attorneys’ fees and legal expenses and only reasonable costs.
     (e) We express no opinion as to the validity, binding effect, or enforceability of any provision in any Credit Document relating to (i) indemnification, contribution or exculpation in connection with violations of applicable laws, statutory duties or public policy, or in connection with willful, reckless or unlawful acts or gross negligence of the indemnified or exculpated party or the party receiving contribution, or (ii) exculpation of any party in connection with its own negligence, the enforcement of which a court would determine in the circumstances to be unfair or insufficiently explicit or contrary to public policy.
     (f) We express no opinion as to requirements in the Credit Documents specifying (i) that provisions thereof may only be waived in writing or may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents, (ii) that a delay

May 26, 2010

in taking action may not constitute a waiver of related rights or provisions, or (iii) that one or more waivers may not under certain circumstances constitute a waiver of other matters of the same kind.
     (g) We express no opinion as to the enforceability of any provision of a Credit Document that has the purported effect of (i) waiving statutes of limitation, marshaling of assets or similar requirements, (ii) consenting to or waiving objections to the jurisdiction of certain courts, (iii) consenting to or waiving the venue or forum for judicial actions, (iv) granting any court exclusive jurisdiction, (v) reimbursing costs and expenses incurred by any Lender Party for the defense of any claim or proceeding that does not ultimately prevail, or (vi) waiving the right to trial by jury.
     (h) We express no opinion as to the enforceability of any provision of a Credit Document regarding choice of governing law to the extent that the validity, binding effect or enforceability of such provision is to be considered by any court other than a court of the State of New York or a federal court sitting in the State of New York, in each case, applying the choice of law rules of the State of New York.
     (i) We express no opinion as to the enforceability of any provision of a Credit Document purporting to (i) permit the exercise, under certain circumstances, of rights or remedies without notice or without providing opportunity to cure failures to perform, (ii) grant rights of setoff otherwise than in accordance with applicable law or (iii) require a waiver of defenses, setoffs, or counterclaims against the Lender Parties.
     (j) We express no opinion as to the enforceability of any provision of a Credit Document imposing increased interest rates or late payment charges upon delinquency in payment or other default or providing for liquidated damages or for premiums on prepayment, acceleration, or termination, to the extent any such provisions may be deemed to be penalties or forfeitures.
     (k) Certain rights, remedies, waivers, releases or disclaimers contained in the Credit Documents may be rendered ineffective or limited by applicable laws, rules, regulations, constitutional requirements or judicial decisions governing such provisions, but such laws, rules, regulations, constitutional requirements and judicial decisions would not, in our opinion, make the Credit Documents invalid as a whole or inadequate for the practical realization of the benefits provided or intended to be provided by such Credit Documents, although they may result in a delay thereof (and we express no opinion with respect to the economic consequences of any such delay).
     (l) We express no opinion with respect to any provisions of the Credit Documents relating to any power of attorney or purporting to appoint any Lender Party or any agent of a Lender Party as attorney-in-fact or agent for any party thereto.
     (m) We express no opinion as to the severability of any provision of the Credit Documents.

May 26, 2010

     (n) We express no opinion as to the applicability or effect of compliance or non-compliance by any Lender Party with any state, federal or other laws applicable to such Lender Party or to the transactions contemplated by the Credit Documents because of the nature of such Lender Party’s business, including its legal or regulatory status.
     (o) We express no opinion herein with respect to any consent, approval, authorization, or other action by or filing with any Governmental Authority that might be required, or any violation of any constitutional provision, statue, regulation, rule or order applicable to any Credit Party, because of the specific type of business in which any Credit Party engages.
     (p) Our opinions are subject to the qualifications that (i) we have made such examination of the federal laws of the United States of America and the laws of the States of New York, Delaware and North Carolina as we have deemed relevant for purposes of this opinion, but we have not made an independent examination as to, and do not render any opinion as to, whether any specific provision of the Credit Documents may be unenforceable by reason of being contrary to principles of public policy; (ii) we render no opinion as to the availability of self-help remedies (other than those expressly permitted under Article 9 of the Uniform Commercial Code as currently in effect in the New York UCC, the Delaware UCC (as defined below) and the North Carolina UCC (as defined below)) or any other remedy under the Credit Documents within the discretion of any court or that may otherwise be limited by the laws of the States of New York, Delaware or North Carolina; and (iii) we render no opinion as to the validity or enforceability of any provisions of the Credit Documents whereby any party thereto purports to or attempts to waive any rights guaranteed by the Constitution of the United States or of the States of New York, Delaware or North Carolina.
     (q) We express no opinion regarding the possible unenforceability of provisions purporting to require arbitration of disputes.
     (r) We express not opinion as to provisions in Section 7 of the Credit and Guaranty Agreement purporting to waive certain rights of guarantors.
     (s) We express no opinion as to the enforceability of any provision of a Credit Document imposing increased interest rates or late payment charges upon delinquency in payment or other default or providing for liquidated damages for premiums on prepayment, acceleration or termination, to the extent any such provisions may be deemed to be penalties or forfeitures.
     (t) We express no opinion with respect to the effect of laws requiring mitigation of damages.
     (u) Any rights of the Collateral Agent to foreclose its Liens in, or enforce its remedies against, any Collateral must be enforced pursuant to the applicable provisions of the New York

May 26, 2010

UCC, the Delaware UCC and the North Carolina UCC and other applicable federal, state or local laws.
     (v) We have assumed that each of the Credit Parties has received legally sufficient consideration and “value” (as defined in Section 1-201 of the New York UCC and as required by Section 9-203 of the New York UCC) for its execution of the Credit Documents to which it is a party and the granting of security interests and other Liens in its property pursuant thereto.
     (w) We have assumed that each of the Credit Parties has “rights” or the “power to transfer rights” (within the meaning of Section 9-203(b) (2) of the New York UCC) in the Collateral in which its purports to grant a security interest for the security interests to attach.
     (x) We express no opinion as to the existence of or status of title to any property (whether real, personal, mixed or otherwise).
     (y) We express no opinion regarding the perfection of the Collateral Agent’s security interest in any of the Collateral to the extent any of such property constitutes goods covered by a certificate of title, deposit accounts (except as set forth in paragraph 12), securities accounts, letter-of-credit rights, commercial tort claims, money, health-care-insurance receivables, investment property, chattel paper, goods in transit, timber to be cut, as-extracted collateral, farm products, cooperative interests, accounts due from any government or agency or department thereof, or beneficial interests in a trust or a decedent’s estate, or items which are subject to a requirement of any jurisdiction, including the States of New York, Delaware and North Carolina which provides for a registration or certificate of title or a filing other than under the New York UCC, the Delaware UCC and the North Carolina UCC. We express no opinion with respect to assignment of claims under policies of insurance.
     (z) We have assumed that the UCC Collateral does not consist of property of a type as to which the federal laws of the United States have preempted the New York UCC, the Delaware UCC or the North Carolina UCC with respect to the validity, enforceability, perfection or priority of the security interests therein.
     (aa) Perfection of security interests may be terminated under the circumstances described in (i) Section 9-507 of the New York UCC, the Delaware UCC, and the North Carolina UCC (relating to changes in the name of a debtor to the extent the same renders a financing statement seriously misleading) unless a new, appropriate financing statement is filed as provided in such section, (ii) Section 9-515 of the New York UCC, the Delaware UCC and the North Carolina UCC (relating to the filing of continuation statements) unless a timely continuation statement is filed as provided in such Section and (iii) Section 9-316 of the New York UCC, the Delaware UCC, and the North Carolina UCC, which provides that a security interest in a deposit account that is perfected under the law of the jurisdiction of the bank at which such deposit account is maintained, will terminate upon the expiration of four months after a change of such bank’s jurisdiction to another jurisdiction, unless such security interest becomes perfected under the laws of the other jurisdiction prior to such termination.

May 26, 2010

     (bb) In the case of UCC Collateral consisting of proceeds, continuation of perfection of security interests therein is limited to the extent set forth in Section 9-315 of the New York UCC, the Delaware UCC and the North Carolina UCC.
     (cc) The exercise of rights and remedies under Article 9 of the New York UCC, the Delaware UCC and the North Carolina UCC is subject to the limitations set forth in Part 6 thereof, including without limitation the requirement that a creditor proceed in a commercially reasonable manner.
     (dd) The rights of debtors, guarantors and other secured parties to receive notices under Part 6 of Article 9 of the New York UCC, the Delaware UCC and the North Carolina UCC may not be waived prior to default and the failure to comply with such notice requirements may bar or limit the recovery of any deficiency remaining after the retention or sale of repossessed collateral. Further, we express no opinion as to the right of any Lender Party to enforce any of its rights without notice to each of the Credit Parties and without judicial hearing or without bond (except as otherwise expressly permitted under the New York UCC, the Delaware UCC or the North Carolina UCC), nor do we express any opinion as to whether the periods of notice set forth in the Credit Documents are reasonable or enforceable (except for any period which satisfies the requirement of Section 9-612(b) of the New York UCC, the Delaware UCC or the North Carolina UCC).
     (ee) We express no opinion with respect to (i) Collateral of a type not subject to the New York UCC, the Delaware UCC or the North Carolina UCC, as the case may be, and (ii) the question of what law applies to the perfection of security interests in Collateral.
     (ff) Except as set forth in the opinions expressed in paragraphs 7, 8, 9, 12 and 13 above, we express no opinion as to the creation, attachment, validity, enforceability or perfection of a security interest in any item of Collateral or the necessity of making any filings or taking any other action in connection therewith. Further, we express no opinion as to the priority of any security interest in any item of the Collateral.
     (gg) We express no opinion as to the enforceability or perfection of any security interest in UCC Collateral consisting of after-acquired property, which is not specifically referred to or included in the definition of any term in the granting clause of the Pledge and Security Agreement and in the applicable Financing Statement as may be required pursuant to Section 9-204 of the New York UCC, the Delaware UCC and the North Carolina UCC.
     (hh) We note that the Collateral Agent’s or any other Lender Party’s rights against account debtors and other parties, will be subject to defenses as provided in the New York UCC, the Delaware UCC or the North Carolina UCC, including the limitations provided in Sections 9-403 through 9-408 of the New York UCC, the Delaware UCC or the North Carolina UCC.
     (ii) We express no opinion as to the effect of any prohibitions against assignment that may be contained in any account, license agreement, lease agreement, promissory note, chattel paper, payment intangible, health-care-insurance receivable or letter-of-credit rights included in the UCC Collateral. We note that prohibitions on assignment contained in any account, lease agreement, promissory note, chattel

May 26, 2010

paper, general intangible, license agreement, health-care-insurance receivable and letter-of-credit rights are subject to the limitations contained in Sections 9-406 through 9-409 of the New York UCC, the Delaware UCC or the North Carolina UCC.
     (jj) We express no opinion as to whether provisions in the Credit Documents granting an absolute assignment of rights or interests will be construed as effecting an absolute assignment rather than a collateral assignment or security interest.
     (kk) We express no opinion as to the enforceability of any security interest in goods that are not manufactured in accordance with the provisions of the federal Fair Labor Standards Act.
     (ll) Section 552 of the United States Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of the case under the United States Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by the debtor before the commencement of such case.
     (mm) We express no opinion in respect of any security interest the perfection of which is not governed by or deemed to be governed by the laws of the jurisdiction of the applicable Filing Office.
     (nn) We express no opinion as to any provision in the Credit Documents relating to evidentiary standards or other standards by which the Financing Statements are to be constructed except for such standards provided by the New York UCC, the Delaware UCC or the North Carolina UCC, as the case may be.
     (oo) We have assumed that none of the Credit Parties is a “transmitting utility” as defined in Section 9-102 of the New York UCC, the Delaware UCC or the North Carolina UCC.
     (pp) We have assumed that each Financing Statement correctly states (i) the name and mailing address of the Opinion Party named therein and (ii) the name and mailing address of the Collateral Agent.
     (qq) In rendering the opinions set forth in paragraphs 5 and 11 above, we have assumed that the Borrower will use the proceeds of the Loans and Letters of Credit in accordance with the terms of the Credit and Guaranty Agreement including, without limitation, the terms of Section 5.16 of the Credit and Guaranty Agreement.
     (rr) Our opinions are limited to those laws that in our experience normally would be applicable to the Credit Parties as a result of their engaging in the transactions contemplated by the Credit Documents.

May 26, 2010

     (ss) The following matters, including their effects and the effects of noncompliance, are not covered by implication or otherwise in any opinion expressed herein: (a) any statutes, administrative decisions, ordinances, rules or regulations of any county, municipality or other political subdivision of any state, (b) antitrust and unfair competition law, (c) securities law (except as set forth in paragraphs 10 and 11 above), (d) fiduciary obligations, (e) pension and employee benefit law (e.g., ERISA), (f) fraudulent transfer law, (g) environmental law, (h) land use and subdivision law, (i) Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (j) Exon-Florio Amendment under the Omnibus Trade and Competitiveness Act of 1988, (k) bulk transfer law, (l) tax law, (m) patent, copyright, trademark and other intellectual property law (except as set forth in paragraph 13 set forth above), (n) racketeering law (e.g., RICO), (o) criminal statutes of general application (e.g., mail fraud and wire fraud), (p) insurance, HMO, health insurance laws, regulations, directives or executive orders, (q) Federal, state and local laws, regulations, licensing requirements and policies relating to health care, Medicare, Medicaid or CHAMPUS (including those of any state regulatory agency or Centers for Medicare and Medicaid Services), (r) occupational health and safety law (e.g., OSHA), (s) labor law, (t) law concerning national or local emergency, and (u) law relating to permissible rates, computations, or disclosure of interest (e.g., usury) and (v) Federal, state or local regulation or order, of any authority, which relates to or otherwise imposes liability or standards of conduct concerning the licensure, certification, qualification, or operation of a clinical or pathology laboratory, medical practice or other aspect of a Person’s business subject to such laws, including but not limited to laws governing Medicare and Medicaid laboratories, laws regarding the professional standards of healthcare professionals, laws governing patient confidentiality and privacy; laws governing the corporate practice of medicine, laws governing laboratories and laws relating to kickbacks, self-referrals and access to health care.
     (tt) With respect to the opinion expressed in paragraph 1 above regarding the valid existence and good standing of each Opinion Party in its state of formation (x) such opinion is based solely upon certificates provided by the respective Secretaries of State of the states in which each Opinion Party is formed copies of which have been delivered to you in connection with the closing of the transactions contemplated by the Credit Documents and (y) such opinion is limited to the meanings ascribed to such certifications by the applicable Secretary of State. We have assumed that all certifications were properly given and remain accurate as of the date hereof.
     (uu) We express no opinion as to the enforceability of Section 4.4.2(b)(iv) of the Pledge and Security Agreement.
     (vv) We express no opinion with respect to any “intent to use” trademark application.
     (ww) We have assumed that the Trademarks have been properly and correctly described and identified in all respects, including the enumeration of all correct registration and identification numbers, all as to which we express no opinion.
     We are members of the Bar of the State of New York and except as described below, we express no opinion as to the laws of any jurisdictions other than the federal laws of the United

May 26, 2010

States and the laws of the States of New York. Our opinions expressed in paragraphs 1, 2, 3, 5 and 6 above that involve matters governed by (a) the laws of the State of Delaware are based solely on the Limited Liability Company Act of the State of Delaware as in effect in the State of Delaware on the date hereof, without regard to decisional law of such jurisdictions and (b) the laws of the State of North Carolina are based solely on the North Carolina Limited Liability Company Act as in effect in the State of North Carolina on the date hereof, without regard to decisional law of such jurisdictions. Our opinions expressed in paragraph 7, 8, 9, 12 and 13 that involve matters governed by (i) the laws of the State of Delaware are based solely upon the latest available standard compilations of the applicable sections of Article 9 (and related definitional provisions of Article 1) of the UCC as enacted in the State of Delaware as in effect on the date hereof, without regard to the decisional law of such jurisdiction (the “Delaware UCC”) and (ii) the laws of the State of North Carolina are based solely upon the latest available standard compilations of the applicable sections of Article 9 (and related definitional provisions of Article 1) of the UCC as enacted in North Carolina as in effect on the date hereof, without regard to the decisional law of such jurisdiction (the “North Carolina UCC”). We express no opinion as to the laws of any other state or jurisdiction.
     This opinion letter is limited to the matters stated herein and no opinion may be implied or inferred beyond those opinions expressly stated. Opinions rendered herein are as of the date hereof, and we make no undertaking and expressly disclaim any duty to supplement such opinions if, after the date hereof, facts and circumstances come to our attention or changes in the law occur which could affect such opinions.
     This opinion is rendered solely for the benefit of the Lender Parties and their respective permitted successors and assigns in connection with the transactions contemplated by the Credit and Guaranty Agreement. This opinion may not be used or relied upon by any other person, and may not be disclosed, quoted, filed with a Governmental Authority or otherwise referred to without our prior written consent except (i) to your bank examiners and any other Governmental Authority or self-regulatory body to which you report or to which you are subject to review, (ii) to and by your actual and potential successors and permitted participants and assigns and (iii) as required by law or pursuant to legal process.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Alston & Bird LLP A Partner

Schedule 1
To Opinion of Alston & Bird LLP
Credit Parties

BORROWER:	Jurisdiction of Organization
Aurora Diagnostics, LLC	Delaware

GUARANTORS:	Jurisdiction of Organization
Aurora Diagnostics Holdings, LLC	Delaware
Laboratory of Dermatopathology ADX, LLC	New York
Aurora Michigan, LLC	Michigan
Aurora LMC, LLC	Nevada
Hardman Pathology ADX, LLC	Georgia
Mark & Kambour, LLC	Florida
Covenant Healthcare Lab, LLC	Florida
Aurora New Hampshire, LLC	New Hampshire
Cunningham Pathology, L.L.C.	Delaware
Twin Cities Dermatopathology, LLC	Minnesota
Aurora Greensboro LLC	North Carolina
Aurora Massachusetts, LLC	Delaware
Pathology Solutions, LLC	New Jersey
Mark & Kambour Holdings, Inc.	Florida
Seacoast Pathology, Inc.	New Hampshire
C R Collections, LLC	Alabama
Greensboro Pathology, LLC	North Carolina
Bernhardt Laboratories, Inc.	Florida

Opinion Parties

Aurora Diagnostics, LLC	Delaware
Aurora Diagnostics Holdings, LLC	Delaware
Cunningham Pathology, L.L.C.	Delaware
Aurora Greensboro LLC	North Carolina
Greensboro Pathology, LLC	North Carolina

Schedule 2
To Opinion of Alston & Bird LLP
Notes and Deposit Account Control Agreements
Notes
Revolving Loan Note, dated as of May 26, 2010, made by the Borrower to Bank of Montreal, in the principal amount of $12,000,000.
Deposit Account Control Agreements
Deposit Account Control Agreement, dated as of May 26, 2010, by and among Pathology Solutions, LLC, Barclays Bank PLC and Wells Fargo Bank, National Association.
Deposit Account Control Agreement, dated as of May 26, 2010, by and among Aurora Diagnostics, LLC, Barclays Bank PLC and Wells Fargo Bank, National Association.
Deposit Account Control Agreement, dated as of May 26, 2010, by and among Bernhardt Laboratories, Inc., Barclays Bank PLC and Wells Fargo Bank, National Association.
Deposit Account Control Agreement, dated as of May 26, 2010, by and among Greensboro Pathology, LLC, Barclays Bank PLC and Wells Fargo Bank, National Association.
Deposit Account Control Agreement, dated as of May 26, 2010, by and among Aurora Diagnostics, LLC, Hardman Pathology ADX, LLC, Mark & Kambour, LLC, Greensboro Pathology, LLC, Aurora Michigan, LLC, Laboratory of Dermatopathology ADX, LLC, Aurora New Hampshire, LLC, Covenant Healthcare Lab, LLC, Twin Cities Dermatopathology, LLC, and Cunningham Pathology, L.L.C., Barclays Bank PLC and Bank of America, N.A.

Schedule 3
To Opinion of Alston & Bird LLP
Filing Offices and Jurisdictions

Debtor	Filing Office	Filing Jurisdiction
Aurora Diagnostics, LLC	Office of the Secretary of State	Delaware

Aurora Diagnostics Holdings, LLC	Office of the Secretary of State	Delaware

Cunningham Pathology, L.L.C.	Office of the Secretary of State	Delaware

Aurora Greensboro LLC	Office of the Secretary of State	North Carolina

Greensboro Pathology, LLC	Office of the Secretary of State	North Carolina

Schedule 4
To Opinion of Alston & Bird LLP
Pledged Collateral

			Number of	Certificate	Percentage of
Holder	Issuer	Class	Shares/Units	Number	Ownership
Aurora Diagnostics Holdings, LLC	Aurora Diagnostics, LLC	membership interests	1000 units	C-1	100%

Aurora Diagnostics, LLC	Aurora Michigan, LLC	membership interests	1000 units	C-1	100%

Aurora Diagnostics, LLC	Aurora New Hampshire, LLC	membership interests	1000 units	C-1	100%

Exhibit A
To Opinion of Alston & Bird LLP
Financing Statements
See Attached.

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: Aurora Diagnostics, LLC				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS: 11025 RCA Center Drive, Suite 300	CITY: Palm Beach Gardens	STATE: FL	POSTAL CODE: 33410	COUNTRY: US
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR / 1e. TYPE OF ORGANIZATION: LLC	1f. JURISDICTION OF ORGANIZATION: Delaware	1g. ORGANIZATIONAL ID #, if any: 4131081		☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR / 2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any		☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: Barclays Bank PLC, as Collateral Agent				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS: 745 Seventh Avenue	CITY: New York	STATE: NY	POSTAL CODE: 10019	COUNTRY: US

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: DE - Secretary of State

F#276828
A#409695

UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (front and bank) CAREFULLY A. NAME & PHONE OF CONTACT AT FILER opllonaij Christine Dionne 212-848-4000 B. SEND ACKNOWLEDGMENT TO: (Name and Address) [Shearman & Sterling LLP 599 Lexington Avenue : ; New York, NY 10022-6069 cdionne@shearman.com THE ABOVE SPACE IS FOR FILING OFFICE USE QMLY 1. DEBTOR’S EXACT FULLlEGALNAME.ugBiTQmyainiteMsrna™(1aar1b).donatalibiiH!3teDfi!aifib.ne rams 1a, ORGANIZATION’S NAME — Aurora Diagnostics, LLC OR T briNDWIiXJAl’SLASTNAMEI FIRST NAME I Ml DOLE NAME j SUFFIX 1C. MAILING ADDRESS CITY STATE POSTAL CODE COUNTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens FL [33410 US Id. BEE INSTRUCTIONS IADDT.1NFORE 1e.TYPEOFORGANEATIONIt JURISDICTION OF ORGANIZATION 1g. ORGANIZATIONAL ID #, if an/ ORGANIZATION ‘ T T p T\ Jo warp A IT 1 OR 1 n DEBTOR [LiA jLvetawars ftjjuoi \\WXK 2. ftDDlTIQMAL DE BTQR’S EXACT FULL LEGAL NAME . insert only ana debtor name pa or ia). do naiatbtevlata or comlMnB names 2a. ORGANIZATION’S NAME “ 2b. 1HDIVIDUA1.’S LAST NAME I FIRST NAME MCDLENAWE ISUFFIX le. MAILING ADDRESS CTT? ‘ ™” STATE I POSTAL CODE COUNTRY 3d SFglHSTRUCTIONS (ADD’LINPORE 2e TYPEOFORQANEATION 2t. JUHISDICnONeiFOFKaANCftTION “ 2g. ORGANI2ATIONALIDS, ilany ORGANIZATION ___IPEBTOH I I I DNONE 3.SECURED PARTY’S NAME<orNAMEotTOTALASSIGNEEc(A5SISNORaP)-!nEErtoiilyi!nssBi;urai)iHrtyn3ri»C3soi3b) . ORGANEZATIOlfS NAME “ Barclays Bank PLC, as Collateral Agent OR 3D. INDIVIDUAL’S LASTKAME “ I FIRST NAME “ JOODIBTHME [SUFFIX 3d MAILINGADDR6SS OTT STATE POSTAL CODE COUKIRY “ _ 745 Seventh Avenue New York NY 10019 US 4. This FINANCING STATEMENT covera the following collateral: AH assets of the Debtor, whether now owned or hereafter acquired. 5. ALTBWA7JVEDESIGNATiavirifapplfcal>tal:[jLES5EBl.ESSOR QcOHSKSNgE/COHSlGMOR MBAILEaBAILQR MsELLERfBiyVER JA<S. LIEU EjTON-IJCC!Fit.lNO “67rTs?inftSCiNSCTATaiEWi5tnTOS3jorrec5!3n3rreSlf3e5m*?RlAir™Rrch REaOESTSEBRCflREPORT7sT!rBsBo!5rT* TTTTTr™m!rTTTr ESTATE RECORDS Attjicli Addendum H eppicabtel I iADprppl. FEE fodJonin LJ A3 ttebtas LJPebtor 1 LJPaKm 2 &.OFTIONA1. FILER REFHIEUCE E»TA FS276828 Filed with: DE — Secretary of State ZUN09695 FILING OFFJOE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: Aurora Diagnostics Holdings, LLC			
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX
1c. MAILING ADDRESS: 11025 RCA Center Drive, Suite 300	CITY: Palm Beach Gardens	STATE: FL POSTAL CODE: 33410	COUNTRY: US
1d. SEE INSTRUCTIONS — ADD'L INFO RE ORGANIZATION DEBTOR — 1e. TYPE OF ORGANIZATION: LLC	1f. JURISDICTION OF ORGANIZATION: Delaware	1g. ORGANIZATIONAL ID #, if any: 4162777	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME			
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX
2c. MAILING ADDRESS	CITY	STATE POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS — ADD'L INFO RE ORGANIZATION DEBTOR — 2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: Barclays Bank PLC, as Collateral Agent			
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME	SUFFIX
3c. MAILING ADDRESS: 745 Seventh Avenue	CITY: New York	STATE: NY POSTAL CODE: 10019	COUNTRY: US

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: DE - Secretary of State

F#276829
A#409696

UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (Front end back) CAREFULLY A. NAME 1 PHONE OF CONTACT AT FILER [optlonalf Christine Dionne 212-848-4000 B. SEND ACKNOWLEDGMENT TO; (Name and Address) [Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 [cdionne@shearman.com ___-_«___THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY 1. DEBTOR’SEXACTFlJLLLESALHAME-inseitiiiilyiiiadabloinaniBdaorlbl.donotabbrailattiofsoiTibinBnaniei la. ORGANIZATION’S NAME — Aurora Diagnostics Holdings, LLC OR 1b. INOSVIDUAUSLAST NAME [FIRST NAME “ I MIDDLE NAME JSUFFIX 1c MAILING ADDRESS CITY STATE I POSTAL CODE COUNTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens FL J33410 US 1d. SEEJMSTRUCTIOHS I ADD! WTO RE llaTYPEOFORGANUIATIONIf. JURISDICTIONOF ORGANIZATION1g ORGANIZATIONAL ID#, if any giLLC (Delaware 162777 p 2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME — ins«l only gos debtor nairm (2a «2>) — tenombbnvlaia mamftiaa names 29. ORGANIZATION’S NAME “ OR Zb. INDIVIDUAL’S LAST NAME F!RSTNAMI JMICCLE NAME ISUFFIX 2d MAILING ADDRESS OIY ‘ ™ STATE IPO5TW.CQCE COUNTRY ad SEEIHBTHUCTIOHS fADDltNFORE 12e TYPE OF ORGANIZATION 2f! JURISDICTION OFORGANIZATON 2g. ORSiWlZATlONAL ID ft if any ORGANIZATION ,, JDEBTOR ] riNONE 3.SECURED PARTY’SNAlylE(orNAMEo»TUFALABSI6HEEofA5SH3NORSJP).insertnnVi;aaseciired >artynaiiiet3aorab) ___3a ORSANEATION’S NAME Barclays Bank PLC, as Collateral Agent OR 3b. INDIVIDUAL’S LAST NAME IFIRSTNAME j Ml DOLE NAME ISUFFK 3e. MAILING ADDRESS Cfff ‘ STWE IPOSTM. CODE OOWRS? ___745 Seventh Avenue New York NY 10019 US 4.This FINANCING STATEMENTciwsBlheJelkiwIngcollaterBi: All assets of the Debtor, whether now owned or hereafter acquired. 5. AVTERNATIVE OESiSNATION [if 3ppikableiriLESSEE/I.ESSOR MCOMSISNEBCONSIQNOR riaAlLgE/BAa.OR nSELLEFireUYER [J AG. lENI [jNOM-UCCFIUNe “eTn’isRNA’*’3 sTAfaHEMTfe to SBfliein5rffico!5TorTs™i3S3ri!!o!eBE7!i—FTTSKonoBSajfesr SEARCH REFRWo!TD7ES;j5yTT’T”™™“M *v™™™Tlr™” I ESTATE RECOUPS. AEaeh AdJ«nitur;i nucniabfal I rAOOITIOMAUEEl locOcnan LjAIIDeblnra LlDeMorl L O«blQr2 8. OPTIONAL FILER REFERENCE DATA FI276829 Filed with: DE — Secretary of State A8409636 FIUNQ OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22D2)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

OR

1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any
		LLC	Delaware	2977484 ☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME

OR

2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	**CITY**	**STATE**	**POSTAL CODE**	**COUNTRY**

2d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any
				☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

OR

3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS	**CITY**	**STATE**	**POSTAL CODE**	**COUNTRY**
745 Seventh Avenue	New York	NY	10019	US

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: DE - Secretary of State

F#276830
A#409697

UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (fmnl and back) CAREFULLY A. NAME & PHONE OF CONTACT AT FILER [optional] Christine Dionne 212-848-4000 B. SEND ACKNOWLEDGMENT TO: (Name and Address) ‘ [shearman & Sterl ing LLP 599 Lexington Avenue New York, NY 10022-6069 [cdionne@shearman.com THE ABOVE SPACE IB FOR PILING OFFICE USE ONLY 1. DEBTD R’S EXACT FULL LEGAL NAME-lnsertonlygis debtor name tlaoilb)- donrfabtievlate a combine names la ORGANIZATION’S NAME Cunningham Pathology, L.L.C. OR 1 1 1 1 • 1 UK Ib, INDSVJDUAL’SLASTNAME .=1RSTNAME MUDDLE NAME SUFFIX 1C, MAILING AOOSB5S CITY STATE I POSTAL CODE COUNTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens FL 33410 US Id SEEIMSTCDCnOHS lADffLINFORE Me. TYPE OF ORGANIZATIONIf. JURISDICTIONQFQRSANIZATICN Ifl. ORSANiZATlONAL IDS, il any gr” LLC pelamre ,2977484 Q 2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME — Ireeit only eaedeblni name ga a 2b). do nol abbreviate or combine names ___2a. ORGAMIZAT1OM-S NAME OR 2b. INDIVIDUAL’S LAST NAME I FIRST NAME j MUDDLE WME I SUFFIX 2e. MAIUNG ADDRESS CTTY ™ STATTf [POSTAL CODE COUrftRY 3d. SEEIHSTRUCTIOMa IADCTLINFORE 129. TYPEOF ORGANIZATION 2f. JUFHSDBtlCN OF CRQANKAT1ON 29. ORGANIZATIONAL ID #. if any OReWMEATION ___IPEBTOR j I I HHCINE 3.5ECUREDPARTY’SME(orHAMEplTOTALASSieNEEolAMieTORS.hsertCTl>‘angeecurpanVBameg 39. ORSANIZflTfON’SKAMe Barclays Bank PLC, as Collateral Agent OR 3b. INDIVIDUAL’S LAST NflME ‘ I FIRST NAME IMIDDLE NAME I SUFFIX 3t MAIUNB ADDRESS OTY ‘ STATE” [POSTAL CODE COUNTRY . 745 Seventh Avenue New York NY 10019 US 4. Tttte FINANCING STATEMENT corers ftefollowing collateral: AH assets of the Debtor, whether now owned or hereafter acquired. 5. ALTERNATIVE DESIGNATIONTtfappliCTblBlOLESSeBLESSOR MCONBISNEEfCONBICNOR riBAILESBAILOR jELLgRyBURrjAG LIEH riMOH-tlCCFILINe 6. nilsFlKlANCINQEtAlaiflENTlltobffilH loi’OKWtflffmsmliQin“8»REAL “T7TcTrecTloRE38ECTSA5!?P5RTMoirtoMoPT“r*™™™“n.™TTT!1 L-lESTATei?6ca3RPS. Attach Mfendmn Hf applieabteT I JyJDDmONALFEEl lopfonail LJ All Deblms [ ICebtel I. JPeMDj2 8. OPTIONAL FILER REFERENCE DATA F#276630 Fi led with: DE - Secretary of State A# 4 0 9 6 97 FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05f2J/OZ)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME Aurora Greensboro LLC				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS 11025 RCA Center Drive, Suite 300	CITY Palm Beach Gardens	STATE FL	POSTAL CODE 33410	COUNTRY US
1d. SEE INSTRUCTIONS | ADD'L INFO RE ORGANIZATION DEBTOR | 1e. TYPE OF ORGANIZATION LLC	1f. JURISDICTION OF ORGANIZATION North Carolina	1g. ORGANIZATIONAL ID #, if any 1002834		☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS | ADD'L INFO RE ORGANIZATION DEBTOR | 2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any		☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME Barclays Bank PLC, as Collateral Agent				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS 745 Seventh Avenue	CITY New York	STATE NY	POSTAL CODE 10019	COUNTRY US

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: NC - Secretary of State

F#276844
A#409711

UCC FINANCING STATEMENT FOLLOW MBTHUgnoMS (front and back) CAREFULLY A. NAME A PHONE OF CONTACT AT FILER [optional] Christine Dionne 212-848-4000 B. SEND ACKNOWLEDGMENT TO: (Name and Addfess) ishearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 [cdionne@shearman,com ——w _—___THE ftBOVE SPACE IS FOR FILIHC OFFICE USE OMLY 1. DEBTOR’S EXACTFULL LEGAL NAME. iHeityane<<gbterriame(1aCTlbfer.atabiBaaite 01 wmblna names la. ORGANIZATOW5 NAME Aurora Greensboro LLC OR tb. INDIVIDUAL’S LASTNAMEI FIRST NAME I MIDDLE NAME I SUFFIX 1c. MAILING ADDRESS CtTY STATE I POSTAL COPE COUNTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens JFL [33410 JUS Id. SEE INSTRUCTIONJACKJLINFORE 11e. TYPE CF ORGANIZATION” 1f. JURISDICTIONOF ORGANIZATION J1g OROAHEAT1ONA-. IDS. It any farlLLC JNorth Carolina ,1002834 CW 2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME • InsK-.orilyeaa debtor name pa or2b) • dp naabbiBviate or combine names 29- ORGANIZATION’S MANSE OR 2b, INDIVDUAL’S LAST NAME IFIRSINAKE IMIDOLENAME 1 SUFFIX ZC. MAIUNG ADDRESS OTV STATE I POSTAL OOOE COUNTRY Zd SEEIMSTRUCTiOHS I ADffL INFO RE lle.TYPEOF ORGANIZATION 2f. JURISDICTION OFORGANiZATIQN fl. ORGANIZATIONAL ID #. if any ORGANIZATION ___loEeTOR f rlNONE 3.SECUREDPARTVSNAMB(orNAMEoITOrALASSieNE6DlASSK3NORS;fl.jiBHlon]yBnflsecuredp!irtyjratnapaw3b} 3a. ORGANIZATSOM’S NAME Barclays Bank PLC, as Collateral Agent OR 3t>. INDIVDUAL’S LAST NAME ‘ IFlRSTNAME ‘ jMIDDLE NAME [SUFFIX So. MAILINGADDR6SS CITY STATE FESTAL CODE COUMTRY — 745 Seventh Avenue New York NY 10019 US 4. This FINANCING STATEMENT covers (tiefollowing collateral: All assets of the Debtor, whether now owned or hereafter acquired. 5. ALTERNATIVE DESIGNATION lit applJcab!e]:C l 6SSEEfLESSOR JcONaGNEBCQNSK3NOR DBAILEE/BAlLOR ___f] SELLERfBUYR 7JAG. LIENI FlNOH-UroFILINQ npn*Is?lMNiKnlNnobe?ileTO.rffcS™Twor3eDn’rRlSAL“wT7P5to” “llTlr LJ ESTATE RECORDS. Aaach AddMriui, ‘.’ Jif spplicaMa] \ pipDrOflALfEEl _. .1_1_ [opfoniill AII DeByraJJogtorlJPebtorZ B. OPTIONAL FILER REFERENCE DATA Ff 27 68 9 4 Filed with: NC — Secretary of State A#4097ll FILINO OFFICE COPY— UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME Greensboro Pathology, LLC					
OR 1b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS 11025 RCA Center Drive, Suite 300		CITY Palm Beach Gardens	STATE FL	POSTAL CODE 33410	COUNTRY US
1d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION LLC	1f. JURISDICTION OF ORGANIZATION North Carolina	1g. ORGANIZATIONAL ID #, if any 0062894	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS		CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS	ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME Barclays Bank PLC, as Collateral Agent					
OR 3b. INDIVIDUAL'S LAST NAME		FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS 745 Seventh Avenue		CITY New York	STATE NY	POSTAL CODE 10019	COUNTRY US

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION (if applicable): ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]
7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: NC - Secretary of State

F#276845
A#409712

UCC FINANCING STATEMENT FOLLOW INSTRUCTIONS (Irani and back) CAREFULLY A. NAME & PHONE OF CONTACT AT FILER [optional] Christine Dionne 212-548-4000 B.SSND ACKNOWLEDGMENT TO: (Nama and Address) (Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 [cdionne@sheannan.com THE flBOVE SPACE IS FOR FIUNC OFFICE USE OHLY 1. DEBTOR’S EXACT FULLLEGAL WME- inse.-tQnlysmadablprnarne (la a 1b)-<lD notabbreviateorcoipbint mines 1a. ORGANIZATION’S NAME — Greensboro Pathology, LLC CR 1b. INDIVIDUALS LAST NAME I FIRST NAME ‘ tMTO’,E NAME [SUFFIX 1C MAILING ADDRESS GTTY “™’ StfiTS I POSTAL CODE COUNTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens JFL 33410 US Id. SEElMSTaUCJIQMS lADDllNFORE lle.TfPE OF ORGANIZATION1f. JURI3D.CT1ON OF ORGANIZATION13. ORGANIZATIONAL IDS, If any IgoTlLLC orth Carolina ,0062894 pE 2. ADDITIONAL DEBTOR’S EXACT FULL LEGAL NAME - hunt only B3£ debtor nama pa pi ;b) — do no! alibrniateoi mmMnB namiia 2a. ORGANIZATION’S NAWE CR 2b. INDIVIDUAL’S LAST HM.K IFWSTNAHE I MIDDLE NAME (SUFFIX ZG. MAILING ADDRESS CifP STATE [ POSTAL CODE COUM7RY M. S=EI»KTR(ICT!OMS j ADiyU INFO RE 12e. TYPE OF ORGANIZATION 31. JURISOJCTION OFCRGANtZATION Zg OROAmZA-nOHflLIDS.Kany ORSANEATiON _. IDESTOR — UNCHE 3. SECURED PARTYS NAME (otNAMEnfTOTALASSIGNEgof ASSIGNOR SP)-h5ertonlflMKKUied partn»mB(3aor3b) 3a. ORGANEATIOM’S NAME Barclays Bank PLC, as Collateral Agent OR 3b. INDiVCOAL’S LAST NAME “ I FIRST NAME JMIDDLE KAME pUFFJX 30 MAILING ADDRESS CTY STATE JPOSTALCODE COUHIIW ___745 Seventh Avenue New York NY 10019 US 4. Tills FINANCING STATEMENT coven ttw fcBcwing collateral: All assets of the Debtor, whether now owned or hereafter acquired. 5. ALTERNATIVEPESIGHA71ON(if aptfiaMe]:nt.ESSEBLESBQR QCONSISNEBCOHSieNOR flBAILEE/BAILOR nSELLaWUYER J]AG UEH lJNCTI-tJCCFILINS g™!”!15 FINAPK;iNtj tEMEMT is loDafMeaite noonSI for recoitietf) wi ttre REAL I 7. CheciTlo REQUEST SEARCH REPORTfsTcnDeEtonErr L fir, \ I ESTATE RECORDS, Atoch Addenrfum Trf 3Dp1icaM6l I rAOPrrfOHAL FFF _loptiDoaH (___A3 Dolitore F loeblof 1 I DebE&rg B. OPTIONAL FILER REFERENCE DATA Fjt 27 68 4 5 Filed with: NC — Secretary of State R# 4 o 9712 RUNG OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05(22/02)

Gunster, Yoakley & Stewart, p.a.
Attorneys at Law
May 26, 2010
Barclays Bank PLC, as Administrative Agent and
Collateral Agent under the Credit Agreement referred
to below and the Lenders party thereto

Re:	Aurora Diagnostics, LLC Senior Secured Credit Facilities
Ladies & Gentlemen:
     We have acted as special Florida counsel to Mark & Kambour, LLC, a Florida limited liability company (“M&K LLC”), Mark & Kambour Holdings, Inc., a Florida corporation “M&K Holdings”), and Bernhardt Laboratories, Inc., a Florida corporation (“Bernhardt” and collectively with M&K LLC and M&K Holdings, the “Florida Guarantors”), solely for the purpose of issuing this letter in connection with certain transactions described in that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (the “Credit Agreement”), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), and certain subsidiaries and affiliates of Borrower (including each of the Florida Guarantors) identified on the signature pages thereto as “Guarantors” (such subsidiaries and affiliates, together with Holdings, are collectively referred to herein as the “Guarantors”), the lenders party thereto as identified on the signature pages thereto (the “Lenders”), Barclays Bank PLC, as administrative agent (the “Administrative Agent”) and collateral agent (the “Collateral Agent”) thereunder, Barclays Capital (a division of Barclays Bank PLC), Morgan Stanley Senior Funding, Inc. (“MSSF”), and UBS Securities LLC (“UBSS”), as joint lead arrangers and joint bookrunners, MSSF, as syndication agent, and UBSS, as documentation agent. This letter is furnished pursuant to Section 3.1(i) of the Credit Agreement and is given with the consent of the Florida Guarantors. All capitalized terms used but not defined herein shall have the meanings assigned to the same in the Credit Agreement.
     This letter has been prepared and is to be construed in accordance with Sections I, II, III and VII of the Report on Standards For Opinions of Florida Counsel dated April 8, 1991 issued by the Business Law Section of The Florida Bar, as updated on September 4, 1998 (collectively, the “Report”). The Report is incorporated by reference into this letter. For purposes of construing the Report, the “client” as referenced in the Report is each of the Florida Guarantors.
     Members of our firm involved in the preparation of this letter are licensed to practice law in the State of Florida, and we express no opinion with respect to the effect of any law other than the laws of the State of Florida.

Barclays Bank PLC
May 26, 2010

     We note that the Transaction Documents, as hereinafter defined, provide that they are governed by the laws of the State of New York. Without limiting the generality of the limitations in the previous paragraph, we express no opinion regarding matters of the laws of the State of New York, and we express no opinion regarding the legality, validity, binding effect or enforceability of the Credit Agreement, any of the other Opinion Documents or any of the other agreements that are executed and/or delivered in connection with the Loans or other transactions contemplated under the Credit Agreement (the Credit Agreement, the Opinion Documents and all of the other foregoing documents are sometimes collectively referred to herein as the “Credit Documents”), whether under the laws of the State of New York or under any other law. Such matters are covered by the opinion of Alston & Bird LLP addressed to you and dated as of the date of this letter. Furthermore, in rendering the opinions set forth below, we have assumed, with your permission, that (i) each of the Credit Documents is the legal, valid and binding obligations of each of the parties thereto and is enforceable against each of the parties thereto, and (ii) the Loans and the other transactions contemplated under the Credit Documents are legal, valid, binding and enforceable.
Documents Reviewed
     In rendering the opinions set forth below, we have reviewed, among other things, originals or copies of documents which have been represented to us as true copies of the following documents, dated on or as of the date hereof unless otherwise stated:
     1. The Credit Agreement.
     2. That certain Pledge and Security Agreement, dated as of the date hereof (the “Pledge and Security Agreement”), by and among Borrower, the Guarantors and the Collateral Agent.
     3. That certain Deposit Account Control Agreement, dated as of the date hereof, by and among Borrower, M&K LLC, Hardman Pathology ADX, LLC, Greensboro Pathology, LLC, Aurora Michigan, LLC, Laboratory of Dermatopathology ADX, LLC, Aurora New Hampshire, LLC, Covenant Healthcare Lab, LLC, Twin Cities Dermatopathology, LLC, Cunningham Pathology, L.L.C., Barclays Bank PLC and Bank of America, N.A.
     4. A Uniform Commercial Code financing statement naming M&K LLC as debtor and the Collateral Agent as secured party, which we expressly assume has been or will be filed with the State of Florida Secured Transaction Registry (the “Filing Office”).
     5. A Uniform Commercial Code financing statement naming M&K Holdings as debtor and Collateral Agent as secured party, which we expressly assume has been or will be filed with the Filing Office.
     6. A Uniform Commercial Code financing statement naming Bernhardt as debtor and the Collateral Agent as secured party, which we expressly assume has been or will be filed with the Filing Office.
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

     We express no opinion as to the effect of any other document not specifically described above. The documents described in Paragraphs 1 through 3 above are collectively referred to herein as the “Transaction Documents,” the documents described in Paragraphs 4 through 6 above are collectively referred to herein as the “Financing Statements,” and the documents described in Paragraphs 1 through 6 above are collectively referred to herein as the “Opinion Documents.”
     In connection with our rendering the opinions set forth below, we have examined originals or copies of documents which have been represented to us as true copies of the Opinion Documents. In addition, we have, with your permission, relied upon the following statements, documents and certificates of public authorities, third party service providers and/or the Florida Guarantors (collectively, the “Corporate Documents”):
1.	Copies of each of the Articles of Organization of M&K LLC, the Articles of Incorporation of M&K Holdings, and the Amended and Restated Articles of Incorporation of Bernhardt (collectively, the “Articles”), in each case attached to the Certificate of the Secretary of M&K LLC, M&K Holdings and Bernhardt, respectively, and in each case dated as of May 26, 2010 (collectively, the “Secretary’s Certificates”);

2.	Copies of each of the Operating Agreement of M&K LLC, the Bylaws of M&K Holdings, and the Amended and Restated Bylaws of Bernhardt (collectively, the “Bylaws” and together with the Articles, the “Charter Documents”), in each case attached to the applicable Florida Guarantor’s Secretary’s Certificate;

3.	Certificate of Status of each of M&K LLC, M&K Holdings and Bernhardt issued by the Office of the Secretary of State of Florida on May 18, 2010 in the case of M&K LLC and M&K Holdings, and on May 19, 2010 in the case of Bernhardt (collectively, the “Florida Certificates of Status”);

4.	Limited liability company resolutions of the members of M&K LLC and corporate resolutions of each of M&K Holdings and Bernhardt (collectively, the “Transaction Resolutions”) that are in each case attached to the applicable Florida Guarantor’s Secretary’s Certificate;

5.	Incumbency Certificate of each of the Florida Guarantors which forms a part of the respective Florida Guarantor’s Secretary’s Certificate; and

6.	Officer’s Certificate of each of the Florida Guarantors, each dated as of May 26, 2010 and each delivered to this firm (the “Officer’s Certificates”).
     In rendering the opinions set forth herein, we have relied, with your approval, as to factual matters that affect the opinions, solely on our examination of the Opinion Documents and the Corporate Documents, and the statements, representations and warranties contained in the Opinion Documents and in the Corporate Documents, and have made no independent
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

verification or investigation of or inquiry regarding the facts contained or asserted to be true or correct in any of the Opinion Documents or the Corporate Documents (including the representations and warranties contained in the Transaction Documents and in the Corporate Documents). Without limiting the foregoing, with your approval: (i) we have made no examination or investigation to verify the accuracy or completeness of any financial, accounting, statistical or other similar information set forth in the Opinion Documents, or with respect to any other accounting or financial matter, information and accounts, and express no opinion with respect thereto; (ii) except for the Charter Documents, the Transaction Resolutions, the Secretary’s Certificates, and the Florida Certificates of Status (collectively, the “Authority Documents”), we have not reviewed the minute books, minutes, resolutions, member agreements, shareholder agreements, voting trusts or other similar agreements, or other limited liability company or corporate documents of the Florida Guarantors or any of their members or shareholders, as applicable; (iii) we have not verified whether or not all of the steps in the organization, the chain of elections of managers, officers or directors, the issuances and transfers of membership interests, membership interest certificates, shares, or stock certificates, and/or the adoption of and/or amendments to any of the articles of incorporation, articles of organization, bylaws or operating agreements, as applicable, of any of the Florida Guarantors or comparable matters applicable at the time of or since the formations of each of the Florida Guarantors were performed in accordance with applicable law in effect when the actions were taken (and/or were taken in a regular and continuous manner), and we have relied on the presumption of regularity and continuity of such steps in rendering our opinions set forth in this letter; and (iv) we have not conducted a search or investigation of the records of any court or governmental authority for litigation, suits, proceedings, orders, judgments, decrees, filings, or otherwise.
     As special Florida counsel to the Florida Guarantors, our engagement has been limited to the representation of the Florida Guarantors in connection with the opinions set forth below in this letter. We have not generally represented the Florida Guarantors in their business activities or other activities and are not familiar with the nature and extent of such activities. In addition, we have not been engaged to represent Borrower in connection with the Loan or any other transactions contemplated under the Credit Documents. Accordingly, there may exist matters of a legal or factual nature involving the Florida Guarantors or Borrower in connection with which we have not been consulted and which could affect the opinions rendered herein. We have also assumed without investigation that the activities of the Florida Guarantors are not of such a nature as to cause the transactions contemplated by the Transaction Documents to be governed by laws or regulations of the State of Florida applicable only because of such activities (such as laws relating specifically to the banking, securities, insurance or utility industries) and not applicable to business entities generally.
Assumptions
     In our examinations of the Opinion Documents and in rendering the opinions set forth herein, in addition to those assumptions, qualifications, limitations and exceptions set forth in the Report and the assumptions, qualifications, limitations and exceptions contained elsewhere in this letter, we have, with your consent, assumed without investigation (and we express no opinion regarding) the following:
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

     1. that the Credit Documents have been executed and delivered by individuals who are legally competent to do so who did not violate any fiduciary or other duties owed by them;
     2. that (i) all representations and warranties and other statements and assertions of fact referred to in the Credit Documents and all other documents reviewed are true, (ii) all signatures are genuine, and (iii) adequate consideration has been given or paid;
     3. that with respect to each of the parties to any of the Credit Documents (other than with respect to the Florida Guarantors):
i.	None of the execution, the delivery or the performance of the Credit Documents by any such party will result in any violation of or be in conflict with or constitute a default under the charter, bylaws or other organizational or other governing documents of such party, or any agreement, document or instrument to which such party is a party, or any law or governmental rule or regulation applicable to such party;

ii.	No such party is, nor will the execution of any of the Credit Documents cause any party to be, in violation of any order, judgment or decree of any court, arbitration or governmental authority, the consequences of which violation would affect the Credit Documents; and

iii.	Such party is not subject to any special laws, regulations or other restrictions that are not generally applicable to parties participating in transactions of the type contemplated by the Credit Documents;
     4. that there have been no misrepresentations, material omissions of fact or deceit by any party executing any of the Credit Documents;
     5. that all of the Transaction Documents and the other Credit Documents are supported by adequate consideration to each party thereto and that all consideration recited in the Opinion Documents and the other Credit Documents as being given or paid has in fact been received by each of the parties to such documents in respect of their respective obligations thereunder, and the sufficiency and adequacy of such consideration;
     6. that all of the obligations of the parties to be performed and complied with pursuant to the Credit Documents prior to or on the date hereof have been duly performed and complied with in all material respects;
     7. that all of the underlying agreements, contracts, leases and other instruments assigned to the Collateral Agent by the Florida Guarantors as security for the Secured Obligations (as defined in the Pledge and Security Agreement) permit such an assignment, or such assignment has been expressly consented to by all parties to such agreements, contracts or other instruments;
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

     8. that the jurisdiction in which each Florida Guarantor is located and which is the “place of business” of each Florida Guarantor is the State of Florida, for purposes of Sections 679.3011 and 679.3071 of the Florida Uniform Commercial Code (the “Florida UCC”);
     9. that each of the Florida Guarantors owns and has valid title to the Collateral of such Florida Guarantor at the time of the grant of security interest and pledge and assignment of such property to Collateral Agent under the Pledge and Security Agreement;
     10. that the Pledge and Security Agreement creates in favor of the Secured Parties, as security for the Obligations purported to be secured in the Pledge and Security Agreement, a security interest in the Collateral described therein to which Article 9 of the Florida UCC is applicable (the “Article 9 Collateral”); and
     11. that for purposes of this letter, we have assumed the Credit Documents are governed by Florida law (despite any provision in the Credit Documents to the contrary).
Opinions
     Based upon and subject to the assumptions, qualifications, limitations and restrictions set forth in this letter and/or in the Report, as of the date hereof, we are of the opinion that:
     1. M&K LLC has been formed under the Florida Limited Liability Company Act and its status is active under the laws of the State of Florida.
     2. M&K Holdings has been incorporated under the Florida Business Corporation Act and its status is active under the laws of the State of Florida.
     3. Bernhardt has been incorporated under the Florida Business Corporation Act and its status is active under the laws of the State of Florida.
     4. M&K LLC has (i) the limited liability company power to execute and deliver each of the Transaction Documents and to perform its obligations thereunder, (ii) authorized the execution, delivery, and performance of the Transaction Documents by all necessary limited liability company action and (iii) executed and delivered each Transaction Document.
     5. Each of M&K Holdings and Bernhardt has (i) the corporate power to execute and deliver each of the Transaction Documents and perform its obligations thereunder, (ii) authorized the execution, delivery, and performance of the Transaction Documents by all necessary corporate action and (iii) executed and delivered each Transaction Document.
     6. The execution and delivery by each Florida Guarantor of the Transaction Documents do not (i) violate such Florida Guarantor’s Charter Documents, or (ii) violate any Florida law, rule or regulation that is, to our knowledge, applicable to such Florida Guarantor.
     7. Except as set forth in the Transaction Documents or in this letter, and except for the filing of the Financing Statements with the Filing Office, and except for such consent,
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

license, approval or authorization as has been obtained, accomplished or given on or prior to the date hereof or which shall be obtained, accomplished or given prior to the initial extension of credit under the Credit Agreement, no consent, license, approval or authorization of any Governmental Authority of the State of Florida is required on the part of any of the Florida Guarantors in connection with the execution and delivery by the Florida Guarantors of the Transaction Documents.
     8. The Collateral Agent, upon the filing of the Financing Statements with the Filing Office, will have a perfected security interest in that portion of the Article 9 Collateral of the Florida Guarantors (the “Filing Collateral”) in which a security interest is perfected by the filing of a financing statement under the Florida UCC to the extent that the same is adequately described in the Financing Statement.
     Nothing contained in this letter shall be deemed to be an opinion other than those set forth in numbered Paragraphs 1 through 8 which immediately precede this paragraph.
Qualifications and Limitations
     The opinions expressed herein are subject in all respects to the following additional assumptions, qualifications, limitations and exclusions:
     (1) We have assumed without independent verification that each of the Florida Guarantors has, or has the power to transfer, rights (to the extent necessary to grant a security interest) in the Collateral of such Florida Guarantor existing on the date hereof and will have, or will have the power to transfer, rights (to such extent) in property which becomes the Collateral of such Florida Guarantor after the date hereof. We have assumed that the Lenders have given value under the Credit Agreement.
     (2) We express no opinion as to the creation or attachment of any security interest in or other lien on any Collateral. We have assumed without independent verification that the security interests in the Article 9 Collateral have been properly created and have attached under applicable law.
     (3) Our opinions in Paragraph 8 hereof are limited to Article 9 of the Florida UCC, and therefore, those opinions do not address (i) any laws other than Article 9 of the Florida UCC, and (ii) collateral of a type not subject to Article 9 of the Florida UCC, and (iii) under Florida UCC Section 9-103 what law governs perfection of the security interests granted in the collateral covered by this opinion letter.
     (4) We express no opinion with respect to any of the Filing Collateral of a type described in Section 9-401(1)(a) or (b) of the Florida UCC or represented by a certificate of title.
     (5) We express no opinion as to (i) the title to, rights in or interest in any Collateral of the Florida Guarantors or any other person or entity, (ii) the enforceability, perfection or priority of any security interest in the Collateral, except, with respect to perfection, to the extent expressly set forth in this letter, (iii) the accuracy of the description of the Collateral contained in
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

the Pledge and Security Agreement or the Financing Statements, or (iv) a security interest in the Collateral to the extent the creation, attachment, perfection or enforcement of such security interest is prohibited or restricted (by requirement of consent or otherwise) by agreement or by law, except to the extent rules provided in Florida UCC Sections 679.4061 through 679.409 apply and are given effect.
     (6) We have assumed that none of the Florida Guarantors have changed, and will not change, their names or “locations” (unless the appropriate steps are taken to refile the applicable Financing Statement(s)).
     (7) We express no opinion as to perfection of any security interest in a commercial tort claim that is not specifically described in the Financing Statements.
     (8) We express no opinion, and no opinion may be inferred from our perfection opinion, if any, with respect to the creation, perfection or enforceability of a security interest in the following collateral: (A) any secured party’s right in any policy of insurance or claim thereunder unless the insurer has been given written notice of the secured party’s interest therein; (B) the perfection of security interests in any collateral consisting of goods covered by a document of title; (C) any security interests with respect to any collateral consisting of items which are subject to a certificate of title statute or a statute of the United States which provides for national registration or which specifies a place of filing other than as specified by the Florida UCC; (D) any security interest that can or must be perfected by “control” as defined in the Florida UCC, including investment property, deposit accounts, electronic chattel paper or letter of credit rights, as defined in the Florida UCC; or (E) any security interest in collateral that can or must be perfected by possession, including money, instruments, certificated securities, tangible chattel paper and negotiable documents, as defined in the Florida UCC.
     (9) We express no opinion as to the effect on the foregoing opinions of any law or regulation applicable to the Florida Guarantors or the transactions contemplated by the Transaction Documents, as a consequence of the involvement of the other parties to the Transaction Documents or because of such parties’ legal or regulatory status or any other facts specifically pertaining to such parties.
     (10) We call to your attention that the continued perfection of the security interests in the Collateral of the Florida Guarantors created by the Pledge and Security Agreement and perfected by the filing of the Financing Statements in the Filing Office with the required recording or filing fees in accordance with the Florida UCC will depend upon the filing of periodic continuation statements and other filings relating to the Financing Statements in accordance with the Florida UCC. Further, we call to your attention that the Florida UCC requires the filing of periodic continuation statements and other filings within a certain period prior to the expiration of a financing statement in order to maintain the effectiveness of such financing statement and that additional filings may be required to maintain the perfection of security interests upon the occurrence of certain events, including but not limited to, the debtor making certain changes to its name, identity or corporate or other organizational structure, changing the location or locations of the property subject to the financial statement or the
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

financing statement becomes misleading. As such, you need to discuss this issue and other issues addressed in this letter with your counsel.
     (11) We express no opinion as to any actions that may be required to be taken periodically under the Florida UCC or other applicable law in order for the effectiveness of any of the Financing Statements to be maintained.
     (12) In the case of Collateral in which any of the Florida Guarantors acquires ownership rights after the date hereof, the Federal Bankruptcy Code limits the extent to which property acquired by a debtor after the commencement of a case under the Federal Bankruptcy Code may be subject to a security interest arising from a security agreement entered into by such debtor before the commencement of such case.
     (13) We express no opinion with respect to the statutes, ordinances, administrative decisions, rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) to the extent that they deal with any of the opinions set forth in this letter.
     (14) We express no opinion as to the applicability of or compliance with Regulation T, U or X of the Board of Governors of the Federal Reserve System or any similar law or regulation.
     (15) We express no opinion as to the perfection of a security interest which is not perfected by filing duly executed UCC-1 financing statements in the offices designated by the Florida UCC.
     (16) We express no opinion with respect to any Federal laws, rules or regulations, or the effect of such laws, rules or regulations. Without limiting the generality of the foregoing, we express no opinion as to any federal securities laws and regulations administered by the Securities and Exchange Commission, state securities or “Blue Sky” laws and regulations, foreign securities laws and regulations, and any other similar laws or regulations.
     (17) We express no opinion as to the applicability of or compliance with any usury law or regulation or any similar law or regulation with respect to the maximum rate of interest which may be imposed. Without limiting the generality of the foregoing, our opinions herein are qualified to the extent that we express no opinion regarding (i) whether or not any of the fees, charges and other amounts and consideration payable to the Lenders or the Secured Parties (or any of them) pursuant to any of the Transaction Documents or the other Credit Documents are or would be deemed to be fees, charges, amounts and/or consideration in the nature of interest; nor (ii) the extent to which the Lenders or the Secured Parties (or any of them) may charge, collect or receive fees, charges and other amounts and consideration payable pursuant to any of the Transaction Documents or the other Credit Documents which are or would be deemed to be interest, fees, charges, amounts and/or consideration in the nature of interest.
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

     (18) We express no opinion as to: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, preferences, fraudulent conveyance and other similar Federal, state or local laws now or hereinafter in effect relating to or affecting the rights and remedies of creditors generally; (ii) the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law; (iii) limitations imposed by reason of generally applicable public policy principles or considerations or limitations imposed by or resulting from the exercise by any court of its discretion; (iv) compliance with or effect of applicable anti-fraud laws or regulations, rules or regulations of applicable state or United States laws; and (v) the validity or enforceability of the indemnification and contribution provisions of the Transaction Documents.
     (19) We express no opinion as to the availability of any equitable remedy upon any breach of any provision of the Transaction Documents.
     (20) We express no opinion as to whether the recordation of any of the Opinion Documents would result in any Florida taxes, including, but not limited to, Florida documentary stamp tax or intangible personal property tax.
     (21) In rendering the opinions set forth in Paragraphs 1, 2, 3, 4, 5 and 6(i) above, we have relied solely upon the Corporate Documents.
     (22) We do not express any opinion with respect to any law, rule or regulation that is applicable to any of the Florida Guarantors, the Opinion Documents or any of the transactions contemplated thereby solely because such law, rule or regulation is part of a legal or regulatory regime applicable to any of the Florida Guarantors due to the specific assets, business or activities of the Florida Guarantors.
     (23) Our opinions are issued as of the date hereof and are limited to the laws now in effect as to which our opinions relate and facts and circumstances in existence on the date hereof, and we assume no undertaking to advise you of any changes in the opinions expressed herein as a result of any change in any laws, facts or circumstances which may come to our attention after the delivery of this letter to you or your counsel on the date hereof.
     We are counsel admitted to practice only in the State of Florida, and we do not hold ourselves out as experts in, and express no opinion as to the laws of, any state or jurisdiction other than the laws of the State of Florida. Insofar as the laws of any jurisdiction other than those of or under the State of Florida are applicable to the Opinion Documents, we have assumed with your consent, for purposes of this letter, that such laws are identical to the laws of the State of Florida.
     This letter is furnished solely in connection with matters relating to the Opinion Documents and may not be used or relied upon by any person other than the addressees hereof and any future Lender (as defined in Section 1.1 of the Credit Agreement). Our opinions herein
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

Barclays Bank PLC
May 26, 2010

shall not be quoted or otherwise included, summarized or referred to in any publication or document, in whole or in part, for any purpose whatsoever, or furnished to any person other than (i) to your bank examiners and any other Governmental Authority or self-regulatory body to which you report or to which you are subject to review, provided that you are legally compelled to do so, (ii) to any current or future Lender (as defined in Section 1.1 of the Credit Agreement) (and this letter may be disclosed to any party seeking to become a Lender), and (iii) as required by applicable law or pursuant to legal process; provided, however, that any such disclosure of our opinions shall be accurate and shall not entitle any such person to rely upon our opinions herein.
     The opinions expressed in this letter are rendered as of the date hereof and we express no opinion as to circumstances or events that may occur subsequent to such date. In addition, we specifically disclaim any undertaking or obligation to advise you of changes that hereafter may be brought to our attention. Furthermore, the opinions provided herein are provided as legal opinions only and not as a guarantee or warranty of the matters discussed herein.

Very truly yours,
/s/ Gunster, Yoakley & Stewart, P.A.
Gunster, Yoakley & Stewart, P.A.

MVM/HB/MHN/JTJ/wp
MIAMI 478042.6
Gunster, Yoakley & Stewart, p.a.
Attorneys at Law

WARNER NORCROSS & JUDD LLP
May 26, 2010
Barclays Bank PLC,
   as Administrative Agent
   and Collateral Agent
745 Seventh Avenue
New York, NY 10019
Each of the Lenders party to the Credit and
   Guaranty Agreement referred to below
   as of the date of this letter
Ladies and Gentlemen:
     We are providing this opinion at the request of Aurora Michigan, LLC, a Michigan limited liability company (the “Opinion Party”) in connection with that certain Credit and Guaranty Agreement dated as of the date of this opinion letter (the “Credit and Guaranty Agreement”), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages of the Credit and Guaranty Agreement as Guarantors, including the Opinion Party, the Lenders from time to time party to the Credit and Guaranty Agreement (the “Lenders”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Collateral Agent (in such capacity, the “Collateral Agent”), and certain other parties. Each capitalized term used but not defined in this letter has the meaning given to such term in the Credit and Guaranty Agreement. This opinion is being delivered at the request of the Opinion Party pursuant to Section 3.1(i) of the Credit and Guaranty Agreement.
     We have reviewed executed copies of the following documents each dated, or dated as of, the date of this letter (unless otherwise noted):
(a)	the Credit and Guaranty Agreement;

(b)	the Pledge and Security Agreement; and

(c)	Deposit Account Control Agreement dated May 26, 2010, between Bank of America, N.A., Collateral Agent, Borrower, the Opinion Party, and certain other affiliates of Borrower.
We have also examined an unfiled financing statement on Form UCC1 naming the Opinion Party as debtor and the Collateral Agent as secured party, a copy of which is attached as Exhibit A (the “Financing Statement”), to be filed in the office of the Secretary of State of the State of Michigan (the “Filing Office”).

Items (a), (b), and (c) above are referred to in this letter as the “Credit Documents.”
     We have also reviewed:
     (i) Articles of Organization of the Opinion Party as certified by the Department of Energy, Labor and Economic Growth of the State of Michigan (the “Department”) on May 19, 2010 (“Articles”);
     (ii) Operating Agreement of the Opinion Party, as certified to us by an officer of the Opinion Party (“Operating Agreement”);
     (iii) A good standing certificate issued by the Department on May 19, 2010, with respect to the Opinion Party;
     (iv) Resolutions of the member of the Opinion Party with respect to the transactions contemplated by the Credit Documents (the “Resolutions”); and
     (v) Certificate of Martin J. Stefanelli, Secretary of Holdings and of the Opinion Party, dated as of the date of this letter, certifying as to (1) the Articles and Operating Agreement, (2) the adoption of the Resolutions by the Members of the Opinion Party, and (3) the incumbency and signature of certain officers of the Opinion Party whom the resolutions authorize to act on behalf of the Opinion Party.
Items (i) through (v) above are collectively referred to in this letter as the “Authority Documents.” Items (i) and (ii) above are referred to in this letter as the “Organizational Documents.”
     We have assumed (1) the genuineness of all signatures and of all Credit Documents that have been submitted to us as originals, (2) that each copy that has been submitted to us conforms to the original, (3) the legal capacity of each natural person and (4) as to each Credit Document to be entered into by a Person or Persons other than the Opinion Party, that each such Person that has executed the document had the power to enter into and perform its obligations under it and that the document has been duly authorized, executed and delivered by, and is binding on and enforceable against, that Person.
     Subject to the assumptions, qualifications, and limitations set forth in this letter, we express the following opinions:
     1. The Opinion Party is validly in existence as a limited liability company and is in good standing under the laws of the State of Michigan.
     2. The Opinion Party has the limited liability company power and authority to execute and deliver each Credit Document and to perform its obligations under each Credit Document.

2

     3. The execution, delivery and performance by the Opinion Party of the Credit Documents have been duly authorized by all necessary limited liability company action of the Opinion Party. The Opinion Party has duly executed and delivered each Credit Document.
     4. The execution and delivery by the Opinion Party of the Credit Documents do not, and if the Opinion Party were now to perform its obligations under such Credit Documents, such performance would not:
     (a) violate the Organizational Documents of the Opinion Party; or
     (b) violate any existing constitutional provision, statute or regulation of the State of Michigan or the federal laws of the United States of America.
     5. No consent, approval, authorization, or other action by, or filing with, any Governmental Authority of the State of Michigan or the federal laws of the United States of America is required in connection with (a) the execution and delivery by the Opinion Party of any of the Credit Documents, (b) the consummation of the transactions contemplated by the Credit Documents, or (c) the performance by the Opinion Party of its obligations under the Credit Documents, except for (i) the filings referred to in paragraph 6 below with respect to the Article 9 Filing Collateral (defined below), (ii) other filings and other actions as may be necessary to perfect the Collateral Agent’s Liens in any of the other Collateral, (iii) consents, approvals, authorizations, actions by and filings with Governmental Authorities as may be required under laws relating to securities in connection with the exercise by the Collateral Agent of remedies with respect to any securities that constitute Collateral, and (iv) those consents, approvals, authorizations, actions and filings which have been obtained.
     6. The Financing Statement is in appropriate form for filing in the Filing Office. The provisions of the Pledge and Security Agreement are sufficient to create a security interest in all right, title and interest of the Opinion Party in those items and types of Collateral described in the Pledge and Security Agreement in which a security interest may be created under Article 9 of the Michigan Uniform Commercial Code (the “Michigan UCC”) and in which the Opinion Party has rights (“Article 9 Collateral”). To the extent that any Article 9 Collateral described in the Financing Statement consists of personal property (other than fixtures, as-extracted collateral and timber to be cut) in which a security interest may be perfected by filing a financing statement under the Michigan UCC (“Article 9 Filing Collateral”), the security interest created under the Pledge and Security Agreement in the Article 9 Filing Collateral will be perfected upon the filing of the Financing Statement in the Filing Office.
     The opinions expressed above are subject to the following assumptions, limitations and qualifications:
     A. We do not express an opinion as to laws, statutes, rules or regulations other than the laws, statutes, rules and regulations of the State of Michigan (excluding municipal and other local ordinances, codes and regulations) or the federal laws of the United States of America. In addition, our opinions are limited to laws, rules and regulations that in our experience apply to both (1) business entities doing business in Michigan, without regard to the activities in which

3

they are engaged, and (2) transactions of the type provided for in the Credit Documents. For example, we do not express an opinion as to laws or regulations that require a business entity to obtain a license or meet other requirements in order to engage in certain activities. The Credit Documents provide that they are to be governed by the laws of the State of New York. However, we are giving this opinion as if each Credit Document is governed by the laws of the State of Michigan, without regard to conflicts of laws principles.
     B. Our opinions are subject to (1) the effect of generally applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, arrangement, moratorium and other similar laws and (2) limitations that are imposed by the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity).
     C. Certain of the rights and remedies provided for in the Credit Documents are not or may not be enforceable or lawful under Michigan law. In our opinion, however, this does not render any Credit Document invalid as a whole, and Collateral Agent may exercise remedies under it that would normally be available to a creditor under Michigan law, subject to the limitations set forth in this opinion letter.
     D. We have assumed that the statements contained in the Authority Documents are true and correct as of the date of this opinion letter. Our opinion as to the valid existence and good standing of the Opinion Party in Michigan is based solely upon the Good Standing Certificate and the Organizational Documents.
     E. We do not express an opinion as to the status of title to any personal property or as to the priority of any security interest. We do not express an opinion on the extent to which any personal property consists of Article 9 Collateral or Article 9 Filing Collateral.
     F. We call your attention to the fact that various events can affect adversely the continuation of perfection of a security interest. These include, without limitation, failure to file continuation statements as and when required, certain sales of collateral, certain occurrences with respect to proceeds of collateral and failure to file a new financing statement within four months after a debtor changes its name, identity or corporate structure. Accordingly, we do not express an opinion on continuation of perfection of any security interest.
     G. We do not express an opinion on (1) the extent to which, if any, the defenses available to a surety will or will not be available to the Opinion Party as defenses to its obligations under the Credit Documents or other related documents or (2) the extent to which provisions in the Credit Documents or other documents do or do not successfully waive those defenses.
     H. We have assumed that the Opinion Party is, directly or indirectly, wholly-owned by Borrower.
     I. The maximum rate of interest to which Borrower may lawfully agree in writing to pay is any rate not exceeding 25% at simple interest per annum.

4

     Our opinions are matters of professional judgment and are not a guaranty of’ results. This opinion is given solely for the benefit of the Administrative Agent, the Collateral Agent, the Swing Line Lender, and each Lender and their permitted successors and assigns in connection with the transactions contemplated by the Credit and Guaranty Agreement. This opinion may not be used or relied upon by any other person, and may not be disclosed, quoted, filed with a Governmental Authority or otherwise referred to without our prior written consent except (i) to your bank examiners and any other Governmental Authority or self-regulatory body to which you report or by which you are subject to review, (ii) to and by your actual and potential successors and permitted participants and assigns and (iii) as required by law or pursuant to legal process. The opinions that we express above are as of the date of this opinion letter only, and we do not assume an obligation to update or supplement those opinions to reflect a fact or circumstance that in the future comes to our attention or a change in law that in the future occurs or becomes effective. This opinion letter is limited to the matters set forth in it, and no opinions are intended to be implied or may be inferred beyond those that are expressly stated above.

Very truly yours, WARNER NORCROSS & JUDD LLP
By:	/s/ Bruce C. Young
Bruce C. Young, a Partner

4290778

5

Exhibit A
Financing Statement
See Attached.

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

cdionne@shearman.com

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME					
Aurora Michigan, LLC					
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX	
1c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY	
11025 RCA Center Drive, Suite 300	Palm Beach Gardens	FL	33410	US	
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION	1f. JURISDICTION OF ORGANIZATION	1g. ORGANIZATIONAL ID #, if any		
	LLC	Michigan	D1092P		☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME					
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX	
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY	
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any		
					☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

4. This FINANCING STATEMENT covers the following collateral:

5. ALTERNATIVE DESIGNATION [if applicable]: ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA
Filed with: MI - Secretary of State

F#276833
A#409700

UCC FINANCING STATEMENT FOLLOW IM STRUCT! ON £ (trunl and bask’, CARErULLT A. I’.AUi i PHO,\E OF CCTACT ST FIL=R [optional] Christine Dionne 212-848000 G. SEND ACKNOWLEDGMENT TO: (Name and Address) [Shearman & Sterling LLP 599 Lexington Avenue New York, NY 10022-6069 [cdionne@sheannan.com ___THE ABOVE SPACE 15 FOR FILIH6 Of FiC-S USE ONLV 1 3 F ET 0 3 ‘S EXAC T F U -I L E SAL NAME. iirjnmyaa itolim name (la «lt . dn nnnMimlm noma» rorrnt 11. OJWANIWnOWS NAME — Aurora Michigan, LLC OT 1 b.JNDWOUUU.’SLAgrrttMEJFWSTNAM5iMIDOlcNAMtpUFFK 1c. MAIUNGAnoPESS COYSTATE POSTAL CODE COUPTRY 11025 RCA Center Drive, Suite 300 Palm Beach Gardens FL 33410 US Id grqEISTRUeTIOMS IA001 INFO R£ [’• s. TYPE OF ORGANFZATfQN II. JURISfJiCllONOP gHUANlzTlCM t;kt.l/iTKJNAL lu*. flany lagirjLLC .Michigan D1Q92P fW 2. ADJTIONAL EBTOK’5 EXACT FULL LEGAL MAME - msgrtonty arj chrtter rjjn> {S or 2tO p not jbbfgmjto of twnblr* ninat 7i OA£AN£ATiarr£NAM£ 2lK INCKVIOUAL’fi LAST NAME FRSfMJtMS IWDDLEMttrtE JfTx iM>i.’lNC>DbRE&s crfr ; STATE QSIAL ua:?i- CDUMTRV -Ja SEEIHtTRUCTIONS [ADCfLINFOSE 2o.TYf>cOFOR5ANC«Km a.JUSISDKT1OHOFOfWANEHTKJH !g.“6RG«MIZiTOM*L ID«. 1’jSi’ OKGAN1ZAT1ON ___?-’: jj; .- 3. SECORF.D PARTY’S NAME imaAnsmTUT 1L ASSIGHEEaASafiMCItilP)-irEjn«J(aBC«iajaafanynam«(3jnib] 3B. UHUAIAIIUN1 NAVI: Barclays Bank PLC, as Collateral Agent 0” Hi. KDWIDUAL-S USTHAME IBRSTNAMS JMCCLE NAME tsuffK 3t. MWUNOADDRESS CTTY StATl I POSTAL CODE COUrVTRT ___745 Seventh Avenue JNew York NY 110019 US 4.tU»FIHANCV4C STATEMEhTT cok-c:-. L-c FcCiwng cnllahiJal: AN assets of the Debtor, whether now owned or hereafter acquired. ElALTEfiNATiViE DESirJ NATION T.f apHiCJblel d LESSEB’LEilSOft ] Mr»aEE CmSIGNOn5ABffiAHnf>m. L i: H’ELUYIR []ftB. LIES QHQN .l*CC FILhtJC ‘LJeSTTgRECOPf’1- ‘•"•:• ;—•-•]!-. “ ‘ ‘ fM’nitr-hrnbl! I ‘ rDriOHAl. FEE1 ‘ rpi)iii _3___[___AIID<ban, \ IDcbhMjJiJcMai S. DPIONAL FILEK HEFtKiNCE CAtA Ftt27G333 Filed with: MI — Secretary of State M409700 FILING OFFICE CWY — UCC FIWANC3MG STATEMENT (FORM UCC1) (R£Vr 05/22/02)

7

LIONEL SAWYER & COLLINS ATTORNEYS AT LAW SAMUEL S. LIONEL ALLEN J. WILT 1700 BANK OF AMERICA PLAZA MICHAEL D. KNOX KETAN D. BHIRUD GRANT SAWYER LYNN S. FULSTONE 300 SOUTH FOURTH STREET ERIN FLYNN LAUREN D. CALVERT-ARNOLD (1918-1996) RORY J. REID LAS VEGAS, NEVADA 89101 JENNIFER ROBERTS ROBERT W. HERNQUIST JON R. COLLINS DAN C. McGUIRE (702) 383-8888 MEREDITH L. MARKWELL CHRISTIAN HALE (1923-1987) JOHN E. DAWSON –––– DOUGLAS A. CANNON TIMOTHY R. MULLINER RICHARD H. BRYAN FRED D. “PETE” GIBSON, III FAX (702) 383-8845 RICHARD T. CUNNINGHAM COURTNEY MILLER O’MARA JEFFREY P. ZUCKER CHARLES H. McCREA JR. lsc@lionelsawyer.com MATTHEW R. POLICASTRO BRIAN H. SCHUSTERMAN PAUL R. HEJMANOWSKI GREGORY E. SMITH www.lionelsawyer.com JENNIFER J. DiMARZIO MOHAMED A. IQBAL, JR. ROBERT D. FAISS MALANI L. KOTCHKA PEARL L.GALLAGHER KELLY R. KICHLINE DAVID N. FREDERICK LESLIE BRYAN HART CHRISTINE D. SMITH MARK J. GARDBERG RODNEY M. JEAN CRAIG E. ETEM SUSAN L. MYERS ELIZABETH A. HIGH HARVEY WHITTEMORE TODD E. KENNEDY BRIAN S. PICK JAMES B. GIBSON TODD TOUTON MATTHEW E. WATSON JENNIFER L. BRASTER GREG J. CARLSON CAM FERENBACH JOHN M. NAYLOR LUCAS J. TUCKER ABIGAYLE F. DANG LYNDA S. MABRY WILLIAM J. McKEAN CHRISTOPHER WALTHER JING ZHAO MARK H. GOLDSTEIN ELIZABETH BRICKFIELD KEVIN J. HEJMANOWSKI JOHN D. TENNERT KIRBY J. SMITH GREGORY R. GEMIGNANI COLLEEN A. DOLAN LINDA M. BULLEN JENNIFER A. SMITH LAURA J. THALACKER DAN R. REASER DOREEN SPEARS HARTWELL PAUL E. LARSEN LAURA K. GRANIER MAXIMILIANO D. COUVILLIER III
May 26, 2010 OF COUNSEL A. WILLIAM MAUPIN RICHARD J. MORGAN* ELLEN WHITTEMORE CHRISTOPHER MATHEWS MARK A. CLAYTON *ADMITTED IN CA ONLY WRITER’S DIRECT DIAL NUMBER (702) 383-8837 mgoldstein@lionelsawyer.com
To the Agent and each Lender party to the
Credit Agreement referred to below
          Re: our file 21746-01
Ladies and Gentlemen:
          We have acted as special Nevada counsel to Aurora LMC, LLC, a Nevada limited liability company (the “Nevada Guarantor Credit Party”), in connection with the transactions contemplated by and the execution and delivery of the Credit and Guaranty Agreement (the “Credit Agreement”), dated as of May 26, 2010, by and among Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), those Subsidiaries of Borrower identified as on the signature pages thereto as “Guarantors”, including the Nevada Guarantor Credit Party, Barclays Bank PLC, as Administrative Agent and Collateral Agent (in its capacity as Administrative Agent and as Collateral Agent, the “Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, UBS Securities LLC, as Documentation Agent, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and the lenders from time to time party thereto (the “Lenders”). This opinion is being delivered to you pursuant to Section 3.1(i) of the Credit Agreement. All capitalized terms used and not defined herein have the same meanings herein as set forth in the Credit Agreement.
          In rendering this opinion we have examined the following (each a “Credit Document”):
RENO OFFICE: 1100 BANK OF AMERICA PLAZA, 50 WEST LIBERTY STREET • RENO, NEVADA 89501 • (775) 788-8666 • FAX (775) 788-8682
CARSON CITY OFFICE: 410 SOUTH CARSON STREET • CARSON CITY, NEVADA 89701 • (775) 851-2115 • FAX (775) 841-2119

LIONEL SAWYER & COLLINS
     ATTORNEYS AT LAW
To the Agent and each Lender party to the
Credit Agreement
May 26, 2010

     1. the Credit Agreement;
     2. the Pledge and Security Agreement; and
     3. UCC financing statement naming the Nevada Guarantor Credit Party as debtor and Agent as secured party (the “Financing Statement”).
     The documents referred to in clauses 1 and 2 above are referred to herein as the “Credit Documents”.
          We have also examined originals or copies of such company records and certificates of public officials as we have deemed necessary or advisable for purposes of this opinion. We have not reviewed, and express no opinion as to, any instrument or agreement referred to or incorporated by reference in the Credit Documents.
          We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to originals of all copies of all documents submitted to us. We have relied upon the certificates of all public officials and company officials with respect to the accuracy of all matters contained therein.
          We assume the business of the Nevada Guarantor Credit Party is limited to being a beneficiary of The LMC Revocable Trust, B.T. and that the Nevada Guarantor Credit Party owns no other property nor conducts no other business in Nevada.
          As used herein, the phrase “the best of our knowledge” means only such actual knowledge as we have obtained from consultation with attorneys presently in our firm whom we have determined are likely, in the ordinary course of their respective duties, to have knowledge of the matters covered by such opinions. Except as expressly provided otherwise herein, we have not conducted any other investigation or review in connection with the opinions rendered herein, including without limitation a review of any of our files or the files of the Nevada Guarantor Credit Party.
          Based upon the foregoing and such investigations as we deem advisable and proper, and subject to the exceptions, exclusions, limitation and caveats set forth herein, we are of the opinion that:
          1. The Nevada Guarantor Credit Party (i) is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Nevada and (ii) has all requisite limited liability company power and authority to exercise the powers and privileges granted to Nevada limited liability companies, and pursuant to the powers granted to Nevada

LIONEL SAWYER & COLLINS
     ATTORNEYS AT LAW
To the Agent and each Lender party to the
Credit Agreement
May 26, 2010

limited liability companies in NRS 86.281, to execute, deliver and perform the Credit Documents to which it is a party.
          2. The execution, delivery and performance by the Nevada Guarantor Credit Party of each Credit Document to which it is a party, and the grant by the Nevada Guarantor Credit Party of security interests pursuant to the Pledge and Security Agreement: (i) have been duly authorized by all necessary limited liability company action, (ii) do not contravene its articles of organization nor operating agreement, (iii) do not contravene any Nevada law or regulation, (iv) to the best of our knowledge, do not and will not result in or require the creation of any lien, security interest or other charge or encumbrance (other than pursuant to the Credit Documents) upon or with respect to any of its properties pursuant to any agreement and (v) to the best of our knowledge, do not and will not result in any suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
          3. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority of the State of Nevada is required (i) in connection with the due execution, delivery and performance by the Nevada Guarantor Credit Party of any Credit Document to which it is a party, or (ii) for the grant of Liens pursuant to the Collateral Documents as security for the Obligations by the Nevada Guarantor Credit Party.
          4. Each Credit Document to which the Nevada Guarantor Credit Party is a party has been duly executed and delivered by the Nevada Guarantor Credit Party.
          5. The Nevada Guarantor Credit Party is a “registered organization” and is “located” (as defined in the Nevada UCC (as defined below)) in the State of Nevada, and Article 9 of the UCC as currently in effect in the State of Nevada (the “Nevada UCC”) governs perfection by the filing of the Financing Statement. The Secretary of State of Nevada (the “Nevada Filing Office”) is the correct Governmental Authority within the State of Nevada in which to file a Financing Statement naming the Nevada Guarantor Credit Party as debtor. Assuming a valid security interest has been created in the Collateral, the Financing Statement naming the Nevada Guarantor Credit Party as debtor upon filing with the Nevada Filing Office will result in the perfection of such security interests in the Collateral covered by the Financing Statement to the extent that such Collateral consists of the type of property in which a security interest may be created under the Nevada UCC and in which a security interest may be perfected by the filing of the Financing Statement in the State of Nevada.
          We express no opinion as to:
          1. The laws of any jurisdiction other than the State of Nevada.

LIONEL SAWYER & COLLINS
     ATTORNEYS AT LAW
To the Agent and each Lender party to the
Credit Agreement
May 26, 2010

          2. The validity or perfection of any lien on personal property consisting of timber, minerals or accounts related to minerals or commercial tort claims.
          3. The perfection of a security interest in proceeds except as allowed by Section 104.9315 of the Nevada UCC.
     4. Any further or subsequent filing or refiling necessary in order to continue the perfection of a security interest, including, without limitation, (a) a continuation statement with respect to the Financing Statement that must be filed under the Nevada UCC in the Nevada Filing Office within six months prior to the expiration of five years from the date of the original filing of the Financing Statement, and any subsequent continuation statements that must be filed within six months prior to the end of each subsequent five-year period, and (b) amendments or supplements to the Financing Statement that may be required to be filed in the event of a change in the name, identity or company structure of any of the Nevada Guarantor Credit Party or in the event the Financing Statement otherwise becomes seriously misleading.
     Lionel Sawyer & Collins is rendering this opinion pursuant to a conflict of interest waiver signed by the Nevada Guarantor Credit Party. Attorney Mark Goldstein, a partner in Lionel Sawyer & Collins, was personally named as a defendant in a case filed against Borrower and certain other affiliated parties. Lionel Sawyer & Collins does not believe that the filing of this lawsuit has influenced the legal conclusions expressed herein.
     This opinion is rendered solely for the benefit of the Agent, each Issuing Bank, the Swing Line Lender and each Lender and their respective permitted successors and assigns in connection with the transactions contemplated by the Credit Agreement. This opinion may not be used or relied upon by any other person, and may not be disclosed, quoted, filed with a Governmental Authority or otherwise referred to without our prior written consent except (i) to your bank examiners and any other Governmental Authority or self-regulatory body to which you report or to which you are subject to review, (ii) to and by your actual and potential successors and permitted participants and assigns and (iii) as required by law or pursuant to legal process.

Very truly yours,
/s/ Lionel Sawyer & Collins
Lionel Sawyer & Collins

EXHIBIT E TO
CREDIT AND GUARANTY AGREEMENT
ASSIGNMENT AND ASSUMPTION AGREEMENT
     This Assignment and Assumption Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit and swingline loans) (the “Assigned Interest”). [All assignments of Revolving Commitments hereunder shall include a ratable assignment of the increased Revolving Commitments to be made available as of the Delayed Revolving Loan Date [****]]. Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Eligible Assignee[*****]]

3.	Borrower(s):

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $335,000,000 Credit and Guaranty Agreement dated as of ___ among Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages to the Credit

[****]	For use with an assignment of Revolving Commitments occurring prior to February [___], 2011.

[*****]	Select as applicable.

EXHIBIT E-1

Agreement as Guarantors, the Lenders parties thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other agents parties thereto.

6.	Assigned Interest:

EXHIBIT E-2

	Aggregate Amount		Percentage
	of	Amount of	Assigned of
	Commitment/Loans	Commitment/Loans	Commitment/Loans
Facility Assigned	for all Lenders	Assigned	[******]
[*******]	$	$	%

	$	$	%

	$	$	%
Effective Date:                     , 20___ [ TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
7. Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[******]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[*******]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Loan Commitment”, “Term Loan Commitment”, etc.)

EXHIBIT E-3

     The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

[Consented to and][********] Accepted: BARCLAYS BANK PLC, as Administrative Agent
By:
Title:

[Consented to:][*********] AURORA DIAGNOSTICS, LLC
By:
Title:

[Consented to:][***] [ ], as Issuing Bank and Swing Line Lender
By:
Title:

[********]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[*********]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[***]	To be added only if the consent of the Issuing Bank and Swing Line Lender is required by the terms of the Credit Agreement.

EXHIBIT E-4

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Non-US Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

ANNEX-1

2.	From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy, Adobe pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof.

ANNEX-2

EXHIBIT F-1 TO
CREDIT AND GUARANTY AGREEMENT
CLOSING DATE CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFY AS FOLLOWS:
     1. I am, respectively, the                                          of AURORA DIAGNOSTICS HOLDINGS, LLC (“Holdings”), AURORA DIAGNOSTICS, LLC (“Borrower”), and certain subsidiaries of Borrower identified on the signature pages hereto as a “Guarantor” (such subsidiaries, together with Holdings, and each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”).
     2. Pursuant to Section 2.1 of that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Guarantors, the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”), and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”), Borrower requests that Lenders make the following Loans to Borrower on                      (the “Closing Date”):
     (a) Tranche B Term Loans: $[___,___,___]
     3. I have reviewed the terms of Section 3 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and in my opinion I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon our review and examination described in paragraph 3 above, I certify, on behalf of each Credit Party, that:
     (i) as of the Closing Date, the representations and warranties contained in each of the Credit Documents are true and correct in all material respects on and as of the Closing Date to the same extent as though made on and as of such date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects on and as of such earlier date; and
     (ii) as of the Closing Date, no event has occurred and is continuing or would result from the consummation of the borrowing contemplated hereby that would constitute an Event of Default or a Default.

EXHIBIT F-1-1

     The foregoing certifications are made and delivered as of [mm/dd/yy].

[AURORA DIAGNOSTICS, LLC]
Title:

GUARANTORS:

[AURORA DIAGNOSTICS HOLDINGS, LLC
HARDMAN PATHOLOGY ADX, LLC
LABORATORY OF DERMATOPATHOLOGY ADX, LLC
TWIN CITIES DERMATOPATHOLOGY, LLC
AURORA MASSACHUSETTS, LLC
PATHOLOGY SOLUTIONS, LLC
AURORA NEW HAMPSHIRE, LLC
BERNHARDT LABORATORIES, INC.
AURORA MICHIGAN, LLC
C R COLLECTIONS, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
SEACOAST PATHOLOGY, INC.
AURORA GREENSBORO LLC
MARK & KAMBOUR, LLC
MARK & KAMBOUR HOLDINGS, INC.
GREENSBORO PATHOLOGY, LLC
AURORA LMC, LLC
COVENANT HEALTHCARE LAB, LLC]

Title:

EXHIBIT F-1-2

EXHIBIT F-2 TO
CREDIT AND GUARANTY AGREEMENT
SOLVENCY CERTIFICATE
     THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
     1. I am the chief financial officer of AURORA DIAGNOSTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”).
     2. Reference is made to that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Borrower, Holdings, certain subsidiaries of Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”) identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     3. I have reviewed the terms of Sections 3 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, and in my opinion, I have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
     4. Based upon my review and examination described in paragraph 3 above, I certify that as of the date hereof, after giving effect to the Credit Extensions under the Credit Documents to be made on the Closing Date, Holdings and its Subsidiaries (taken as a whole) are and will be Solvent.
[Remainder of page intentionally left blank.]

EXHIBIT F-2-1

     The foregoing certifications are made and delivered as of [mm/dd/yy].

AURORA DIAGNOSTICS HOLDINGS, LLC
Title: Chief Financial Officer

EXHIBIT F-2-2

EXHIBIT G TO
CREDIT AND GUARANTY AGREEMENT
COUNTERPART AGREEMENT
     This COUNTERPART AGREEMENT, dated [mm/dd/yy] (this “Counterpart Agreement”) is delivered pursuant to that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), BARCLAYS CAPITAL (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
     Section 1. Pursuant to Section 5.10 of the Credit Agreement, the undersigned hereby:
     (a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof, and, from the date that this Counterpart Agreement becomes effective until the date that the undersigned is no longer a Guarantor or Credit Party under the Credit Agreement (in accordance with Section 5.10(c) of the Credit Agreement), each reference to a “Guarantor” or “Credit Party” in the Credit Agreement shall be deemed to include the undersigned;
     (b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects both before and after giving effect to this Counterpart Agreement, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date, provided, that to the extent any such representation or warranty is already qualified by materiality or material adverse effect, such representation or warranty shall be true and correct in all respects;
     (c) no event has occurred or is continuing as of the date hereof, or will result from the transactions contemplated hereby on the date hereof, that would constitute an Event of Default or a Default;

EXHIBIT G-1

     (d) agrees to irrevocably and unconditionally guaranty the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) and in accordance with Section 7 of the Credit Agreement; and
     (e) the undersigned hereby (i) agrees that this counterpart may be attached to that certain Pledge and Security Agreement, dated as of May 26, 2010, by and among the Grantors party thereto and Barclays Bank PLC, as Collateral Agent for the Secured Parties (as such term is defined therein) (the “Security Agreement”), (ii) agrees that the undersigned will comply with all the terms and conditions of the Security Agreement as a “Grantor” thereunder, as if it were an original signatory thereto, (iii) grants to the Secured Parties a security interest in substantially all of the undersigned’s right, title and interest in and to all “Collateral” (as such term is defined in the Security Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) represents and warrants that set forth on Annex A hereto are true and correct supplements to all schedules required to be delivered thereunder. All such Collateral shall be deemed to be part of the “Collateral” and hereafter subject to each of the terms and conditions of the Security Agreement. From the date that this Counterpart Agreement becomes effective until the date that the undersigned is no longer a Grantor under the Security Agreement (in accordance with Section 5.10(c) of the Credit Agreement), each reference to a “Grantor” in the Security Agreement shall be deemed to include the undersigned.
     Section 2. The undersigned agrees from time to time, upon the reasonable request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may reasonably request to effect the transactions contemplated by, and to carry out the intent of, this Agreement. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except in accordance with the terms of the Credit Agreement or the Security Agreement, as the case may be. Any notice or other communication herein required or permitted to be given shall be given in pursuant to Section 10.1 of the Credit Agreement, and all for purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 3. Except as expressly supplemented hereby, the Credit Agreement and Security Agreement shall each remain in full force and effect.
     Section 4. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of a counterpart via facsimile or electronic mail shall constitute delivery of an original.

EXHIBIT G-2

     THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

EXHIBIT G-3

     IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]
By:
Name:
Title:

Address for Notices:

Attention:
Telecopier
with a copy to:

Attention:
Telecopier

ACKNOWLEDGED AND ACCEPTED, as of the date above first written: BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent
By:
Name:
Title:

EXHIBIT G-4

EXHIBIT H TO
CREDIT AND GUARANTY AGREEMENT
FORM OF SUBORDINATION TERMS

EXHIBIT H
TO CREDIT AND GUARANTY AGREEMENT
FORM OF SUBORDINATION TERMS
ARTICLE __
SUBORDINATION
     SECTION ___. Subordinated Indebtedness Subordinate to Senior Obligations. The [Maker] hereby agrees, and the [Holder], by his acceptance thereof, hereby agrees, that all obligations owing to the [Holder] pursuant to this [Note] (the “Subordinated Indebtedness”) is and shall be subordinate, to the extent and in the manner hereinafter set forth, to the prior payment in full, in cash, of all obligations of [Maker] (whether created directly or acquired by assignment or otherwise) now or hereafter existing under the Credit and Guaranty Agreement, dated as of May ___, 2010, made by and among [Aurora Diagnostics, LLC/the Maker], Aurora Diagnostics Holdings, LLC, [the Maker], certain subsidiaries and affiliates of Aurora Diagnostics, LLC, the lenders party thereto from time to time (the “Lenders”), Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”), and the other Persons from time to time party thereto (such Credit and Guaranty Agreement, as it may be amended, amended and restated, supplemented, refinanced, replaced or otherwise modified from time to time, the “Credit Agreement”), whether for principal, interest (including, without limitation, interest accruing after the filing of a petition initiating any Bankruptcy Event (as defined below), whether or not such interest accrues after the filing of such petition or is an allowed claim in any such proceeding), fees or expenses (such obligations, collectively the “Senior Obligations”).
     SECTION ___. Events of Subordination (a) In the event of any dissolution, winding up, liquidation, arrangement, reorganization, adjustment, protection, relief or composition of the [Maker] or its debts, whether voluntary or involuntary, in any bankruptcy, insolvency, arrangement, reorganization, receivership, relief or other similar case or proceeding under any Federal or State bankruptcy or similar law or upon an assignment for the benefit of creditors or any other related marshalling of the assets and liabilities of the [Maker] or otherwise (any such occurrence a “Bankruptcy Event”), Senior Obligations shall first be Paid in Full (as defined below) before the [Holder] shall be entitled to receive any payment of all or any of the Subordinated Indebtedness, and any payment or distribution of any kind (whether in cash, property or securities) that otherwise would be payable or deliverable upon or with respect to the Subordinated Indebtedness in any such Bankruptcy Event shall be paid or delivered directly to the Administrative Agent for the account of the Lenders until the Senior Obligations shall have been Paid in Full.
     The term “Paid in Full” shall mean the payment in full, in cash, of all amounts outstanding under the Senior Obligations (except for any contingent indemnification obligations for which no claims has been made), whether due and payable at such time, and the complete termination of any revolving commitments, letter of credit commitments and other commitments to make extensions of credit pursuant to, or in respect of, any Senior Obligations.
     [(b) If any event of default under the Credit Agreement shall have occurred and be continuing, no payment shall be made by or on behalf of the [Maker] for or on account of

2
any Subordinated Indebtedness, and the [Holder] shall not take or receive from the [Maker], directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Indebtedness.]
[or]
     [(b) If (i) any event of default under the Credit Agreement shall have occurred and be continuing as a result of the [Maker’s] failure to pay any amounts due with respect to the Senior Obligations when the same shall be due and payable, or (ii) any Bankruptcy Event shall have occurred and be continuing which Bankruptcy Event causes an event of default under, and as defined in the Credit Agreement, then no payment shall be made by or on behalf of the [Maker] for or on account of any Subordinated Indebtedness, and the [Holder] shall not take or receive from the [Maker], directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Indebtedness.
     (c) If any other event of default (other than as described in the foregoing clause (b)) shall have occurred and be continuing under the Credit Agreement and the Administrative Agent gives written notice thereof to the [Maker], then no payment shall be made by or on behalf of the [Maker] for or on account of any Subordinated Indebtedness, and the [Holder] shall not take or receive from the [Maker], directly or indirectly, in cash or other property or by set-off or in any other manner, including, without limitation, from or by way of collateral, payment of all or any of the Subordinated Indebtedness, during a period (the “Payment Blockage Period”) commencing on the date of receipt of such notice and ending on the earlier of (i) the date such Event of Default or event shall have been cured or waived in writing and (ii) the date 180 days from the date of receipt of such notice. Any number of such notices may be given by the Administrative Agent; provided, however, that during any 360-day period the aggregate number of days during which a Payment Blockage Period shall be in effect shall not exceed 180 days and there shall be a period of at least 180 consecutive days in each 360-day period when no Payment Blockage Period is in effect.]
     SECTION ___. In Furtherance of Subordination.
     (a) Each [Holder] by his acceptance hereof shall take such action (including such actions as may be requested by the Administrative Agent) as may be necessary or appropriate to effectuate, as between the Administrative Agent and the Lenders and the [Holder], the subordination as provided in this Section ___.
     (b) All payments or distributions upon or with respect to the Subordinated Indebtedness which are received by [Holder] contrary to the provisions of this Section shall be received in trust for the benefit of the Lenders, shall be segregated from other funds and property held by [Holder] and shall be forthwith paid over to the Administrative Agent for the account of the Lenders in the same form as so received (with any necessary indorsement).
     (c) The Administrative Agent is hereby authorized to demand specific performance of the provisions of this Section at any time when the [Holder] shall have failed to comply with any of the provisions of this Section applicable to it. The [Holder] hereby

3
irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.
The provisions of this [Section]            shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Obligations is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the [Maker] or otherwise, all as though such payment had not been made.
     SECTION ___. Rights of Subrogation. No payment or distribution to the Administrative Agent or the Lenders pursuant to the provisions of this Section shall entitle any [Holder] to exercise any right of subrogation in respect thereof until the Senior Obligations shall have been Paid in Full.
     SECTION ___. Waiver of Acceptance. The [Holder] and the [Maker] each hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Senior Obligations and any requirement that the Administrative Agent or any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against [Maker] or any other person or entity or any collateral.
     SECTION ___. No Waiver; Remedies. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
     SECTION ___. Continuing Agreement; Assignments Under the Credit Agreement. The provisions of this Article ___ constitute a continuing agreement and shall (i) remain in full force and effect until the Senior Obligations are Paid in Full, (ii) be binding upon the [Holder], the [Maker] and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the Administrative Agent, the Lenders and their respective successors, transferees and assigns.

EXHIBIT I TO
CREDIT AND GUARANTY AGREEMENT
PLEDGE AND SECURITY AGREEMENT
dated as of May 26, 2010
between
EACH OF THE GRANTORS PARTY HERETO
and
BARCLAYS BANK PLC,
as Collateral Agent

- i -

Page
SECTION 8. COLLATERAL AGENT	39

SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS	39

SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM	40

SECTION 11. MISCELLANEOUS	40
SCHEDULES
SCHEDULE 4.1 — GENERAL INFORMATION
SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY
SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY
SCHEDULE 4.5 — MATERIAL CONTRACTS
SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT
SCHEDULE 4.7 — INTELLECTUAL PROPERTY — EXCEPTIONS
SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS EXHIBIT A — PLEDGE SUPPLEMENT
EXHIBITS
EXHIBIT A – PLEDGE SUPPLEMENT
EXHIBIT B — UNCERTIFICATED SECURITIES CONTROL AGREEMENT
EXHIBIT C — SECURITIES ACCOUNT CONTROL AGREEMENT
EXHIBIT D — TRADEMARK SECURITY AGREEMENT
EXHIBIT E — COPYRIGHT SECURITY AGREEMENT
EXHIBIT F — PATENT SECURITY AGREEMENT
Aurora — Pledge and Security Agreement

- ii -

          This PLEDGE AND SECURITY AGREEMENT, dated as of May 26, 2010 (this “Agreement”), between EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor”), and BARCLAYS BANK PLC, as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the “Collateral Agent”).
RECITALS:
          WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”), AURORA DIAGNOSTICS HOLDINGS, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages hereto as “Guarantors” (such Subsidiaries, together with Holdings, are referred to individually as a “Guarantor” and collectively, as “Guarantors”), the Lenders party thereto from time to time (the “Lenders”), BARCLAYS BANK PLC, as Administrative Agent (in such capacity, “Administrative Agent”) and Collateral Agent, BARCLAYS CAPITAL, MORGAN STANLEY SENIOR FUNDING, INC. and UBS SECURITIES LLC, as Joint Lead Arrangers (each, in such capacity, a “Joint Lead Arranger”, and together, the “Joint Lead Arrangers”) and Joint Bookrunners (each, in such capacity, a “Joint Bookrunner”, and together the “Joint Bookrunners”), MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent (in such capacity, “Syndication Agent”), and UBS SECURITIES LLC, as Documentation Agent (in such capacity, “Documentation Agent”);
          WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Interest Rate Agreements (as herein defined) with one or more Lender Counterparties;
          WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Interest Rate Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Interest Rate Agreements as set forth herein; and
          NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, each Grantor and the Collateral Agent agree as follows:
SECTION 1. DEFINITIONS; GRANT OF SECURITY.
     1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:
          “Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.
          “Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.
          “Additional Grantors” shall have the meaning assigned in Section 5.3.

          “Agreement” shall have the meaning set forth in the preamble.
          “Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
          “Borrower” shall have the meaning set forth in the recitals. “Cash Proceeds” shall have the meaning assigned in Section 7.7.
          “Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.
          “Collateral” shall have the meaning assigned in Section 2.1.
          “Collateral Account” shall mean any account established by the Collateral Agent.
          “Collateral Agent” shall have the meaning set forth in the preamble.
          “Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
          “Collateral Support” shall mean all property (real or personal) collaterally assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a Lien in such real or personal property.
          “Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).
          “Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).
          “Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Tax Code.
          “Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).
Aurora — Pledge and Security Agreement

          “Copyrights” shall mean all United States, and foreign copyrights (including Community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.
          “Credit Agreement” shall have the meaning set forth in the recitals.
          “Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).
          “Documents” shall mean all “documents” as defined in Article 9 of the UCC.
          “Entitlement Order” shall have the meaning assigned to such term in Section 8-102(a)(8) of the UCC.
          “Equipment” shall mean: all “equipment” as defined in Article 9 of the UCC. “Excluded Property” shall have the meaning set forth in Section 2.2.
          “General Intangibles” shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC.
          “Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).
          “Government Receivables” shall mean, collectively, any and all (i) Receivables arising under any Medical Reimbursement Program, and (ii) any other Receivable payable by a Governmental Authority if the applicable Grantor is not permitted under the Applicable Law to deposit such Receivables into a Deposit or Securities Account subject to Collateral Agent’s Control.
          “Government Receivables Account” shall mean (i) any Deposit Account listed on Schedule 4.4 which is designated on such schedule for deposits of Government Receivables and (ii) any Deposit Account established and/or maintained after the Closing Date solely for deposits of Government Receivables.
          “Grantors” shall have the meaning set forth in the preamble.
Aurora — Pledge and Security Agreement

          “Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.
          “Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.
          “Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.
          “Inventory” shall mean all “inventory” as defined in Article 9 of the UCC.
          “Investment Accounts” shall mean the Collateral Account, Securities Accounts, Commodities Accounts and Deposit Accounts.
          “Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all Pledged Equity Interests and Pledged Debt (regardless of whether classified as investment property under the UCC).
          “Lender” shall have the meaning set forth in the recitals.
          “Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.
          “Money” shall mean “money” as defined in the UCC.
          “Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in. Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).
          “Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.
Aurora — Pledge and Security Agreement

          “Pledged Debt” shall mean all Indebtedness owed to any Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
          “Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
          “Pledged LLC Interests” shall mean all interests in any limited liability company including held by any Grantor including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
          “Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership held by any Grantor including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
          “Pledged Stock” shall mean all shares of capital stock in a corporation owned by such Grantor, including, without limitation, all shares of capital stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
          “Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust held by any Grantor including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and
Aurora — Pledge and Security Agreement

any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
          “Proceeds” shall mean all “proceeds” as defined in Article 9 of the UCC.
          “Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
          “Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration officers, (iv) all credit information, reports and memoranda thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.
          “Record” shall have the meaning specified in Article 9 of the UCC.
          “Secured Obligations” shall have the meaning assigned in Section 3.1.
          “Secured Parties” shall mean the Agents, Lenders and the Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full (except for contingent obligations for which no claim has been made).
          “Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).
Aurora — Pledge and Security Agreement

          “Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.
          “Tax Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time.
          “Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).
          “Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether such Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).
          “Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
          “United States” shall mean the United States of America.
     1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of
Aurora — Pledge and Security Agreement

this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other documents as from time to time amended, restated, extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and permitted assigns, (c) the words “herein,” “hereof’ and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”
SECTION 2. GRANT OF SECURITY.
     2.1 Grant of Security. Each Grantor hereby grants to the Collateral Agent a security interest in and continuing Lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
          (a) Accounts;
          (b) Chattel Paper;
          (c) Documents;
          (d) General Intangibles;
          (e) Goods, Equipment and Inventory;
Aurora — Pledge and Security Agreement

          (f) Instruments;
          (g) Insurance;
          (h) Intellectual Property;
          (i) Investment Related Property;
          (j) Letter of Credit Rights;
          (k) Money and Deposit Accounts;
          (l) Receivables and Receivable Records;
          (m) Commercial Tort Claims;
          (n) Investment Accounts;
          (o) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
          (p) to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
     2.2 Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the Collateral include or the security interest granted under Section 2.1 hereof attach to, nor shall the terms “Investment Related Property,” “Pledged Equity Interests,” “Pledged Debt,” Investment Accounts,” “Goods,” “General Intangibles,” “Deposit Accounts,” “Accounts,” “Equipment,” “Pledged Trust Interests,” and “Intellectual Property Collateral” include (a) any lease, license, contract, property rights or agreement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein or (ii) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such Lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (i) or (ii) above; (b) any “intent to use” Trademark applications for which a statement of use has not been filed with, and accepted by, the United States Patent and Trademark Office or the applicable foreign equivalent thereof (but only until such statement is filed and accepted); (c) Goods owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation or capital lease obligation
Aurora — Pledge and Security Agreement

permitted to be incurred pursuant to the provisions of the Credit Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation or capital lease obligation) prohibits or requires the consent of any Person other than the Grantors as a condition to the creation of any other Lien on such Equipment; (d) any (i) payroll accounts, (ii) Deposit Accounts of any Grantor, solely to the extent funds in such Deposit Accounts consist of amounts held in trust by such Grantor (A) for or in escrow for or on behalf of customers or clients of such Grantor or (B) for or in escrow for or on behalf of employees of such Grantor in connection with such Grantor’s employee benefit plans or (iii) tax accounts; (e) interests in any joint venture or any other equity interests where obtaining a security interest therein would violate applicable law; (f) in any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; (g) those rights to payment under any Medical Reimbursement Programs and the Deposit Accounts into which such payments are deposited, in each case, to the extent that the grant of a Lien or security interest in such payments or Deposit Accounts would cause an immediate and actual forfeiture of any Grantor’s rights to such payments or Deposit Accounts under applicable law; (h) motor vehicles, (i) any Letter of Credit Rights individually valued below $250,000; (i) Commercial Tort Claims individually valued below $250,000; or (j) any interests held by any Grantor in The LMC Revocable Trust; clauses (a) through (j) above are herein collectively referred to as “Excluded Property”; provided that immediately upon an amendment of the Tax Code allowing the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation; provided, however, that Excluded Property shall not include any Proceeds, substitutions or replacements for any Excluded Property (unless such Proceeds, substitutions or replacements would constitute Excluded Property).
     Notwithstanding anything to the contrary contained herein, in the absence of a court order by a court of competent jurisdiction, the Collateral Agent shall not have a right (and such right is not being granted hereunder) to directly collect from, direct the transfer of, or otherwise enforce against, Medicare, Medicaid or CHAMPUS any payment owing from Medicare, Medicaid or CHAMPUS, as the case may be, that are Collateral, if such collection, direction of transfer or other enforcement would be in violation of applicable requirements of law or would cause an immediate, actual forfeiture of a Grantor’s rights to such payment.
SECTION 3. SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
     3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full (other than contingent obligations for which no claim has been made) when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. §362(a) (and any successor provision thereof) or by reason of the existence of any other bankruptcy, reorganization or similar proceeding involving a Credit Party), of all Obligations with respect to every Grantor (the “Secured Obligations”).
Aurora — Pledge and Security Agreement

     3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (i) each Grantor shall remain liable for all obligations under the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any Secured Party, (ii) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, to perform all of the obligations undertaken by it thereunder, all in accordance with and pursuant to the terms and provisions thereof as if this Agreement had not been executed, and neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall the Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Partnership Interests or Pledged LLC Interests, and (iii) the exercise by the Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.
SECTION 4. REPRESENTATIONS AND WARRANTIES AND COVENANTS.
     4.1 Generally.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:
          (i) it legally and beneficially owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each material item of Collateral and, as to all such material Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each material item of the Collateral, in each case free and clear of any and all Liens, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as debtor under a security agreement entered into by another Person other than Permitted Liens;
          (ii) it has indicated on Schedule 4.1(A), in each case as of the Closing Date (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction and complete address where the chief executive office or its sole place of business is (or the principal residence if such Grantor is a natural person) located;
          (iii) the full legal name of such Grantor as of the Closing Date is as set forth on Schedule 4.1(A) and it does not conduct business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B);
Aurora — Pledge and Security Agreement

          (iv) within the five years preceding the Closing Date, such Grantor has not had a name, or operated in any location, other than those set forth in Schedule 4.1(a) hereto;
          (v) Intentionally Omitted;
          (vi) Intentionally Omitted;
          (vii) (u) in the case of all Collateral in which a security interest may be perfected by filing a UCC financing statement, upon the timely filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(E) hereof (as such schedule may be amended or supplemented from time to time) and the payment of all required fees and other filings delivered by each Grantor, (v) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt, and any other property requiring possession or control pursuant to Article 9 of the UCC, (w) upon sufficient identification of Commercial Tort Claims pledged hereunder, (x) upon execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of Section 8-106, 9-106 or 9-104 of the UCC, as applicable) with respect to any Investment Account, (y) upon consent of the issuer with respect to Letter of Credit Rights, and (z) to the extent not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted to the Collateral Agent hereunder will constitute valid and perfected first priority Liens (subject only to (1) Permitted Liens, (2) the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) and (3) applicable requirements of law restricting enforceability against a Governmental Authority of the assignment of Accounts and/or Receivables arising under Medicare and Medicaid) on all of the Collateral (only if perfection can be obtained through such filings);
          (viii) except for actions and material consents that have been taken or obtained on or prior to the date hereof, all actions and material consents necessary for the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained, except (A) filings and recordings set forth in clause (vii) above and (B) filings and recordings to release existing Liens;
          (ix) other than the financing statements filed in favor of the Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (A) financing statements for which proper termination statements have been delivered to the Collateral Agent for filing and (B)
Aurora — Pledge and Security Agreement

financing statements, fixture filings or other instruments filed in connection with Permitted Liens;
          (x) no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (A) the pledge or grant by any Grantor of the Liens purported to be created in favor of the Collateral Agent hereunder, (B) the perfection or maintenance of the security interest created hereunder (including the first priority nature of such security interests), or (C) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (1) for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordations, as of the Closing Date and (2) for filings and recordations to release existing Liens on the Closing Date; and
          (xi) none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC); and
          (xii) it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut.
          (b) Covenants and Agreements. (i) Each Grantor hereby covenants and agrees that:
(A)	except for the security interest created by this Agreement, it shall not create or suffer to exist any material Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall (1) use commercially reasonable efforts to defend the Collateral against all Persons at any time claiming any interest therein (except Permitted Liens) and (2) notify the Collateral Agent in writing, promptly upon such Grantor obtaining knowledge of the creation or existence of any such material Lien;

(B)	it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral to the extent that non-compliance with such statute, regulation, ordinance or insurance policy could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(C)	it shall not change such Grantor’s name, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), chief executive office, type of organization or jurisdiction of organization unless it shall have (1) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto,
Aurora — Pledge and Security Agreement

together with all Supplements to Schedules thereto, at least five days prior to any such change or establishment, identifying such new name, identity, corporate structure, chief executive office, jurisdiction of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request, (2) taken all actions reasonably necessary to maintain the continuous validity, perfection and the same priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, and (3) taken all other actions required pursuant to the Credit Agreement;

(D)	it shall pay taxes and claims in accordance with Section 5.3 of the Credit Agreement;

(E)	Intentionally Omitted;

(F)	except as otherwise permitted in the Credit Agreement or any other Credit Agreement, it shall not take or permit any action which could impair the Collateral Agent’s rights in the Collateral; and

(G)	it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise in accordance with the Credit Agreement.
          (ii) Holdings (or Public Parent, as applicable) shall, each year at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c) of the Credit Agreement, deliver (A) updated Schedules I, III (solely with respect to the column entitled “Chief Executive Office”) and V to the Collateral Questionnaire, setting forth the information required on each such Schedule as of the date of such delivery, and (B) a certification that such Schedules are true and correct on and as of such date.
     4.2 Equipment and Inventory.
          (a) Representations and Warranties.
          (i) Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that none of the Inventory or Equipment valued in excess of $250,000 is in the possession of an issuer of a negotiable document (as defined in Section 7-104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.
          (ii) Each Grantor represents and warrants that, as of the Closing Date, all of the Inventory and Equipment of such Grantor are located at the places specified therefor in Schedule 4.2 hereto.
          (b) Covenants and Agreements. Each Grantor covenants and agrees that:
Aurora — Pledge and Security Agreement

          (i) except for Equipment and Inventory that is maintained with an employee, out for repair, in transit or temporarily off-site at a hospital or other medical facility, it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a Supplement to Schedule 4.2, at least five days prior to any change in locations, identifying such new locations and providing such other information in connection therewith as the Collateral Agent may reasonably request and (b) taken all actions necessary to maintain the continuous validity, perfection and the same of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory; and
          (ii) if any Equipment or Inventory valued in excess of $250,000 is in possession or control of any third party, each Grantor shall upon the reasonable request of the Collateral Agent join with the Collateral Agent in notifying the third party of the Collateral Agent’s security interest and obtaining an acknowledgment from such third party that it is holding the Equipment and Inventory for the benefit of the Collateral Agent.
     4.3 Receivables.
          (a) Representations and Warranties. Each Grantor represents and warrants, on the Closing Date and on each Credit Date, that:
          (i) each material Receivable (A) is the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (B) is and will be enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles), (C) is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business) and (D) is and will be in compliance with all applicable laws, whether federal, state, local or foreign except to the extent failure to be in such compliance could not reasonably be expected to result in a Material Adverse Effect; and
          (ii) except for Receivables arising under any Medical Reimbursement Program, (A) none of the Account Debtors in respect of any Receivable is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign and (B) no Receivable requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained.
Aurora — Pledge and Security Agreement

          (b) Covenants and Agreements: Each Grantor hereby covenants and agrees that:
          (i) it shall keep and maintain at its own cost and expense, satisfactory and complete in all material respects, records of each material Receivable, in a manner consistent with prudent business practice, including, but not limited to, records of all material payments received and all material credits granted thereon and all other documentation relating thereto;
          (ii) Intentionally Omitted;
          (iii) except (A) as may be required by applicable requirements of law and other Third Party Payor Arrangements or (B) as otherwise consistent with prudent business practice, it shall not amend, modify, terminate or waive any provision of any material Receivable in any manner which could reasonably be expected to have a Material Adverse Effect. Other than in the ordinary course of business or as otherwise consistent with the past practices of such Grantor, and except as otherwise provided in subsection (iv) below, following the occurrence and during the continuance of an Event of Default such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof or (z) allow any credit or discount thereon;
          (iv) except as otherwise provided in this subsection or as otherwise determined by the Grantors in its reasonable business judgment in accordance with the past practice of the Grantors, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or the Collateral Agent may deem reasonably necessary. Notwithstanding the foregoing, subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts and/or Receivables arising under any Medical Reimbursement Program, the Collateral Agent shall have the right at any time following the occurrence and during the continuation of an Event of Default to notify (upon notice to such Grantor), or require any Grantor to notify, any Account Debtor of the Collateral Agent’s security interest in the Receivables and any Supporting Obligation and, in addition, at any time following the occurrence and during the continuation of an Event of Default, the Collateral Agent may (A) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to the Collateral Agent, (B) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other
Aurora — Pledge and Security Agreement

arrangement directly to the Collateral Agent and (C) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If the Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Accounts and/or Receivables arising under Medicare and Medicaid, any payments of Receivables received by such Grantor shall be promptly (and in any event within three Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in the Collateral Account maintained under the sole dominion and control of the Collateral Agent, and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of the Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon; and
          (v) it shall use its commercially reasonable efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable.
          (c) Delivery and Control of Receivables. With respect to any Receivable with an individual value in excess of $250,000 that is evidenced by, or constitutes, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to the Collateral Agent (or its agent or designee) appropriately indorsed to the Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within 15 days of such Grantor receiving such original copy. With respect to any Receivables which would constitute “electronic chattel paper” under Article 9 of the UCC, each Grantor shall take all commercially reasonable steps to give the Collateral Agent control over such Receivables (within the meaning of Section 9-105 of the UCC) (x) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (y) with respect to any such Receivables hereafter arising, within ten days of such Grantor receiving such electronic chattel paper. The requirement in the preceding sentence shall not apply to the extent that such amount, together with all amounts payable evidenced by Electronic Chattel Paper or any transferable record in which the Collateral Agent has not been vested control within the meaning of the statutes described in the immediately preceding sentence, does not exceed $250,000 in the aggregate for all Grantors. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under Section 9-105 of the UCC or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred
Aurora — Pledge and Security Agreement

and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.
     4.4 Investment Related Property.
          4.4.1 Investment Related Property Generally
          (a) Covenants and Agreements. Each Grantor hereby covenants and agrees that:
          (i) in the event it acquires rights in any Investment Related Property valued individually in excess of $250,000 of any Person after the date hereof, it shall promptly deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a Supplement to Schedule 4.4, reflecting such new Investment Related Property and all other Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of the Collateral Agent shall attach to all Investment Related Property constituting Collateral immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;
          (ii) except as provided in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (A) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (B) such Grantor shall promptly take all steps, if any, reasonably necessary to ensure the validity, perfection, priority and, to the extent required hereunder, control of the Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to the Collateral Agent) and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property for the benefit of the Collateral Agent and shall segregate such dividends, distributions, Securities or other property from all other property of such Grantor. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent authorizes each Grantor to retain all ordinary cash dividends and distributions paid in the normal course of the business of the issuer and consistent with the past practice of the issuer and all scheduled payments of interest; and
          (iii) each Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to the Collateral Agent.
          (b) Delivery and Control. Each Grantor agrees that with respect to any Investment Related Property which it currently owns it shall comply with the provisions of this Section 4.4.1(b) on or before the Closing Date and with respect to any Investment Related Property constituting Collateral hereafter acquired by such Grantor it shall comply with the
Aurora — Pledge and Security Agreement

provisions of this Section 4.4.1(b), to the extent required under Section 4.4.1(a)(i), promptly upon acquiring rights therein, in each case in form and substance reasonably satisfactory to the Collateral Agent. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to the Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8-107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to either (i) register the Collateral Agent as the registered owner thereof on the books and records of the issuer or (ii) execute an agreement substantially in the form of Exhibit B hereto, or such other form that is reasonably satisfactory to the Collateral Agent, pursuant to which such issuer agrees to comply with the Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor; provided, that the Collateral Agent shall not give any instructions under such agreement unless an Event of Default has occurred and is continuing.
          (c) Voting and Distributions.
          (i) So long as no Event of Default shall have occurred and be continuing:
(A)	each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Agreement; provided, no Grantor shall exercise or refrain from exercising any such right if the Collateral Agent shall have notified such Grantor that, in the Collateral Agent’s reasonable judgment, such action would impair the value of the Investment Related Property such that a Material Adverse Effect would result therefrom; it being understood, however, that neither the voting by such Grantor of any Equity Interest for, or such Grantor’s consent to, the election of directors (or similar governing body) at a regularly scheduled annual or other meeting of stockholders, partners or members, as applicable, or with respect to incidental matters at any such meeting, nor such Grantor’s consent to or approval of any action otherwise permitted under this Agreement and the Credit Agreement, shall be deemed inconsistent with the terms of this Agreement or the Credit Agreement within the meaning of this Section 4.4(c)(i)(A), and no notice of any such voting or consent need be given to the Collateral Agent; and

(B)	the Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual
Aurora — Pledge and Security Agreement

rights, when and to the extent which it is entitled to exercise pursuant to clause (A) above;

(C)	Each Grantor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement and this Agreement;

(D)	Upon the occurrence and during the continuation of an Event of Default:
(1)	all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant hereto shall cease and all such rights shall thereupon become vested in the Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and

(2)	in order to permit the Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder (x) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Collateral Agent all proxies, dividend payment orders and other instruments as the Collateral Agent may from time to time reasonably request and (y) each Grantor acknowledges that the Collateral Agent may utilize the power of attorney set forth in Section 6.1.

(3)	All rights of each Grantor to receive distributions which it would otherwise be authorized to receive and retain pursuant to Section 4.4.1(c)(i)(C) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such distributions until such Event of Default is cured or waived.

(4)	Notwithstanding anything to the contrary contained herein, (i) upon the cure or waiver of any such Event of Default, the Grantors shall automatically have the right to exercise the voting and consensual rights it would otherwise be entitled to exercise pursuant to the terms hereof and (ii) promptly after the cure or wavier of any such Event of Default, the Collateral Agent shall repay and deliver to each Grantor all cash and monies that such Grantor is entitled to retain pursuant to Section 4.4.1(c)(i)(C) which was not applied in repayment of the Secured Obligations.
Aurora — Pledge and Security Agreement

          4.4.2 Pledged Equity Interests
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:
          (i) Schedule 4.4(A) sets forth under the headings “Pledged Stock, “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor as of the Closing Date, and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedule;
          (ii) If such Grantor is the issuer of Pledged Equity Interests, such Grantor confirms that it has received notice of the security interest granted hereunder;
          (iii) the Pledged Equity Interests pledged by such Grantor hereunder has been duly authorized and validly issued, and the Pledged Stock is fully paid and non-assessable;
          (iv) it is the record and beneficial owner of the Pledged Equity Interests free of all Liens other than Permitted Liens, and as of the Closing Date, there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests except as set forth on Schedule 4.4;
          (v) except for such consents that have been obtained on or prior to the date hereof, no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Pledged Equity Interests or the exercise by the Collateral Agent of the voting or other rights provided for in this Agreement or the exercise of remedies in respect thereof; and
          (vi) except as otherwise set forth on Schedule 4.4(C), as of the Closing Date, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have opted to be treated as securities under the uniform commercial code of any jurisdiction.
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that:
          (i) without the prior written consent of the Collateral Agent, it shall not vote to enable or take any other action to (a) amend or terminate any Organizational
Aurora — Pledge and Security Agreement

Document in any way that could reasonably expected to have a Material Adverse Effect on the rights of such Grantor with respect to any Investment Related Property or that in any way adversely affects the validity, perfection or priority of the Collateral Agent’s security interest, (b) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (c) other than as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (d) waive any material default under or material breach of any terms of Organizational Document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt or (e) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (e), such Grantor shall promptly notify the Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Collateral Agent’s “control” thereof;
          (ii) it shall comply with all of its obligations under any partnership agreement or limited liability company agreement relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its material rights with respect to any Investment Related Property, except as otherwise determined in such Grantor’s reasonable business judgment;
          (iii) except as otherwise permitted by the Credit Agreement or any other Credit Document, without the prior written consent of the Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless (A) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9-508 of the UCC) in collateral in which such new debtor has or acquires rights, and (B) all the outstanding capital stock or other equity interests of the surviving or resulting corporation, limited liability company, partnership or other entity is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided that if the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2; and
          (iv) each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to the Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Partnership Interest and any Pledged LLC Interest to the Collateral Agent or its nominee following an Event of
Aurora — Pledge and Security Agreement

Default and to the substitution of the Collateral Agent or its nominee as a partner in any partnership or as a member in any limited liability company with all the rights and powers related thereto. Notwithstanding anything to the contrary contained herein, promptly after the cure or waiver of any such Event of Default, the Collateral Agent shall transfer and/or reregister such Pledged Partnership Interest and Pledged LLC Interest in the name of the applicable Grantor.
          4.4.3 Pledged Debt
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor as of the Closing Date, and all of such Pledged Debt valued in excess of $250,000 has been duly authorized, authenticated or issued, and delivered and, to the knowledge of an Authorized Officer of such Grantor, is the legal, valid and binding obligation of the issuers thereof, constitutes all of the issued and outstanding inter-company Indebtedness, is evidenced by one or more promissory notes (which promissory notes have been delivered to the Collateral Agent in accordance with Section 4.4.1(b)) and is not in default;
          4.4.4 Investment Accounts
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and each Credit Date, that:
          (i) Schedule 4.4 hereto sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts in which each Grantor has, as of the Closing Date, an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant to the Credit Documents) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, any such Securities Account or Commodity Account or securities or other property credited thereto;
          (ii) Schedule 4.4 hereto sets forth under the headings “Deposit Accounts” all of the Deposit Accounts in which each Grantor has, as of the Closing Date, an interest. Each Grantor is the sole account holder of each such Deposit Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Collateral Agent pursuant to the Credit Documents) having either control (within the meaning of common law) or “control” (within the meanings of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein;
          (iii) Each Grantor has taken all actions necessary, including those specified in Section 4.4.4(c), to (a) establish Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment
Aurora — Pledge and Security Agreement

Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC), (b) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts except for (i) accounts into which Government Receivables are deposited, (ii) up to 120 days (or such later date as the Collateral Agent may agree to in its reasonable discretion), Deposit Accounts acquired in a Permitted Acquisition, and (iii) accounts in which the account balance is not in excess of $75,000 at any time, or any disbursement account, payroll, trust, tax or employee benefits accounts, and (c) deliver all Instruments to the Collateral Agent.
          (b) Covenant and Agreement. With respect to all Governmental Receivables Accounts, each Grantor shall (A) deposit or cause to be deposited promptly, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Government Receivables into the Government Receivables Accounts, (B) request in writing and otherwise take such reasonable steps to ensure that all account debtors owing Government Receivables forward all payments of Government Receivables directly to Government Receivables Accounts, (C) not permit any other payments or Receivables (other than any Government Receivables) to be deposited into the Government Receivables Accounts, and (D) cause all property deposited into such Government Receivables Accounts to be swept daily, or if the applicable depository bank will not agree to sweep daily, swept as frequently as such depository bank shall agree to sweep, into a Controlled Account; provided, that in no event shall a depository bank be utilized by any Grantor as for the purposes described in this clause if such depository bank will not conduct such a sweep at least once every three Business Days. Notwithstanding anything to the contrary in this Section 4.4.4(b), subject to the requirements set forth in Section 6.17 of the Credit Agreement related to closing Deposit Accounts and establishing Controlled Accounts after acquisitions, no Deposit Account acquired by any Grantor in an acquisition into which Governmental Receivables are continuing to be deposited after such acquisition shall be subject to the requirements set forth in the immediately preceding sentence until such time as no Receivables other than Governmental Receivables are being deposited into such Deposit Account.
          (c) Delivery and Control
          (i) With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into an agreement substantially in the form of Exhibit C, or such other form that is reasonably satisfactory to the Collateral Agent, hereto pursuant to which it shall agree to comply with the Collateral Agent’s Entitlement Orders without further consent by such Grantor; provided, that the Collateral Agent shall not give any Entitlement Orders unless an Event of Default has occurred and is continuing. With respect to any Investment Related Property that is a “Deposit Account,” it shall cause the depositary institution maintaining such account to enter into an agreement in a form that is reasonably satisfactory the Collateral Agent, pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account; provided, that the Collateral
Aurora — Pledge and Security Agreement

Agent shall not give any instructions under such agreement unless an Event of Default has occurred and is continuing. With respect to any Investment Related Property that is a “Securities Account,” it shall cause the Securities Intermediary with respect to such account to enter into an agreement substantially in the form of Exhibit C hereto, or such other form that is reasonably satisfactory the Collateral Agent, pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Securities Account; provided, that the Collateral Agent shall not give any instructions under such agreement unless an Event of Default has occurred and is continuing. Each Grantor shall have entered into such control agreement or agreements with respect to (A) any Securities Accounts, Securities Entitlements or Deposit Accounts except for accounts into which Government Receivables are deposited that exist on the Closing Date and (B) any Securities Accounts, Securities Entitlements or Deposit Accounts (except for accounts into which Government Receivables are deposited) that are created or acquired after the Closing Date, within 120 days after the acquisition thereof (or such later date as the Administrative Agent may consent in its reasonable discretion). The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur provided that the Collateral Agent agrees to promptly notify the applicable Securities Intermediary or Commodities Intermediary, as applicable, upon the cure or waiver of such Event of Default to permit the applicable Grantor access to such Securities Accounts. Notwithstanding anything to the contrary in the foregoing, the Grantors shall not be required to establish Controlled Accounts with respect to any Deposit Account in which the account balance is not in excess of $75,000 at any time, or any disbursement account, payroll, trust, tax and employee benefit accounts.
Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent shall have the right, with notice to any Grantor, to transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent. Following the cure or wavier of such Event of Default, at the Grantors’ expense, the Collateral Agent shall re-register such Investment Related Property in the name of the Grantors. In addition, the Collateral Agent shall have the right at any time, without notice to any Grantor, to exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations
     4.5 Material Contracts.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date, that Schedule 4.19 to the Credit Agreement sets forth, as of the Closing Date, all of the Material Contracts to which such Grantor has rights.
Aurora — Pledge and Security Agreement

          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that each Grantor shall comply with the requirements set forth in Sections 5.1(n) and Section 6.18 of the Credit Agreement with respect to each Material Contract.
     4.6 Letter of Credit Rights.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:
          (i) all material letters of credit to which such Grantor has rights as of the Closing Date are listed on Schedule 4.6 hereto; and
          (ii) it has used commercially reasonable efforts to obtain the consent of each issuer of any letter of credit valued in excess of $250,000 to the assignment of the proceeds of such letter of credit to the Collateral Agent.
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees to deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a Supplement to Schedule 4.6 with respect to any letter of credit valued in excess of $250,000 in which it acquires rights after the Closing Date. With respect to any Letter of Credit valued in excess of $250,000 in which the Grantor has or acquires rights, upon the reasonable request of the Collateral Agent, it shall use commercially reasonable efforts to obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to the Collateral Agent.
     4.7 Intellectual Property.
          (a) Representations and Warranties. Except as disclosed in Schedule 4.7(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that:
          (i) Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (A) all United States, state and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (B) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses (to the extent that such licenses may be disclosed);
          (ii) it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.7 as of the Closing Date, and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business as currently conducted, free and clear of all Liens, claims and licenses, except for Permitted Liens and the licenses set forth on Schedule 4.7(B), (D), (F) and (G) and except where the failure to own or license could not reasonably be expected to result in a Material Adverse Effect;
Aurora — Pledge and Security Agreement

          (iii) all Intellectual Property owned by each Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part and such Grantor is not aware of any uses of any item of Intellectual Property that could be expected to lead to such item becoming invalid or unenforceable;
          (iv) to the best of each Grantor’s knowledge after due inquiry, all Intellectual Property owned by such Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened;
          (v) all registrations and applications for Copyrights, Patents and Trademarks listed on Schedule 4.7 are standing in the name of each Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets owned by a Grantor has been licensed by such Grantor to any Affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);
          (vi) each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, proper marking practices in connection with the use of Patents, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor, except where the failure to so use could not reasonably be expected to result in a Material Adverse Effect;
          (vii) each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral and has taken all action necessary to insure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality, except where the failure to so use could not reasonably be expected to result in a Material Adverse Effect;
          (viii) to the best of each Grantor’s knowledge after due inquiry, the conduct of such Grantor’s business does not infringe upon, misappropriate, dilute, misuse or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party, except as could not reasonably be expected to result in a Material Adverse Effect;
          (ix) no claim, action, suit, investigation, litigation or proceeding has been asserted or is pending or threatened against such Grantor (A) based upon or challenging or seeking to deny or restrict such Grantor’s rights in or use of any of the Intellectual Property, (B) alleging that the Grantor’s rights in or use of the Intellectual Property or that any services provided by, processes used by, or products manufactured or sold by, such Grantor infringe, misappropriate, dilute, misuse or otherwise violate any patent, trademark, copyright or any other proprietary right of any third party, or (C)
Aurora — Pledge and Security Agreement

alleging that the Intellectual Property is being licensed or sublicensed in violation or contravention of the terms of any license or other agreement, in each case, that could reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Credit Documents will not result in the termination or impairment of any of the Intellectual Property.
          (x) to the best of each Grantor’s knowledge, no third party is infringing upon or otherwise violating any rights in any Intellectual Property owned or used by such Grantor;
          (xi) no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that materially adversely affect Grantor’s rights to own or use any material Intellectual Property; and
          (xii) no Grantor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property owned by it that has not been terminated, released or otherwise is permitted by the Credit Agreement. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property owned by a Grantor, other than in favor of the Collateral Agent or other Permitted Liens and those financing statements or other documents on file in any public office that are to be terminated as of the Closing Date.
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees as follows:
          (i) Except as otherwise permitted by the Credit Documents or if such Grantor determines in its reasonable business discretion that any Intellectual Property is no longer useful or of a material economic value, it shall not do any act or omit to do any act whereby any of the Intellectual Property owned by such Grantor and that is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or that would adversely affect the validity, grant, or enforceability of the security interest granted therein;
          (ii) Except as otherwise permitted by the Credit Documents or if such Grantor determines in its reasonable business discretion that any Trademarks are no longer useful or of a material economic value, it shall not, with respect to any Trademarks owned by such Grantor and that are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademarks at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take commercially reasonable steps to insure that licensees of such Trademarks use such consistent standards of quality;
Aurora — Pledge and Security Agreement

          (iii) it shall, after the creation or acquisition of any Copyrightable work which is material to the business of Grantor, apply to register the Copyright in the United States Copyright Office, as determined in such Grantor’s reasonable business judgment discretion from time to time;
          (iv) it shall promptly notify the Collateral Agent if it knows or has reason to know that any item of the Intellectual Property owned by such Grantor and that is material to the business of any Grantor has become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;
          (v) it shall take steps it deems reasonably appropriate in the exercise of its reasonable business discretion in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business that is now or shall become included in the Intellectual Property owned by such Grantor including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);
          (vi) in the event that any Intellectual Property owned by or exclusively licensed to any Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall promptly take all actions it deems reasonably appropriate in the exercise of its reasonable business discretion to stop such infringement, misappropriation, or dilution and protect its rights in such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;
          (vii) it shall promptly (but in no event more than 30 days after any Grantor obtains knowledge thereof) report to the Collateral Agent (i) the filing of any application to register any Intellectual Property in the name of such Grantor with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property in the name of such Grantor by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with a Supplement to Schedule 4.7;
          (viii) it shall, promptly upon the reasonable request of the Collateral Agent, execute and deliver to the Collateral Agent any document required to acknowledge, confirm, register, record, or perfect the Collateral Agent’s interest in any part of the Intellectual Property, whether now owned or hereafter acquired;
Aurora — Pledge and Security Agreement

          (ix) except with the prior consent of the Collateral Agent or as permitted under the Credit Agreement, each Grantor shall not execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of the Collateral Agent and each Grantor shall not sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property owned or licensed by or to such Grantor, except for the Lien created by and under this Agreement and the other Credit Documents;
          (x) it shall hereafter use efforts it deems appropriate in the exercise of its reasonable business discretion so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that could or might in any way materially impair or prevent the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;
          (xi) it shall take steps reasonable under the circumstances to protect the secrecy of all Trade Secrets, including, without limitation, if it deems appropriate in the exercise of its reasonable business discretion, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;
          (xii) it shall use commercially reasonable efforts to use proper statutory notice in connection with its use of any of the Intellectual Property owned by it, except where the failure to so use could not reasonably be expected to result in a Material Adverse Effect; and
          (xiii) it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property owned or licensed by or to such Grantor or any portion thereof. In connection with such collections, each Grantor may take (and, at the Collateral Agent’s reasonable direction, shall take) such action as such Grantor or the Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, the Collateral Agent shall have the right at any time, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.
     4.8 Commercial Tort Claims.
          (a) Representations and Warranties. Each Grantor hereby represents and warrants, on the Closing Date and on each Credit Date, that Schedule 4.8 sets forth, as of the Closing Date, all Commercial Tort Claims in excess of $250,000 of each Grantor; and
          (b) Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim with a value in excess of $250,000 hereafter arising it shall give notice to the Collateral Agent thereof and immediately deliver to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached
Aurora — Pledge and Security Agreement

hereto, together with a Supplement to Schedule 4.8, identifying such new Commercial Tort Claims.

SECTION 5.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
     5.1 Access; Right of Inspection. Each Grantor agrees to permit the Collateral Agent to visit and inspect any of the properties of any Grantor, to conduct audits and/or valuations of any Grantor, to visit and inspect any of the properties of any Grantor, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and with independent public accountants and auditors, so long as Borrower has been given a reasonable opportunity to have a representative present at any such meeting (and if Borrower so elects to have a representative present at such meeting, then such meeting shall be held at a time and location that is reasonably acceptable to both Borrower and Collateral Agent), all upon reasonable prior notice and at such reasonable times during normal business hours (so long as no Default or Event of Default has occurred and is continuing) and as often as may reasonably be requested; provided, that in no case shall such audit be at the expense of the applicable Grantor more than one time per year unless an Event of Default has occurred and is continuing. The Collateral Agent and its representatives shall also have the right to enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein subject to applicable law; provided, that, unless an Event of Default has occurred and is continuing, in no event shall the Collateral Agent conduct such an inspection more than once per year at such Grantor’s expense.
     5.2 Further Assurances.
          (a) Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary, or that the Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby (including with respect to any assets or property acquired after the Closing Date by any Grantor) or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:
          (i) execute and deliver such other agreements, amendments, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
          (ii) take all actions reasonably necessary to ensure the recordation of appropriate evidence of the liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which said Intellectual
Aurora — Pledge and Security Agreement

Property is registered or in which an application for registration is pending including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various applicable Secretaries of State, and the foreign counterparts on any of the foregoing; and
          (iii) at the Collateral Agent’s reasonable request, appear in and defend any action or proceeding that may materially and adversely affect such Grantor’s title to or the Collateral Agent’s security interest in all or any material part of the Collateral.
          (b) Each Grantor hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired.”
          (c) Each Grantor hereby authorizes the Collateral Agent to modify this Agreement only after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7(a)(i) (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property, owned by any Grantor or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
     5.3 Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such counterpart agreement to the Collateral Agent, notice of which is hereby waived (to the extent permitted by applicable law) by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of the Borrowers to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 6. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
     6.1 Power of Attorney. Each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with
Aurora — Pledge and Security Agreement

full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:
          (a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Credit Agreement;
          (b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;
          (c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other Instruments, Documents and Chattel Paper in connection with clause (b) above;
          (d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;
          (e) to prepare and file any UCC financing statements against such Grantor as debtor;
          (f) upon the occurrence and during the continuance of any Event of Default, to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;
          (g) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by the Collateral Agent in its sole discretion, any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand; and
          (h) generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
Aurora — Pledge and Security Agreement

     Notwithstanding anything to the contrary contained in this Section 6.1, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1 unless and Event of Default has occurred and is continuing.
     6.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 7. REMEDIES.
     7.1 Generally.
          (a) If any Event of Default shall have occurred and be continuing subject to the terms of the Credit Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for in the Credit Agreement, herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:
          (i) require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;
          (ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
          (iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent reasonably requests; and
          (iv) without notice except as specified below or under the UCC or any other applicable law, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.
Aurora — Pledge and Security Agreement

          (b) The Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable law, each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the reasonable fees of any attorneys employed by the Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to the Collateral Agent, that the Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and such Grantor hereby waives (to the extent permitted by applicable law) and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of the Collateral Agent hereunder.
          (c) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
Aurora — Pledge and Security Agreement

          (d) The Collateral Agent shall have no obligation to marshal any of the Collateral.
     7.2 Application of Proceeds. Except as expressly provided elsewhere in this Agreement, all proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by the Collateral Agent against the Secured Obligations as set forth in Section 2.16(h) of the Credit Agreement.
     7.3 Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
     7.4 Deposit Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent, subject to applicable laws restricting the enforceability against a Governmental Authority of the assignment of Receivables arising under Medicare and Medicaid, may apply the balance from any Deposit Account or instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent.
     7.5 Investment Related Property. Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If the Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Stock to be sold hereunder, each partnership and each limited liability company from time to time to furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature of interest, shares or other instruments included in the Investment Related Property which may be sold by the Collateral Agent in exempt transactions under the Securities
Aurora — Pledge and Security Agreement

Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
     7.6 Intellectual Property.
          (a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:
          (i) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent’s sole discretion, to enforce any Intellectual Property owned or licensed (to the extent permitted by such license agreements) by such Grantor, in which event such Grantor shall, at the request of the Collateral Agent, do any and all reasonable lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify the Collateral Agent as provided in Section 10 of the Credit Agreement in connection with the exercise of its rights under this Section, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;
          (ii) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property owned or licensed by such Grantor and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
          (iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, such Intellectual Property;
          (iv) Intentionally Omitted; and
          (v) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property owned or licensed by such Grantor, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
Aurora — Pledge and Security Agreement

(1)	all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied as provided by Section 7.7 hereof; and

(2)	Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
          (b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property owned or licensed by such Grantor shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided, after giving effect to such reassignment, the Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.
          (c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 7 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies after an Event of Default under this Agreement and applicable law, each Grantor hereby grants to the Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.
     7.7 Cash Proceeds. In addition to the rights of the Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall, to the extent required to be used to prepay the Loans pursuant to the Credit Agreement, be held by such Grantor for the Collateral Agent, promptly upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4(a)(ii), be turned over to the Collateral Agent (duly
Aurora — Pledge and Security Agreement

indorsed by such Grantor to the Collateral Agent, if required) for application in accordance with the Credit Agreement.
SECTION 8. COLLATERAL AGENT.
     The Collateral Agent has been appointed to act as Collateral Agent hereunder and under the other Credit Documents by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. The Collateral Agent shall be obligated, and shall have the right hereunder and under the other Credit Documents, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, the Collateral Agent shall, after payment in full (except for contingent obligations for which no claim has been made) of all Obligations under the Credit Agreement and the other Credit Documents, exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of a majority of the aggregate notional amount (or, with respect to any Interest Rate Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Interest Rate Agreement) under all Interest Rate Agreements. In furtherance of the foregoing provisions of this Section, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by the Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section. Collateral Agent may resign and a successor thereto shall be appointed in accordance with Section 9.7 of the Credit Agreement.
SECTION 9. CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
     This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the payment in full (except for contingent obligations for which no claim has been made) of all Secured Obligations and the cancellation or termination of the Commitments, (b) be binding upon each Grantor, its successors and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and its permitted successors, transferees and permitted assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon the payment in full (except for contingent obligations for which no claim has been made) of all Secured Obligations and the cancellation or termination of the Commitments, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination the Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically
Aurora — Pledge and Security Agreement

released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to the Collateral Agent, including financing statement amendments to evidence such release.
SECTION 10. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
     The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself, with prior written notice to such Grantor, perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.
SECTION 11. MISCELLANEOUS
     Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of the Collateral Agent and Grantors and their respective permitted successors and assigns. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the
Aurora — Pledge and Security Agreement

Credit Agreement, assign any right, duty or obligation hereunder. This Agreement and the other Credit Documents embody the entire agreement and understanding between Grantors and the Collateral Agent and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Credit Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed counterpart of this Agreement by facsimile or electronic mail shall be equally effective as delivery of an original executed counterpart.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 AND SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATION LAWS).
[Signature Page Follows]
Aurora — Pledge and Security Agreement

          IN WITNESS WHEREOF, each Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

AURORA DIAGNOSTICS, LLC

By:	/s/ Gregory A. Marsh

Name: Gregory A. Marsh
Title: Vice President, Chief Financial Officer & Treasurer

AURORA DIAGNOSTICS HOLDINGS, LLC

By:	/s/ Gregory A. Marsh

Name: Gregory A. Marsh
Title: Vice President, Chief Financial Officer & Treasurer

AURORA GREENSBORO LLC
AURORA LMC, LLC
AURORA MASSACHUSETTS, LLC
AURORA MICHIGAN, LLC
AURORA NEW HAMPSHIRE, LLC
BERNHARDT LABORATORIES, INC.
C R COLLECTIONS, LLC
COVENANT HEALTHCARE LAB, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
GREENSBORO PATHOLOGY, LLC
HARDMAN PATHOLOGY ADX, LLC
LABORATORY OF DERMATOPATHOLOGY ADX, LLC
MARK & KAMBOUR, LLC
MARK & KAMBOUR HOLDINGS, INC.
PATHOLOGY SOLUTIONS, LLC
SEACOAST PATHOLOGY, INC.
TWIN CITIES DERMATOPATHOLOGY, LLC

By:	/s/ Gregory A. Marsh

Name: Gregory A. Marsh
Title: Vice President, Chief Financial Officer & Treasurer

[Signature Page]	Aurora — Pledge and Security Agreement

BARCLAYS BANK PLC, as Collateral Agent,
By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

Aurora — Pledge and Security Agreement

[SIGNATURE PAGE]

EXHIBIT J TO
CREDIT AND GUARANTY AGREEMENT
FORM OF LANDLORD PERSONAL PROPERTY COLLATERAL ACCESS
AGREEMENT
          AGREEMENT, dated as of the ___ day of ___, 20___, between                      (the “Landlord”) and Barclays Bank PLC, as collateral agent (in such capacity, the “Collateral Agent”) for certain lenders from time to time party to the Credit Agreement referred to below (the “Lenders”).
W I T N E S S E T H:
          WHEREAS,                      (the “Tenant”) has entered into that certain Credit and Guaranty Agreement (as amended, restated, replaced, refinanced, substituted, refunded, renewed or otherwise modified from time to time, the “Credit Agreement”) with Barclays Bank PLC, as Administrative Agent (in such capacity the “Administrative Agent”) and as the Collateral Agent, and the Lenders, whereby the Administrative Agent, Collateral Agent and Lenders are making or causing certain financial accommodations to be made to or for the benefit of the Tenant;
          WHEREAS, to secure payment and performance of all of Tenant’s obligations and liabilities to the Lenders under the Credit Agreement, the Tenant has pledged and granted to the Collateral Agent, for its own benefit and the ratable benefit of all Lenders, a continuing first priority security interest in substantially all personal property of the Tenant, wherever located and whether now or hereafter existing and whether now owned or hereafter acquired, of every kind and description, tangible or intangible (the “Collateral”, provided, however, for purposes hereof, the term “Collateral” shall not include under any circumstances, any heating, ventilating, air conditioning, plumbing, electrical, or lighting systems or fixtures, or dock levers installed in the Premises (as defined below)), including, without limitation, all of the Tenant’s accounts, books and records, inventory, machinery, equipment and furniture and all proceeds thereof;
          WHEREAS, such security interests cover the Collateral now or hereafter located at                     , which premises are leased by the Landlord (hereinafter the “Premises”) to the Tenant by the [Lease], dated as of                      ___, 20___ (together with any and all renewals, extensions, amendments, modifications, substitutions, and replacements thereof, being hereinafter referred to as the “Lease”); and
          NOW, THEREFORE, it is hereby agreed between the Collateral Agent, on the one hand, and the Landlord, on the other hand, as follows:
     1. The Landlord consents to the location of the Collateral in or on the Premises, and, during the term of this agreement as described in Section 5 below, (a) it agrees that the Collateral shall be and remain personal property, (b) it agrees not to assert each and every right that the Landlord now has or hereafter may have, under the laws of the state in which the Premises are located, or by virtue of the Lease, or by virtue of Tenant’s occupation of the Premises, to levy or distrain upon for rent (whether in arrears,

EXHIBIT J-1

in advance or both) or for any monetary obligation arising by reason of default under the Lease, or to claim or assert any lien, right, claim, interest or title to, or to take any action or institute any proceedings with respect to, any of the Collateral, which now or hereafter may be, or may be installed, on the Premises, and (c) it will not hinder or delay the Collateral Agent and Lenders in enforcing their rights under this Agreement. Collateral Agent and Landlord hereby agree that the provisions of this Section 1 are made in favor, and shall inure to the benefit, of only Collateral Agent, Lenders and their respective permitted successors and assigns, and to no other persons.
     2. So long as either (a) no default shall have occurred and be continuing under the Lease or (b) the Collateral Agent shall have not received a notice of default in accordance with Paragraph 4 below, the Collateral Agent and their employees, agents and representatives may enter the Premises to inspect or remove or take possession of the Collateral and may conduct a public or private sale of the Collateral on the Premises at any time in accordance with this Agreement so long as the Collateral Agent and their employees, agents and representatives do not damage the Premises. The Collateral Agent shall repair, without any cost to the Landlord, any physical damage to the Premises that is caused by the Collateral Agent.
     3. The Landlord has not given a notice of default under the Lease that remains uncured and, to the best knowledge of the Landlord, there are no existing defaults under the Lease on the part of the Tenant.
     4. If the Tenant shall default under the Lease, the Landlord shall give the Collateral Agent notice of the default and provide the Collateral Agent with a 30 day period after the receipt of such notice by the Collateral Agent to cure, or cause the Tenant to cure, the default. The Collateral Agent shall not, however, be obligated to cure any such default and, except as expressly stated herein, nothing shall obligate the Collateral Agent or the Lenders to assume the obligations for any remaining term of the lease of the Premises. In the event that the default is not cured within such 30 day period, the Collateral Agent shall be entitled to enter the Premises to inspect or remove, to take possession of, or to conduct a public or private sale of, the Collateral on the Premises for a period of time not to exceed 90 days after the expiration of such 30 day cure period, provided that the Landlord is paid the regular installments of rent due under the Lease for the Premises (on a per diem basis based upon a 30 day month) for the number of days the Collateral Agent actually occupies the Premises. Collateral Agent’s payment of rent to the Landlord shall not result in Collateral Agent incurring any other obligations of Tenant under the Lease.
     5. The provisions hereof shall remain in full force and effect until Tenant has fully paid and performed all of its present and future obligations (except for contingent obligations for which no claims have been made) to the Collateral Agent and the Lenders. Collateral Agent, Lenders and Tenant may, without affecting the validity of this Agreement, extend, amend or in any way modify the terms of the Credit Agreement.
     6. This Agreement shall be governed and controlled by and interpreted under the laws of the State of New York and shall be binding upon and inure to the benefit of

EXHIBIT J-2

the parties herein named and their respective assigns and successors in interest. This Agreement may be executed in counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile, Adobe pdf file or other electronic transmission shall be effective as delivery of a manually signed counterpart of this Agreement.
     7. EACH OF THE LANDLORD AND THE COLLATERAL AGENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH OF THE LANDLORD AND THE COLLATERAL AGENT REPRESENTS THAT IT HAS REVIEWED THIS AGREEMENT AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
[signature page follows]

EXHIBIT J-3

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

[LANDLORD]

Name:
Title:

Address for Notices:

Attention:

Phone:

Fax:

BARCLAYS BANK PLC,

as Collateral Agent

By:
Name:
Title:

Address for Notices:

Barclays Bank PLC, as Collateral Agent
745 Seventh Avenue
New York, NY 10019
Attention: Diane Rolfe
Phone: 212-526-1109
Fax: 212-526-5115

EXHIBIT J-4

ACKNOWLEDGED AND AGREED:

[TENANT]

By:
Name:
Title:

Address for Notices:

Attention:

Phone:

Fax:

EXHIBIT J-5

EXHIBIT K TO
CREDIT AND GUARANTY AGREEMENT
JOINDER AGREEMENT
     THIS JOINDER AGREEMENT, dated as of [                     ___, 201_] (this “Agreement”), by and among [NEW LENDERS] (each a “Lender” and collectively the “Lenders”), AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Borrower”), AURORA DIAGNOSTICS HOLDINGS, LLC, a Delaware limited liability company, as a Guarantor (“Holdings”), certain subsidiaries of Borrower, as Guarantors and BARCLAYS BANK PLC, as Administrative Agent (in such capacity “Administrative Agent”).
RECITALS:
     WHEREAS, reference is hereby made to that certain CREDIT AND GUARANTY AGREEMENT, dated as of May 26, 2010 (as it may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among the Borrower, the Guarantors, the Lenders party thereto from time to time, BARCLAYS BANK PLC, as Administrative Agent and as Collateral Agent (in such capacity, “Collateral Agent”), BARCLAYS CAPITAL (a division of Barclays Bank), MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”) and UBS SECURITIES LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”).
          WHEREAS, subject to the terms and conditions of the Credit Agreement, the Borrower may effect [New Term Loan Commitments][New Revolving Commitments] by entering into one or more Joinder Agreements with the [New Term Loan Lenders][New Revolving Lenders], Guarantors and Administrative Agent.
          NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          Each Lender party hereto hereby agrees to commit to provide its respective Commitment as set forth on Schedule A annexed hereto, on the terms and subject to the conditions set forth below:
          Each Lender (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Joinder Agreement; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, make and continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (iii) appoints and authorizes Administrative Agent, Collateral Agent and Syndication Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement

EXHIBIT K-1

and the other Credit Documents as are delegated to Administrative Agent, Collateral Agent and Syndication Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.
          [Each Lender hereby agrees to make its New Term Loan Commitment on the following terms and conditions[***************]:
1.	Applicable Margin. The Applicable Margin for each Series [___] New Term Loan shall mean, as of any date of determination, a percentage per annum as set forth below plus the pricing premium, if any, less the pricing reduction, if any, in each case as set forth below:

Series [__] New Term Loans
Total	LIBOR
Leverage Ratio	Rate Loans	Base Rate Loans
___:___	%	%
2.	Principal Payments. Borrower shall make principal payments on the Series [___] New Term Loans in installments on the dates and in the amounts set forth below, provided that (i) the weighted average life to maturity of the [Series [___]] New Term Loans shall be no shorter than the weighted average life to maturity of the Tranche B Term Loans and (ii) the applicable New Term Loan Maturity Date with respect to the [Series [___]] New Term Loans shall be no shorter than the later of final maturity of the Revolving Loans and the Tranche B Term Loans:

[***************]	Insert completed items 1-7 as applicable, with respect to New Term Loans with such modifications as may be agreed to by the parties hereto to the extent consistent with Section 2.24 of the Credit Agreement.

EXHIBIT K-2

(B)
(A)	Scheduled
Payment	Repayment of
Date	Series [__] New Term Loans
$
$
$
$
$
$
$
$
$
$
$
$
$
$
TOTAL	$

EXHIBIT K-3

3.	Reductions in Connection with Voluntary and Mandatory Prepayments. Scheduled installments of principal of the [Series [___]] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the [Series [___]] New Term Loans in accordance with Sections 2.12, 2.13 and 2.14 of the Credit Agreement, respectively.

4.	Prepayment Fees. The Borrower agrees to pay to each New Term Loan Lender the following prepayment fees, if any: [ ].

[Insert other additional prepayment provisions with respect to New Term Loans]

5.	Other Fees. The Borrower agrees to pay each New Term Loan Lender its Pro Rata Share of an aggregate fee equal to [ ___, ___] on [ ___, ___].

6.	Proposed Borrowing. This Agreement represents the Borrower’s request to borrow [Series [___] New Term Loans] from New Term Loan Lender as follows (the “Proposed Borrowing”):

a.	Business Day of Proposed Borrowing: , ____

b.	Amount of Proposed Borrowing: $

c.	Interest rate option:	☐	a.	Base Rate Loan(s)

		☐	b.	LIBOR Rate Loans
with an initial Interest
Period of ____ month(s)]
7.	[New Lenders. Each [New Term Loan Lender][New Revolving Lender] acknowledges and agrees that upon its execution of this Agreement [and the making of [New Term Loans] Series ___, New Term Loans][New Revolving Loans] that such [New Term Loan Lender][New Revolving Lender] shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder.][***************]

8.	Credit Agreement Governs. Except as set forth in this Agreement, [Series [___] New Term Loans][New Revolving Loans] shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.

[***************]	Insert bracketed language if the lending institution is not already a Lender.

EXHIBIT K-4

9.	Borrower’s Certifications. By its execution of this Agreement, the undersigned officer, to the best of his or her knowledge, and the Borrower hereby certifies that:
i.	The representations and warranties of the Credit Parties contained in the Credit Agreement and the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though made on and as of the date hereof, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;

ii.	No event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and

iii.	Each Credit Party has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof including, but not limited to, Section 2.24 thereof.
10.	Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:
i.	The Borrower shall deliver or cause to be delivered [a legal opinion reasonably acceptable to the Administrative Agent, together with][1] all [other] documents reasonably requested by Administrative Agent in connection with this Agreement; and

ii.	Set forth on the attached Officers’ Certificate are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 6.8 (a) and (b) of the Credit Agreement.
11.	[Eligible Assignee. By its execution of this Agreement, each [New Term Loan Lender][New Revolving Lender] represents and warrants that it is an Eligible Assignee.]
12.	Notice. For purposes of the Credit Agreement, the initial notice address of each [New Term Loan Lender][New Revolving Lender] shall be as set forth below its signature below.
13.	Non-US Lenders. For each [New Term Loan Lender][New Revolving Lender] that is a Non-US Lender, delivered herewith to Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such [New Term Loan Lender][New Revolving Lender] may be required to deliver to Administrative Agent pursuant to the Credit Agreement.

[1]	Legal opinion to be delivered in connection with New Term Loans.

EXHIBIT K-5

14.	Recordation of the New Loans. Upon execution and delivery hereof, Administrative Agent will record the [Series [___] New Term Loans][New Revolving Loans] made by [New Term Loan Lenders][New Revolving Lenders] in the Register.
15.	Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
16.	Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
17.	GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
18.	Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as would be enforceable.
19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, Adobe pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

EXHIBIT K-6

          IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

Notice Address:

Attention:
Telephone:
Facsimile:

[AURORA DIAGNOSTICS, LLC
AURORA DIAGNOSTICS HOLDINGS, LLC
HARDMAN PATHOLOGY ADX, LLC
LABORATORY OF DERMATOPATHOLOGY ADX, LLC
TWIN CITIES DERMATOPATHOLOGY, LLC
AURORA MASSACHUSETTS, LLC
PATHOLOGY SOLUTIONS, LLC
AURORA NEW HAMPSHIRE, LLC
BERNHARDT LABORATORIES, INC.
AURORA MICHIGAN, LLC
C R COLLECTIONS, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
SEACOAST PATHOLOGY, INC.
AURORA GREENSBORO LLC
MARK & KAMBOUR, LLC
MARK & KAMBOUR HOLDINGS, INC.
GREENSBORO PATHOLOGY, LLC
AURORA LMC, LLC
COVENANT HEALTHCARE LAB, LLC]

By:
Name:
Title:

EXHIBIT K-7

Consented to by:
BARCLAYS BANK PLC,
as Administrative Agent

By:
Name:
Title:

EXHIBIT K-8

SCHEDULE A
TO JOINDER AGREEMENT

Name of Lender	Type of Commitment	Amount
[ ]	[New Term Loan Commitment]	$

Total: $

Name of Lender	Type of Commitment	Amount
[ ]	[New Revolving Commitment]	$

Total: $

EXHIBIT K-A-9

EXHIBIT L TO
CREDIT AND GUARANTY AGREEMENT
FORM OF AFFILIATED PRACTICE PLEDGE AGREEMENT
          This PLEDGE AGREEMENT dated as of [DATE] (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”) made by [NAME OF PLEDGOR] (“Pledgor”), and [NAME OF COMPANY] (“Company”) in favor of Barclays Bank PLC, in its capacity as Collateral Agent pursuant to the Credit Agreement (as hereinafter defined), as pledgee, assignee and secured party (in such capacities and together with any successors in such capacities, the “Collateral Agent”).
R E C I T A L S :
          A. Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors” (such subsidiaries, together with Holdings, are each referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent, the other agents party thereto and the lending institutions listed therein (the “Lenders”) have entered into that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement or one or more successor or replacement facilities whether or not with a different group of agents or lenders and whether or not with different obligors upon the Administrative Agent’s acknowledgment of the termination of the predecessor Credit Agreement).
          B. This Agreement is given by the Pledgor in favor of the Collateral Agent for the benefit of the Secured Parties (as hereinafter defined) to secure the payment and performance of all of the Obligations (as hereinafter defined).
          C. In consideration of the direct and indirect benefits to be derived by it from the transactions contemplated by the Credit Agreement and in order to induce Pledgor to enter into this Agreement, Company is willing to enter into this Agreement and assume certain obligations hereunder.
          D. It is a condition to (i) the obligations of the Lenders to make the Loans under the Credit Agreement, and (ii) the performance of the obligations of the Secured Parties under Interest Rate Agreements that constitute Obligations that the Pledgor execute and deliver this Agreement.
          E. The parties acknowledge and agree that, notwithstanding any other provision of this Agreement, (i) Pledgor shall in no way be personally liable (as a guarantor or under any other theory arising under the Credit Agreement or any other Credit Document) for the

EXHIBIT L-1

payment or performance of any of the obligations under the Credit Agreement or any other Credit Document, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.
A G R E E M E N T :
          NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgor, the Company and the Collateral Agent hereby agree as follows:
ARTICLE I
DEFINITIONS AND INTERPRETATION
          SECTION 1.1. Definitions.
          (a) Unless otherwise defined herein or in the Credit Agreement, capitalized terms used herein that are defined in the UCC shall have the meanings assigned to them in the UCC.
          (b) Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement. Section 1.2 of the Credit Agreement shall apply herein mutatis mutandis.
          (c) The following terms shall have the following meanings:
          “Agreement” shall have the meaning assigned to such term in the Preamble hereof.
          “Borrower” shall have the meaning assigned to such term in Recital A hereof.
          “Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.
          “Company” shall have the meaning assigned to such term in the Preamble hereof.
          “Distributions” shall mean, collectively, with respect to the Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to the Pledgor in respect of or in exchange for any or all of the Pledged Securities.
          “Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.
          “Issuer” shall mean [NAME OF ISSUER]

EXHIBIT L-2

           “Lenders” shall have the meaning assigned to such term in Recital A hereof.
          “Obligations” shall have the meaning assigned to such term in the Credit Agreement.
          “Pledged Collateral” shall mean, collectively, the Pledged Securities and the Distributions.
          “Pledged Securities” shall mean, collectively, (i) all issued and outstanding Capital Stock of the Issuer and all options, warrants, rights, agreements and additional Capital Stock of whatever class of the Issuer acquired by the Pledgor (including by issuance), together with all rights, privileges, authority and powers of the Pledgor relating to such Capital Stock in the Issuer or under any Organizational Document of the Issuer, and the certificates, instruments and agreements representing such Capital Stock and any and all interest of the Pledgor in the entries on the books of any financial intermediary pertaining to such Capital Stock, and (ii) all Capital Stock issued in respect of the Capital Stock referred to in clause (i) upon any consolidation or merger of the Issuer.
          “Pledgor” shall have the meaning assigned to such term in the Preamble hereof.
          “Nominee Agreement” shall mean that certain Nominee Agreement dated as of [DATE] by and among Pledgor and Company.
          “Secured Parties” shall have the meaning assigned to such term in the Credit Agreement.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s and the Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.
          SECTION 1.2. Interpretation. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise (a) any definition of or reference to any Credit Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other documents as from time to time amended, restated,

EXHIBIT L-3

extended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
ARTICLE II
GRANT OF SECURITY AND SECURED OBLIGATIONS
          SECTION 2.1. Grant of Security Interest. As collateral security for the payment and performance in full of all the Obligations, the Pledgor, in its capacity as Nominee (under the applicable Nominee Agreement entered into with respect to the Pledged Securities), hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a first priority lien on, and security interest in, all of the right, title and interest of the Pledgor in, to and under the Pledged Collateral, wherever located, and whether now existing or hereafter arising or acquired from time to time.
          SECTION 2.2. Filings. (a) The Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment relating to the Pledged Collateral, including any financing or continuation statements or other documents without the signature of the Pledgor where permitted by law, including the filing of a financing statement describing the Pledged Collateral. The Pledgor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent.
ARTICLE III
PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES;
USE OF PLEDGED COLLATERAL
          SECTION 3.1. Delivery of Certificated Pledged Collateral. The Pledgor represents and warrants that, to his actual knowledge, all certificates representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. The Pledgor hereby agrees that all certificates representing or evidencing Pledged Collateral acquired by the Pledgor after the date hereof shall promptly (but in any event within five business days after receipt thereof by the Pledgor) be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Pledged Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the

EXHIBIT L-4

Collateral Agent. Subject to the provisions, terms and conditions of Sections 8.13, 8.14 and 8.15hereof, the Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default with prior written notice to the Pledgor and the Company, to endorse, assign or otherwise transfer to or to register in the name of its nominees or endorse for negotiation any or all of the Pledged Collateral, without any indication that such Pledged Collateral is subject to the security interest hereunder.
          SECTION 3.2. Financing Statements and Other Filings: Maintenance of Perfected Security Interest. The Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor will take any action reasonably requested to perfect or maintain the security interest created by this Agreement in the Pledged Collateral as a perfected first priority security interest (except to the extent that such a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction) subject to no Liens other than Permitted Liens (as such term is defined in the Credit Agreement provided that, for purposes of such definition, the Pledgor shall be treated as if it were a “Company” under the Credit Agreement).
          SECTION 3.3. Supplements; Further Assurances. The Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor, shall take such further actions, and execute and/or deliver to the Collateral Agent such additional financing statements, amendments, assignments, agreements, supplements, powers and instruments, as the Collateral Agent may in its reasonable judgment deem necessary in order to create, perfect, preserve and protect the security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof or better to assure and confirm the validity, enforceability and priority of the Collateral Agent’s security interest in the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral, including the filing of financing statements, continuation statements and other documents (including this Agreement) under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby and the execution and delivery of Control Agreements, to the extent necessary, all in form reasonably satisfactory to the Collateral Agent and in such offices wherever required by law to perfect, continue and maintain the validity, enforceability and priority of the security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral. Without limiting the generality of the foregoing, the Pledgor and Company agree that, at the sole cost and expense of Company, the Pledgor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request by the Collateral Agent such lists, schedules, descriptions and designations of the Pledged Collateral, documents of title, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, with prior written notice to the Pledgor and the Company, the Collateral Agent may institute and maintain, in its own name or in the name of the Pledgor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent an actual impairment of the security interest in or the

EXHIBIT L-5

perfection thereof in the Pledged Collateral. Company agrees that all of the foregoing shall be at the sole cost and expense of Company.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
          The Pledgor represents, warrants and covenants as follows:
          SECTION 4.1. Name and Title.
          (a) The exact name of the Pledgor is [NAME OF PLEDGOR]. The principal residence of the Pledgor is [PLEDGOR’S ADDRESS]. The Pledgor shall give the Collateral Agent notice within ten Business Days of any change in his name or principal residence.
          (b) Except for the security interest granted to the Collateral Agent for the benefit of the Secured Parties pursuant to this Agreement, and except for the rights granted to Company in the Nominee Agreement, the Pledgor owns and has rights in the Pledged Collateral, free and clear of any and all Liens of others except for Permitted Liens (as such term is defined in the Credit Agreement provided that, for purposes of such definition, the Pledgor shall be treated as if it were a “Company” under the Credit Agreement).
          (c) The Collateral Agent may rely on advice of counsel as to whether any or all UCC financing statements of the Pledgor need to be amended as a result of any of the changes described in clause (a) of this Section 4.1. If the Pledgor fails promptly to provide information to the Collateral Agent about such changes on a timely basis, the Collateral Agent shall not be liable or responsible to any party for any failure to maintain a perfected security interest in the Pledged Collateral, for which the Collateral Agent needed to have information relating to such changes. The Collateral Agent shall have no duty to inquire about such changes if the Pledgor does not inform the Collateral Agent of such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by the Pledgor.
          SECTION 4.2. Defense of Claims; Transferability of Pledged Collateral. The Pledgor and Company agree that the Pledgor shall, at the sole cost and expense of Company, take any action reasonably requested of the Pledgor to defend title to the Pledged Collateral and the security interest therein and Lien thereon granted to the Collateral Agent and the priority thereof against all claims and demands of all persons, at the sole cost and expense of Company, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party. Except for the Nominee Agreement and except for the restrictions on transfer set forth in applicable law or in Sections 8.14 and 8.15 hereof, to the actual knowledge of the Pledgor, there is no agreement, order, judgment or decree, and the Pledgor shall not enter into any agreement or take any other action, that would restrict the transferability of any of the Pledged Collateral or otherwise adversely impair or conflict with the Pledgor’s obligations or the rights of the Collateral Agent hereunder.
          SECTION 4.3. Other Financing Statements. The Pledgor has not filed, nor authorized any third party to file, any valid or effective financing statement (or similar statement,

EXHIBIT L-6

instrument of registration or public notice under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement. The Pledgor shall not execute or authorize to be filed in any public office any financing statement (or similar statement, instrument of registration or public notice under the law of any jurisdiction) relating to any Pledged Collateral.
          SECTION 4.4. Due Authorization and Issuance. To the actual knowledge of the Pledgor, all of the Pledged Securities existing on the date hereof have been, duly authorized, validly issued and are fully paid and non-assessable, to the extent applicable. To the actual knowledge of the Pledgor, there is no amount or other obligation owing by the Pledgor to Issuer in exchange for or in connection with the issuance of the Pledged Securities or the Pledgor’s status as a member of the Issuer.
          SECTION 4.5. Pledged Collateral. To the actual knowledge of the Pledgor, all information set forth herein, including the schedules hereto, relating to the Pledged Collateral is accurate and complete in all material respects.
ARTICLE V
CERTAIN PROVISIONS CONCERNING PLEDGED COLLATERAL
          SECTION 5.1. Voting Rights; Distributions; etc.
          (a) So long as no Event of Default shall have occurred and be continuing or if an Event of Default has occurred and is continuing, so long as the Collateral Agent has not provided five days prior written notice of its intent to seek remedies:
          (i) The Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement or any other document evidencing the Obligations; provided, however, that the Pledgor shall not in any event exercise such rights in any manner which could reasonably be expected to have a Material Adverse Effect.
          (ii) The Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions; provided, however, that any and all such Distributions consisting of rights or interests in the form of securities shall be promptly delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by the Pledgor, be received for the benefit of the Collateral Agent, be segregated from the other property or funds of the Pledgor and be promptly (but in any event within five Business Days after receipt thereof) delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          (b) So long as no Event of Default shall have occurred and be continuing or if an Event of Default has occurred and is continuing, so long as the Collateral Agent has not provided five days prior written notice to the Pledgor and the Company of its intent to seek remedies, the Collateral Agent shall be deemed without further action or formality to have

EXHIBIT L-7

granted to the Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of the Pledgor and at the sole cost and expense of Company, from time to time execute and deliver (or cause to be executed and delivered) to the Pledgor all such instruments as the Pledgor may reasonably request in order to permit the Pledgor to exercise the voting and other rights which it is entitled to exercise pursuant to Section 5.1(a)(i) hereof and to receive the Distributions which he is authorized to receive and retain pursuant to Section 5.1(a)(ii) hereof.
          (c) Upon the occurrence and during the continuance of any Event of Default and with written notice from the Collateral Agent to the Pledgor and the Company of its intent to seek remedies, subject to the limitations set forth in applicable law and in Sections 8.13, 8.14 and 8.15 herein:
          (i) All rights of the Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.1(a)(i) hereof shall immediately cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights.
          (ii) All rights of the Pledgor to receive Distributions which he would otherwise be authorized to receive and retain pursuant to Section 5.1(a)(ii) hereof shall immediately cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions.
          (d) Upon the cure or waiver by the Collateral Agent of an Event of Default, the rights described in paragraphs (c)(i) and (ii) of this Section 5.1 shall automatically revert to the Pledgor.
          (e) The Pledgor and Company agree that, the Pledgor shall, at the sole cost and expense of Company, from time to time execute and deliver to the Collateral Agent reasonably necessary instruments as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which he may be entitled to exercise pursuant to Section 5.1(a)(i) hereof and to receive all Distributions which he may be entitled to receive under Section 5.1(a)(ii) hereof.
          (f) All Distributions which are received by the Pledgor contrary to the provisions of Section 5.1(a)(ii) hereof shall be received for the benefit of the Collateral Agent, shall be segregated from other funds of the Pledgor and shall promptly be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary endorsement).
          SECTION 5.2. Defaults. etc. The Pledgor is not obligated to make any capital contributions under any agreement to which the Pledgor is a party relating to the Pledged Securities. No Pledged Collateral is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against the Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings

EXHIBIT L-8

(other than the Organizational Documents and certificates representing such Pledged Securities that have been delivered to the Collateral Agent) which evidence any Pledged Securities.
ARTICLE VI
TRANSFERS
          SECTION 6.1. Transfers of Pledged Collateral. The Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option or Lien with respect to, any of the Pledged Collateral pledged by it hereunder except as expressly permitted by the Nominee Agreement.
ARTICLE VII
REMEDIES
          SECTION 7.1. Remedies. Subject to the limitations set forth in applicable law, and Sections 8.13, 8.14 and 8.15, upon the occurrence and during the continuance of any Event of Default and five days’ prior written notice to the Pledgor and the Company, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it, and to the fullest extent permitted by applicable law, the following remedies:
          (i) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, that in the event that any such payments are made directly to the Pledgor, prior to receipt by any such obligor of such instruction, the Pledgor shall segregate all amounts received pursuant thereto for the benefit of the Collateral Agent and shall promptly (but in no event later than five Business Days after receipt thereof) pay such amounts to the Collateral Agent;
          (ii) Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral and, to fullest extent permitted pursuant to applicable law; and
          (iii) Exercise all the rights and remedies of a secured party on default under the UCC, and the Collateral Agent may also in its sole discretion, without notice except as specified in Section 7.2 hereof, sell or assign the Pledged Collateral or any part thereof at public or private sale, at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, assignee or recipient of the Pledged Collateral or any part thereof at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold or assigned at such sale, to use and apply any of the Obligations owed to

EXHIBIT L-9

such person as a credit on account of the purchase price of the Pledged Collateral or any part thereof payable by such person at such sale. Each purchaser, assignee or recipient at any such sale shall acquire the property sold or assigned absolutely free from any claim or right on the part of the Pledgor, and the Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of the Pledged Collateral or any part thereof regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Pledgor hereby waives, to the fullest extent permitted by law, any claims against the Collateral Agent arising by reason of the fact that the price at which the Pledged Collateral or any part thereof may have been sold or assigned at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.
          SECTION 7.2. Notice of Sale. The Pledgor acknowledges and agrees that, to the extent notice of sale or other disposition of the Pledged Collateral or any part thereof shall be required by law, ten (10) days prior notice to the Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to the Pledgor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
          SECTION 7.3. Waiver of Notice and Claims. The Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of the Pledged Collateral or any part thereof, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Pledgor would otherwise have under law, and the Pledgor hereby further waives, to the fullest extent permitted by applicable law: (i) all damages occasioned by such taking of possession, (ii) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (iii) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable law. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VII in the absence of gross negligence or willful misconduct on the part of the Collateral Agent. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against the Pledgor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Pledgor.
          SECTION 7.4. Certain Sales of Pledged Collateral.
          (a) The Pledgor recognizes that, by reason of certain prohibitions contained in law, rules, regulations or orders of any Governmental Authority, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral to limit purchasers

EXHIBIT L-10

to those who meet the requirements of such Governmental Authority. The Pledgor acknowledges that any such sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall be deemed to have been made in a commercially reasonable manner and that, except as may be required by applicable law, the Collateral Agent shall have no obligation to engage in public sales.
          (b) The Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral to limit purchasers to persons who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment and not with a view to the distribution or resale thereof. The Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
          (c) The Pledgor further agrees that a breach of any of the covenants contained in this Section 7.4 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 7.4 shall, to the fullest extent permitted by applicable law, be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing.
          SECTION 7.5. No Waiver, Cumulative Remedies.
          (a) No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, privilege or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. All rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies provided by law or otherwise available.
          (b) In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power, privilege or remedy under this Agreement or any other Credit Document on the occurrence and during the continuance of an Event of Default by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such

EXHIBIT L-11

case, the Pledgor, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies, privileges and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.
          SECTION 7.6. Limited Recourse. Notwithstanding any other provision of this Agreement (i) Pledgor shall in no way be personally liable (as a guarantor or under any other theory arising under the Credit Agreement or any other Credit Document) for the payment or performance of any of the obligations under the Credit Agreement or any other Credit Document, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.
ARTICLE VIII
MISCELLANEOUS
          SECTION 8.1. Concerning Collateral Agent.
          (a) The Collateral Agent has been appointed as collateral agent pursuant to the Credit Agreement and the actions of the Collateral Agent hereunder are subject to the terms and provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith and in the absence of gross negligence. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.
          (b) The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Pledged Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters or (ii) taking any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

EXHIBIT L-12

          (c) The Collateral Agent shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.
          (d) If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions of this Agreement shall control.
          SECTION 8.2. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Pledgor shall fail to perform any covenants contained in this Agreement (including the Pledgor’s covenants to (i) to the extent that the following would not qualify as Permitted Liens if the Pledgor was a “Subsidiary” under the Credit Agreement, pay and discharge any taxes, assessments and special assessments, levies, fees and governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Pledged Collateral, (ii) discharge Liens or (iii) pay or perform any obligations of the Pledgor under any Pledged Collateral) or if any representation or warranty on the part of the Pledgor contained herein shall be breached in any material respect, the Collateral Agent may (but shall not be obligated to), with five Business Days’ prior notice to the Company and Pledgor, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, Lien, imposition or other obligation which the Pledgor fails to pay or perform as and when required hereby and which the Pledgor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Collateral Agent shall be paid by Company in accordance with the provisions of Section 10.2 of the Credit Agreement. Neither the provisions of this Section 8.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 8.2 shall prevent any such failure to observe any covenant by the Company contained in this Agreement nor any breach by the Company of representation or warranty from constituting an Event of Default. The Pledgor hereby appoints the Collateral Agent its attorney-in-fact, with full power and authority in the place and stead of the Pledgor and in the name of the Pledgor, or otherwise, during the continuance of an Event of Default, in the Collateral Agent’s reasonable discretion to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Security Documents which the Collateral Agent may deem reasonably necessary to accomplish the purposes hereof (but the Collateral Agent shall not be obligated to and shall have no liability to the Pledgor or any third party for failure to so do or take action). The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.
          SECTION 8.3. Continuing Security Interest Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Pledgor, its successors and assigns and (ii) inure, together with the rights and remedies of the

EXHIBIT L-13

Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and permitted assigns. No other persons (including any other creditor of the Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Secured Party may assign or otherwise transfer any indebtedness held by it secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the Credit Agreement and, in the case of a Secured Party that is a party to a Interest Rate Agreement, such Interest Rate Agreement. The Pledgor agrees that its obligations hereunder and the security interest created hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of all or any part of the Obligations is rescinded or must otherwise be restored by the Secured Party upon the bankruptcy or reorganization of the Pledgor or otherwise.
          SECTION 8.4. Termination; Release. When all the Obligations have been paid in full (other than contingent indemnification obligations) and the Commitments of the Lenders to make any Loan under the Credit Agreement shall have expired or been sooner terminated, this Agreement shall automatically terminate and the Pledged Collateral shall be released from the Lien of this Agreement. This Agreement shall also terminate as to Pledgor (without releasing the Pledged Collateral from the Lien of this Agreement) upon the sale of the Pledged Collateral pursuant to the terms of the Nominee Agreement. Upon such release or any release of Pledged Collateral or any part thereof in accordance with the provisions of the Credit Agreement, the Collateral Agent shall, upon the request and at the sole cost and expense of Company, assign, transfer and deliver to Pledgor, against receipt and without recourse to or warranty by the Collateral Agent except as to the fact that the Collateral Agent has not encumbered the released assets, such of the Pledged Collateral or any part thereof to be released (in the case of a release) as may be in possession of the Collateral Agent and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Pledged Collateral, proper documents and instruments (including UCC-3 termination financing statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be.
          SECTION 8.5. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent and the Pledgor. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Pledgor from the terms of any provision hereof in each case shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Obligations, no notice to or demand on the Pledgor in any case shall entitle the Pledgor to any other or further notice or demand in similar or other circumstances.
          SECTION 8.6. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to the Pledgor

EXHIBIT L-14

or Company, addressed to him or it, as the case may be, at the address of the Borrower set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 8.6.
          SECTION 8.7. Governing Law, Consent to Jurisdiction and Service of Processes; Waiver of Jury Trial.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) Submission to Jurisdiction. The Pledgor and Company hereby irrevocably and unconditionally submit for himself and itself, as the case may be and as to the Pledged Collateral, to the nonexclusive jurisdiction of any state or federal court of competent jurisdiction in the state, county and city of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Credit Document shall affect any right that any Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Pledgor or the Pledged Collateral in the courts of any jurisdiction.
          (c) Waiver of Venue. The Pledgor and Company hereby irrevocably and unconditionally waive, to the fullest extent permitted by applicable requirements of law, any objection which he or it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable requirements of law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Credit Document, in the manner provided for notices (other than telecopier) in the Credit Agreement. Any notice to Pledgor shall be given to [NOTICE ADDRESS OF PLEDGOR]. Nothing in this Agreement or any other Credit Document will affect the right of any party hereto to serve process in any other manner permitted by applicable requirements of law.
          (e) WAIVER OF JURY TRIAL. THE PLEDGOR AND COMPANY HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, ANY RIGHT SUCH PLEDGOR OR THE COMPANY MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT,

EXHIBIT L-15

TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 8.8. Severability of Provisions. Any provision hereof which is invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without invalidating the remaining provisions hereof or affecting the validity, legality or enforceability of such provision in any other jurisdiction.
          SECTION 8.9. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or electronic Adobe PDF file shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 8.10. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
          SECTION 8.11. No Release. Nothing set forth in this Agreement or any other Credit Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any representation or warranty on the part of the Pledgor contained in this Agreement or under or in respect of the Pledged Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any documents included in the Pledged Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of the Pledgor thereunder. The obligations of the Pledgor contained in this Section 8.11 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement.

EXHIBIT L-16

          SECTION 8.12. Obligations Absolute. All obligations of the Pledgor hereunder shall be absolute and unconditional irrespective of:
          (i) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Credit Party;
          (ii) any lack of validity or enforceability of the Credit Agreement, any Interest Rate Agreement or any other Credit Document, or any other agreement or instrument relating thereto;
          (iii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any Interest Rate Agreement or any other Credit Document or any other agreement or instrument relating thereto;
          (iv) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
          (v) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Interest Rate Agreement or any other Credit Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 8.5 hereof; or
          (vi) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Pledgor.
          SECTION 8.13. Limited Liability. Notwithstanding any other provision of this Agreement, (i) Pledgor shall in no way be personally liable (as a guarantor or under any other theory) for the payment or performance of any of the Obligations, and (ii) the sole recourse the Collateral Agent shall have against the Pledgor for the Obligations under any theory shall be with respect to the Pledged Collateral and any proceeds thereof, as provided herein.
          SECTION 8.14. Nominee Agreement. The Collateral Agent acknowledges and agrees that it has received a copy of the Nominee Agreement and is aware that Company has the right to cause the Pledgor to transfer the Pledged Collateral to any physician or physicians designated by Company for a cash purchase price of $1.00. The Collateral Agent hereby consents to any such transfer in accordance with the terms of the Nominee Agreement and the Credit Documents subject to Collateral Agent’s rights under the Collateral Assignment of the Nominee Agreement (the “Assignment”) dated as of the date hereof among the Collateral Agent, the Company and the Pledgor. Subject to the Collateral Agent’s rights under the Assignment, the Collateral Agent shall not take any action to impede or delay any proposed transfer pursuant to the Nominee Agreement and the Pledgor shall have no duty or responsibility of any kind (i) to obtain a pledge agreement with respect to the Pledged Collateral from any such transferee or transferees or (ii) under this Agreement from and after a sale of the Pledged Collateral under the Nominee Agreement. Upon any such transfer of Pledged Collateral in accordance with the Nominee Agreement, the Pledgor’s obligations hereunder shall automatically terminate.

EXHIBIT L-17

          SECTION 8.15. Restrictions on Remedies and Transfers. The Collateral Agent acknowledges and agrees that the Issuer, as that term is herein defined, is a [STATE] professional corporation. Consequently, notwithstanding any other provision of this Agreement, during the continuance of an Event of Default when the Collateral Agent seeks remedies in accordance with the terms herein, the Collateral Agent (a) may be limited in its ability to exercise any or all rights as a beneficial or legal owner of the Pledged Collateral and in its ability to sell the Pledged Collateral or otherwise exercise its rights as a secured party in accordance with the terms herein and (b) agrees it may transfer the Pledged Securities only to (i) any person entitled to hold the Pledged Securities under the laws of the State of [                    ] should the Issuer remain comprised of professional entities under the laws of such state, or (ii) any other transferee, if the Collateral Agent, in its sole discretion, decides to convert the Issuer into non-professional entities in accordance with applicable law. The parties acknowledge and agree that Collateral Agent’s decision to convert the Issuer, as set forth in this Section 8.15, may require the Issuer to cease providing professional services in [STATE]. In the event of any transfer of beneficial or legal ownership of the Pledged Collateral pursuant to this Agreement, Company and the Collateral Agent shall cooperate with the Pledgor, at the sole cost and expense of Company, to make all filings and give all notices under any applicable legal requirements that are necessary as a result of such change in control of the Issuer. In the event that Collateral Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default, unless the Issuer is converted into non-professional entities in accordance with the terms herein and the Nominee Agreement, the Collateral Agent covenants and warrants that the Collateral Agent will comply with the terms of the Nominee Agreement.
          SECTION 8.16. Limitation on Exercise of Rights and/or Control. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.
[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

EXHIBIT L-18

          IN WITNESS WHEREOF, the Pledgor, Company and the Collateral Agent have caused this Agreement to be duly executed and delivered by them or their duly authorized officers as of the date first above written.

[NAME OF PLEDGOR], as Pledgor

[NAME OF COMPANY]

By:
Name:
Title:

EXHIBIT L-19

EXHIBIT M TO
CREDIT AND GUARANTY AGREEMENT
FORM OF COLLATERAL ASSIGNMENT OF NOMINEE AGREEMENT
          THIS COLLATERAL ASSIGNMENT OF NOMINEE AGREEMENT (this “Assignment”) is made and entered into as of [DATE] (the “Effective Date”), by [NAME OF AURORA ENTITY] (the “Assignor”), and [NAME OF THE NOMINEE], to BARCLAYS BANK PLC, as collateral agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for certain lenders from time to time party to the Credit Agreement referred to below (the “Lenders”). All terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).
WITNESSETH:
          WHEREAS, Assignor is party to that certain Credit and Guaranty Agreement dated as of May 26, 2010 by and between Aurora Diagnostics, LLC, a Delaware limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability Borrower (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors”, Barclays Bank PLC as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, the other agents party thereto (together with the Collateral Agent and Administrative Agent, each a “Agent” and collectively, the “Agents”) and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Credit Agreement”) pursuant to which the Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Lenders and all Agents, a continuing first priority security interest in certain of its real and personal property; and
          WHEREAS, the Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor’s right, title and interest in and to the Nominee Agreement dated as of [DATE], between the Assignor and [NOMINEE] (as amended, modified, supplemented, extended, renewed or replaced from time to time, the (“Nominee Agreement”), pursuant to the terms and conditions hereof.
          NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and [NOMINEE] hereby agree with the Collateral Agent, as follows:
          1. Grant of Security Interest. To secure the payment, performance and observance of the Obligations (as defined in the Credit Agreement), the Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of the Assignor in and to the Nominee Agreement. Notwithstanding anything to the contrary in the Nominee Agreement, the parties hereto agree that [NOMINEE] is permitted to pledge the Interests (as such term is defined in the Nominee Agreement) to the Collateral Agent and that the Collateral Agent will physically hold the unit certificates, if any, representing the Interests at all times during the term of this Agreement.

EXHIBIT M-1

          2. Upon the occurrence and during the continuance of an Event of Default and following prior written notice to Assignor, the Collateral Agent shall be entitled to exercise all rights of the Assignor under the Nominee Agreement, including the right to designate an Aurora Designee (as defined in the Nominee Agreement). In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, each Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [                    ] (as such Uniform Commercial Code may be amended hereafter, the (“UCC”) or any other applicable Uniform Commercial Code, and each Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and the resort to any remedy provided to such Agent hereunder, in the Credit Documents or as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, Assignor and [NOMINEE] agree that they will facilitate in all reasonable ways the enforcement of such rights.
          3. In accordance with the terms of the Credit Agreement, Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys’ fees and expenses and court costs.
          4. Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.
          5. The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Nominee Agreement. Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or breach of the Credit Documents of any Indemnitee or its affiliates or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Documents, if the Borrower or such other Credit Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.
          6. Assignor hereby warrants and represents to the Collateral Agent that: (i) Assignor has not pledged, assigned or otherwise encumbered or disposed of the Nominee Agreement or the Assignor’s rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Credit Agreement or with the Collateral Agent’s prior express written consent, (ii) the Nominee Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to

EXHIBIT M-2

general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to the Assignor’s knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Nominee Agreement that could reasonably be expected to have a Material Adverse Effect.
          7. Assignor covenants that it will provide notice to each Agent of its exercise of any right to designate an Aurora Designee (as defined in the Nominee Agreement) under the Nominee Agreement and that it will cause any such Aurora Designee to execute an agreement substantially in the form hereof promptly (and in any event within 30 days) upon any such designation.
          8. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          9. Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and each Agent’s lien on and security interest in the Nominee Agreement shall be automatically released with no further action required by the parties hereto.
          10. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.
          11. In the event that any Agent exercises its rights hereunder during the occurrence and continuance of an Event of Default with prior notice to the Assignor of its intent to seek remedies, such Agent covenants and warrants that such Agent will comply in all respects with the terms of the Nominee Agreement and will not sell or transfer Pledged Equity Interests except to (i) any person entitled to hold the Pledged Equity Interests (as used herein, as such term is defined in the Pledge and Security Agreement) under the laws of the State of [                    ] should the issuers remain professional entities under the laws of such state, or (ii) any other transferee, if any Agent, in its sole discretion (but in accordance with the terms of the Nominee Agreement), decides to convert the issuers into non-professional entities in accordance with applicable law.

EXHIBIT M-3

          IN WITNESS WHEREOF, the Assignor, [NOMINEE] and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]
By:
	Name:	James C. New
	Title:	Chief Executive Officer

[NOMINEE]

BARCLAYS BANK PLC as Collateral Agent
By:
Name:
Title:

EXHIBIT M-4

EXHIBIT N TO
CREDIT AND GUARANTY AGREEMENT
FORM OF COLLATERAL ASSIGNMENT OF PURCHASE AGREEMENT
          THIS COLLATERAL ASSIGNMENT OF PURCHASE AGREEMENT (this “Assignment”) is made and entered into as of [DATE] (the “Effective Date”), by AURORA DIAGNOSTICS, LLC, a Delaware limited liability company (“Parent”), [NAME OF THE SUBSIDIARY OF THE PARENT] (“Aurora” and, together with Parent, the “Assignors”) and [NAME OF SELLER], (“Seller”), to BARCLAYS BANK PLC, as collateral agent (in such capacity, together with its successor and assigns, the “Collateral Agent”) for certain lenders from time to time party to the Credit Agreement referred to below (the “Lenders”). All terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).
WITNESSETH:
          WHEREAS, the Assignors are party to that certain Credit and Guaranty Agreement dated as of May 26, 2010 by and between Parent, Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors”, Barclays Bank PLC as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, and the other agents party thereto (together with the Collateral Agent and Administrative Agent, each an “Agent” and collectively, the “Agents”) and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Credit Agreement”) pursuant to which the Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Lenders and all Agents, a continuing first priority security interest in certain of its real and personal property; and
          WHEREAS, the Assignors have agreed to collaterally assign to the Collateral Agent, all of Assignors’ right, title and interest in and to the Purchase Agreement dated as of [DATE], between the Assignors and Seller (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Purchase Agreement”), pursuant to the terms and conditions hereof.
          NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignors and Seller hereby agree with the Collateral Agent, as follows:
          1. Grant of Security Interest. To secure the payment, performance and observance of the Obligations (as defined in the Credit Agreement), the Assignors do hereby collaterally assign to the Collateral Agent, all right, title and interest of the Assignors in and to the Purchase Agreement.
          2. Upon the occurrence and during the continuance of an Event of Default and following prior written notice to Assignors, the Collateral Agent shall be entitled to exercise all rights of the Assignors under the Purchase Agreement. In addition, upon the occurrence and

EXHIBIT N-1

during the continuance of an Event of Default, subject to limitations imposed by applicable law, each Agent shall have all of the rights and remedies of a secured party under the Uniform Commercial Code enacted in the State of [                    ] (as such Uniform Commercial Code may be amended hereafter, the “UCC”) or any other applicable Uniform Commercial Code, and each Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and the resort to any remedy provided hereunder, in the Credit Documents or as provided to such agent by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, the Assignors and Seller agree that they will facilitate in all reasonable ways the enforcement of such rights.
          3. In accordance with the terms of the Credit Agreement, the Assignors hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys’ fees and expenses and court costs.
          4. The Assignors shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.
          5. The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Purchase Agreement. The Assignors agree to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct or breach of the Credit Documents of any Indemnitee or its affiliates of any Indemnitee or its affiliates or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document or if the Borrower or such other Credit Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.
          6. The Assignors hereby warrant and represent to the Collateral Agent that: (i) the Assignors have not pledged, assigned or otherwise encumbered or disposed of the Purchase Agreement or the Assignors’ rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Credit Agreement or with the Collateral Agent’s prior express written consent; (ii) the Purchase Agreement constitutes the valid, binding and enforceable obligation of the Assignors, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to the Assignors’ knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Purchase Agreement that could reasonably be expected to have a Material Adverse Effect.

EXHIBIT N-2

          7. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          8. Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and each Agent’s lien on and security interest in the Purchase Agreement shall be automatically released with no further action required by the parties hereto.
          9. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.
[remainder of this page intentionally left blank]

EXHIBIT N-3

          IN WITNESS WHEREOF, the Assignors, Seller and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

ASSIGNORS

AURORA DIAGNOSTICS, LLC

Name: James C. New
Title: Chief Executive Officer

[NAME OF THE SUBSIDIARY OF THE PARENT]

Name:
Title:

SELLER

COLLATERAL AGENT

BARCLAYS BANK PLC

Name:
Title:

EXHIBIT N-4

EXHIBIT O TO
CREDIT AND GUARANTY AGREEMENT
FORM OF COLLATERAL ASSIGNMENT OF SERVICES AGREEMENT
          THIS COLLATERAL ASSIGNMENT OF SERVICES AGREEMENT (this “Assignment”) is made and entered into as of [DATE] (the “Effective Date”), by [NAME OF AURORA ENTITY] (“Assignor”), and [NAME OF THE DOCTOR PRACTICE] (the “Practice”) to BARCLAYS BANK PLC, as collateral agent (in such capacity, together with its successor and assigns, the “Collateral Agent”) for certain lenders from time to time party to the Credit Agreement referred to below (the “Lenders”). All terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).
WITNESSETH:
          WHEREAS, Assignor is party to that certain Credit and Guaranty Agreement dated as of May 26, 2010 by and between Aurora Diagnostics, LLC, a Delaware limited liability company (“Parent”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors”, Barclays Bank PLC as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, and the other agents party thereto (together with the Collateral Agent and Administrative Agent, each a “Agent” and collectively, the “Agents”) and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Credit Agreement”) pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Lenders and all Agents, a continuing first priority security interest in certain of its real and personal property; and
          WHEREAS, Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor’s right, title and interest in and to the Services Agreement dated as of [DATE], between Assignor and the Practice (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Services Agreement”), pursuant to the terms and conditions hereof.
          NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and the Practice hereby agree with the Collateral Agent, as follows:
          1. Grant of Security Interest. To secure the payment, performance and observance of the Obligations (as defined in the Credit Agreement), Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of Assignor in and to the Services Agreement.
          2. Upon the occurrence and during the continuance of an Event of Default and following prior written notice to Assignor, the Collateral Agent shall be entitled to exercise all rights of Assignor under the Services Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, each Agent shall have all of the rights and remedies of a secured party under the Uniform

EXHIBIT O-1

Commercial Code enacted in the State of [                    ] (as such Uniform Commercial Code may be amended hereafter, the “UCC”) or any other applicable Uniform Commercial Code, and each Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and resort to any remedy provided to such Agent hereunder, in the Credit Documents or as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, Assignor and the Practice agree that they will facilitate in all reasonable ways the enforcement of such rights.
          3. In accordance with the terms of the Credit Agreement, Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys’ fees and expenses and court costs.
          4. Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.
          5. The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Services Agreement. Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Credit Documents of any Indemnitee or its affiliates, or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for broach in bad faith of such Indemnitee’s obligations hereunder or under any other respective Credit Document, if the Borrower or such other Credit Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.
          6. Assignor hereby warrants and represents to the Collateral Agent that: (i) Assignor has not pledged, assigned or otherwise encumbered or disposed of the Services Agreement or Assignor’s rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Credit Agreement or with the Collateral Agent’s prior express written consent; (ii) the Services Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to Assignor’s knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Services Agreement that could reasonably be expected to have a Material Adverse Effect.

EXHIBIT O-2

          7. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          8. Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and each Agent’s lien on and security interest in the Services Agreement shall be automatically released with no further action required by the parties hereto.
          9. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.
[remainder of this page intentionally left blank]

EXHIBIT O-3

          IN WITNESS WHEREOF, the Assignor, the Practice and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]
By:
Name:
Title:

[NAME OF DOCTOR PRACTICE]
By:
Name:
Title:

BARCLAYS BANK PLC as Collateral Agent
By:
Name:
Title:

EXHIBIT O-4

EXHIBIT P TO
CREDIT AND GUARANTY AGREEMENT
FORM OF COLLATERAL ASSIGNMENT OF MANAGEMENT AGREEMENT
          THIS COLLATERAL ASSIGNMENT OF MANAGEMENT AGREEMENT (this “Assignment”) is made and entered into as of [DATE] (the “Effective Date”), by [NAME OF AURORA ENTITY] (“Assignor”), and [NAME OF THE PRACTICE] (the “Practice”) to BARCLAYS BANK PLC, as collateral agent (in such capacity, together with its successor and assigns, the “Collateral Agent”) for certain lenders from time to time party to the Credit Agreement referred to below (the “Lenders”). All terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement (as defined below).
WITNESSETH:
          WHEREAS, Assignor is party to that certain Credit and Guaranty Agreement dated as of May 26, 2010 by and between Aurora Diagnostics, LLC, a Delaware limited liability company (“Parent”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages thereto as “Guarantors”, Barclays Bank PLC as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, and the other agents party thereto (together with the Collateral Agent and Administrative Agent, each a “Agent” and collectively, the “Agents”) and the Lenders (as amended, restated, modified, supplemented, extended, renewed or replaced from time to time, the “Credit Agreement”) pursuant to which Assignor is required to grant to the Collateral Agent, for its benefit and the ratable benefit of all Lenders and all Agents, a continuing first priority security interest in certain of its real and personal property; and
          WHEREAS, Assignor has agreed to collaterally assign to the Collateral Agent, all of Assignor’s right, title and interest in and to the Management Agreement dated as of [DATE], between Assignor and the Practice (as amended, modified, supplemented, extended, renewed or replaced from time to time, the “Management Agreement”), pursuant to the terms and conditions hereof.
          NOW, THEREFORE, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and the Practice hereby agree with the Collateral Agent, as follows:
          1. Grant of Security Interest. To secure the payment, performance and observance of the Obligations (as defined in the Credit Agreement), Assignor does hereby collaterally assign to the Collateral Agent, all right, title and interest of Assignor in and to the Management Agreement.
          2. Upon the occurrence and during the continuance of an Event of Default and following prior written notice to Assignor, the Collateral Agent shall be entitled to exercise all rights of Assignor under the Management Agreement. In addition, upon the occurrence and during the continuance of an Event of Default, subject to limitations imposed by applicable law, each Agent shall have all of the rights and remedies of a secured party under the Uniform

Commercial Code enacted in the State of [                    ] (as such Uniform Commercial Code may be amended hereafter, the “UCC”) or any other applicable Uniform Commercial Code, and each Agent shall be entitled to avail itself of all such other rights and remedies as may now or hereafter exist at law or in equity for the collection of the Obligations and the foreclosure of the security interest created hereby and resort to any remedy provided to such Agent hereunder, in the Credit Documents or as provided by the UCC or any other applicable Uniform Commercial Code, or by any other applicable law, and the exercise thereof by the Collateral Agent shall not prevent the concurrent employment of any other appropriate remedy. Subject to the limitations under applicable law, Assignor and the Practice agree that they will facilitate in all reasonable ways the enforcement of such rights.
          3. In accordance with the terms of the Credit Agreement, Assignor hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent in connection with the enforcement of this Assignment, including, without limitation, reasonable attorneys’ fees and expenses and court costs.
          4. Assignor shall take such further actions and shall execute such other documents as may be necessary to protect or perfect the liens and security interests created or intended to be created hereby and otherwise to complete the transactions contemplated hereby.
          5. The Collateral Agent shall not by virtue of this Assignment be deemed in any manner to have assumed any obligations with respect to the Management Agreement. Assignor agrees to indemnify and to hold the Collateral Agent harmless of any and from any and all liability, loss or damage which the Collateral Agent may or might incur by reason of any losses, claims, damages, liabilities or related expenses against the Collateral Agent arising out of or in any way connected with this Assignment, except to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction to have resulted from the gross negligence, bad faith, willful misconduct, breach of the Credit Documents of any Indemnitee or its affiliates, or (y) result from a claim brought by the Borrower or any other Credit Party against an Indemnitee for broach in bad faith of such Indemnitee’s obligations hereunder or under any other respective Credit Document, if the Borrower or such other Credit Party has obtained a judgment in its favor on such claim as determined by a court of competent jurisdiction.
          6. Assignor hereby warrants and represents to the Collateral Agent that: (i) Assignor has not pledged, assigned or otherwise encumbered or disposed of the Management Agreement or Assignor’s rights thereunder except pursuant to this Assignment and agrees not to do so except as otherwise permitted by the Credit Agreement or with the Collateral Agent’s prior express written consent; (ii) the Management Agreement constitutes the valid, binding and enforceable obligation of Assignor, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and (iii) as of the date hereof, to Assignor’s knowledge there exists no default, nor any act, event and/or condition which with lapse of time and/or notice would constitute a default under the Management Agreement that could reasonably be expected to have a Material Adverse Effect.

          7. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          8. Upon payment in full and complete discharge of the Obligations (other than any contingent obligations not then due), this Assignment shall become and be void and of no force or effect, and each Agent’s lien on and security interest in the Management Agreement shall be automatically released with no further action required by the parties hereto.
          9. Notwithstanding anything to the contrary, the exercise of any rights or remedies under this Agreement shall not constitute the practice of medicine. The parties to this Agreement acknowledge and agree that they shall not have any control over the manner in which a physician engages in the practice of medicine or otherwise provides medical care and that, at all times, a physician will exercise independent medical judgment in all matters related to the practice of medicine.
[remainder of this page intentionally left blank]

          IN WITNESS WHEREOF, the Assignor, the Practice and the Collateral Agent have duly executed this Assignment under seal as of the day and year first above written.

[NAME OF AURORA ENTITY]
By:
Name:
Title:

[NAME OF PRACTICE]
By:
Name:
Title:

BARCLAYS BANK PLC as Collateral Agent
By:
Name:
Title:

EXHIBIT Q TO
CREDIT AND GUARANTY AGREEMENT
TRA FORM*
* The Tax Receivable Agreement is filed as a separate exhibit to the registration statement of Aurora Diagnostics Inc.

EXHIBIT R TO
CREDIT AND GUARANTY AGREEMENT
FORM OF AFFILIATE LENDER ASSIGNMENT AGREEMENT
          This Affiliate Lender Assignment Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as it may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
          For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee[1]:

3.	Borrower:	Aurora Diagnostics, LLC

4.	Administrative Agent:	Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $335,000,000 Credit and Guaranty Agreement dated as of ___ among Aurora Diagnostics, LLC, a Delaware

[1]	Must be an Affiliate Lender

EXHIBIT R-1

limited liability company (“Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries of Borrower identified on the signature pages to the Credit Agreement as Guarantors, the Lenders parties thereto, Barclays Bank PLC, as Administrative Agent and Collateral Agent, and the other agents parties thereto.

6.	Assigned Interest:

	Aggregate Amount		Percentage
	of	Amount of	Assigned
	Commitments/Loans	Commitments/Loans	of Commitments/
Facility Assigned	for all Lenders	Assigned	Loans[1]
Tranche B Term Loan			%
[New Term Loan]			%
Effective Date:                                         , ___, 20___. [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

EXHIBIT R-2

          The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:

Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:

Title:
[Consented to and][********] Accepted:
BARCLAYS BANK PLC,
     as Administrative Agent

By:

Title:

[Consented to:][*********]

AURORA DIAGNOSTICS, LLC

By:

Title

[********]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[*********]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

[***]	To be added only if the consent of the Issuing Bank and Swing Line Lender is required by the terms of the Credit Agreement.

EXHIBIT R-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR AFFILIATE LENDER ASSIGNMENT
AGREEMENT
1.	Representations and Warranties.
1.1	Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2	Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is an Affiliate Lender, (iv) after giving effect to this Assignment, the aggregate principal amount of all Term Loans held by all Affiliate Lenders constitutes no more than 20% of the aggregate principal amount of all Term Loans then outstanding, (v) it has no material non-public information with respect to Holdings (or, following an IPO, with respect to Public Parent), or any of its direct or indirect Subsidiaries that has not been disclosed to the Lenders (other than Lenders that do not wish to receive material non-public information with respect to Holdings or any of its Subsidiaries), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to (A) the market price of the applicable Term Loan, or (B) the decision of an assigning Lender to sell, or of an assignee to purchase, such Term Loan, (vi) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, and (vii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.1

EXHIBIT R-1

thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender and (iii) in its capacity as a lender, it shall at all times be bound by the provisions of Section 10.27 of the Credit Agreement.
2.	Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.	General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy, Adobe pdf file or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to conflict of laws principles (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law) thereof.

EXHIBIT R-1

EXHIBIT S TO
CREDIT AND GUARANTY AGREEMENT
FORM OF HOLDINGS AMENDED LIMITED LIABILITY COMPANY AGREEMENT*
* The Holdings Amended Limited Liability Company Agreement is filed as a separate exhibit to the registration statement of Aurora Diagnostics Inc.

EXHIBIT T TO
CREDIT AND GUARANTY AGREEMENT
FORM OF INTERCOMPANY SUBORDINATION AGREEMENT

INTERCOMPANY SUBORDINATION AGREEMENT
          INTERCOMPANY SUBORDINATION AGREEMENT, dated as of May 26, 2010 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by the OBLIGORS (as defined below) in favor of BARCLAYS BANK PLC, in its capacity as Administrative Agent and Collateral Agent for the Lenders (as such terms are defined below).
W I T N E S S E T H:
          WHEREAS, pursuant to that certain Credit and Guaranty Agreement, dated as of May 26, 2010 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as therein defined), by and among Aurora Diagnostics, LLC, a Delaware limited liability company (the “Borrower”), Aurora Diagnostics Holdings, LLC, a Delaware limited liability company (“Holdings”), certain subsidiaries and affiliates of the Borrower identified on the signature pages thereto as “Guarantors” (such Subsidiaries, together with Holdings, are referred to individually as a “Guarantor” and collectively, jointly and severally, as “Guarantors”), the Lenders party thereto from time to time, Barclays Bank PLC, as Administrative Agent (in such capacity “Administrative Agent”) and as Collateral Agent (in such capacity, “Collateral Agent”), Barclays Capital (a division of Barclays Bank), Morgan Stanley Senior Funding, Inc. (“MSSF”) and UBS Securities LLC (“UBS Securities”), as Joint Lead Arrangers (in such capacity, “Joint Lead Arrangers”) and Joint Bookrunners (in such capacity, “Joint Bookrunners”), MSSF, as Syndication Agent (in such capacity, “Syndication Agent”), and UBS Securities, as Documentation Agent (in such capacity, “Documentation Agent”), the Lenders and the Agents have agreed to make certain financial accommodations to the Borrower;
          WHEREAS, in order to induce the Agents and the Lenders to enter into the Credit Agreement, each of the Guarantors has guaranteed, pursuant to Section 7 of the Credit Agreement or executed and delivered a Guaranty in favor of the Agents and the Lenders, the Obligations;
          WHEREAS, each Obligor has made or may make certain loans or advances from time to time to one or more other Obligors; and
          WHEREAS, each Obligor has agreed to the subordination of such Indebtedness of each other Obligor to such Obligor, upon the terms and subject to the conditions set forth in this Agreement;
          NOW, THEREFORE, in consideration of the premises and the agreements herein and in order to induce the Lenders to make and maintain the Loans and provide other financial accommodations pursuant to the Credit Agreement, the Obligors hereby jointly and severally agree with the Administrative Agent and Collateral Agent as follows:
Aurora — Intercompany Subordination Agreement

          SECTION 1 Definitions; Interpretation.
          (a) Terms Defined in Credit Agreement. All capitalized terms used in this Agreement which are defined in the Credit Agreement and not otherwise defined herein shall have the meanings assigned to such capitalized terms in the Credit Agreement.
          (b) Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
          “Additional Obligor” has the meaning set forth in Section 16 hereto.
          “Insolvency Event” has the meaning set forth in Section 3 hereto.
          “Obligors” means, collectively, the Borrower, the Guarantors and their Subsidiaries.
          “Senior Debt” means, collectively, the Obligations (as defined in the Credit Agreement) and the Guaranteed Obligations (as defined in the Credit Agreement).
          “Subordinated Debt” means, with respect to each Obligor, all Indebtedness of any other Obligor owing to such Obligor in respect of any and all loans or advances made by such Obligor to such other Obligor whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, including all fees and all other amounts payable by any other Obligor to such Obligor under or in connection with any documents or instruments related thereto.
          “Subordinated Debt Payment” means any payment or distribution by or on behalf of the Obligors, directly or indirectly, of assets of the Obligors of any kind or character, whether in cash, property, or securities, including on account of the purchase, redemption, or other acquisition of Subordinated Debt, as a result of any collection, sale, or other disposition of collateral, or by setoff, exchange, or in any other manner, for or on account of the Subordinated Debt.
          (c) Interpretation. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein”, “hereof”, “hereby” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Clauses, Exhibits, Schedules and Annexes shall be construed to refer to Sections, Subsections, and Clauses of, and Exhibits, Schedules and Annexes to, this Agreement unless otherwise
Aurora — Intercompany Subordination Agreement

specifically provided, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. References to statutes or regulations are to be construed as including all statutory and regulatory provisions consolidating, amending, or replacing the statute or regulation referred to. The captions and headings contained herein are for convenience of reference only and shall not affect the construction of this Agreement.
          SECTION 2 Subordination to Payment of Senior Debt. As to each Obligor, all payments on account of the Subordinated Debt shall be subject, subordinate, and junior, in right of payment and exercise of remedies, to the extent and in the manner set forth herein, until the Senior Debt shall have been paid in full (except for contingent indemnification obligations for which no claim has been made), in cash, and all Revolving Commitments, Swing Line Commitments and Letter of Credit Commitments (in each case, as defined in the Credit Agreement) shall have been terminated (hereinafter, payment and termination in such manner, “Paid in Full”).
          SECTION 3 Subordination Upon Certain Distributions of Assets of the Obligors. As to each Obligor, in the event of any payment or distribution of assets of any other Obligor of any kind or character, whether in cash, property, or securities, upon the dissolution, winding up, or total or partial liquidation or reorganization, readjustment, arrangement, or similar proceeding relating to such other Obligor or its property, except as otherwise expressly permitted in the Credit Agreement, whether voluntary or involuntary, or in an insolvency proceeding, or upon any other related marshaling or composition of the assets and liabilities of such other Obligor (such events, collectively, the “Insolvency Events”) and except as otherwise expressly permitted in the Credit Agreement (a) all amounts owing on account of the Senior Debt shall first be Paid in Full before any Subordinated Debt Payment is made; and (b) to the extent permitted by applicable law, any Subordinated Debt Payment to which such Obligor would be entitled except for the provisions hereof, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee for the benefit of creditors, or other liquidating agent making such payment or distribution, directly to the Collateral Agent (or its designee) for the benefit of the Agents and the Lenders for application to the payment of the Senior Debt in accordance with clause (a), after giving effect to any concurrent payment or distribution or provision therefor to the Administrative Agent, Collateral Agent or the Lenders in respect of such Senior Debt.
          SECTION 4 Payments on Subordinated Debt.
          (a) Permitted Payments. So long as no Event of Default shall have occurred and be continuing, each Obligor may make, and each other Obligor shall be entitled to accept and receive, payments on account of the Subordinated Debt to the extent not prohibited by the terms of the Credit Agreement.
          (b) No Payment Upon Senior Debt Defaults. Upon the occurrence of any Event of Default and the receipt of notice from the Administrative Agent, and until such Event of Default is cured or waived, no Obligor shall make, and no Obligor shall accept or receive, any Subordinated Debt Payment, unless otherwise expressly permitted by the Administrative Agent in its permitted discretion.
Aurora — Intercompany Subordination Agreement

          SECTION 5 Subordination of Remedies. As long as any Senior Debt shall remain outstanding, following the occurrence of any Event of Default and upon the receipt of notice by the Administrative Agent, and until such Event of Default is cured or waived, no Obligor shall, without the prior written consent of the Collateral Agent:
     (a) accelerate, make demand, or otherwise make due and payable prior to the original due date thereof any Subordinated Debt or bring suit or institute any other actions or proceedings to enforce such Obligor’s rights or interests in respect of the obligations owed to it by any other Obligor;
     (b) exercise any rights under or with respect to guaranties of the Subordinated Debt, if any;
     (c) exercise any rights to set-offs and counterclaims in respect of any indebtedness, liabilities, or obligations of such Obligor to any other Obligor against any of the Subordinated Debt; or
     (d) commence, or cause to be commenced, or join with any creditor other than the Agents and the Lenders, in commencing, any insolvency proceeding, or receivership proceeding against any other Obligor.
          SECTION 6 Payment Over to the Collateral Agent. In the event that, notwithstanding the provisions of Sections 3, 4 and 5, any Subordinated Debt Payments shall be received in contravention of any such Section 3, 4 or 5 by any Obligor before the date on which all Senior Debt is Paid in Full, each Subordinated Debt Payment shall be held for the benefit of the Agents and the Lenders and shall be paid over or delivered to the Collateral Agent (or its designee) for the benefit of the Agents and the Lenders for application to the payment of the Senior Debt in accordance with the terms of the Credit Agreement remaining unpaid to the extent necessary to give effect to such Sections 3, 4 and 5, after giving effect to any concurrent payments or distributions to the Agents or the Lenders in respect of the Senior Debt.
          SECTION 7 Authorization to Collateral Agent. If, while any Subordinated Debt is outstanding, any Insolvency Event shall occur and be continuing with respect to any Obligor or its property which is not otherwise expressly permitted by the Credit Agreement (a) the Collateral Agent hereby is irrevocably authorized and empowered (in the name of each Obligor or otherwise), but shall have no obligation, to demand, sue for, collect, and receive every payment or distribution in respect of the Subordinated Debt and give acquittance therefor and to file claims and proofs of claim and take such other action (including voting the Subordinated Debt) as the Collateral Agent may deem necessary or advisable for the exercise or enforcement of any of the rights or interests of the Agents or the Lenders; and (b) each Obligor shall promptly take such action as the Collateral Agent reasonably may request (i) to collect the Subordinated Debt for the account of the Agents or the Lenders and to file appropriate claims or proofs of claim in respect of the Subordinated Debt, (ii) to execute and deliver to the Collateral Agent such powers of attorney, assignments, and other instruments as it may reasonably request to enable the Collateral Agent to enforce any and all claims with respect to the Subordinated Debt, and (iii) to collect and receive any and all Subordinated Debt Payments.
Aurora — Intercompany Subordination Agreement

          SECTION 8 Certain Agreements of Each Obligor.
          (a) No Benefits. Each Obligor understands that there may be various agreements between the Agents and/or the Lenders and any other Obligor evidencing and governing the Senior Debt, and each Obligor acknowledges and agrees that, except as expressly stated therein, such agreements are not intended to confer any benefits on such Obligor and that, except as expressly stated therein, the Agents and the Lenders shall have no obligation to such Obligor or any other Person to exercise any rights, enforce any remedies, or take any actions which may be available to them under such agreements.
          (b) No Interference. Each Obligor acknowledges that each other Obligor has granted to the Collateral Agent, for the benefit of the Agents and the Lenders, a Lien on the Collateral of such Obligor, and agrees not to interfere with or in any manner oppose a disposition of any Collateral by the Collateral Agent, in accordance with applicable law and the terms of the applicable Credit Documents.
          (c) Reliance. Each Obligor acknowledges and agrees that the Agents and the Lenders will have relied upon and will continue to rely upon the subordination provisions provided for herein and the other provisions hereof in entering into the Credit Documents and making or issuing and maintaining the Loans and other financial accommodations thereunder.
          (d) Waivers. Except as provided under the Credit Agreement, each Obligor hereby waives, to the extent permitted by applicable law, any and all notice of the incurrence of the Senior Debt or any part thereof and any right to require marshaling of assets.
          (e) Obligations of Each Obligor Not Affected. All rights and interests of the Agents and the Lenders hereunder, and all agreements and obligations of the Obligors under this Agreement, shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of the Credit Agreement or any other agreement or instrument relating thereto; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Debt, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, including, without limitation, any increase in the Senior Debt resulting from the extension of additional credit to the Borrower or any of its subsidiaries or otherwise; (iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release, substitution or amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Debt; (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Debt, or any manner of sale or other disposition of any collateral for all or any of the Senior Debt or any other assets of the Borrower or any of its subsidiaries; (v) any change, restructuring or termination of the corporate structure or existence of the Borrower or any of its subsidiaries; or (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower or a subordinated creditor. The provisions of this Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Debt is rescinded or must otherwise be returned by the Administrative Agent, Collateral Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Company or otherwise, all as though such payment had not been made.
          (f) Rights of the Lenders and the Agents Not to Be Impaired. No right of any Agent or any Lender to enforce the subordination provided for herein or to exercise any other
Aurora — Intercompany Subordination Agreement

rights of such Person hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act by any Obligor, Lender or Agent hereunder or under or in connection with the other Credit Documents or by any noncompliance by any Obligor with the terms and provisions and covenants herein or in any other Credit Document, regardless of any knowledge thereof that any Agent or Lender may have or otherwise be charged with.
          (g) Financial Condition of the Obligors. Except as provided under the Credit Agreement, no Obligor shall have the right to require any Agent or any Lender to obtain or disclose any information with respect to (i) the financial condition or character of any other Obligor or the ability of any other Obligor to pay and perform Senior Debt; (ii) the Senior Debt; (iii) the Collateral or other security for any or all of the Senior Debt; (iv) the existence or nonexistence of any guarantees of, or any other subordination agreements with respect to, all or any part of the Senior Debt; (v) any action or inaction on the part of the Administrative Agent, Collateral Agent, or any Lender or any other Person; or (vi) any other matter, fact, or occurrence whatsoever.
          (h) Acquisition of Liens or Guaranties. Except to the extent permitted under the Credit Agreement, no Obligor shall, without the prior consent of the Collateral Agent, acquire any right or interest in or to any Collateral not owned by such Obligor or accept any guaranties for the Subordinated Debt.
          SECTION 9 Subrogation.
          (a) Subrogation. Until the Senior Debt has been Paid in Full, no Obligor shall directly or indirectly exercise any rights that such Obligor may acquire by way of subrogation under this Agreement, by any payment or distribution to any Agent or any Lender hereunder or otherwise. Upon the date on which all Senior Debt has been Paid in Full, each Obligor may exercise its rights of subrogation to the rights of the Agents and the Lenders to receive payments or distributions applicable to the Senior Debt until the Subordinated Debt shall be paid in full. For the purposes of the foregoing subrogation, no payments or distributions to any Agent or any Lender of any cash, property, or securities to which any Obligor would be entitled except for the provisions of Section 3, 4, or 5 shall, as among such Obligor, its creditors (other than the Agents and the Lenders) and any other Obligor, be deemed to be a payment by any other Obligor to or on account of the Senior Debt.
          (b) Payments Over to the Obligors. If any payment or distribution to which any Obligor would otherwise have been entitled but for the provisions of Section 3, 4, or 5 shall have been applied pursuant to the provisions of Section 3, 4, or 5 to the payment of all amounts payable under the Senior Debt in accordance with the terms therein, such Obligor shall be entitled to receive from the Agents or the Lenders any payments or distributions received by the Agents or the Lenders in excess of the amount sufficient to cause the Senior Debt to be Paid in Full. If any such excess payment is made to the Agents or the Lenders, the Agents or the Lenders, as the case may be, shall promptly remit such excess to such Obligor and until so remitted shall hold such excess payment for the benefit of such Obligor.
Aurora — Intercompany Subordination Agreement

          SECTION 10 Continuing Agreement; Reinstatement.
          (a) Continuing Agreement. This Agreement is a continuing agreement of subordination and shall continue in effect and be binding upon each Obligor until the date on which the Senior Debt has been Paid in Full. The subordinations, agreements, and priorities set forth herein shall remain in full force and effect regardless of whether any party hereto in the future seeks to rescind, amend, terminate, or reform, by litigation or otherwise, its respective agreements with any other Obligor.
          (b) Reinstatement. This Agreement shall continue to be effective or shall be reinstated, as the case may be, if, for any reason, any payment of the Senior Debt by or on behalf of any Obligor shall be rescinded or must otherwise be restored by the Administrative Agent, whether as a result of an Insolvency Event or otherwise; provided that the reinstatement shall be only to the extent of such payment.
          SECTION 11 Transfer of Subordinated Debt. Except to the extent otherwise permitted by the Credit Documents, no Obligor may assign or transfer its rights and obligations in respect of the Subordinated Debt without the prior written consent of the Collateral Agent, and any such assignment without the Collateral Agent’s prior written consent shall be null and void. Any such transferee or assignee, as a condition to acquiring an interest in the Subordinated Debt shall agree to be bound hereby, in form reasonably satisfactory to the Collateral Agent.
          SECTION 12 Obligations of the Obligors Not Affected. The provisions of this Agreement are intended solely for the purpose of defining the relative rights of each Obligor against the other Obligors, on the one hand, and of the Agents and the Lenders against the Obligors, on the other hand. Nothing contained in this Agreement shall (a) impair, as between each Obligor and the other Obligors, the obligation of each other Obligor to pay its respective obligations with respect to the Subordinated Debt as and when the same shall become due and payable, or (b) otherwise affect the relative rights of each Obligor against the other Obligors, on the one hand, and of the creditors (other than the Agents and the Lenders) of the other Obligors against the other Obligors, on the other hand.
          SECTION 13 Endorsement of Obligor Documents; Further Assurances and Additional Acts.
          (a) Endorsement of Obligor Documents. At the reasonable request of the Collateral Agent, all documents and instruments evidencing any of the Subordinated Debt, if any, shall be endorsed with a legend in form and substance reasonably satisfactory to the Collateral Agent noting that such documents and instruments are subject to the terms and conditions of this Agreement, and each Obligor shall promptly deliver to the Collateral Agent evidence of the same.
          (b) Further Assurances and Additional Acts. Each Obligor shall execute, acknowledge, deliver, file, notarize, and register at its own expense all such further agreements, instruments, certificates, financing statements, documents, and assurances, and perform such acts as the Collateral Agent reasonably shall deem necessary to effectuate the purposes of this
Aurora — Intercompany Subordination Agreement

Agreement, and promptly provide the Collateral Agent with evidence of the foregoing reasonably satisfactory in form and substance to the Collateral Agent.
          SECTION 14 Miscellaneous.
          (a) Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing and shall be mailed, telecopied, or otherwise delivered in accordance with the notice provisions contained in the Credit Agreement.
          (b) No Waiver; Cumulative Remedies. No failure on the part of any Agent or any Lender to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any other Credit Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Agents and the Lenders.
          (c) Survival. All covenants, agreements, representations and warranties made in this Agreement shall, except to the extent otherwise provided herein, survive the execution and delivery of this Agreement, and shall continue in full force and effect until the Senior Debt has been Paid in Full.
          (d) Benefits of Agreement. This Agreement is entered into for the sole protection and benefit of the parties hereto, the Agents and the Lenders and their respective permitted successors and assigns, and no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement.
          (e) Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by each Obligor, each Lender and each Agent and their respective permitted successors and assigns except that no Obligor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Collateral Agent.
          (f) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.
          (g) CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH PARTY HERETO, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (i) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (ii) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (iii) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH
Aurora — Intercompany Subordination Agreement

PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE OBLIGOR AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 OF THE CREDIT AGREEMENT IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE OBLIGOR IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (iv) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY OBLIGOR IN THE COURTS OF ANY OTHER JURISDICTION. EACH OBLIGOR HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY OBLIGOR IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.
          (h) Entire Agreement. This Agreement constitutes the entire agreement of each of the Obligors with respect to the matters set forth herein and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
          (i) Amendments and Waivers. No amendment or waiver of any provision of this Agreement and no consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and signed by each of the Obligors and the Collateral Agent. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
          (j) Conflicts. In case of any conflict or inconsistency between any terms of this Agreement, on the one hand, and any documents or instruments in respect of the Subordinated Debt, on the other hand, the terms of this Agreement shall control.
          (k) Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
          (l) Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by facsimile, Adobe PDF file or other electronic transmission shall be equally effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile Adobe PDF file or other electronic transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.
Aurora — Intercompany Subordination Agreement

          (m) Termination of Agreement. Subject to Section 10(b) hereof, upon the date on which the Senior Debt shall have been Paid in Full, this Agreement shall automatically terminate and the Collateral Agent, on behalf of the Agents and the Lenders, shall, at the Obligors’ expense, promptly execute and deliver to Obligors or otherwise authorize the filing of such documents as Obligors shall reasonably request, including financing statement amendments to evidence such termination.
          SECTION 15 Additional Obligors. The initial Obligors hereunder shall be such of the Obligors as are signatories hereto as of the date hereof. From time to time subsequent to the date hereof, additional Obligors, as required by the Credit Agreement or the other Credit Documents, may become parties hereto, as additional Obligors (each, an “Additional Obligor”), by executing and delivering a counterpart of this Agreement. Upon delivery of any such counterpart to the Collateral Agent, notice of which is hereby waived (to the extent permitted by applicable law) by each Obligor, such Additional Obligor shall be an Obligor and shall be as fully a party hereto as if such Additional Obligor were an original signatory hereof. Each Obligor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Obligor hereunder. This Agreement shall be fully effective as to any Obligor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be an Obligor hereunder.
[SIGNATURE PAGES FOLLOW]
Aurora — Intercompany Subordination Agreement

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.
OBLIGORS:

AURORA DIAGNOSTICS, LLC
AURORA DIAGNOSTICS HOLDINGS, LLC
HARDMAN PATHOLOGY ADX, LLC
AURORA MICHIGAN, LLC
AURORA NEW HAMPSHIRE, LLC
LABORATORY OF DEMATOPATHOLOGY ADX, LLC
CUNNINGHAM PATHOLOGY, L.L.C.
C R COLLECTIONS, LLC
SEACOAST PATHOLOGY, INC.
MARK & KAMBOUR, LLC
AURORA GREENSBORO, LLC
GREENSBORO PATHOLOGY, LLC
COVENANT HEALTHCARE LAB, LLC
AURORA LMC, LLC
TWIN CITIES DERMATOPATHOLOGY, LLC
AURORA MASSACHUSETTS, LLC
PATHOLOGY SOLUTIONS, LLC
BERNHARDT LABORATORIES, INC.
MARK & KAMBOUR HOLDINGS, INC.

By:	/s/ Gregory A. Marsh
Name: Gregory A. Marsh
Title: Vice President, Chief Financial Officer & Treasurer

[Signature Page]	Aurora — Intercompany Subordination Agreement

Acknowledged and agreed:
BARCLAYS BANK PLC, as
Administrative Agent and Collateral Agent

By:	/s/ Diane Rolfe
Name: Diane Rolfe
Title: Director

[Signature Page]	Aurora — Intercompany Subordination Agreement